     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 28, 2002



                                                      REGISTRATION NO. 333-76488

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ---------------------


                                AMENDMENT NO. 1


                                       TO

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ---------------------

                            D&E COMMUNICATIONS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           PENNSYLVANIA                           4813                            23-2837108
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                              124 EAST MAIN STREET
                                  P.O. BOX 458
                        EPHRATA, PENNSYLVANIA 17522-0458
                                 (717) 733-4101
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                ANNE B. SWEIGART
                             CHAIRMAN AND PRESIDENT
                            D&E COMMUNICATIONS, INC.
                              124 EAST MAIN STREET
                                  P.O. BOX 458
                        EPHRATA, PENNSYLVANIA 17522-0458
                                 (717) 733-4101
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                                   COPIES TO:

                  TIMOTHY MAXWELL                                    JOHN S. HIBSCHMAN
                RICHARD B. ALDRIDGE                                  PAUL G. MATTAINI
            MORGAN, LEWIS & BOCKIUS LLP                     BARLEY, SNYDER, SENFT & COHEN, LLC
                1701 MARKET STREET                                 501 WASHINGTON STREET
       PHILADELPHIA, PENNSYLVANIA 19103-2921                    READING, PENNSYLVANIA 19603
                  (215) 963-5000                                      (610) 376-6651

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ------
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ] ------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

[D AND E COMMUNICATIONS LOGO][CONESTOGA ENTERPRISES, INC. LOGO]

                 PROPOSED MERGER -- YOUR VOTE IS VERY IMPORTANT

    The boards of directors of D&E Communications, Inc. and Conestoga Enterprises, Inc. have approved a merger agreement under which D&E Communications will acquire Conestoga. We are convinced that this transaction will enable us to advance our strategic goals and enhance our market position as a regional integrated communications services provider more quickly than either D&E Communications or Conestoga could have on its own.

    Under the terms of the merger agreement, Conestoga shareholders will have the opportunity to elect to receive in the merger, for each share of Conestoga common stock that he or she owns, either: cash, shares of D&E Communications common stock, or a combination of cash and D&E Communications common stock, intended, in each case, to have a value of $33.00 per Conestoga share. As we more fully explain beginning on page 3 in the "Summary" and elsewhere in this document, Conestoga shareholders may receive merger consideration with a per share value of more or less than $33.00 and may receive more or less cash or stock than they elect.

    While the receipt of cash in the merger will be taxable in all circumstances, we have attempted to structure the transaction to enable Conestoga shareholders to avoid having to recognize taxable gain or loss in connection with the receipt of shares of D&E Communications common stock in the merger. Nonetheless, subject to certain assumptions that are more fully explained on page 3 in the "Summary" and elsewhere in this document, the receipt of shares of D&E Communications common stock will be fully taxable to Conestoga shareholders if D&E Communications' stock price is less than $10.68 on the trading day prior to closing.


    Depending on the election made by Conestoga shareholders and on the volume weighted average per share sales price of D&E Communications common stock, upon completion of the merger the former Conestoga shareholders will own between 41.9% and 56.2% of the combined company and former D&E Communications shareholders will own between 58.1% and 43.8% of the combined company.


    We have each scheduled a meeting of our shareholders to vote on the merger proposal. Conestoga will hold a special meeting of its shareholders to vote on a proposal to approve and adopt the merger agreement. D&E Communications' shareholders will vote on the issuance of up to 9,467,068 shares of D&E Communications common stock in connection with the merger at the D&E Communications annual meeting of shareholders.

    YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend your shareholders' meeting, please take the time to vote by completing and mailing the enclosed proxy card in accordance with the instructions on the proxy card. We cannot complete the merger unless the Conestoga shareholders approve and adopt the merger agreement and the D&E Communications shareholders approve the issuance of the D&E Communications common stock in connection with the merger.
    The dates, times and places of the meetings are as follows:

   FOR D&E COMMUNICATIONS, INC. SHAREHOLDERS:         FOR CONESTOGA ENTERPRISES, INC. SHAREHOLDERS:
               , 2002 AT       , LOCAL TIME                   , 2002 AT       , LOCAL TIME
                    [ADDRESS]                                           [ADDRESS]


    Conestoga's and D&E Communications' common stock are each listed on the Nasdaq National Market under the symbols "CENI" and "DECC," respectively. The closing prices of D&E Communications' common stock and Conestoga's common stock
on              , 2002 were $         , and $         , respectively.


    This document provides you with detailed information about these meetings and the proposed merger. You also can obtain information about our companies from publicly available documents filed with the Securities and Exchange Commission. WE ENCOURAGE YOU TO READ THIS ENTIRE DOCUMENT, INCLUDING ALL ITS ANNEXES, CAREFULLY AND THOUGHTFULLY AND WE ESPECIALLY ENCOURAGE YOU TO READ THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 19.

    We strongly support this combination of our companies and join with the members of our boards of directors in enthusiastically recommending that you vote in favor of the merger.


             [Anne B. Sweigart Signature]
                                                                         [John R. Bentz Signature]
                   Anne B. Sweigart                                            John R. Bentz
          Chairman of the Board and President                              Chairman of the Board
               D&E Communications, Inc.                                 Conestoga Enterprises, Inc.

   NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THIS DOCUMENT OR THESE SECURITIES OR DETERMINED IF THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This joint proxy statement/prospectus is dated                and we will
first mail it on or about                .


This document incorporates important business and financial information about Conestoga and D&E Communications that is not included in or delivered with this document. This information is available without charge to shareholders upon written or oral request at the applicable company's address and telephone number listed on pages 117 through 118. To obtain timely delivery, shareholders must
request the information no later than                , 2002.

[CONESTOGA LOGO]

                          CONESTOGA ENTERPRISES, INC.
                             202 EAST FIRST STREET
                         BIRDSBORO, PENNSYLVANIA 19508
                             ---------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                        TO BE HELD ______________, 2002

                             ---------------------

     A special meeting of shareholders of Conestoga Enterprises, Inc. will be
held at                , local time, on           ,                     , 2002
at [address], for the following purposes:

     (1) To consider and vote upon a proposal to approve and adopt the amended and restated agreement and plan of merger entered into by Conestoga, D&E Communications, Inc. and D&E Acquisition Corp., a wholly-owned subsidiary of D&E Communications, dated as of January 9, 2002; and

     (2) To consider such other business as may properly come before the special meeting, or any adjournments or postponements of the special meeting.

     THE BOARD OF DIRECTORS OF CONESTOGA HAS CAREFULLY CONSIDERED THE TERMS OF THE MERGER AGREEMENT AND BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF CONESTOGA AND ITS SHAREHOLDERS. THE BOARD OF DIRECTORS OF CONESTOGA HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     The board of directors of Conestoga has fixed the close of business on as the record date for the determination of shareholders entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of the special meeting. Only shareholders of record at the close of business on the record date are entitled to notice of and to vote at the special meeting.

                                          By Order of the Board of Directors,

                                          [Kenneth A. Benner Signature]
                                          Kenneth A. Benner, Corporate Secretary

          , 2002

            YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN, DATE AND
                  RETURN THE ENCLOSED PROXY CARD IMMEDIATELY.

     You are cordially invited to attend the special meeting in person. Even if you plan to be present, you are urged to mark, date, sign and return the enclosed proxy card at your earliest convenience in the envelope provided, which requires no postage if mailed in the United States. If you attend the special meeting, you may vote either in person or by your proxy. You may revoke your proxy at any time before the vote is taken by delivering to the Secretary a written revocation or a proxy card with a later date or by voting your shares in person at the special meeting.

       PLEASE DO NOT SEND ANY CONESTOGA STOCK CERTIFICATES AT THIS TIME.

                                                       [D&E COMMUNICATIONS LOGO]
                            D&E COMMUNICATIONS, INC.
                              124 EAST MAIN STREET
                          EPHRATA, PENNSYLVANIA 17522
                             ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


                        TO BE HELD ______________, 2002

                             ---------------------

     The annual meeting of shareholders of D&E Communications, Inc. will be held
at                , local time, on           ,                     , 2002 at
[address], for the following purposes:



     (1) To approve the issuance of shares of D&E Communications common stock to Conestoga Enterprises, Inc. shareholders under the amended and restated merger agreement entered into by D&E Communications, D&E Acquisition Corp., a wholly-owned subsidiary of D&E Communications, and Conestoga, dated as of January 9, 2002;



     (2)To elect three Class A directors, each for a three-year term expiring in 2005, or until the election and qualification of his successor;



     (3)To ratify the board of directors' selection of PricewaterhouseCoopers LLP as D&E Communications' independent accountants for 2002; and



     (4) To consider such other business as may properly come before the meeting, or any adjournments or postponements of the meeting.



     THE D&E COMMUNICATIONS BOARD OF DIRECTORS HAS CAREFULLY CONSIDERED THE TERMS OF THE MERGER AGREEMENT AND BELIEVES THAT THE PROPOSED MERGER IS IN THE BEST INTERESTS OF D&E COMMUNICATIONS AND ITS SHAREHOLDERS. THE D&E COMMUNICATIONS BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE SHARE ISSUANCE, "FOR" EACH OF THE THREE NOMINEES FOR DIRECTOR AND "FOR" THE RATIFICATION OF THE BOARD OF DIRECTOR'S SELECTION OF PRICEWATERHOUSECOOPERS LLP AS D&E COMMUNICATIONS' INDEPENDENT ACCOUNTANTS FOR 2002.



     The board of directors of D&E Communications has fixed the close of
business on           as the record date for the determination of shareholders
entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement of the annual meeting. Only shareholders of record at the close of business on the record date are entitled to notice of and to vote at the annual meeting.


                                          By Order of the Board of Directors,

                                          [W. Garth Sprecher Signature]
                                          W. Garth Sprecher, Corporate Secretary

          , 2002

            YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN, DATE AND
                  RETURN THE ENCLOSED PROXY CARD IMMEDIATELY.


     You are cordially invited to attend the annual meeting in person. Even if you plan to be present, you are urged to mark, date, sign and return the enclosed proxy card at your earliest convenience in the envelope provided, which requires no postage if mailed in the United States. If you attend the annual meeting, you may vote either in person or by your proxy card. You may revoke your proxy at any time before the vote is taken by delivering to the Secretary a written revocation or a proxy card with a later date or by voting your shares in person at the annual meeting.

     To find any one of the principal sections identified below, simply bend the document slightly to expose the black tabs and open the document to the tab that corresponds to the title of the section you wish to read.



                                                         TABLE OF CONTENTS


                                    QUESTIONS AND ANSWERS ABOUT THE MERGER


                                                                   SUMMARY


                         HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL DATA


                                                COMPARATIVE PER SHARE DATA


                                                              RISK FACTORS


                                                FORWARD-LOOKING STATEMENTS


                                                              THE MEETINGS


                                                                THE MERGER


                                                      THE MERGER AGREEMENT


              UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION


                                    MARKET PRICES AND DIVIDEND INFORMATION


                                        COMPARISON OF SHAREHOLDERS' RIGHTS


                                                  DESCRIPTION OF CONESTOGA


                                         DESCRIPTION OF D&E COMMUNICATIONS


                               ELECTION OF DIRECTORS OF D&E COMMUNICATIONS


                RATIFICATION OF D&E COMMUNICATIONS INDEPENDENT ACCOUNTANTS


                                                                   ANNEXES

                         PAGE INTENTIONALLY LEFT BLANK

                               TABLE OF CONTENTS


QUESTIONS AND ANSWERS ABOUT THE MERGER......................    1
SUMMARY.....................................................    3
HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL DATA...........   11
  Selected Historical Consolidated Financial and Operating
     Data of D&E Communications, Inc........................   11
  Selected Historical Consolidated Financial and Operating
     Data of Conestoga Enterprises, Inc.....................   13
  Summary Unaudited Pro Forma Financial Data................   15
COMPARATIVE PER SHARE DATA..................................   17
RISK FACTORS................................................   19
FORWARD-LOOKING STATEMENTS..................................   25
THE SHAREHOLDERS' MEETINGS..................................   27
  Times, Dates and Places...................................   27
  Purpose of the Shareholders' Meetings.....................   27
  Record Date; Voting Rights; Votes Required for Approval...   27
  Voting Agreement and Shares Beneficially Owned by
     Directors and Executive Officers.......................   28
  Proxies...................................................   29
  Revocation of Proxies.....................................   30
  Solicitation of Proxies...................................   30
THE MERGER..................................................   31
  Background and Negotiation of the Merger..................   31
  Conestoga's Reasons for the Merger; Recommendation of the
     Conestoga Board of Directors...........................   37
  D&E Communications' Reasons for the Merger; Recommendation
     of the D&E Communications Board of Directors...........   40
  Opinion of Conestoga's Financial Advisor..................   42
  Opinion of D&E Communications' Financial Advisor..........   46
  Interests of Certain Persons in the Merger................   53
  Conestoga Voting Agreements...............................   55
  D&E Communications Voting Agreements......................   55
  Material Federal Income Tax Consequences..................   56
  Accounting Treatment......................................   60
  Regulatory Filings and Approvals Required to Complete the
     Merger.................................................   61
  No Conestoga Shareholder Dissenters' Rights...............   61
  Federal Securities Law Consequences; Resale
     Restrictions...........................................   61
THE MERGER AGREEMENT........................................   63
  The Merger................................................   63
  Procedures for Shareholder Elections......................   63
  Shareholder Elections.....................................   64
  Merger Consideration Analysis.............................   66
  Proration Adjustment......................................   67
  Exchange of Certificates..................................   68
  Treatment of Conestoga Stock Options......................   69
  Representations and Warranties............................   69
  Covenants and Agreements as to Certain Matters............   70
  No Solicitation...........................................   72
  Indemnification and Insurance.............................   73

  Employees.................................................................................................         73
  Shareholders' Meetings....................................................................................         74
  Tax Matters...............................................................................................         75
  Sale of Conestoga's Wireless Operations...................................................................         75
  Certain Other Agreements..................................................................................         75
  Conditions to the Merger..................................................................................         76
  Termination of the Merger Agreement.......................................................................         77
  Effect of Termination.....................................................................................         78
  Amendments................................................................................................         78
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION................................................         79
MARKET PRICES AND DIVIDEND INFORMATION......................................................................         89
COMPARISON OF SHAREHOLDERS' RIGHTS..........................................................................         91
  Authorized Capital........................................................................................         91
  Annual Meetings of Shareholders...........................................................................         91
  Special Meetings of Shareholders..........................................................................         91
  Cumulative Voting.........................................................................................         91
  Advance Notice of Nomination of Directors.................................................................         91
  Number of Directors.......................................................................................         92
  Director Qualifications...................................................................................         92
  Removal of Directors......................................................................................         92
  Anti-Takeover Provisions..................................................................................         92
  Amendment of Bylaws.......................................................................................         94
  Amendment of Articles.....................................................................................         94
DESCRIPTION OF CONESTOGA....................................................................................         97
DESCRIPTION OF D&E COMMUNICATIONS...........................................................................         99
ELECTION OF DIRECTORS OF D&E COMMUNICATIONS.................................................................        101
  Committees and Meetings...................................................................................        103
  Compensation of Directors.................................................................................        104
  Requirements for Advance Notification of Nominations......................................................        104
  Security Ownership of Officers, Directors and Principal Shareholders......................................        104
  Executive Compensation of D&E Communications..............................................................        106
  Pension Plan Table........................................................................................        107
  Compensation Committee Interlocks and Insider Participation...............................................        108
  Report of the Compensation Committee of the D&E Communications Board of Directors.........................        108
  Report of the Audit Committee of the D&E Communications Board of Directors................................        110
  Certain Relationships and Related Transactions............................................................        110
RATIFICATION OF D&E COMMUNICATIONS INDEPENDENT ACCOUNTANTS..................................................        113
  Audit Fees................................................................................................        113
  Performance Graph.........................................................................................        114
  Section 16(a) Beneficial Ownership Reporting Compliance...................................................        114
LEGAL MATTERS...............................................................................................        115


EXPERTS.....................................................  115
  Conestoga.................................................  115
  D&E Communications........................................  115
SUBMISSION OF FUTURE SHAREHOLDER PROPOSALS..................  115
  Conestoga.................................................  115
  D&E Communications........................................  116
WHERE YOU CAN FIND MORE INFORMATION.........................  116
  Conestoga.................................................  116
  D&E Communications........................................  117


Amended and Restated Agreement and Plan of Merger dated as
  of January 9, 2002 by and among D&E Communications, Inc.,
  D&E Acquisition Corp. and Conestoga Enterprises, Inc......  Annex A
Opinion of Legg Mason Wood Walker, Incorporated dated
  November 19, 2001.........................................  Annex B
Opinion of Jefferies & Company, Inc. dated November 21,
  2001......................................................  Annex C

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:  WHAT WILL I BE VOTING ON AT THE SHAREHOLDERS' MEETING?


A: If you are a Conestoga shareholder, you will be voting on a merger transaction in which D&E Communications will acquire Conestoga. If you are a D&E Communications shareholder, you will be voting on a proposal to issue shares of D&E Communications common stock to Conestoga shareholders in the merger transaction, the election of three directors and the ratification of the board of directors' selection of accountants for 2002.


Q:  WHAT WILL HAPPEN IN THE MERGER?

A: In the merger, a subsidiary of D&E Communications will merge with Conestoga and the resulting company will be a wholly owned subsidiary of D&E Communications.


Q:  WHEN AND WHERE WILL THE SHAREHOLDERS' MEETINGS BE HELD?



A:  The Conestoga special shareholders' meeting is scheduled to take place at
                   , Eastern Standard Time, on                at
    and the D&E Communications annual meeting of shareholders is scheduled to
    take place at                , Eastern Standard Time, on                at
                   .


Q:  WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?


A: We expect to complete the merger as quickly as possible once all the conditions to the merger, including obtaining the approvals of our shareholders at the shareholders' meetings, are fulfilled. Fulfilling some of these conditions, such as receiving certain governmental clearances or approvals, is not entirely within our control. We currently expect to complete the merger in the second quarter of 2002.


Q:  WHAT DO I NEED TO DO NOW?


A: After carefully reading and considering the information contained in this joint proxy statement/prospectus, please complete and sign the Conestoga or D&E Communications proxy card, as the case may be, and return it in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting of Conestoga shareholders or the annual meeting of D&E Communications shareholders, as the case may be.


Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: You should contact your broker. Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker to vote your shares.

Q:  CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY PROXY?


A: Yes. You can change your vote at any time before your proxy is voted at the special meeting of Conestoga shareholders or the annual meeting of D&E Communications shareholders, as the case may be. You can do this in one of three ways:


     1) send a written notice to the corporate secretary stating that you would like to revoke your proxy;

     2) complete and submit to the corporate secretary a new proxy with a later date; or


     3) attend the special meeting of Conestoga shareholders or the annual meeting of D&E Communications shareholders, as the case may be, and vote in person. Simply attending the meeting, however, will not cause your vote to be changed unless you vote at the meeting.


    If you choose option 1) or 2) you must submit the notice of revocation or the new proxy to Conestoga or D&E Communications, as the case may be, at the applicable address on page 2. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q:  WHAT WILL CONESTOGA SHAREHOLDERS RECEIVE AS A RESULT OF THE MERGER?

A: As described in the following "Summary" and elsewhere in this document, if you are a Conestoga shareholder, in exchange for your shares of Conestoga common stock, you will be entitled to elect to receive merger consideration in the form of cash, shares of D&E Communications common stock, or a combination of cash and D&E Communications common stock. The actual form of merger consideration you receive will depend on your election and, in some circumstances, on the elections made by other Conestoga shareholders.


Q: HOW DO CONESTOGA SHAREHOLDERS ELECT THE FORM OF MERGER CONSIDERATION THEY WISH TO RECEIVE?


A: If you are a Conestoga shareholder, you will receive an election form/letter of transmittal along with this document, which you should complete and return according to the instructions printed on the form. Promptly after we close the merger, D&E Communications will issue a press release and send notice to Conestoga shareholders regarding the exchange ratio and the election deadline by which Conestoga shareholders must choose the form of merger consideration they wish to receive. The election form/letter of transmittal, together with the stock certificates representing your shares of Conestoga common stock, should be sent to the exchange agent, StockTrans, Inc., before the election deadline, which will be ten days after the effective time of the merger.


Q:  SHOULD SHAREHOLDERS SEND IN THEIR STOCK CERTIFICATES WITH THEIR PROXY CARD?


A: No. Conestoga shareholders should submit their proxy cards and stock certificates separately. Conestoga shareholders should mail their stock certificates along with their election form/letter of transmittal to the exchange agent, StockTrans, Inc., before the election deadline in accordance with the instructions printed on the form. D&E Communications shareholders should not tender their stock certificates.



Q: WHAT IF I DO NOT COMPLETE AND RETURN THE ELECTION FORM/LETTER OF TRANSMITTAL BEFORE THE ELECTION DEADLINE?


A: If you are a Conestoga shareholder and you do not submit a properly completed election form prior to the election deadline, you will receive cash consideration in exchange for 55% of your shares of Conestoga common stock and D&E Communications common stock consideration in exchange for 45% of your shares of Conestoga common stock upon surrender of Conestoga common stock certificates. After the election deadline, you will be sent a letter of transmittal with instructions on how to exchange your Conestoga common stock certificates for the merger consideration.

Q:  WHO CAN HELP ANSWER MY QUESTIONS?

A: If you are a Conestoga shareholder and have any questions about the merger or if you need additional copies of this document, the enclosed proxy card or the election form/letter of transmittal, you should contact:

     Conestoga Enterprises, Inc.
     202 East First Street
     Birdsboro, Pennsylvania 19508
     Attn.: Albert H. Kramer
     Telephone: (610) 582-6201

    If you are a D&E Communications shareholder and have any questions about the merger or if you need additional copies of this document or the enclosed proxy card, you should contact:

     D&E Communications, Inc.
     124 East Main Street
     Ephrata, Pennsylvania 17522-0458
     Attn.: W. Garth Sprecher
     Telephone: (717) 733-4101

                                    SUMMARY


     This summary highlights selected information from this document and may not contain all of the information that is important to you. You should carefully read this entire document and the other documents to which this document refers you to fully understand the merger and the other matters being submitted to shareholders. See "Where You Can Find More Information" on page 116. Each item in this summary refers to the page where that subject is discussed more fully.



THE COMPANIES (SEE PAGES 99 THROUGH 100 FOR D&E COMMUNICATIONS AND PAGES 97 THROUGH 98 FOR CONESTOGA)


D&E COMMUNICATIONS, INC.
124 East Main Street
Ephrata, Pennsylvania 17522-0458
(717) 733-4101


     D&E Communications is an integrated communications provider based in Lancaster County, Pennsylvania. Through its subsidiaries and affiliated companies, D&E Communications offers both local and long distance service, wireless personal communications services, Internet service, including high-speed digital subscriber line and dial-up services and high-speed data transmission, voice, data and video equipment, and systems integration services. D&E Communications, through its subsidiary D&E Wireless, Inc., has agreed to sell to affiliates of VoiceStream Wireless Corporation its 50% interest in the PCS ONE joint venture that provides wireless telecommunications services in south central Pennsylvania.


     D&E Communications' common stock is quoted on the Nasdaq National Market under the symbol "DECC."

CONESTOGA ENTERPRISES, INC.
202 East First Street
Birdsboro, Pennsylvania 19508
(610) 582-6201

     Conestoga Enterprises, Inc. is an integrated communications provider serving southeastern and central Pennsylvania based in Berks County, Pennsylvania. Through its subsidiaries, Conestoga offers both local and long distance service, wireless personal communications services, Internet service, including high-speed digital subscriber line and dial-up services and high-speed data transmission, voice, data and video equipment, and systems integration services. The merger agreement requires Conestoga and D&E Communications to pursue a sale of Conestoga's wireless personal communications services business.


     Conestoga's common stock is quoted on the Nasdaq National Market under the symbol "CENI."



THE SHAREHOLDERS' MEETINGS (SEE PAGES 27 THROUGH 30)


Conestoga Shareholders

     The Conestoga special meeting of shareholders will be held                ,
Eastern Standard Time, on           at                . At the Conestoga special
meeting, you will be asked to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger.

D&E Communications Shareholders


     The D&E Communications annual meeting of shareholders will be held
          , Eastern Standard Time, on                at           . At the D&E
Communications annual meeting, you will be asked to approve the issuance of D&E Communications common stock to Conestoga shareholders in connection with the merger, the election of three directors and the ratification of the board of directors' selection of accountants for 2002.



RECORD DATE; VOTE REQUIRED (SEE PAGES 27 THROUGH 28)


Conestoga Shareholders


     You can vote at the Conestoga special meeting if you owned Conestoga common
stock at the close of business on                . On that date, there were
       shares of Conestoga common stock outstanding and entitled to vote. You can cast one vote for each share of Conestoga common stock you owned on that date. Approval and adoption of the merger agreement requires the affirmative vote of a majority of the votes cast at the special meeting where a quorum exists. A quorum will exist if a majority of all votes entitled to be cast on the merger proposal are present at the special meeting, either in person or by proxy.

D&E Communications Shareholders


     You can vote at the D&E Communications annual meeting if you owned D&E
Communications common stock at the close of business on             . On that
date, there were   shares of D&E Communications common stock outstanding and
entitled to vote. You can cast one vote for each share of D&E Communications common stock you owned on that date. Approval of the share issuance requires the affirmative vote of a majority of the votes cast at the annual meeting where a quorum exists. A quorum will exist if a majority of all votes entitled to be cast on the share issuance proposed are present at the annual meeting, either in person or by proxy.



THE MERGER (SEE PAGES 31 THROUGH 61)


THE MERGER AGREEMENT IS ATTACHED AS ANNEX A TO THIS DOCUMENT. PLEASE CAREFULLY READ THE MERGER AGREEMENT. THE MERGER AGREEMENT IS THE LEGAL DOCUMENT THAT GOVERNS THE MERGER.


What Conestoga Shareholders will Receive in the Merger (See page 63)


     Conestoga shareholders will receive for their shares of Conestoga common stock


     - $33 in cash for each share of Conestoga common stock, or



     - a number of shares of D&E Communications common stock (the exchange ratio) for each share of Conestoga common stock designed to provide Conestoga shareholders with D&E Communications shares having a value of $33, subject to adjustment as noted below, or



     - a combination of cash (for 55% of such Conestoga shares) and a number of shares of D&E Communications common stock (for 45% of such Conestoga shares) determined by reference to the exchange ratio designed to provide Conestoga shareholders $33 of value for each share of Conestoga common stock.


depending on the election made by them and by other Conestoga shareholders, as well as the application of proration provisions, described below.


     Conestoga shareholders electing to receive a combination of cash (for 55% of their shares) and shares of D&E Communications common stock (for 45% of their shares), will receive cash and stock in accordance with their elections.



     We will determine the exact exchange ratio by dividing $33.00 by the volume weighted average of sales prices for a share of D&E Communications common stock as reported on the Nasdaq National Market System over the twenty trading days, during which trading in D&E Communications common stock occurred, immediately preceding the second business day before we complete the merger. The exchange ratio, however, will be fixed at 1.4348 if the volume weighted average per share sales price of D&E Communications shares over this period is equal to or greater than $23.00, and at 2.5385 if the volume weighted average per share sales price over this period is equal to or less than $13.00.

     The following table illustrates certain aspects of the total value of merger consideration to be received by Conestoga shareholders under each election that they may make based on a range of potential per share prices of D&E Communications common stock.



                           VALUE OF CONSIDERATION RECEIVED PER SHARE OF CONESTOGA STOCK HELD
           --------------------------------------------------------------------------------------------------
            55% CASH/45% STOCK ELECTION           100% STOCK ELECTION                100% CASH ELECTION
           -----------------------------   ---------------------------------   ------------------------------
  D&E                                           TOTAL          TOTAL VALUE        TOTAL         TOTAL VALUE
 SHARE      TOTAL    AMOUNT    VALUE OF      VALUE WITH         WITH FULL       VALUE WITH       WITH FULL
PRICE(1)    VALUE    OF CASH   STOCK(3)    NO PRORATION(3)   PRORATION(3)(4)   NO PRORATION   PRORATION(3)(5)
--------   -------   -------   ---------   ---------------   ---------------   ------------   ---------------
$25.00..   $34.29    $18.15     $16.14         $35.87            $35.28           $33.00          $34.29
24.00..     33.65     18.15      15.50          34.44             34.14            33.00           33.65
23.00..     33.00     18.15      14.85          33.00             33.00            33.00           33.00
22.00..     33.00     18.15      14.85          33.00             33.00            33.00           33.00
21.00..     33.00     18.15      14.85          33.00             33.00            33.00           33.00
20.00..     33.00     18.15      14.85          33.00             33.00            33.00           33.00
19.00..     33.00     18.15      14.85          33.00             33.00            33.00           33.00
18.00..     33.00     18.15      14.85          33.00             33.00            33.00           33.00
17.00..     33.00     18.15      14.85          33.00             33.00            33.00           33.00
16.00..     33.00     18.15      14.85          33.00             33.00            33.00           33.00
15.00..     33.00     18.15      14.85          33.00             33.00            33.00           33.00
14.00..     33.00     18.15      14.85          33.00             33.00            33.00           33.00
13.00..     33.00     18.15      14.85          33.00             33.00            33.00           33.00
12.00..     31.86     18.15      13.71          30.46             31.86            33.00           31.86
11.00..     30.72     18.15      12.57          27.92             30.72            33.00           30.72
  10.68(2)  30.35     18.15      12.20          27.11             30.35            33.00           30.38
10.00..     29.57     18.15      11.42          25.39             29.57            33.00           29.57
 9.00..     28.43     18.15      10.28          22.85             28.43            33.00           28.43
 8.00..     27.29     18.15       9.14          20.31             27.29            33.00           27.29


---------------


(1)Represents potential volume weighted average sales prices for D&E Communications common stock as reported on the Nasdaq National Market System over the 20 trading days, during which trading in D&E Communications common stock occurs, immediately preceding the second business day before the merger is completed.



(2)Represents the D&E Communications share price at which the merger will cease to be a tax-free reorganization. See "Material Federal Income Tax Consequences" on pages 56 through 60.



(3)Includes value of fractional shares which will be paid in cash.



(4)A Conestoga shareholder's election to receive 100% stock is subject to adjustment to ensure that no more than 9,467,068 shares of D&E Communications common stock are issued in the merger. To the extent a Conestoga shareholder's 100% stock election is so adjusted, the balance of his or her merger consideration will be in the form of cash. See pages 67 through 68 for further discussion of the proration adjustments.



(5)A Conestoga shareholder's election to receive 100% cash is subject to adjustment to ensure that no more than 55% of the Conestoga shares exchanged in the merger is converted into cash consideration. To the extent a Conestoga shareholder's 100% cash election is so adjusted, the balance of his or her merger consideration will be in the form of D&E Communications common stock. See pages 67 through 68 for further discussion of the proration adjustments.

     Promptly after the merger occurs, D&E Communications will issue a press release and send a notice to Conestoga shareholders announcing the exchange ratio, the volume weighted average per share sales price of D&E Communications shares over the applicable 20-day trading period, a table reflecting the value of each election based on the volume weighted average per share sale's price and the deadline for Conestoga shareholders to submit their elections regarding the form of merger consideration they wish to receive.



     In certain circumstances described elsewhere in this document (see pages 63 through 65), the election of Conestoga shareholders regarding the merger consideration may be adjusted to ensure that no more than 55% of the number of shares of Conestoga common stock outstanding immediately before the merger are converted into cash consideration in the merger and that no more than 9,467,068 shares of D&E Communications common stock are issued in the merger. D&E Communications will not issue any fractional shares to Conestoga shareholders. Instead, such shareholders will receive cash in lieu of a fractional share of D&E Communications common stock.



     Depending on the election made by Conestoga shareholders and on the volume weighted average per share sales price of D&E Communications common stock and without reflecting the impact of outstanding Conestoga stock options or outstanding D&E Communications restricted stock awards, upon completion of the merger the former Conestoga shareholders will own between approximately 41.9% and 56.2% of the combined company and former D&E Communications shareholders will own between approximately 58.1% and 43.8% of the combined company. You should refer to "The Merger Agreement -- Merger Consideration Analysis" on page 66, for details regarding the impact of various potential volume weighted average per share prices of D&E Communications common stock within a range of $5.00 to $31.00 on the exchange ratio, the amount of stock and cash consideration to be received by Conestoga shareholders and the expected ownership of the combined company by Conestoga shareholders and D&E Communications shareholders.



     In deciding how to vote, you should be aware that:



     - Conestoga shareholders will not know at the time they vote the amount of cash they will receive if they make a 100% cash election or the value of the D&E Communications stock that they will receive if they make a 100% stock election or an election to receive a combination of cash and D&E Communications common stock consideration;



     - Conestoga shareholders will not know at the time they vote the extent to which the merger will be taxable to them;



     - Conestoga shareholders who make a 100% cash election or 100% stock election may receive less cash or stock than they elect;



     - Conestoga shareholders may receive merger consideration with a per share value of more or less than $33.00; and



     - Some Conestoga shareholders may receive merger consideration with a total value higher than other Conestoga shareholders depending on what election the shareholder chooses and the price of D&E Communications common stock used to determine the exchange ratio.



     Election of Cash and/or Stock Consideration (See pages 63 through
65). Conestoga shareholders will receive an election form along with this document. Conestoga shareholders should use this form to elect to receive cash, D&E Communications common stock or a combination of cash and D&E Communications common stock in exchange for their shares of Conestoga common stock. The election form contains instructions on how to surrender Conestoga common stock certificates to the exchange agent, StockTrans, Inc., in exchange for cash and/or D&E Communications common stock.



Conestoga Stock Options (See page 69)



     When we complete the merger, stock options to purchase Conestoga common stock granted to Conestoga employees under Conestoga's stock option plans will become options to purchase D&E Communications common stock. The number of shares of common stock subject to such stock options and the exercise price of such stock options will be adjusted according to the exchange ratio.



Assumption of Conestoga Indebtedness



     In addition to the payment of the merger consideration and the assumption of outstanding Conestoga stock options, upon completion of the merger, D&E Communications will assume all of Cones-toga's indebtedness. As of December 31, 2001, this amount was approximately $81.3 million. Assuming completion of the merger, D&E Communications' total indebtedness on a pro forma basis as of December 31, 2001 is approximately $267.8 million.



Our Recommendations to Shareholders Regarding the Merger (See pages 37 through
41)


     Conestoga Shareholders. The board of directors of Conestoga believes that the merger is fair to and in the best interests of Conestoga and its shareholders and unanimously recommends that Conestoga shareholders vote "FOR" the approval and adoption of the merger agreement.

     D&E Communications Shareholders. The D&E Communications board of directors believes that the merger is fair to and in the best interests of D&E Communications and its shareholders, and it recommends that you vote "FOR" the proposal to issue D&E Communications common shares in the merger.


Opinion of Conestoga's Financial Advisor (See pages 42 through 46)


     In deciding to approve the merger agreement, the board of directors of Conestoga considered the opinion of Legg Mason Wood Walker, Incorporated dated November 19, 2001 regarding the fairness, from a financial point of view, of the consideration to be received by the shareholders of Conestoga under the merger agreement. The opinion contains important qualifications and a description of assumptions made, matters considered, areas of reliance on others and limitations on the review undertaken by Legg Mason Wood Walker, Incorporated. We have attached this opinion, dated November 19, 2001, as Annex B to this document.


     THE OPINION OF LEGG MASON WOOD WALKER, INCORPORATED IS NOT A RECOMMENDATION TO ANY CONESTOGA SHAREHOLDER AS TO HOW TO VOTE ON THE PROPOSED MERGER AGREEMENT. CONESTOGA SHAREHOLDERS SHOULD READ THE LEGG MASON WOOD WALKER, INCORPORATED OPINION CAREFULLY TO UNDERSTAND THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS OF THE REVIEW UNDERTAKEN.



Opinion of D&E Communications' Financial Advisor (See pages 46 through 52)



     In deciding to approve the merger agreement, the board of directors of D&E Communications received and considered the opinion of Jefferies & Company, Inc. as to the fairness to D&E Communications, from a financial point of view, of the merger. The opinion contains important qualifications and a description of assumptions made, matters considered, areas of reliance on others and limitations on the review undertaken by Jefferies & Company, Inc. We have attached this opinion, dated November 21, 2001, as Annex C to this document. THE OPINION OF JEFFERIES & COMPANY, INC. IS NOT A RECOMMENDATION TO ANY D&E COMMUNICATIONS SHAREHOLDER AS TO ANY MATTERS RELATING TO THE MERGER. D&E COMMUNICATIONS SHAREHOLDERS SHOULD READ THE JEFFERIES & COMPANY, INC. OPINION CAREFULLY TO UNDERSTAND THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS OF THE REVIEW UNDERTAKEN.



Conditions to Completion of the Merger (See pages 76 through 77)


     The completion of the merger depends on the satisfaction of numerous conditions, each of which may be waived. In addition to customary conditions relating to our respective compliance with the merger agreement and other customary conditions described elsewhere in this document, the following material conditions must also be satisfied:


     - receipt of all requisite material governmental approvals, all of which, subject to the expiration on April 29, 2002 of a reconsideration period with respect to a consent granted by the Federal Communications Commission, have been obtained;



     - approval of the merger agreement by Conestoga shareholders and approval of the common stock issuance by D&E Communications shareholders; and


     - if at least 40% of the aggregate consideration to be received by Conestoga shareholders in connection with the merger is comprised of D&E Communications common stock, receipt by Conestoga of an opinion from special counsel to D&E Communications that among other things, for U.S. federal income tax purposes, the merger will be a reorgani-zation within the meaning of Section 368(a) of the Internal Revenue Code.


     Neither D&E Communications nor Conestoga intends to waive the above material conditions without resoliciting shareholders for approval of the merger under such circumstances.



Termination of the Merger Agreement (See pages 77 through 78)


     The merger agreement contains fairly typical termination provisions for a transaction of this type that may apply even if Conestoga shareholders have approved the merger and D&E Communications shareholders have approved the share issuance. In addition, either of us can decide, without the consent of the other, to terminate the merger agreement if the merger is not completed by August 31, 2002.

     Conestoga may, without the consent of D&E Communications, terminate the merger agreement:

     - if the Conestoga board of directors withdraws, materially modifies or changes its recommendation of the merger agreement or merger and there exists at the time of such withdrawal, modification or change a proposal or offer for a competing business combination between Conestoga and a third party that is financially superior to the merger, D&E Communications fails to make an adequate counter proposal and Conestoga pays the termination fee; or

     - if the volume weighted average per share sales price of D&E Communications common stock for any 10 consecutive trading days during which trading in D&E Communications common stock occurs is less than $8.00, but only within two business days following the 10 day period.

     D&E Communications may, without the consent of Conestoga, terminate the merger agreement if the Conestoga board of directors withdraws, materially modifies or amends its recommendation of the merger agreement or merger.


Termination Fees (See page 78)


     If the merger agreement terminates, Conestoga may have to pay D&E Communications a termination fee of $10 million under circumstances described elsewhere in this document. In addition, if the merger agreement terminates as a result of the Conestoga shareholders failing to approve the merger after receipt of a superior proposal from a third party or as a result of D&E Communications common stock trading below $8.00 for a specified time frame, Conestoga must reimburse D&E Communications for D&E Communications' documented expenses incurred in connection with the merger. If the merger agreement terminates as a result of a superior proposal and Conestoga enters into a definitive merger agreement with any acquiror within nine months after termination of the merger agreement, or approves or recommends any other transaction, Conestoga must pay D&E Communications the $10 million termination fee less any reimbursed expenses.


MATERIAL FEDERAL INCOME TAX CONSEQUENCES (SEE PAGES 56 THROUGH 60)



     D&E Communications has received an opinion from Morgan, Lewis & Bockius LLP on the United States federal income tax consequences of the merger. The discussion under the heading "Material Federal Tax Consequences" on page 56 represents their opinion.



     The tax consequences to Conestoga shareholders resulting from the merger depends on the structure of the merger, which in turn depends on the price of D&E Communications' common stock on the trading day before the merger is completed. Under all circumstances, cash received by Conestoga shareholders will be taxable. Subject to certain assumptions, if D&E Communications' stock price on the trading day before the merger is completed is at least $10.68, the merger will be structured as a forward merger and any gain realized upon the receipt of D&E Communications common stock by Conestoga shareholders will not be taxable at the time of the merger. If D&E Communications' stock price on the trading day before the merger is completed is less than $10.68, the merger will be structured as a reverse merger, and will be fully taxable to Conestoga shareholders. Since the structure that will be used to complete the merger will depend on the value of D&E Communications common stock on the closing date, neither D&E Communications nor Conestoga will know at the time of the shareholder meeting which structure will be used. As a result, Conestoga shareholders will not know which of the alternative tax consequences described in the Material Federal Income Tax Consequences discus-sion, beginning on page 56, will be applicable to them at the time they vote on the merger.



     For further details, see "The Merger -- Material Federal Income Tax Consequences" on pages 56 through 60.


     Tax matters are very complicated and the tax consequences of the merger to each Conestoga shareholder will depend on the shareholder's particular facts and circumstances. Conestoga shareholders are urged to consult their own tax advisors to fully understand the tax consequences of the merger.


SHAREHOLDER VOTING AGREEMENTS (SEE PAGE 55)



     As described in greater detail elsewhere in this document, the directors and executive officers of D&E Communications, and the trustees of the D&E Communications Voting Trust, have signed voting agreements to vote shares of D&E Communications common stock they beneficially own in favor of the merger proposal, and the directors and certain executive officers of Conestoga have signed voting agreements to vote their shares of Conestoga common stock in favor of the merger. Based on the number of shares of D&E Communications common stock outstanding at the close of business on March 27, 2002, the D&E Communications voting agreements represent approximately 39.6% of the number of outstanding shares of D&E Communications common stock. Based on the number of shares of Conestoga common stock outstanding at the close of business on March 27, 2002, the Conestoga voting agreements represent approximately 1.9% of the number of outstanding shares of Conestoga common stock.



INTERESTS OF CERTAIN PERSONS IN THE MERGER (SEE PAGES 53 THROUGH 55)


     When considering the recommendation of the Conestoga board of directors, Conestoga shareholders should be aware that some members of Conestoga's management have interests in the merger that are different from or in addition to Conestoga shareholders.


     In particular, executive officers of Conestoga are entitled to certain benefits as a result of the merger. The benefits are payable under Conestoga's benefit plans and employment agreements between certain executive officers and Conestoga. Generally, the executive officers of Conestoga will have the right to elect to accelerate the vesting of outstanding options. The executive officers will also be entitled to receive payments granted under a bonus pool. In addition, executive officers with employment agreements will receive substantial payments under such agreements if their employment is terminated following completion of the merger.


     D&E Communications has agreed to enter into new employment agreements with certain Conestoga executive officers following the merger. Under these employment agreements, the executive officers, who have waived their rights to benefits under existing employment agreements with Conestoga, will be entitled to receive certain benefits, including a change of control payment, grants of D&E Communications stock options and retention bonus payments.

     When considering the recommendation of the D&E Communications board of directors, D&E Communications shareholders should be aware that some members of D&E Communications management have interests in the merger that are different from or in addition to D&E Communications shareholders.

     In particular, D&E Communications maintains a long term incentive plan for the benefit of certain of its employees. The completion of the merger will constitute a change of control for purposes of D&E Communications' long term incentive plan, and some employees of D&E Communications will be deemed to have earned in full all shares of D&E Communications common stock and all cash incentive awards granted in accordance with such plan.


NO DISSENTERS' RIGHTS (SEE PAGE 61)


     Conestoga shareholders do not have dissenters' rights in connection with the merger.


WHERE YOU CAN FIND MORE INFORMATION (SEE PAGES 116 THROUGH 118)



     If you would like more information about D&E Communications or Conestoga, you should refer to documents filed by D&E Communications or Conestoga with the Securities and Exchange Commission. We have identified these documents on pages 116 and 118, and instructions on how you can obtain copies of these documents are found on pages 117 and 118.

                         PAGE INTENTIONALLY LEFT BLANK

               HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL DATA

      SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA OF D&E
                              COMMUNICATIONS, INC.


     The following table sets forth selected consolidated financial data of D&E Communications, Inc. as of December 31 and for each of the last five fiscal years ended December 31, 2001. This data should be read in conjunction with D&E Communications' financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" that are contained in reports filed with the Securities and Exchange Commission and incorporated by reference into this document.



                                                                       AT OR FOR YEAR ENDED DECEMBER 31,
                                                              ----------------------------------------------------
                                                                1997       1998       1999       2000       2001
                                                              --------   --------   --------   --------   --------
                                                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF INCOME:
Operating revenues:
  Communication service revenues............................  $ 38,108     40,468   $ 44,094   $ 51,838   $ 61,904
  Communication products sold...............................     8,565      7,973     11,668     11,798     12,859
  Other.....................................................     1,442      1,216      1,285      1,456      1,523
                                                              --------   --------   --------   --------   --------
        Total operating revenues............................    48,115     49,657     57,047     65,092     76,286
Operating expenses:
  Communication service expenses (exclusive of depreciation
    and amortization below).................................    10,456     13,681     15,475     20,158     28,146
  Cost of communication products sold.......................     5,816      5,496      8,445      9,005     10,216
  Depreciation and amortization.............................     8,466      9,372      9,771     12,129     15,296
  Marketing and customer services...........................     3,291      3,555      4,850      6,753      8,990
  General and administrative services.......................    10,204      9,687      9,742     11,913     14,141
                                                              --------   --------   --------   --------   --------
        Total operating expenses............................    38,233     41,791     48,283     59,958     76,789
                                                              --------   --------   --------   --------   --------
Operating income (loss).....................................     9,882      7,866      8,764      5,134       (503)
Other income (expense):
  Allowance for funds used during construction..............        77         --         --         --         --
  Equity in net income (losses) of affiliates...............      (672)    (3,577)     5,287     (5,528)        91
  Interest expense..........................................    (2,173)    (2,374)    (1,818)    (1,779)    (2,242)
  Gain (loss) on investments................................    11,971      1,659      9,093     (3,378)     3,036
  Other, net................................................       435      1,414      1,498      1,725      1,546
                                                              --------   --------   --------   --------   --------
        Total other income (expense)........................    (2,878)     9,561     14,060     (8,960)     2,431
                                                              --------   --------   --------   --------   --------
Income (loss) from continuing operations before income taxes
  and dividends on utility preferred stock..................    19,443      4,988     22,824     (3,826)     1,928
Income taxes................................................     8,656      3,678      7,256      1,150     (2,179)
Dividends on utility preferred stock........................        65         65         65         65         65
                                                              --------   --------   --------   --------   --------
Income (loss) from continuing operations....................    10,722      1,245     15,503     (5,041)     4,042
Discontinued operations, net of tax.........................    (5,985)    (5,653)    (6,652)    (5,653)    (5,985)
                                                              --------   --------   --------   --------   --------
Income (loss) before extraordinary items and cumulative
  effects of accounting changes.............................    (1,943)   (10,694)    (8,851)   (10,694)    (1,943)
Extraordinary items, net of tax.............................        --     (7,901)        --         --     (2,109)
Cumulative effect of change in accounting principle, net of
  tax.......................................................        --       (251)        --       (912)        --
                                                              --------   --------   --------   --------   --------
Net income (loss)...........................................  $  9,565   ($12,255)  $  8,851   ($11,606)  ($ 4,052)
                                                              ========   ========   ========   ========   ========
Per Share Information (basic and diluted)
  Income (loss) from continuing operations..................  $   1.58   $  (0.55)  $   2.10   $  (0.68)  $   0.55
  Loss from discontinued operations.........................     (0.81)     (0.77)     (0.90)     (0.77)     (0.81)
  Extraordinary items.......................................        --      (1.07)        --         --      (0.29)
  Cumulative effect of accounting change....................        --      (0.03)        --      (0.12)        --
  Net income (loss) per common share........................      1.58      (1.65)      1.20      (1.57)     (0.55)
Cash dividends declared per common share....................      0.39       0.39       0.39       0.45       0.50

                                                                       AT OR FOR YEAR ENDED DECEMBER 31,
                                                              ----------------------------------------------------
                                                                1997       1998       1999       2000       2001
                                                              --------   --------   --------   --------   --------
                                                                     (IN THOUSANDS, EXCEPT OPERATING DATA)
BALANCE SHEET DATA (AT PERIOD END)
Cash and cash equivalents...................................  $     61   $  7,192   $  1,674   $  3,527   $    615
Temporary investments.......................................        --     14,805     11,726      8,670         --
Total current assets........................................    16,146     37,384     26,843     35,517     22,750
Property, plant and equipment, net..........................    62,801     61,666     65,896     75,855     95,145
Total assets................................................   112,492    105,490    115,803    124,221    142,878
Long-term debt..............................................    41,657     22,657     21,582     20,907     58,124
Preferred stock of subsidiary...............................     1,446      1,446      1,446      1,446      1,446
Shareholders' equity........................................    53,025     64,162     68,324     55,362     43,875
OTHER FINANCIAL DATA
Adjusted EBITDA(3)..........................................  $ 18,348   $ 17,238   $ 18,535   $ 19,263   $ 14,793
Cash flow from continuing operations provided by (used in):
Operating activities........................................  $ 11,583   $ 13,758   $ 17,776   $ 14,760   $ 12,770
Investing activities........................................     5,383    (21,932)   (12,718)    (5,436)   (35,319)
Financing activities........................................    (3,961)    16,258     (5,287)    (5,372)    26,904
OPERATING DATA (AT PERIOD END)
ILEC Lines..................................................    53,673     56,573     58,985     61,098     61,961
CLEC Lines..................................................        --         --        598      3,895      7,535
DSL Subscribers.............................................        --         --         --        477      2,209
Dial-up Access Subscribers..................................        --         --         --      2,161     10,161


---------------


(1)Reflects the results of D&E's wireless services operations including D&E's interest in the PCS ONE joint venture as discontinued operations.



(2)The per-share data is based upon the weighted average common shares outstanding. Computations of earnings for all years are in accordance with Statement of Financial Accounting Standards No. 128, "Earnings per Share."



(3)We compute Adjusted EBITDA by adding depreciation and amortization expense to operating income. Adjusted EBITDA is presented because we believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, other companies in our industry may calculate Adjusted EBITDA differently than we do. Adjusted EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as a substitute for cash flow from operating activities as a measure of liquidity or a substitute for net income as an indicator of operating performance or any other measure of performance derived in accordance with generally accepted accounting principles.

   SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA OF CONESTOGA
                               ENTERPRISES, INC.


     The following tables present selected financial data derived from audited consolidated financial statements of Conestoga Enterprises, Inc., for the years ended December 31, 1997, 1998, 1999, 2000 and 2001. This data should be read in conjunction with Conestoga's financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" that are contained in reports filed with the Securities and Exchange Commission and incorporated by reference into this document.



                                                               AT OR FOR THE YEAR ENDED DECEMBER 31,
                                                        ----------------------------------------------------
                                                          1997       1998       1999       2000       2001
                                                        --------   --------   --------   --------   --------
                                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF INCOME:
Operating revenues(1):
  Communication services..............................  $ 50,602   $ 64,556   $ 71,413   $ 72,948   $ 78,646
  Equipment sales.....................................     7,339      9,579     12,552     11,192     11,994
  Other revenues......................................     1,365      2,346      2,166      2,292      2,182
                                                        --------   --------   --------   --------   --------
         Total operating revenues.....................    59,306     76,481     86,131     86,432     92,822
                                                        --------   --------   --------   --------   --------
Operating expenses(1):
  Cost of services....................................    14,848     27,958     35,106     36,596     40,443
  Cost of sales.......................................     4,073      4,611      7,167      6,180      5,992
  Depreciation and amortization.......................    10,639     13,297     15,492     16,734     17,528
  Merger costs........................................        --         --        104        845     11,401
  Selling, general and administrative.................    13,993     16,462     17,252     17,096     18,292
                                                        --------   --------   --------   --------   --------
         Total operating expenses.....................    43,553     62,328     75,121     77,451     93,656
                                                        --------   --------   --------   --------   --------
Operating income (loss)...............................    15,753     14,153     11,010      8,981       (834)
Other income (expenses):
  Interest expense....................................    (1,967)    (3,929)    (4,101)    (4,976)    (5,431)
  Income (loss) from unconsolidated partnership
    interests.........................................     1,345        424       (350)      (339)       (39)
  Gain on sale of unconsolidated partnership
    interest..........................................     1,890      7,740         --         --         --
  Gain on sale of investments in equity securities....        --         73         --      2,118        360
  Interest and dividend income........................       307        908        409        706        271
  Other, net..........................................        19        136       (207)       (93)        21
                                                        --------   --------   --------   --------   --------
                                                           1,594      5,352     (4,249)    (2,584)    (4,818)
                                                        --------   --------   --------   --------   --------
Income before income taxes (loss).....................    17,347     19,505      6,761      6,397     (5,652)
Income taxes..........................................     7,871      8,823      4,321      3,283      2,821
                                                        --------   --------   --------   --------   --------
Net income (loss).....................................  $  9,476   $ 10,682   $  2,440   $  3,114     (8,473)
                                                        ========   ========   ========   ========   ========
Per share information:
  Basic earnings (loss)...............................  $   1.18   $   1.32   $   0.24   $   0.33   $  (1.12)
  Diluted earnings (loss).............................  $   1.18   $   1.31   $   0.24   $   0.33   $  (1.12)
  Cash dividends per common share.....................  $   0.81   $   0.81   $   0.83   $   0.84   $   0.84
BALANCE SHEET DATA (AT PERIOD END)
Cash and cash equivalents.............................  $  2,592   $  8,801   $  2,507   $  5,529   $  2,153
Securities and investments............................     5,287      3,721      3,789        542         12
Property, plant and equipment, net....................    72,699     92,410     96,674    103,192    111,014
Total assets..........................................   133,062    169,897    168,133    182,370    178,368
Long-term debt........................................    26,295     57,270     54,598     76,109     71,339
Redeemable, convertible preferred stock...............    12,780     11,719     10,191      9,184      4,707
Shareholders' equity..................................    73,801     77,938     77,016     72,462     62,429

                                                               AT OR FOR THE YEAR ENDED DECEMBER 31,
                                                        ----------------------------------------------------
                                                          1997       1998       1999       2000       2001
                                                        --------   --------   --------   --------   --------
                                                               (IN THOUSANDS, EXCEPT OPERATING DATA)
OTHER FINANCIAL DATA
Cash flow provided by (used in):
Operating activities..................................  $ 17,809   $ 14,721   $ 20,488   $ 18,234        771
Investing activities..................................    (9,230)   (30,846)   (20,076)   (25,577)    (3,578)
Financing activities..................................    (8,306)    22,334     (6,706)    10,365       (569)
OPERATING DATA (AT PERIOD END)
ILEC access lines installed...........................    71,139     74,780     78,869     82,844     84,899
CLEC access lines installed...........................        --        866      3,849     10,928     18,807
PCS subscribers.......................................        --      2,949      9,792     15,405     19,271
Internet subscribers..................................        --         --         --        563      1,536


---------------

(1) Certain items have been reclassified to conform to current presentations. Such reclassifications had no impact on net income.

                   SUMMARY UNAUDITED PRO FORMA FINANCIAL DATA


     The following summary unaudited pro forma financial data for the year ended December 31, 2001, combine historical financial information of D&E Communications and Conestoga to give effect to the merger of D&E Communications and Conestoga. In addition, the summary unaudited pro forma financial data contains certain adjustments to give effect to the conversion and redemption of Conestoga's series A preferred stock into Conestoga common stock, the treatment of Conestoga's wireless personal communication services business as discontinued operations due to its probable sale, and the pending sale of D&E Communications' wireless personal communication services business. The summary unaudited pro forma data as of December 31, 2001 has been prepared as if the merger and the other transactions had occurred on that date. The summary unaudited pro forma data for the year ended December 31, 2001 assume that the merger and the other transactions were consummated on January 1, 2001. Please refer to the section of this document titled "Unaudited Pro Forma Combined Condensed Financial Statements" for a full description of the pro forma financial data basis of presentation.


     This summary unaudited pro forma data is presented for illustrative purposes only. It is not necessarily indicative of the financial position or operating results that would have occurred had the merger and the other transactions been completed prior to the dates of presentation, nor is the information indicative of the future financial position or operating results of D&E Communications. Results of operations and the financial position of D&E Communications after completion of the merger could differ significantly from the summary unaudited pro forma financial data, which is based on past operations. Future operations will be affected by various factors including operating performance, telecommunications industry developments and other matters.

     You should read the following summary unaudited pro forma financial data along with the section of this document titled "Unaudited Pro Forma Combined Condensed Financial Information" and D&E Communications' and Conestoga's historical consolidated financial statements and accompanying notes incorporated by reference in this document.


                                                              FOR THE YEAR
                                                                 ENDED
                                                              DECEMBER 31,
                                                                  2001
                                                              ------------
STATEMENT OF OPERATIONS DATA:
Operating revenue...........................................    $162,001
Operating expenses..........................................     147,727
Operating income............................................      14,274
Other income (expense)......................................      (8,130)
Income from continuing operations before income taxes,
  dividends on utility preferred stock......................       6,144
Income taxes................................................       3,966
Dividends on utility preferred stock........................          65
Income from continuing operations available to common
  shareholders..............................................       2,113
PER SHARE DATA:
Basic income from continuing operations available to common
  shareholders..............................................    $   0.14
Diluted income from continuing operations available to
  common shareholders.......................................        0.14
Cash dividends declared.....................................        0.50
BALANCE SHEET DATA (AT DECEMBER 31, 2001):
Property, plant and equipment, net..........................     182,802
Total assets................................................     542,423
Long-term obligations.......................................     222,373
Shareholders' equity........................................     223,706

                         PAGE INTENTIONALLY LEFT BLANK

                           COMPARATIVE PER SHARE DATA

     The following table sets forth certain historical, pro forma combined and Conestoga equivalent pro forma combined per share data for D&E Communications and Conestoga. The pro forma data gives effect to the merger and certain other transactions and is derived from the D&E Communications unaudited pro forma combined condensed financial statements included in this proxy statement/prospectus. Please see the section of this document titled "Unaudited Pro Forma Combined Condensed Financial Statements" for a full description of the pro forma basis of presentation.


     This data should be read together with the selected historical financial data of Conestoga and D&E Communications, and the D&E Communications unaudited pro forma combined condensed financial information, included in this joint proxy statement/prospectus. This data should also be read together with Conestoga's and D&E Communications' separate historical financial statements and notes thereto, incorporated by reference in this joint proxy statement/prospectus. See "Where You Can Find More Information" on pages 116 through 118. The per share data is not necessarily indicative of the operating results that D&E Communications would have achieved had it completed the merger as of the beginning of the periods presented and should not be considered as representative of future operations.



                                                              AT OR FOR THE FISCAL
                                                                   YEAR ENDED
                                                               DECEMBER 31, 2001
                                                              --------------------
D&E COMMUNICATIONS -- HISTORICAL
  Basic income from continuing operations per share.........     $        0.55
  Diluted income from continuing operations per share.......              0.55
  Cash dividends declared per share(1)......................              0.50
  Book value per share......................................              6.16
CONESTOGA -- HISTORICAL
  Basic loss from continuing operations per share...........     $       (1.12)
  Diluted loss from continuing operations per share.........             (1.12)
  Cash dividends declared per share(1)......................              0.84
  Book value per share......................................              8.31
PRO FORMA COMBINED -- D&E COMMUNICATIONS AND CONESTOGA(2)
  Basic income from continuing operations per share.........     $        0.14
  Range of basic income from continuing operations per
     share(3)...............................................      0.12 to 0.34
  Diluted income from continuing operations per share.......              0.14
  Cash dividends declared per share(1)......................              0.50
  Book value per share (at December 31, 2001)...............             15.29
EQUIVALENT PRO FORMA -- CONESTOGA(2)(4)
  Basic income from continuing operations per share.........     $        0.27
  Range of basic income from continuing operations per
     share(3)...............................................      0.23 to 0.67
  Diluted income from continuing operations per share.......              0.27
  Cash dividends declared per share(1)......................              0.97
  Book value per share (at December 31, 2001)...............             29.93


---------------

(1) D&E Communications and Conestoga have historically paid quarterly dividends.


(2) Pro forma information assumes that, in the merger, 55% of the outstanding Conestoga common shares were exchanged for cash consideration of $33 and 45% of the outstanding Conestoga common shares were exchanged for D&E Communications common stock at an exchange ratio of 1.9573 shares of D&E Communications common stock for each share of Conestoga common stock. The exchange ratio was determined assuming a D&E Communications share price of $16.86, which represents the closing price on March 20, 2001. As discussed in more detail elsewhere in this document, the final structure of the merger consideration and the exchange ratio for the stock portion of the merger consideration will not be known until the merger is completed.

(3) For more information on the effect of changes in merger consideration structure on the pro forma information, see Note 5 to the Unaudited Pro Forma Financial Statements on page 88.



(4) The Conestoga equivalent pro forma information shows the effect of the merger from the perspective of an owner of Conestoga common stock. We calculated the Conestoga equivalent information by multiplying the D&E Communications and Conestoga combined pro forma per share amounts by an assumed exchange ratio of 1.9573. This ratio is based on a D&E Communications common stock share price of 16.86, which represents the closing price on March 20, 2001. The actual exchange ratio that Conestoga shareholders will experience in the merger will not be known until the merger is completed and fluctuates based on the quoted market price of D&E Communication's common stock.

                                  RISK FACTORS

     In considering whether to vote in favor of the proposal relating to the merger, you should consider all of the information included in this document and its annexes and all of the information included in the documents we have incorporated by reference. In particular, you should consider the following risk factors.

RISKS RELATING TO THE MERGER

BECAUSE THE VALUE OF THE CONSIDERATION TO BE RECEIVED IN THE MERGER IS SUBJECT TO CHANGES BASED ON FLUCTUATIONS IN THE VALUE OF D&E COMMUNICATIONS COMMON STOCK, CONESTOGA SHAREHOLDERS MAY RECEIVE LESS THAN $33.00 IN VALUE FOR EACH SHARE OF CONESTOGA COMMON STOCK CONVERTED INTO D&E COMMUNICATIONS COMMON STOCK.


     The value of the merger consideration Conestoga shareholders will receive at the time of the merger may be adversely affected by changes in the market price of D&E Communications common stock. This is because the number of shares of D&E Communications common stock to be issued to Conestoga shareholders will be determined based upon the volume weighted average per share sales price of D&E Communications common stock for the twenty trading days, during which trading in D&E Communications common stock occurred, immediately preceding the second business day before we complete the merger.



     If the volume weighted average per share sales price during the measurement period is between $13.00 and $23.00, Conestoga shareholders will receive $33.00 in value for each share of Conestoga common stock that they own. On the other hand, if the volume weighted average per share sales price during the measurement period is less than $13.00, Conestoga shareholders electing to receive any of the merger consideration in shares of D&E Communications' common stock will receive less than $33.00 in value, as shown in the table below:



                            SHAREHOLDER ELECTION (1)
                      ------------------------------------
D&E COMMUNICATIONS'   45% STOCK &
    SHARE PRICE        55% CASH     100% STOCK   100% CASH
-------------------   -----------   ----------   ---------
      $13.00            $33.00        $33.00      $33.00
      $12.00            $31.86        $30.46      $33.00
      $11.00            $30.72        $27.92      $33.00
      $10.68            $30.35        $27.11      $33.00
      $10.00            $29.57        $25.39      $33.00
      $ 9.00            $28.43        $22.85      $33.00
      $ 8.00            $27.29        $20.31      $33.00
      $ 7.00            $26.15        $17.77      $33.00
      $ 6.00            $25.00        $15.23      $33.00
      $ 5.00            $23.86        $12.69      $33.00


---------------


(1)Assumes no proration adjustment of merger consideration. See "The Merger Agreement -- Proration Adjustment" on pages 67 through 68.



     We encourage Conestoga shareholders to obtain current market quotations of the D&E Communications common stock, which is listed on Nasdaq under the symbol "DECC." However, because the value of the merger consideration to be received in the merger depends upon the trading prices of D&E Communications stock over a period of time ending just prior to completion of the merger, Conestoga shareholders will not know at the time they vote the value of the merger consideration that they will receive. In addition, the volume weighted average per share sales price of D&E Communications common stock may vary from the market price on any given day, including the date of this joint proxy statement/prospectus, the date of the Conestoga special shareholders' meeting and the effective time of the merger. Since January 2, 2001, the per share closing market price for D&E Communications common stock has fluctuated between $14.10 and $26.00.

SOME CONESTOGA SHAREHOLDERS MAY NOT RECEIVE THEIR REQUESTED FORM OF MERGER CONSIDERATION.


     The merger agreement provides that the merger consideration will be paid in cash, D&E Communications common stock or a combination of cash and D&E Communications common stock. In the event that the aggregate number of shares of Conestoga common stock for which cash elections are received is greater than 55% of the number of shares of Conestoga common stock outstanding immediately prior to the effective time of the merger, some of the shares for which elections for 100% cash have been made will be converted into the right to receive stock consideration in the manner described under "The Merger Agreement -- Proration Adjustment" on pages 67 through 68. In addition, D&E Communications will issue a maximum of 9,467,068 shares in the merger. As a result, if the aggregate number of shares of Conestoga common stock for which stock elections are received would result in the issuance of more than the maximum number of shares of D&E Communications common stock to be issued in the merger, some of the shares for which elections for 100% stock have been made will be converted into the right to receive cash consideration in the manner described under "The Merger Agreement -- Proration Adjustment" on pages 67 through 68. Accordingly, holders of Conestoga common stock who elect to receive 100% cash or 100% D&E Communications common stock may not receive their requested form of merger consideration. Conestoga shareholders who elect to receive cash for 55% of their shares of Conestoga common stock and D&E Communications common stock for 45% of their shares of Conestoga common stock will, however, receive this consideration.


THE D&E COMMUNICATIONS COMMON STOCK RECEIVED BY CONESTOGA SHAREHOLDERS MAY NOT RECEIVE TAX DEFERRED TREATMENT IN WHICH CASE CONESTOGA SHAREHOLDERS MAY NEED TO OBTAIN FUNDS TO PAY THEIR TAX LIABILITY.

     Under certain circumstances, as discussed under "Material Federal Income Tax Consequences," the conversion of Conestoga common stock into the merger consideration may be fully taxable to Conestoga shareholders. In that event, Conestoga shareholders who receive only D&E Communications common stock in exchange for their Conestoga shares will need to obtain funds from other sources to satisfy their tax liability in connection with the merger. Even if a Conestoga shareholder receives a combination of cash and D&E Communications common stock, the cash received may not be sufficient to satisfy tax liabilities.

SOME OF THE CONDITIONS TO CLOSING MAY RESULT IN DELAY OR PREVENT COMPLETION OF THE MERGER, WHICH MAY ADVERSELY AFFECT THE VALUE OF THE COMPANIES' SECURITIES.

     Completion of the merger is conditioned upon our receipt of certain governmental consents and approvals, including consents and approvals required by the Federal Communications Commission and the Pennsylvania Public Utility Commission, as well as approvals required under United States antitrust laws. Failure to obtain these consents would prevent consummation of the merger. Even if the approvals are obtained, the effort involved may delay consummation of the merger. Governmental authorities may also impose conditions in connection with the merger that may adversely affect the combined company's operations after the merger. Any of these events could have a negative impact on the value of Conestoga and D&E Communications securities.

RISKS RELATING TO OPERATIONS FOLLOWING THE MERGER

THE COMBINED COMPANY MAY BE UNABLE TO INTEGRATE SUCCESSFULLY THE BUSINESS OPERATIONS OF D&E COMMUNICATIONS AND CONESTOGA AND SUCH INABILITY COULD HAVE AN ADVERSE IMPACT ON ITS PROFITABILITY.


     The integration of the system and operations of Conestoga and D&E Communications will involve significant risks. D&E Communications and Conestoga have different operating support systems, including billing, accounting, order management, toll rating, trouble reporting and customer service systems, which may be difficult to integrate. In addition, some of Conestoga's employees are members of an organized labor union and are subject to the terms of a collective bargaining agreement. Because D&E Communications' employees are not unionized, management of the combined company may face difficulties in integrating employees with different work rules. Even if integration of the operating systems and employees is ultimately successful, the amount of management attention diverted to integration efforts may limit their ability to work on other business matters. If the combined company does not realize anticipated operating efficiencies, its profitability could suffer.


D&E COMMUNICATIONS' INCREASED INDEBTEDNESS AS A RESULT OF THE MERGER COULD RESTRICT ITS OPERATIONS.



     As of December 31, 2001, D&E Communications had approximately $59.9 million in total indebtedness. As of December 31, 2001, on a pro forma basis reflecting the merger, D&E Communications' total indebtedness is approximately $267.8 million. Approximately $126.5 of this increase in D&E Communications' indebtedness will result from the increased borrowing by D&E Communications to finance a portion of the cash needed to pay Conestoga shareholders in the merger. This increased indebtedness could restrict the combined company's operations after the merger due to the following factors, among others:



     - the combined company will use a substantial portion of its cash flow from operations, if any, to pay principal and interest on its indebtedness, which would reduce the funds available for working capital, capital expenditures, acquisitions and other general corporate purposes;


     - the combined company's indebtedness may limit its ability to obtain additional financing on satisfactory terms, if at all;

     - insufficient cash flow from operations may cause the combined company to attempt to sell assets, restructure or refinance its debt, or seek additional equity capital, which the combined company may be unable to do at all or on satisfactory terms;

     - the combined company's level of indebtedness may make it more vulnerable to economic or industry downturns;


     - the combined company may encounter increasing difficulty in complying with the financial and other covenants applicable to its indebtedness, which could increase the possibility of a default;


     - the combined company may not have the ability to pay dividends to its shareholders;

     - the combined company's debt service obligations increase its vulnerabilities to competitive pressures, as it may be more leveraged than many of its competitors; and


     - any new financings may impose restrictions that limit management's flexibility in operating or expanding the combined company's revenues.



UPON COMPLETION OF THE MERGER, CONESTOGA SHAREHOLDERS WILL BECOME SHAREHOLDERS OF A COMBINED COMPANY THAT IS CONTROLLED PRINCIPALLY BY CURRENT D&E COMMUNICATIONS' MANAGEMENT AND MEMBERS OF THE D&E COMMUNICATIONS' BOARD OF DIRECTORS.



     Pursuant to the terms of a written agreement, certain shareholders of D&E Communications have authorized trustees under the D&E Communications Voting Trust to exercise all rights and powers, including without limitation, voting rights, relating to the ownership of their shares of D&E Communications common stock. Depending on the elections made by Conestoga shareholders and on the volume weighted average per share sales price of D&E Communications common stock and without reflecting the impact of outstanding Conestoga stock options or outstanding D&E Communications restricted stock awards, after the merger, the chairman of the board of directors and four other members of the board of directors of D&E Communications, as trustees under the voting trust, will have voting control over between approximately 16.9% to 22.4% of the outstanding shares through the D&E Communications Voting Trust. Accordingly, the trustees of the D&E Communications Voting Trust will be in a position to exert substantial influence over the direction and policies of the combined company and the outcome of votes on corporate transactions or other matters requiring approval of the combined company's shareholders, including mergers and acquisitions.



     In addition, senior management of D&E Communications will dominate the management team of the combined company. The chairman of the board of directors, vice chairman and chief executive officer in the combined company will be the current D&E Communications senior management in those positions. In addition, there are three senior vice presidents that will report to the CEO in the combined company, two of which will be the current D&E Communications senior vice presidents. The initial board of directors of the combined company will include 12 members, 11 of which are current members of D&E Communications' board of directors.

THE COMMUNICATIONS INDUSTRY IS INCREASINGLY COMPETITIVE, AND THIS COMPETITION HAS RESULTED IN PRICING PRESSURE ON SERVICE OFFERINGS. AFTER THE COMPLETION OF THE MERGER, THE COMBINED COMPANY MAY EXPERIENCE INCREASED COMPETITIVE PRESSURES WHICH COULD HAVE A NEGATIVE EFFECT ON ITS REVENUES AND EARNINGS.

     As an integrated communications provider, the combined company will face competition in its business from:

     - competitive local exchange carriers, including Adelphia, Commonwealth Telephone Enterprises and XO Communications;

     - wireless communications providers, including Sprint, AT&T Wireless, Verizon Wireless, ALLTEL, Nextel, Cingular and VoiceStream;

     - internet service providers, including AOL, EarthLink and MSN;

     - cable television companies, including Adelphia, Comcast, AT&T and Pencor Services;


     - providers of communications services such as long distance services, including, as a consequence of its recently received regulatory approval to provide long distance services in Pennsylvania, Verizon
       Communications; and


     - systems integration providers, including Morefield, Williams, IntelliMark and Weidenhammer Systems Corp.


     Many of D&E Communications' and Conestoga's competitors are, or are affiliated with, major communications companies. As compared to D&E Communications and Conestoga, these competitors have substantially greater financial, technical and marketing resources and greater name recognition and more established relationships with a larger base of current and potential customers. Accordingly, it may be more difficult to compete against these large communications providers. In addition, the combined company cannot assure you that it will be able to achieve or maintain adequate technology to remain competitive. Accordingly, it may be difficult to compete in any of its markets.



THE FAILURE TO SELL THE WIRELESS BUSINESSES OF CONESTOGA WOULD RESULT IN A REDUCTION IN THE COMBINED COMPANY'S EXPECTED RESOURCES AVAILABLE FOR THE OPERATION OF ITS BUSINESS, AND MAY ADVERSELY AFFECT THE CONTINUING OPERATIONS OF THE BUSINESS.



     As contemplated by the merger agreement, D&E Communications and Conestoga intend to dispose of Conestoga's wireless assets and business. Pursuant to certain non-competition covenants in the agreement between VoiceStream Wireless Corporation and D&E Communications, for three years following the sale of its interest in PCS ONE, D&E Communications may be restricted from providing mobile voice wireless communications services in the Pennsylvania markets of York-Hanover, Lancaster or Reading. As a result of the restrictions imposed by these non-competition covenants, the combined company may be required shortly after the merger to dispose of that portion of Conestoga's wireless business operated in the Reading, Pennsylvania market, which represents approximately 37% of the population area serviced by such business. The proceeds to be realized by the combined company from a sale of Conestoga's wireless assets and business are uncertain. Until the Conestoga wireless business is sold, the combined company may continue to operate this business. This continued operation of the wireless business may adversely affect the combined company's other businesses by requiring additional financing for its operations, or result in the incurrence of financial losses and other liabilities.



THE COMBINED COMPANY MUST SECURE UNBUNDLED NETWORK ELEMENTS AT REASONABLE RATES OR ITS CLEC EXPANSION MAY BE DELAYED AND ITS QUALITY OF SERVICE MAY DECLINE.



     In providing their CLEC services, D&E Communications and Conestoga interconnect with and use other telephone companies' networks to access certain of their customers. Therefore, D&E Communications and Conestoga depend, in certain circumstances, upon the technology and capabilities of these other telephone companies, the quality and availability of other telephone companies' copper lines and other telephone companies' maintenance of these lines. D&E Communications and Conestoga must also maintain efficient procedures for ordering, provisioning, maintaining and repairing lines from the incumbent telephone companies. The combined company may not be able to obtain the copper lines and services of satisfactory quality it requires from other telephone companies, or on other satisfactory terms and conditions, in which case it may experience delays in the expansion of its competitive local exchange carrier networks and the degradation of the quality of its services to customers.



     D&E Communications and Conestoga also provide digital subscriber line services. To provide unbundled digital subscriber line-capable lines that connect each end-user to equipment, D&E Communications and Conestoga rely on other telephone companies. The Telecommunications Act of 1996 generally requires that charges for these unbundled network elements be cost-based and nondiscriminatory. Charges for digital subscriber line-capable lines and other unbundled network elements may vary based on rates proposed by other telephone companies and approved by state regulatory commissions. Increases in these rates could harm the combined company's CLEC business.


SUCCESSFUL EXPANSION OF THE COMBINED COMPANY'S COMPETITIVE LOCAL EXCHANGE CARRIER OPERATIONS INTO NEW MARKETS IS DEPENDENT ON INTERCONNECTION AGREEMENTS, PERMITS AND RIGHTS-OF-WAY AND THE FAILURE TO OBTAIN THESE AGREEMENTS AND PERMITS COULD HAMPER ITS EXPANSION.


     The successful expansion of the combined company's competitive local exchange carrier operations will depend, in part, on its ability to implement existing interconnection agreements and to enter into and implement new interconnection agreements as it seeks to expand into new markets. The combined company's failure to obtain these agreements and permits could hamper its expansion. Interconnection agreements are subject to negotiation and interpretation by the parties to the agreements and are subject to state regulatory commission, Federal Communications Commission and judicial oversight. If the terms of these interconnection agreements need to be renegotiated, the combined company may not be able to renegotiate existing or enter into new interconnection agreements in a timely manner or on favorable terms. The combined company must also maintain existing, and obtain new, local permits, including rights to utilize underground conduit and pole space and other rights-of-way. The combined company may not be able to maintain its existing permits and rights or obtain and maintain other required permits and rights on acceptable terms. Cancellation or nonrenewal of interconnection agreements, permits, rights-of-way or other arrangements could significantly harm the combined company's business.


THE COMBINED COMPANY WILL BE SUBJECT TO A COMPLEX AND UNCERTAIN REGULATORY ENVIRONMENT THAT MAY REQUIRE IT TO ALTER ITS BUSINESS PLANS AND FACE INCREASED COMPETITION.


     The United States communications industry is subject to federal, state and other regulations that are continually evolving. As new communications laws and regulations are issued, the combined company may be required to modify its business plans or operations. The combined company may not be able to do so in a cost-effective manner. Federal and state regulatory trends in favor of reduced regulation are likely to have negative effects on the combined company and its ability to compete. The regulatory environment governing incumbent local exchange carrier operations has been and will likely continue to be very liberal in its approach to promoting competition and network access, which may increase the likelihood of new competitors offering similar services to the combined company's service area. The introduction of new competitors could have a negative effect on the combined companies' revenues and earnings.



D&E COMMUNICATIONS AND CONESTOGA HAVE EACH RECEIVED A LIMITED SUSPENSION FROM CERTAIN INTERCONNECTION REQUIREMENTS OF THE TELECOMMUNICATIONS ACT OF 1996. UPON EXPIRATION OF THE SUSPENSION, THE COMBINED COMPANY MAY BE SUBJECT TO ADDITIONAL COMPETITION FOR ITS TELECOMMUNICATIONS SERVICES.



     D&E Communications' and Conestoga's incumbent local exchange carrier services have received a limited suspension until July 2002 from certain interconnection requirements of the Telecommunications Act of 1996. The suspension protects the interconnection services in D&E Communications' and Conestoga's incumbent service territories by excluding the companies from requirements to allow competitors access to their customers by relying upon their services and facilities. If the combined company does not receive additional extensions of these suspensions, competitors will be allowed to seek removal of its rural exemption for the purpose of entering its territory and using its services and facilities through interconnection agreements to provide competitive services. The introduction of new competitors could have a negative effect on the combined company's revenues and earnings.

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                                        24

                           FORWARD-LOOKING STATEMENTS

     This document and the documents incorporated by reference contain forward-looking statements with respect to the merger and the financial condition, results of operations, plans, objectives, future performance and business of D&E Communications and Conestoga. Often these statements include words such as "believes," "expects," "anticipates," "estimates," "intends," "strategy," "plan," or similar words or expressions. In particular, statements, express or implied, concerning future operating results or the ability to generate income or cash flows are forward-looking statements.

     These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated by these forward-looking statements. You should understand that various factors, in addition to those discussed elsewhere in this document and in the documents referred to or incorporated by reference in this document, could affect the future results of the combined company following the merger and could cause results to differ materially from those expressed in these forward-looking statements, including:

     - changes in industry conditions created by federal and state legislation and regulations;

     - difficulties in integration of acquisitions;

     - inability to realize anticipated benefits of the merger;

     - competition in the communications industry;

     - inability to realize anticipated benefits of increased liquidity for its shares of common stock;

     - inability to implement business strategy of becoming a regional integrated communications service provider;

     - inability to sell D&E Communications and/or Conestoga wireless businesses;

     - inability of D&E Communications to exit business operations in Poland;

     - inability of Conestoga and D&E Communications to retain their existing customer base and service levels and the inability to attract new customers;

     - inability to continue to pay a dividend on common stock;

     - inability of Conestoga and D&E Communications to attract qualified management personnel;

     - rapid changes in technology;

     - inability to obtain financing on reasonable terms;

     - inability to complete the merger;

     - inability to achieve growth through acquisitions and investments;

     - inability to manage this growth;

     - limited demand for competitive local exchange services in smaller markets; and

     - inability to manage and monitor billing.

     D&E Communications shareholders and Conestoga shareholders are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document or, in the case of documents incorporated by reference, the dates of those documents.

     All subsequent written and oral forward-looking statements attributable to D&E Communications or Conestoga or any person acting on their behalf in connection with the solicitation of proxies or otherwise in connection with the proposed merger are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither D&E Communications nor Conestoga undertakes any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

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                                        26

                           THE SHAREHOLDERS' MEETINGS



     Conestoga and D&E Communications will each hold a meeting of its shareholders. Our boards of directors provide you this joint proxy statement/prospectus in order to solicit your proxy for use at the shareholders' meetings. We mailed this joint proxy statement/prospectus and accompanying form
of proxy to you on or about           , 2002.


TIMES, DATES AND PLACES

     Conestoga.  Conestoga will hold its special meeting of shareholders at
               , local time, on                ,                , at
               . Conestoga may adjourn or postpone the special meeting to another date and/or place for proper purposes.


     D&E Communications.  D&E Communications will hold its annual meeting of
shareholders at                , local time, on                ,
at                . D&E Communications may adjourn or postpone the annual
meeting to another date and/or place for proper purposes.



PURPOSE OF THE SHAREHOLDERS' MEETINGS


     Conestoga Special Meeting. At the special meeting of Conestoga shareholders (and any adjournment or postponement thereof), Conestoga shareholders will:

     - consider and vote upon a proposal to approve and adopt the merger agreement; and

     - transact any other matters that may properly come before the special meeting.

     Conestoga might also ask the Conestoga shareholders to vote upon a proposal to adjourn or postpone the special meeting for the purpose, among others, of allowing additional time for the solicitation of additional votes to approve the merger.


     D&E Communications Annual Meeting. At the annual meeting of D&E Communications shareholders (and any adjournment or postponement thereof), D&E Communications shareholders will:



     - consider and vote upon a proposal to approve the issuance of D&E Communications common stock to Conestoga shareholders under the amended and restated merger agreement entered into by Conestoga and D&E Communications, dated as of January 9, 2002;



     - elect three Class A directors, each for a three-year term;



     - consider and vote upon the ratification of the board of directors' selection of PricewaterhouseCoopers LLP as D&E Communications' independent accountants for 2002; and



     - transact any other matters that may properly come before the meeting.



D&E Communications might also ask the D&E Communications shareholders to vote upon a proposal to adjourn or postpone the annual meeting for the purpose, among others, of allowing additional time for the solicitation of additional votes to approve the first D&E Communications proposal listed above.


RECORD DATE; VOTING RIGHTS; VOTES REQUIRED FOR APPROVAL

Conestoga:

     Record Date.  Conestoga's board of directors has fixed the close of
business on           , 2002, as the record date for the determination of the
Conestoga shareholders entitled to receive notice of and to vote at the special meeting.

     Voting Rights. Only holders of record of shares of Conestoga common stock on the Conestoga record date, are entitled to notice of and to vote at the Conestoga special meeting. Each holder of record of Conestoga common stock as of the Conestoga record date is entitled to cast one vote for each share of Conestoga common stock held on the Conestoga record date with regard to the approval and adoption of the merger agreement and each other matter that may properly come before the Conestoga special meeting.

     Votes Required for Approval. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Conestoga common stock entitled to vote constitutes a quorum at the special meeting. Approval of the merger proposal requires the presence of a quorum and the affirmative vote of a majority of the votes cast at the special meeting.


D&E Communications:


     Record Date.  D&E Communications' board of directors has fixed the close of
business on           , 2002, as the record date for D&E Communications
shareholders entitled to notice of and to vote at the annual meeting.



     Voting Rights. Only holders of record of shares of D&E Communications common stock on the D&E Communications record date are entitled to notice of and to vote at the annual meeting. Each holder of record of D&E Communications common stock as of the D&E Communications record date is entitled to cast one vote per share on each matter that properly comes before the D&E Communications annual meeting.



     Votes Required for Approval. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of D&E Communications common stock constitutes a quorum at the D&E Communications annual meeting. Approval of the issuance of D&E Communications common stock in connection with the merger and the ratification of the board of directors' selection of independent accountants for 2002 each require the presence of a quorum and the affirmative vote of a majority of the votes cast at the annual meeting. Directors are elected by a plurality of votes cast. D&E Communications' shareholders may vote their shares for all of the nominees for director or may cumulate their votes and give to one or distribute among two or more nominees a number of votes equal to the number of directors to be elected multiplied by the number of shares of D&E Communications common stock that the shareholder owns.


VOTING AGREEMENT AND SHARES BENEFICIALLY OWNED BY DIRECTORS AND EXECUTIVE
OFFICERS


     Conestoga's Voting Agreement.  As of                , directors and certain
executive officers of Conestoga who beneficially own 159,574 shares of Conestoga
common stock, or approximately      % of the shares of Conestoga common stock
outstanding as of such date, have entered into voting agreements requiring such persons to vote their Conestoga common stock "FOR" approval and adoption of the merger agreement. For additional information on the parties to and terms of the Conestoga voting agreements, see "The Merger -- Conestoga Voting Agreements" on page 55.


     As of                , directors and executive officers of Conestoga
beneficially owned                shares of Conestoga common stock, or
approximately      % of the Conestoga common stock outstanding as of such date, including options exercisable within 60 days of such date.


     D&E Communications' Voting Agreement.  As of                , directors and
executive officers of D&E Communications and the trustees of the D&E Communications Voting Trust who beneficially own or vote 2,921,189 shares of D&E
Communications common stock, or approximately      of the shares of D&E
Communications common stock outstanding as of such date, have entered into voting agreements requiring such persons to vote their D&E Communications common stock "FOR" approval of the issuance of D&E Communications common stock in connection with the merger. For additional information on the parties to and terms of the D&E Communications voting agreements, see "The Merger -- D&E Communications Voting Agreements" on page 55.


     As of                , directors and executive officers of D&E
Communications beneficially owned                shares of D&E Communications
common stock, or approximately      % of the D&E Communications common stock
outstanding as of such date, including grants of performance restricted shares and dividend equivalents which will become earned within 60 days of such date.

PROXIES

Conestoga:

     Completed Proxies. All shares of Conestoga common stock represented by properly executed proxies received before or at the special meeting of Conestoga shareholders and not revoked will be voted in accordance with the instructions indicated in those proxies.

     Proxies with No Instructions. If no instructions are indicated on a properly executed returned proxy, Conestoga will vote such proxy "FOR" the approval and adoption of the merger agreement.

     Abstentions. Abstentions may be specified for any of the proposals being considered at the Conestoga special meeting. A properly executed proxy marked "ABSTAIN" will be counted as present for purposes of determining if there is a quorum and for purposes of determining the aggregate voting power and number of shares represented and entitled to vote at the meeting but will have no effect with respect to approval of the merger proposal.

     Broker Voting. Brokers who hold shares in "street name" for customers may not exercise their voting discretion with respect to proposals for non-routine matters such as the merger proposal. If beneficial owners of Conestoga shares do not give brokers specific instructions as to how to vote their shares, brokers cannot vote such shares with respect to the approval and adoption of the merger proposal. This is referred to as a "broker non-vote." Shares represented by broker non-votes will be counted as present for purposes of determining if there is a quorum and for purposes of determining the aggregate voting power and number of shares represented and entitled to vote at the meeting but will have no effect with respect to approval of the merger proposal.

D&E Communications:


     Completed Proxies. All shares of D&E Communications common stock represented by properly executed proxies received before or at the annual meeting of D&E Communications shareholders and not revoked, will be voted in accordance with the instructions indicated in those proxies.



     Proxies with No Instructions. If no instructions are indicated on a properly executed returned proxy, D&E Communications will vote such proxy "FOR" the share issuance proposal, "FOR" the nominees for election to the board of directors, and "FOR" the ratification of the board of directors' selection of independent accountants for 2002.



     Abstentions. Abstentions may be specified for any of the proposals being considered at the D&E Communications annual meeting. A properly executed proxy marked "ABSTAIN" will be counted as present for purposes of determining if there is a quorum and for purposes of determining the aggregate voting power and number of shares represented and entitled to vote at the meeting but will have no effect with respect to approval of the issuance of D&E Communications common stock in connection with the merger, the election of directors or the ratification of the board of directors' selection of accountants.



     Broker Voting. Brokers who hold shares in "street name" for customers may not exercise their voting discretion with respect to proposals for non-routine matters such as the issuance of D&E Communications common stock in connection with the merger. If beneficial owners of D&E Communications shares do not give brokers specific instructions as to how to vote their shares, brokers cannot vote such shares with respect to the approval of the merger proposal. This is referred to as a "broker non-vote." Shares represented by broker non-votes will be counted as present for purposes of determining if there is a quorum and for purposes of determining the aggregate voting power and number of shares represented and entitled to vote at the meeting but will have no effect with respect to approval of the issuance of D&E Communications common stock in connection with the merger.

REVOCATION OF PROXIES

     You may revoke your proxy at any time before its use by:

     - delivering to the Secretary of Conestoga or the Secretary of D&E Communications, as the case may be, a signed notice of revocation or a later-dated, signed proxy; or

     - by attending the meeting and voting in person.

     Merely attending the meeting does not mean that you have revoked your proxy.

SOLICITATION OF PROXIES


     The boards of directors of each of Conestoga and D&E Communications are soliciting the proxies of Conestoga shareholders and D&E Communications shareholders. In addition to solicitation by mail, we will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners. Both Conestoga and D&E Communications will, upon request, reimburse such brokerage houses and custodians for their reasonable expenses in assisting with the solicitation of proxies. Neither Conestoga nor D&E Communications plans to engage a third-party to help solicit proxies. If necessary, Conestoga or D&E Communications, as the case may be, may request the return of proxy cards by personal interview, mail, telephone, facsimile or other means of electronic transmission. The extent to which this will be necessary depends entirely upon how quickly proxy cards are returned. Please send in your proxy card immediately.



     CONESTOGA SHAREHOLDERS SHOULD NOT SEND IN ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. STOCK CERTIFICATES SHOULD BE MAILED WITH THE ELECTION FORM/LETTER OF TRANSMITTAL THAT WILL BE SENT TO EACH CONESTOGA SHAREHOLDER ALONG WITH THIS DOCUMENT, ACCORDING TO THE INSTRUCTIONS PRINTED ON THE FORM.



     As of the date of this joint proxy statement/prospectus, the Conestoga board of directors and the D&E Communications board of directors do not know of any business to be presented at the meetings other than the proposals described above. If any other matters should properly come before either meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting such proxies. Conestoga or D&E Communications might also ask their respective shareholders to vote upon a proposal to adjourn or postpone the shareholders' meeting for the purpose, among others, of allowing additional time for the solicitation of additional votes to approve the merger proposal. Proxies voted "AGAINST" the merger proposal will not be used to vote for any adjournment under this authority.

                                   THE MERGER

BACKGROUND AND NEGOTIATION OF THE MERGER

     In light of market conditions and trends in the telecommunications industry, the Conestoga board of directors has considered, on a periodic basis, strategic alternatives designed to maintain the competitiveness of Conestoga and to enable Conestoga to maximize its value to its shareholders. In its evaluation, the Conestoga board of directors recognized that significant challenges faced Conestoga in a changing competitive and economic environment. Specifically, the market price of Conestoga's stock was perceived to be low, in terms of industry valuations, peer company market values and a "sum of the parts" valuation. Market sources indicated that a principal reason for Conestoga's low relative stock price was a lack of market following and research which was in turn caused by the fact that Conestoga lacked size, in terms of market capitalization and otherwise, in relation to others in its industry. However, growth through stock acquisitions appeared to be difficult for Conestoga given its low stock price (and the resulting dilution of existing shareholders).

     In addition, Conestoga had a large number of shareholders who were accustomed to the regular quarterly dividends paid by Conestoga. However, given its decreased earnings per share resulting from capital investments necessary to compete in a changing competitive and technological environment, increased costs resulting from expansion and the need for investment capital, Conestoga's board of directors recognized that there was pressure to decrease or eliminate its dividend payout (although there was a concern that a decrease in the dividend could cause a further decline in the market price of Conestoga common stock). In effect, industry factors were causing companies such as Conestoga to become growth companies, rather than traditional utilities with emphasis on income.

     Beginning in May 2000, Conestoga's board of directors focused its consideration on strategic alternatives relating to Conestoga's wireless operations. As a result of a planning retreat attended by Conestoga's board of directors and management, the board of directors requested management to report back to it in August 2000 with respect to strategic alternatives involving Conestoga Wireless Company. At its August 22, 2000 meeting, the Conestoga board of directors considered strategic alternatives for Conestoga's wireless operations, including finding a strategic partner for the operations, selling the operations and selling its telecommunications towers. As a consequence, Legg Mason Wood Walker, Incorporated was engaged on September 21, 2000 to assist Conestoga with the sale of its telecommunication towers. Conestoga's board of directors and management held another planning retreat on September 22, 2000 to explore further options to address strategic alternatives for the entire company, including those already addressed in respect of the wireless operations.

     At a November 30, 2000 meeting of the Conestoga board of directors, representatives of Legg Mason made a presentation to the Conestoga board of directors regarding potential strategic alternatives for Conestoga, including pursuing the company's business plan as an independent company or engaging in a "strategic transaction." The option of remaining independent included engaging in an acquisition program, seeking strategic relationships and/or exiting selected businesses. Strategic transactions included the possibility of a combination with a similar company, or a sale of the company in a negotiated transaction with a selected party or through an auction process involving a selected group of bidders. After extensive discussion of these alternatives, the Conestoga board of directors determined to continue to evaluate Conestoga's strategic alternatives.

     Over the next several weeks following its November 30, 2000 meeting, Conestoga's board of directors reached a consensus that a sale of some or all of Conestoga might be in Conestoga's best interest. The board reached this consensus after consideration of the strategic alternatives available to Conestoga. Specifically, the Conestoga board of directors evaluated remaining independent, selling its Telebeam subsidiary, selling its wireless operations and selling the entire company. Legg Mason provided the Conestoga board of directors with valuation methodologies and ranges of values which might be realized under each scenario. In terms of valuation methodologies, Legg Mason reviewed with the Conestoga board methods of valuation, including discounted cash flow, comparable company analysis and comparable merger and acquisition transactions analysis. These analyses resulted in various valuations, with the sale of the entire company resulting in the highest projected value. After discussing and analyzing the issues involved in each course of action, the Conestoga board of directors concluded that a sale of the entire company might be in the best interests of Conestoga. Conestoga engaged Legg Mason as of February 1, 2001 to act as its financial advisor in connection with a possible sale transaction. The Conestoga board of directors directed Legg Mason to solicit preliminary indications of interest from third parties in acquiring Conestoga and to determine the range of values to be reasonably expected for any possible sale transaction. Conestoga's board of directors and Legg Mason discussed which companies they believed to be the most likely interested parties based on perceived strategic fit and potential ability and willingness to pay a premium price for Conestoga. The Conestoga board of directors did not place any limitations on Legg Mason with regard to which potentially interested parties should be contacted. At or about this time Conestoga engaged Barley Snyder Senft & Cohen, LLC, as legal counsel to assist the board of directors in this process.


     At a February 27, 2001 meeting of the Conestoga board of directors, Legg Mason and Barley Snyder reviewed a valuation analysis and a proposed sale process with the Conestoga board of directors.

     Through May, 2001, Legg Mason contacted a number of potential strategic and financial buyers. A number of the companies contacted expressed interest and entered into a customary confidentiality agreement with Conestoga. After entering into a confidentiality agreement, each company was permitted to conduct due diligence investigations of Conestoga. As part of the due diligence process, Conestoga management provided each of these companies with certain confidential information relating to Conestoga.

     At an April 20, 2001 meeting of the Conestoga board of directors, Legg Mason and Barley Snyder updated the Conestoga board of directors regarding the sale process, including a review of the parties that appeared to be interested in a transaction with Conestoga, and reviewed with the Conestoga board of directors a draft bid procedures letter and a form of agreement and plan of merger to be presented to interested parties.

     On April 27, 2001, Conestoga issued a press release announcing that it had engaged Legg Mason to assist Conestoga in exploring strategic alternatives.


     In late April, 2001, interested parties were provided with a letter setting forth the procedures for the submission of definitive written acquisition proposals for the acquisition of all of the outstanding capital stock of Conestoga. Attached to the procedures letter was a draft of a merger agreement which interested parties were instructed to comment upon in writing for inclusion with their bids. Proposals were required to be submitted in writing by May 24, 2001.


     On May 4, 2001, D&E Communications engaged Jefferies and Company, Inc. to act as its exclusive financial advisor in connection with strategic planning and the development of a long term growth strategy. The decision to engage Jefferies was based in part on periodic consideration by the D&E Communications board of directors and management of current telecommunications industry trends of increased competition and consolidation. Although at the time of Jefferies' engagement the board and management generally viewed a combination with a similar company as an effective method to address these trends and potentially to enhance shareholder value, no candidates were at that time identified or being considered.


     In response to Conestoga's April 27, 2001 press release, in early May 2001,
G. William Ruhl, a director and then a Senior Vice President of D&E Communications, telephoned Albert Kramer, Conestoga's President, to determine if Conestoga was interested in selling some or all of its operations. Subsequently, on May 15, 2001, Mr. Ruhl and Garth Sprecher, a director and a vice president and the secretary of D&E Communications, met with Mr. Kramer to discuss the possibility of an acquisition by D&E Communications' 50% owned PCS ONE joint venture of Conestoga's wireless operations, which D&E Communications believed would complement its existing wireless business. On May 16, 2001, after further valuation analysis and consultation with Jefferies, D&E Communications management determined that it was better for D&E Communications' long-term growth strategy to pursue an acquisition of Conestoga's entire business. In the ensuing eight days D&E Communications, together with its legal and financial advisors, conducted due diligence on Conestoga and formulated its offer, which was submitted on May 24, 2001, the deadline for proposals imposed by Conestoga.

     On May 29, 2001, the Conestoga board of directors met by teleconference for the purpose of reviewing with management, Legg Mason and Barley Snyder the five proposals received (including initial proposals from NTELOS, Inc. and D&E Communications) and to discuss how to proceed with the bidding parties. The Conestoga board of directors directed management and its financial and legal advisors to seek clarification of the proposals for the purposes of a presentation at a board of directors meeting to be held on June 1, 2001.


     On June 1, 2001, the Conestoga board of directors met and reviewed in detail the five proposals. At that meeting, Barley Snyder advised the Conestoga board of directors as to certain legal aspects of the proposals, including the proposed comments to the form of merger agreement provided to each bidder. At that time, Conestoga's board of directors determined to continue the sale process with all of the bidders in an effort to negotiate terms as advantageous to Conestoga as possible.


     On June 4, 2001, the Conestoga board of directors met with Barley Snyder to discuss the status of the sale process and directed Legg Mason to continue its discussions with the bidders to clarify the bids in certain respects, obtain the best price and structure possible and seek assurance with respect to the financing of the cash portion of each bid. Conestoga's board of directors indicated a preference for a structure in which stock of an acquirer made up a sufficient portion of the consideration to be paid so as to achieve "tax-free" treatment of the stock portion of a bid and a mechanism whereby, within limits, the stock portion of a bid would result in a fixed price. The Conestoga board of directors developed a preference for a cash and stock transaction, with the stock portion structured to achieve a fixed value of such portion, based on discussions as to what board members felt would be most attractive to Conestoga's shareholders. Cash consideration had the advantages of assuring a fixed value but would be immediately taxable. Stock consideration would allow Conestoga shareholders to maintain all or a portion of their investment in a telecommunications company without incurring immediate income taxes on the stock portion of the merger consideration. Subject to proration procedures necessary to maintain tax-free treatment on the stock portion of the merger consideration and to maintain a mix of cash and stock which was deemed feasible by acquirers, this structure allowed Conestoga's shareholders to do some personal investment and tax planning. Legg Mason continued a dialogue with the various bidders through June, 2001 and periodically updated the Conestoga board of directors by teleconference on each of June 8, 11, 22 and 26, 2001.


     At a June 28, 2001 meeting, based on its analysis of the pricing, structure and certainty of consummation of the various bids, the Conestoga board of directors determined to focus on the NTELOS and D&E Communications bids and instructed management, Legg Mason and Barley Snyder to continue to negotiate with NTELOS and D&E Communications.

     On July 2, 2001, NTELOS submitted a detailed proposal to Conestoga's board of directors indicating that it would be willing to purchase all of the outstanding capital stock of Conestoga for $36 per share, based on a fixed price structure (through a variable exchange ratio) within a range of per share market prices for NTELOS stock of $21 to $27, in exchange for NTELOS common stock and cash, with no more than 50% of the aggregate merger consideration being paid in cash. Attached to the letter was a firm commitment from Welsh Carson Anderson & Stowe to purchase between $75 and $150 million in equity securities in order to fund the cash portion of the merger consideration. On that date, the then-current D&E Communications' bid was $32 per share, based on a fixed price structure (through a variable exchange ratio) within a range of per share market prices for D&E Communications stock of $16.91 to $22.21, in exchange for D&E Communications common stock and cash, with a fixed ratio of 55%/45% of the aggregate merger consideration being paid in cash and D&E Communications common stock, respectively.


     At a July 3, 2001 meeting of the Conestoga board of directors, the Conestoga board of directors decided, based on the then-current D&E Communications and NTELOS bids, to authorize Conestoga's advisors to further negotiate D&E Communications' bid (such negotiation resulting in a revised bid of $33), and attempt to negotiate an agreement with D&E Communications. D&E Communications and NTELOS were immediately informed by Legg Mason of the decision of the Conestoga board of directors.


     On July 5, 2001, NTELOS submitted an unsolicited revised proposal pursuant to which it offered to increase the merger consideration from $36 to $39 per share and to increase the cash component of the merger consideration to a maximum of 60% of the merger consideration. Attached to the letter was a revised commitment of Welsh Carson to purchase between $75 and $200 million in equity securities in order to fund the cash portion of the merger consideration.

     On July 6, 2001, the Conestoga board of directors met by teleconference to respond to NTELOS' revised bid. D&E Communications was immediately notified by Legg Mason of the fact that an improved bid had been received.


     On July 9, 2001, D&E Communications submitted an unsolicited revised proposal pursuant to which it offered merger consideration of $38 per share based on the price of D&E Communications common stock on July 6, 2001. The merger consideration was to be paid 43% in shares of D&E Communications common stock and 57% in cash. The stock portion of the merger consideration was based on a fixed exchange ratio. As a result, the value of the stock portion of the consideration to be received by Conestoga shareholders was variable, depending on the value of D&E Communications' stock at closing. The Conestoga board of directors met by teleconference to discuss D&E Communications' revised proposal and immediately notified NTELOS of the fact that an improved competing bid had been received.


     Later on July 9, 2001, NTELOS submitted an unsolicited revised bid of $40 per share payable in cash and NTELOS common stock, with a maximum of 59% of the merger consideration payable in cash. The stock portion of the merger proposal was based on a fixed price structure (through a variable exchange ratio) within a range of per share market prices for NTELOS stock of $18 to $30.


     The Conestoga board of directors met on July 10, 2001 to review the revised bids of NTELOS and D&E Communications. The Conestoga board of directors approved NTELOS' bid, subject to negotiation of a definitive agreement. Beginning July 10, 2001, Conestoga agreed to be bound by an exclusivity agreement with NTELOS pursuant to which Conestoga was prohibited from soliciting other offers or participating in discussions with other parties regarding a business combination prior to July 31, 2001. During the ensuing two-week period representatives of Conestoga, Legg Mason and Barley Snyder continued negotiation of a definitive agreement with representatives of NTELOS and its legal advisors.


     From July 11 through July 24, 2001, NTELOS' legal advisors had numerous contacts with Barley Snyder concerning unresolved issues, including the circumstances under which the merger agreement could be terminated, Conestoga's option plans and grants, employee matters and the non-solicitation of other offers. Due to the cash requirements associated with obligations of Conestoga in connection with a change of control, the parties agreed in the course of these negotiations to a reduction in the maximum cash component of the merger consideration to be paid by NTELOS from 59% to 58%.

     On July 24, 2001, representatives of NTELOS informed representatives of Conestoga that the NTELOS board had approved the merger agreement subject to the approval of the merger agreement by the Conestoga board of directors.

     At a July 24, 2001 meeting of the Conestoga board of directors, Legg Mason, Conestoga's management and Barley Snyder reviewed developments in the negotiation process following the July 10, 2001 meeting of the Conestoga board of directors. Barley Snyder reviewed the terms of the proposed merger agreement that had been reached with NTELOS and reviewed the fiduciary duties of the board of directors in the matters under consideration. Legg Mason rendered its written opinion, that, as of the date of the opinion and based upon and subject to the matters stated in the opinion, the merger consideration was fair from a financial point of view to shareholders of Conestoga. After considerable discussion and consideration, Conestoga's board of directors voted unanimously to approve the NTELOS merger and the NTELOS merger agreement and to recommend to Conestoga shareholders that they vote to approve the NTELOS merger agreement. Following the meeting, Conestoga finalized and executed the NTELOS merger agreement and related agreements and documents. On the morning of July 25, 2001, before the U.S. financial markets opened for trading, Conestoga and NTELOS announced the signing of the NTELOS merger agreement.

     The closing price of NTELOS common stock on the date prior to the announcement of the NTELOS merger agreement was $24.00 per share. Within a range of per share market prices for NTELOS stock of $18 to $30, the consideration to be received by Conestoga's shareholders would have been $40.00 per share. Subsequent to the date of the NTELOS merger agreement, the market price of NTELOS common stock declined to $6.85 per share on September 20, 2001. Thereafter, the average closing price of NTELOS common stock between October 10, 2001 and November 20, 2001 was $8.35 per share. At an $8.35 NTELOS stock price, the consideration to Conestoga's shareholders would have been $27.35 per share, with 40% in cash and 60% in stock (the percentage of merger consideration represented by NTELOS stock was required to be increased at lower NTELOS market prices to maintain tax-free treatment of the transaction).


     On September 24, 2001, Anne Sweigart, Chairman and President of D&E Communications, telephoned John Bentz, Conestoga's Chairman, to describe a letter she intended to send to Mr. Bentz proposing that D&E Communications acquire Conestoga in a cash and stock transaction. The letter, which was subsequently sent to Mr. Bentz, provided for a price of $33.00 per share, with 55% and 45% of the merger consideration in cash and D&E Communications' common stock, respectively. The per share closing price of D&E Communications common stock on September 24, 2001 was $18.98. Pursuant to obligations under the NTELOS merger agreement, Conestoga promptly informed NTELOS of the letter from D&E Communications as well as subsequent developments relating to D&E Communications' proposal.



     The closing price of NTELOS common stock on September 21, 2001, the last trading day before the September 24, 2001 unsolicited proposal by D&E Communications, was $7.75 per share. At a $7.75 NTELOS stock price, the consideration to be received by Conestoga's shareholders would have been $26.16 per share, with 40% in cash and 60% in stock.


     On October 3, 2001, Mrs. Sweigart again telephoned Mr. Bentz to express D&E Communications' continued interest in acquiring Conestoga and to notify him that D&E Communications intended to clarify its proposal by transmitting a proposed form of merger agreement based on the NTELOS document. Later that day, special legal counsel to D&E Communications, Morgan, Lewis & Bockius LLP, transmitted to Legg Mason and Barley Snyder the form of merger agreement D&E Communications proposed for its acquisition of Conestoga.

     Beginning on October 5, 2001, representatives of Conestoga and D&E Communications had various contacts for the purpose of clarifying D&E Communications' proposal, including the ability of D&E Communications to finance the cash portion of its proposal and the extent to which D&E Communications' proposal would be conditioned on other contingencies.

     On October 15, 2001, Mrs. Sweigart transmitted another letter to Mr. Bentz, attached to which was a copy of a commitment letter dated the same date from D&E Communications' lender, CoBank ACB, which letter indicated CoBank's willingness to provide financing to enable D&E Communications to finance the cash portion of its proposal.


     On October 17, 2001, Mrs. Sweigart sent to each member of the Conestoga board of directors copies of the previous transmittals to Mr. Bentz, together with a presentation illustrating the superiority of D&E Communications' proposal to the existing NTELOS transaction.


     On October 24, 2001, representatives of Conestoga and D&E Communications met to clarify further issues relating to the ability of D&E Communications to consummate the proposed transaction, particularly the commitment of CoBank to provide D&E Communications with financing and the agreement to sell to affiliates of VoiceStream Wireless Corporation D&E Wireless' (which is an indirect wholly-owned subsidiary of D&E Communications) interest in the joint venture with VoiceStream that operates a wireless business. Subsequent to the meeting of October 24, 2001, Conestoga's representatives conducted additional due diligence relating to the ability of D&E Communications to consummate the proposed transaction.

     On November 5, 2001, the Conestoga board of directors met and concluded that the D&E Communications bid represented a "Superior Competing Transaction" under the merger agreement with NTELOS. The Conestoga board of directors further determined to provide notice to NTELOS that it intended to participate in discussions and negotiations with D&E Communications regarding its proposal as permitted by the merger agreement with NTELOS. The closing price of NTELOS common stock on November 2, 2001, the trading day preceding the determination by Conestoga's board of directors that the D&E Communications bid constituted a "Superior Competing Proposal," was $7.76 per share. At a $7.76 NTELOS stock price, the consideration to be received by Conestoga's shareholders would have been $26.18 per share, with 40% in cash and 60% in stock.


     Representatives of D&E Communications and Conestoga negotiated a conditional merger agreement that was to be effective only upon termination of Conestoga's merger agreement with NTELOS and that was subject to the right of NTELOS to make a counteroffer in accordance with the terms of the NTELOS merger agreement. Specifically, the transaction contemplated by the D&E Communications conditional merger agreement was contingent upon NTELOS failing to amend the terms of the NTELOS merger agreement within the following ten business days, so that the D&E Communications transaction no longer represented a Superior Competing Transaction. If NTELOS failed to make such a counter offer, Conestoga would have the right to terminate the NTELOS merger agreement upon the payment of a termination fee of $10 million.


     The D&E Communications conditional merger agreement provided for the acquisition by D&E Communications of all of the outstanding shares of Conestoga common stock for $33 per share, based on a fixed price structure (through a variable exchange ratio) within a range of per share market prices for D&E Communications common stock of $13 to $23, and on the other terms now reflected in the merger agreement.

     From November 9, 2001 until November 19, 2001, D&E Communications management and its legal and financial advisors conducted a due diligence review of Conestoga, and Conestoga management and its legal and financial advisors conducted a due diligence review of D&E Communications.


     On November 19, 2001, the Conestoga board of directors met to consider the conditional merger agreement with D&E Communications. The per share closing price of D&E Communications common stock on that date was $19.75. Legg Mason and Conestoga's management and counsel reviewed for the board of directors developments in the negotiation process since the November 5, 2001 meeting of the Conestoga board of directors. Barley Snyder reviewed the terms of the proposed agreement that had been reached with D&E Communications and again reviewed the fiduciary duties of the board of directors in the matters under consideration. Legg Mason rendered its written opinion, that, as of the date of the opinion and based upon and subject to the matters stated in the opinion, the merger consideration was fair from a financial point of view to shareholders of Conestoga. The Conestoga board of directors adjourned its meeting until November 21, 2001. On that date, after considerable discussion and consideration, the Conestoga board of directors voted unanimously to approve the merger and the conditional merger agreement with D&E Communications, to recommend to Conestoga shareholders that they vote to approve the merger agreement and to withdraw its recommendation in favor of the NTELOS merger agreement. On November 21, 2001, the per share closing price of D&E Communications common stock was $20.05.


     On November 19, 2001, the D&E Communications board of directors met to consider the proposed merger with Conestoga. Morgan Lewis reviewed the fiduciary duties of the board of directors with regard to the proposed transaction and described the terms of the conditional merger agreement with Conestoga. Jefferies reviewed with the D&E Communications board of directors the basis of its analysis of the proposed transaction with Conestoga and rendered its oral opinion (subsequently confirmed in writing) that, as of the date of the opinion and subject to the qualifications stated in its opinion, the proposed merger was fair from a financial point of view to D&E Communications. The D&E Communications board of directors engaged in considerable discussion and deliberation regarding the proposed transaction. It determined to delegate authority to approve the final terms of the proposed merger with Conestoga, the conditional merger agreement and the issuance of D&E Communications common stock in the merger to a Special Transactions Committee of the board of directors comprised of Mrs. Sweigart, Robert M. Lauman, Mr. Ruhl and Thomas H. Bamford. With one director abstaining, the remaining members of the D&E Communications board of directors then unanimously approved the merger with Conestoga, the conditional merger agreement and the contemplated issuance of D&E Communications common stock in the transaction, subject in each case to the approval of the final terms of the transaction by the Special Transactions Committee.

     From the conclusion of the meeting of the D&E Communications board of directors and the adjournment of the meeting of the Conestoga board of directors, each on November 19, 2001, through the evening of

November 20, 2001, the respective legal and financial advisors of D&E Communications and Conestoga continued to negotiate the final terms and conditions of the conditional merger agreement.


     On November 21, 2001, the Special Transactions Committee of the D&E Communications board of directors held a telephone meeting to discuss developments with Conestoga following the November 19, 2001 meeting of the entire board, including the final terms of the merger with Conestoga and the conditional merger agreement. After again reviewing applicable fiduciary duties of the board of directors in the context of the proposed transaction, Morgan Lewis reviewed with the Special Transactions Committee the revised draft conditional merger agreement and the changes reflected therein to the terms of the conditional merger agreement since the November 19, 2001 meeting of the entire board, none of which were material. Jefferies rendered its oral opinion (subsequently confirmed in writing) that, as of November 21, 2001 and subject to the qualifications stated in its opinion, the proposed merger was fair from a financial point of view to D&E Communications. After consideration, the Special Transactions Committee voted unanimously to approve the merger with Conestoga, the conditional merger agreement and the issuance of D&E Communications common stock in the merger.


     D&E Communications and Conestoga executed and announced the signing of the conditional merger agreement on November 21, 2001 following the completion of the Conestoga board of directors meeting and the meeting of the Special Transactions Committee of the D&E Communications board of directors.

     Upon approval of the D&E Communications conditional merger agreement, Conestoga provided NTELOS with notice that it intended to terminate the NTELOS merger agreement, subject to the counter offer provisions of the NTELOS agreement. After the close of business on December 3, 2001, NTELOS notified Conestoga of its election to terminate the NTELOS merger agreement and accept the $10 million termination fee provided for in that agreement. The D&E Communications merger agreement became effective upon termination of the NTELOS merger agreement. D&E Communications and Conestoga announced the effectiveness of their merger agreement on December 4, 2001.


     On December 11, 2001, Lynch Interactive Corporation sent a letter to Conestoga and issued a press release indicating that it would be prepared to offer, subject to certain conditions, to acquire Conestoga for $33.00 per share in cash, less any termination fee payable to D&E Communications under the D&E Communications merger agreement. On December 17, 2001, Conestoga announced it would not pursue Lynch's unsolicited indication of interest. The indication of interest was the first involvement by Lynch in Conestoga's sale process; Lynch was not involved in the process leading up to the submission of bids in May, 2001. Conestoga indicated that it believed that the indication of interest was not superior to the D&E Communications merger agreement (due to the fact that, after taking into account the termination fee that would be payable to D&E Communications, the value of the Lynch indication of interest was less than $32.00 per share) and that it intended to continue to pursue consummation of the transaction contemplated by the D&E Communications merger agreement. On December 20, 2001, Lynch sent Conestoga an unsolicited letter indicating that it would eliminate the deduction of the D&E termination fee from the $33.00 per share price included in its previous indication of interest. Prior to a regularly scheduled meeting of the Conestoga board of directors on December 28, 2001, (at which the revised indication of interest was to be an agenda item to address) Conestoga became aware that Lynch had announced that it had withdrawn its indication of interest to acquire Conestoga.



     On January 9, 2002, D&E Communications and Conestoga agreed to amend and restate the merger agreement to amend certain procedural matters relating to the mechanics for electing the form of merger consideration in the conditional agreement originally executed on November 21, 2001.


CONESTOGA'S REASONS FOR THE MERGER; RECOMMENDATION OF THE CONESTOGA BOARD OF DIRECTORS

     At a special meeting of the Conestoga board of directors on November 19, 2001, the Conestoga board of directors determined that the merger is fair to and in the best interests of Conestoga and its shareholders and unanimously approved and adopted the merger agreement and the transactions contemplated by that agreement. Accordingly, the Conestoga board of directors recommends that Conestoga shareholders vote "FOR" approval of the merger agreement at the special meeting.

     In reaching its decision to approve and adopt the merger agreement and the transactions contemplated by that agreement, and to recommend that Conestoga shareholders vote to approve the merger agreement, the board considered the following material factors:



     - the price of $33.00 per share within a range of D&E Communications' stock prices of $13.00 to $23.00, with up to 55% in cash and at least 45% in stock in a tax-deferred transaction was determined to be more favorable from a financial point of view than the NTELOS transaction. The NTELOS transaction, at an assumed price of $8.35 per share (the approximate average closing price of NTELOS stock between October 10, 2001 and November 20, 2001) would have resulted in a total per share merger consideration of $27.35 per share, with $16.41 in cash and $10.94 in stock in a tax-deferred transaction. The D&E Communications transaction, at $18.00 per share (the mid-point of the "fixed price range") would result in a total merger consideration of $33.00 per share, with $18.15 in cash and $14.85 in stock in a tax-deferred transaction. In assessing the D&E Communications fixed-price range, the Conestoga board of directors noted that the closing market price of D&E Communications stock ranged from $16.90 to $26.00 in 2001, from $16.90 to $23.50 during the fourth quarter of 2001 (when the D&E Communications negotiations took place), and was $20.00 on November 20, 2001 (the last closing price before the D&E Communications transaction was announced);


     - familiarity of the Conestoga board of directors with, and presentations by Conestoga's management and its financial advisors regarding, the business, operations, properties and assets, financial condition, competitive position, business strategy and prospects of Conestoga (as well as the risks involved in achieving those prospects), and the current environment for the telecommunications industry in which Conestoga competes, and current industry, economic and market conditions, both on an historical and on a prospective basis;

     - the possible alternatives to the merger (including the possibility of continuing to operate Conestoga as an independent entity), the range of possible benefits to Conestoga shareholders of such alternatives and the timing and likelihood of accomplishing the goal of any such alternatives;

     - the current and historical market prices of Conestoga common stock relative to those of other industry participants and general market indices;

     - the fact that the merger consideration is in the form of up to 55% in cash;


     - the ability of Conestoga's shareholders to receive the D&E Communications common stock portion of the merger consideration on a "tax-free" basis (assuming the D&E Communications stock price is over $10.68 at closing) (assuming (1) 8,242,095 shares of Conestoga common stock are outstanding, (2) 55% of Conestoga shares of common stock are to be converted into cash consideration and 45% of such shares are to be converted into D&E Communications common stock, and (3) no cash in lieu of fractional shares is paid);


     - the "fixed price" structure of the D&E Communications common stock portion of the merger consideration (designed to provide a fixed value of $33.00 if, based on the average sales prices for the 20 trading days during which trading in D&E Communications common stock occurs immediately preceding the date that is two business days prior to the effective time of the merger, the per share value of D&E Communications' common stock is between $13.00 and $23.00 immediately prior to consummation of the merger);

     - the fact that D&E Communications currently pays, and has expressed its intention to continue to pay, a dividend on its common stock;

     - the potential capital appreciation in D&E Communications' common stock;

     - the extensive sale process conducted by Conestoga involving multiple potentially interested parties;


     - the presentations by Legg Mason, and its written opinion dated November 19, 2001, that, as of the date of such opinion and based on and subject to the matters set forth in that opinion, the merger consideration to be received by holders of Conestoga common stock pursuant to the merger agreement is fair from a financial point of view to these holders (see "The Merger -- Opinion of Conestoga's Financial Advisor" on pages 42 through 46);

     - the terms of the merger agreement that provide that, under certain circumstances, and subject to certain conditions more fully described under "The Merger Agreement -- No Solicitation," Conestoga can furnish information to and conduct negotiations with a third party in connection with an unsolicited potential superior proposal for a business combination or acquisition of Conestoga and can terminate the merger agreement for a superior proposal (see "The Merger Agreement -- No Solicitation" on pages 72 through 73);


     - the potential long-term impact of the transaction on Conestoga employees and on the communities and customers Conestoga serves, which the Conestoga board of directors believed to be favorable;


     - the fact that, under the terms of the merger agreement, D&E Communications cannot unilaterally cause the termination of the merger agreement in the event D&E Communications is unable to obtain the financing necessary to fund the cash component of the merger consideration and on the board's view of the likelihood that the proposed acquisition will be consummated in light of the experience, reputation and financial capability of D&E Communications; and


     - the ability of Conestoga to terminate the merger agreement if the average per share sales price of D&E Communications' stock for any ten consecutive trading days during which trades occur prior to closing is less than $8.00.

     The Conestoga board of directors also considered potential drawbacks or risks relating to the merger, including the following material drawbacks and risks:


     - shareholders who receive D&E Communications common stock as part of the merger consideration, whether as a result of election or allocation could receive less than $33.00 per share in value;



     - under certain circumstances, the D&E Communications common stock included in the merger consideration will be fully taxable to Conestoga's shareholders. Conestoga's board went through an extensive analysis of the potential tax consequences of the transaction with its advisors. This analysis included identifying the approximate price at which the stock portion of the merger consideration would be taxable to Conestoga's shareholders. The board concluded that this potential drawback of the structure of the transaction was outweighed by the advantages of the transaction;



     - the cash/stock election structure of the D&E Communications transaction, like that of the NTELOS transaction, could result in the value of the merger consideration declining below $33.00 as a result of a decline in the value of the stock component if the volume weighted average stock price of D&E Communications falls below $13.00;


     - the fact that the cash portion of the merger consideration would be taxable to Conestoga shareholders for United States federal income tax purposes;


     - the increased financial leverage of D&E Communications, estimated at $114.0 million, required to finance the cash portion of the merger consideration;


     - the risks inherent in D&E Communications pursuing its strategy of becoming a leading regional integrated communications provider;


     - the covenants in the merger agreement restricting the conduct of Conestoga's business prior to the consummation of the merger only to activities in the ordinary course consistent with past practice, as well as various other operational restrictions on Conestoga prior to the consummation of the merger;



     - the provision in the merger agreement requiring Conestoga to pay a termination fee in the amount of approximately $10.0 million if the merger agreement is terminated under certain circumstances more fully described in the section entitled "The Merger Agreement -- Effect of Termination";



     - the risks and costs to Conestoga if the transaction does not close, which risks and costs result from the extensive efforts that would be required to attempt to complete the transaction, the significant distractions which Conestoga's employees will experience during the pendency of the transaction, the payments in connection with the employee benefit matters Conestoga could possibly be required to make upon receipt of approval of the merger agreement by Conestoga's shareholders even if the merger is not consummated and the possibility that Conestoga's stock price could decline below the pre-announcement level; and


     - the possibility that, notwithstanding the provisions of the merger agreement permitting Conestoga to terminate the merger agreement in connection with a superior proposal, the termination fee payable upon such termination might discourage other parties that might have an interest in a business combination with, or an acquisition of, Conestoga (see "The Merger Agreement -- Termination of the Merger Agreement").


     The foregoing discussion addresses the material information and some of the factors considered by the Conestoga board of directors in its consideration of the merger, including factors that support the merger as well as those that may weigh against it. In view of the variety of factors and the amount of information considered, the Conestoga board of directors did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. The determination to approve the merger and the merger agreement was made after consideration of all of the factors as a whole and the foregoing discussion does not necessarily contain all of the factors considered by the Conestoga board of directors as a whole or by individual directors. In addition, individual members of the Conestoga board of directors may have given different weights to different factors.

D&E COMMUNICATIONS' REASONS FOR THE MERGER; RECOMMENDATION OF THE D&E COMMUNICATIONS BOARD OF DIRECTORS

     In reaching its decision to approve the merger, the D&E Communications board of directors consulted with D&E Communications' legal and financial advisors as well as with D&E Communications' management. The D&E Communications board of directors considered a number of material factors, including the following:


     - the percentage of the combined company to be owned by D&E Communications' shareholders following the merger;


     - the significantly increased market capitalization and public float of the combined company, which could reasonably be expected to result in enhanced trading liquidity for D&E Communications shareholders following the merger;

     - the importance of significant scale, scope and financial resources to the combined company's ability to compete effectively in the changing telecommunications industry;

     - an analysis of the financial performance, operations, access lines and other assets, business condition and business prospects of Conestoga and D&E Communications;

     - current industry trends and market conditions, including the likelihood of consolidation and increased competition in the telecommunications industry;

     - the potential positive impact on the combined company of securing through the merger an increased depth of experienced and talented managers;

     - the impact of the merger on the customers and employees of both companies as well as on the communities in which they operate;

     - an increased customer base to which the combined company can market its telecommunications products;

     - the possibility of achieving cost savings through elimination of cost redundancies and increased purchasing power;

     - potential alternative transactions;


     - the terms and conditions of financing arrangements necessary to consummate the merger, including the anticipated interest rates, covenants and the principal repayment schedule included in the commitment letter provided by CoBank ACB, as well as the anticipated receipt of an estimated $36 million in net proceeds from sale of D&E Communications' interest in PCS ONE;


     - the financial presentations given and opinion delivered by Jefferies & Company, Inc., D&E Communications' financial advisor, to the effect that, as of the date of its opinion and based on and subject to the matters described in its opinion, the merger is fair, from a financial point of view, to D&E Communications, as more fully described below under "-- Opinion of D&E Communications' Financial Advisor;"


     - the terms and conditions of the merger agreement and the merger, which, in the view of the D&E Communications board of directors and management, are fair to, and in the best interests of, D&E Communications and D&E Communications' shareholders;



     - the tax-free nature of the transaction to D&E Communications; and


     - the likelihood of obtaining required regulatory approvals and satisfying the other conditions to consummation of the merger.

     All combinations, including the merger, involve some risks and disadvantages. The material potential risks and disadvantages to D&E Communications shareholders identified by the D&E Communications board of directors and management in considering the merger include the following:

     - the time and resources required to complete the merger, with the completion of the merger being subject to various conditions (see "The Merger Agreement -- Conditions");

     - the difficulties inherent in combining and integrating the two companies and the potential distraction to management caused by a transaction of this magnitude;

     - the uncertainty with respect to timing and price of a sale of Conestoga's wireless operations;


     - the terms of the merger agreement restricting the conduct of business by D&E Communications prior to the consummation of the merger to conduct that is in the ordinary course and consistent with past practice as well as various other operational restrictions on D&E Communications prior to the consummation of the merger, which would include assumed indebtedness of approximately $84.7 million and new indebtedness of an estimated $114.0 million to fund the cash portion of the merger consideration;


     - the potentially increased financial leverage of D&E Communications as a consequence of the consummation of the merger; and

     - the risk that the benefits sought from the merger might not be fully achieved.

     The D&E Communications board of directors believed and continues to believe that the potential benefits anticipated to result from the merger greatly outweigh the risks relating to the merger.

     This discussion of the factors considered by the D&E Communications board of directors is not intended to be exhaustive. Because of the wide variety of factors considered in connection with its evaluation of the merger, the D&E Communications board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its conclusions. In addition, individual directors may have given different weights to different factors.

     FOR THE REASONS DISCUSSED ABOVE, THE D&E COMMUNICATIONS BOARD OF DIRECTORS HAS DETERMINED THAT THE TERMS OF THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, D&E COMMUNICATIONS AND D&E COMMUNICATIONS SHAREHOLDERS. ACCORDINGLY, THE D&E COMMUNICATIONS BOARD OF DIRECTORS RECOMMENDS THAT D&E COMMUNICATIONS SHAREHOLDERS VOTE "FOR" THE ISSUANCE OF D&E COMMUNICATIONS COMMON STOCK IN CONNECTION WITH THE MERGER.

OPINION OF CONESTOGA'S FINANCIAL ADVISOR

     The Conestoga board of directors retained Legg Mason to act as Conestoga's financial advisor in connection with the matters previously described, including to give its opinion as to the fairness, from a financial point of view, of the merger consideration to be received by the shareholders of Conestoga.

     On November 19, 2001 Legg Mason delivered its written opinion, dated November 19, 2001, to the Conestoga board of directors that, as of the date of the opinion and based on and subject to the matters stated in the opinion, the merger consideration to be received by the shareholders of Conestoga is fair from a financial point of view to such holders. Legg Mason also presented to the Conestoga board of directors the analyses described below.

     The Legg Mason opinion was prepared for use by the Conestoga board of directors and was directed only to the fairness from a financial point of view, as of the date thereof, of the merger consideration to be received by the shareholders of Conestoga. The Legg Mason opinion does not address the relative merits of the merger as contrasted with any other business strategies considered by the Conestoga board of directors, nor does it express any opinion as to the decision of the Conestoga board of directors to proceed with the merger agreement. The Legg Mason opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote on the merger or the form of consideration any shareholder should request to receive in such merger. In furnishing its opinion, Legg Mason did not admit that it is an expert within the meaning of the term "expert" as used in the Securities Act nor did it admit that its opinion serves as a report or valuation within the meaning of the Securities Act.

     THE FULL TEXT OF THE LEGG MASON OPINION IS ATTACHED HERETO AS ANNEX B TO THIS PROXY STATEMENT/ PROSPECTUS AND IS INCORPORATED IN THIS DOCUMENT BY REFERENCE. THE SUMMARY OF LEGG MASON'S OPINION SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. SHAREHOLDERS ARE URGED TO READ THE OPINION CAREFULLY AND IN ITS ENTIRETY FOR A DISCUSSION OF THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, OTHER MATTERS CONSIDERED AND LIMITS OF THE REVIEW BY LEGG MASON IN CONNECTION WITH SUCH OPINION.


     Conestoga selected Legg Mason as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in the communications industry and is familiar with Conestoga and its business. Legg Mason has in the past performed other financial advisory services for Conestoga and has received customary compensation. As part of its investment banking business, Legg Mason is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of Legg Mason's business, Legg Mason may make a market in the equity securities of Conestoga and may at any time hold a long or short position in those securities.



     In arriving at its opinion, Legg Mason reviewed the merger agreement and also reviewed financial and other information that was publicly available, or furnished to Legg Mason by Conestoga or D&E Communications management including information and financial projections provided during discussions with the managements of Conestoga and D&E Communications. In addition, Legg Mason compared financial data of Conestoga and D&E Communications with various other companies whose securities are traded in public markets. Legg Mason reviewed prices and premiums paid in other business combinations and conducted other financial studies, analyses and investigations, as Legg Mason deemed appropriate for purposes of rendering its opinion.


     In rendering its opinion, Legg Mason relied upon and assumed the accuracy and completeness of all of the financial and other information that was available from public sources, that was provided to Legg Mason by Conestoga or D&E Communications or that was otherwise reviewed by Legg Mason and assumed that neither Conestoga nor D&E Communications is aware of any other information that might be material to Legg Mason's analysis or opinion. With respect to financial projections, Legg Mason relied on representations that they were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the managements of the respective companies as to the future operating and financial performance of such companies. Actual results may differ materially from the projections, and Legg Mason assumed no responsibility for the correctness of the projections. Legg Mason did not assume any responsibility for making any independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by Legg Mason. Legg Mason relied as to certain legal matters on advice of counsel to Conestoga.

     The Legg Mason opinion is necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to Legg Mason as of, the date of the Legg Mason opinion. Although subsequent developments may have affected or in the future may affect the Legg Mason opinion, Legg Mason is under no obligation to update, revise or reaffirm its opinion.


     In conducting its analysis, Legg Mason assumed that the merger would be a tax-free reorganization for U.S. federal income tax purposes; however, no assurance can be given that this assumption will be correct. Furthermore, Legg Mason assumed that all holders of Conestoga's series A preferred stock will convert their holdings into Conestoga common stock prior to the consummation of a merger. Neither of these assumptions were material to Legg Mason's analysis, and a change in either assumption would not have affected Legg Mason's conclusion. In projecting cash flows, selecting comparable companies and selecting comparable merger and acquisition transactions for its analysis, Legg Mason assumed that Conestoga would continue to operate its wireless business.



     In preparing its opinion, Legg Mason conducted three principal analyses:
(1) a comparison of Conestoga with publicly traded companies comparable to Conestoga, (2) a comparison of the merger with comparable merger and acquisition transactions involving rural local exchange companies, and (3) an analysis of the present value of Conestoga's projected future cash flows available for distribution to its equity and debt security holders. The principal benchmarks for comparing companies in the rural local exchange carrier business are enterprise value divided by the company's total number of access lines and enterprise value divided by EBITDA. The resulting quotients are referred to as an access line multiple and an EBITDA multiple, respectively. For purposes of Legg Mason's analysis, Legg Mason defined enterprise value as the market value of fully-diluted common equity plus the book value of long-term debt and the liquidation value of outstanding preferred stock, if any, minus cash, the proceeds that would result from the exercise of outstanding options and warrants and the value of certain other assets and investments. EBITDA is a measure of a company's pre-tax operating cash flow calculated by adding to a company's net income its interest expense, income taxes, depreciation, amortization and extraordinary items and deducting its interest income.



     No company or transaction used in any analysis as a comparison is identical to Conestoga or the merger. Accordingly, an analysis of the results is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and trading value of the comparable companies or company to which they are being compared. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial analyses or summary description. Legg Mason believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, would create a misleading view of the processes underlying its opinion. In view of the wide variety of factors considered in connection with its evaluation of the fairness of the consideration to be paid in the transaction, Legg Mason did not find it practicable to assign relative weights to the factors considered in reaching its opinion.


     The following is a summary of the analyses performed by Legg Mason in connection with the preparation of the Legg Mason opinion.


     Public Comparables Analysis. Legg Mason analyzed selected current and historical operating information and valuation data for certain publicly traded rural local exchange carriers that Legg Mason deemed comparable to Conestoga. Particular emphasis was placed on rural local exchange carriers of similar size with similar sources of revenues, particularly wireless and competitive local exchange revenues. The rural local exchange carriers that Legg Mason used for its analysis were:



     - Alaska Communications Systems Group, Inc.



     - CT Communications, Inc.

     - D&E Communications, Inc.



     - HickoryTech Corporation



     - North Pittsburgh Systems, Inc.



     Legg Mason divided the enterprise value of each of the comparable companies by the company's EBITDA for the most recently reported twelve month period to produce an EBITDA multiple. In addition, Legg Mason divided the enterprise value of each of the comparable companies by its number of total access lines to produce an access line multiple. The result of this analysis was a range of EBITDA multiples and a range of access line multiples for companies comparable to Conestoga. Legg Mason then multiplied Conestoga's EBITDA for the most recently reported twelve month period and the number of total access lines of Conestoga by these respective multiples to derive a range of estimated enterprise values of Conestoga. These analyses resulted in an implied valuation reference range for Conestoga as shown in the following tables:



                                        CONESTOGA EBITDA   COMPARABLE   ENTERPRISE VALUE
                                           FROM LAST        COMPANY      (EBITDA TIMES     EQUITY VALUE
                                           12 MONTHS*      MULTIPLE**      MULTIPLE)*       PER SHARE
                                        ----------------   ----------   ----------------   ------------
High..................................       $27.6            11.5x          $317.2           $29.99
Median................................       $27.6            10.4x          $287.8           $26.47
Low...................................       $27.6             7.1x          $195.8           $15.44
Conestoga Upon Acquisition............       $27.6            12.4x          $342.3           $33.00


---------------


 *In millions



**Range of Comparable Company's Enterprise Value Divided by Last 12 Months
  EBITDA.



                                                                            ENTERPRISE VALUE
                                                            COMPARABLE       (ACCESS LINES
                                           CONESTOGA      COMPANY VALUE     TIMES VALUE PER    EQUITY VALUE
                                          ACCESS LINES   PER ACCESS LINE*    ACCESS LINE)**     PER SHARE
                                          ------------   ----------------   ----------------   ------------
High....................................    101,144           $5,392             $545.4           $57.35
Median..................................    101,144           $2,696             $272.7           $24.66
Low.....................................    101,144           $2,442             $247.0           $21.58
Conestoga Upon Acquisition..............    101,144           $3,384             $342.3           $33.00


---------------


 *Range of Comparable Company's Enterprise Value Divided by Access Lines



**In millions



COMPARABLE ACQUISITIONS ANALYSIS



     Legg Mason reviewed 13 acquisitions or proposed acquisitions involving rural local exchange carriers that Legg Mason deemed to be comparable to Conestoga. The transactions used in Legg Mason's analysis were:



     - Alltel acquisition of Verizon access lines in Kentucky



     - CenturyTel acquisition of Verizon access lines in Alabama and Missouri



     - Country Road Communications acquisition of Saco River Telephone



     - Telephone and Data Systems acquisition of Chorus Communications



     - Telephone and Data Systems acquisition of Camden Telephone



     - Alaska Communications Systems offer for Matanuska Telephone



     - TXU acquisition of Fort Bend Communications



     - Fairpoint Communications acquisition of TPG Communications



     - Madison River Telephone acquisition of Coastal Communications

     - Madison River Telephone acquisition of Gulf Coast Services



     - Citizens acquisition of Rhinelander Telecommunications



     - Fairpoint Communications acquisition of Ellensburg Telephone



     - TXU acquisition of Lufkin-Conroe Communications



For each of these acquisitions where the information was publicly available, Legg Mason divided the enterprise value of the target implied in the acquisition by the target's EBITDA for the most recently reported twelve month period to produce an EBITDA multiple. In addition, Legg Mason divided the target's enterprise value by its number of total access lines to produce an access line multiple. The result of this analysis was a range of EBITDA multiples and a range of access line multiples for acquisitions comparable to Conestoga. Legg Mason then multiplied Conestoga's EBITDA for the most recently reported twelve month period and the number of total access lines of Conestoga by these respective multiples to derive a range of estimated enterprise values of Conestoga. These analyses resulted in an implied valuation reference range for Conestoga as shown in the following tables:



                                        CONESTOGA EBITDA   COMPARABLE    ENTERPRISE VALUE
                                           FROM LAST       ACQUISITION    (EBITDA TIMES     EQUITY VALUE
                                           12 MONTHS*      MULTIPLE**       MULTIPLE)*       PER SHARE
                                        ----------------   -----------   ----------------   ------------
High..................................       $27.6            20.6x           $568.2           $60.08
Median................................       $27.6            10.7x           $295.9           $27.43
Low...................................       $27.6             8.1x           $223.4           $18.75
Conestoga Upon Acquisition............       $27.6            12.4x           $342.3           $33.00


---------------


 *In millions



**Range of Comparable Acquisition's Enterprise Value Divided by Last 12 Months
  EBITDA.



                                                            COMPARABLE      ENTERPRISE VALUE
                                                           ACQUISITION       (ACCESS LINES
                                           CONESTOGA        VALUE PER       TIMES VALUE PER    EQUITY VALUE
                                          ACCESS LINES     ACCESS LINE*      ACCESS LINE)**     PER SHARE
                                          ------------   ----------------   ----------------   ------------
High....................................    101,144           $6,388             $646.1           $69.42
Median..................................    101,144           $3,500             $272.7           $34.40
Low.....................................    101,144           $3,167             $320.3           $30.36
Conestoga Upon Acquisition..............    101,144           $3,384             $342.3           $33.00


---------------


 *Range of Comparable Acquisition's Enterprise Value Divided by Access Lines



**In millions



DISCOUNTED CASH FLOW ANALYSIS



     Legg Mason performed a discounted cash flow analysis of Conestoga for the period commencing October 1, 2001 and ending December 31, 2009 using Conestoga's projected operating results. The discounted cash flow analysis estimated the value of Conestoga by taking Conestoga's projected future cash flows available for distribution to its equity and debt security holders and dividing the cash flows generated each year by a number dependent upon a discount rate to derive a present value of these cash flows. Legg Mason selected a range of discount rates for this analysis based on an estimate of Conestoga's cost of equity capital. The value of these discounted cash flows was then added to Conestoga's discounted estimated terminal value to determine a total enterprise value for Conestoga. The projected future cash flows were discounted using a discount rate ranging from 10.5% to 12.5%. Conestoga's terminal value was estimated by multiplying its projected EBITDA for the year ending December 31, 2009 by multiples ranging from 7.5x to 8.5x. From this analysis, Legg Mason derived an implied valuation reference range for Conestoga as shown in the following table:



                                                                   TERMINAL
                                                                    EBITDA    ENTERPRISE   EQUITY VALUE
                                                   DISCOUNT RATE   MULTIPLE     VALUE*      PER SHARE
                                                   -------------   --------   ----------   ------------
High.............................................      10.5%          8.5x      $346.6        $33.52
Median...........................................      11.5%          8.0x      $308.9        $29.00
Low..............................................      12.5%          7.5x      $275.1        $24.95
Conestoga Upon Acquisition.......................                               $342.3        $33.00


---------------


*In millions



Conclusion



     Based on the aggregate merger consideration of approximately $275,300,000 to be paid to Conestoga shareholders pursuant to the merger agreement and the assumption of net indebtedness of Conestoga ($67,000,000 as of the execution of the merger agreement), the merger agreement implies an enterprise value of the company of $342,300,000. The corresponding equity value per Conestoga share is $33.00. On the basis of the analyses described above Legg Mason concluded that the consideration to be received by the shareholders of Conestoga is fair to these holders from a financial point of view.


Engagement of Legg Mason

     Conestoga has paid Legg Mason fees of $450,000, and has agreed to pay Legg Mason a percentage-based transaction fee contingent upon the successful consummation of the merger, against which the $450,000 previously paid will be credited. Pursuant to the engagement letter, the total payments to Legg Mason, excluding fees and expenses, in connection with the consummation of the merger will be approximately $3,200,000. In addition, Conestoga agreed to reimburse Legg Mason for its reasonable out-of-pocket expenses related to its engagement, including the reasonable fees and expenses of counsel, whether or not the merger is consummated. Conestoga has also agreed to indemnify Legg Mason and specified related persons against specific liabilities relating to or arising out of its engagement.

OPINION OF D&E COMMUNICATIONS' FINANCIAL ADVISOR

     Pursuant to an engagement letter dated May 4, 2001, and amended November 19, 2001, D&E Communications retained Jefferies & Company, Inc. to act as its financial advisor to explore various strategic alternatives and potential transactions. As part of its activities as financial advisor to D&E Communications, Jefferies rendered its written opinion as to whether the merger is fair, from a financial point of view, to D&E Communications. At the November 19, 2001 meeting of D&E Communications' board of directors, Jefferies presented a summary of its analysis and a preliminary oral opinion, which was confirmed on November 21, 2001 telephonically to the Special Transaction Committee of the board of directors. On November 21, 2001, Jefferies delivered its written opinion to the effect that the merger was fair, from a financial point of view, to D&E Communications.

     As part of its investment banking business, Jefferies is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Jefferies has in the past performed and continues to perform other financial advisory services for D&E Communications for which Jefferies has received customary compensation. In the ordinary course of Jefferies' business, Jefferies may make a market in the equity securities of Conestoga and D&E Communications and may at any time hold a long or short position in such securities.

     THE FULL TEXT OF JEFFERIES' OPINION DESCRIBES, AMONG OTHER THINGS, THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF THE REVIEW UNDERTAKEN BY JEFFERIES IN RENDERING ITS OPINION. THE OPINION IS ATTACHED TO THIS DOCUMENT AS APPENDIX C AND IS INCORPORATED INTO THIS DOCUMENT

BY REFERENCE. THE OPINION SHOULD BE READ CAREFULLY AND IN ITS ENTIRETY. CONSIDERING ANY PORTION OF THE ANALYSIS OR THE FACTORS CONSIDERED, WITHOUT CONSIDERING ALL ANALYSES AND FACTORS, COULD CREATE A MISLEADING OR INCOMPLETE VIEW OF THE PROCESS UNDERLYING THE CONCLUSIONS EXPRESSED IN JEFFERIES' OPINION. JEFFERIES' OPINION IS DIRECTED TO THE D&E COMMUNICATIONS BOARD OF DIRECTORS AND ADDRESSES ONLY THE FAIRNESS OF THE MERGER, FROM A FINANCIAL POINT OF VIEW, TO D&E COMMUNICATIONS AS OF THE DATE OF THE OPINION. THE OPINION DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY PERSON AS TO HOW TO VOTE WITH RESPECT TO THE MERGER. THE SUMMARY OF JEFFERIES' OPINION DESCRIBED IN THIS JOINT PROXY STATEMENT/ PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

     In conducting its analysis and rendering its opinion to the board of directors of D&E Communications described herein, Jefferies considered such financial and other factors as it deemed appropriate under the circumstances, including:

     - the terms of the merger as set forth in the merger agreement and the other agreements describing the merger;


     - the historical and current financial condition and results of operations of D&E Communications and Conestoga, including certain public filings of D&E Communications and Conestoga;


     - certain non-public financial and non-financial information prepared by D&E Communications and Conestoga provided to Jefferies for its analysis;

     - published information regarding the financial performance and operating characteristics of a selected group of companies that Jefferies deemed comparable to Conestoga;

     - the business prospects of D&E Communications considering its current capital structure and after giving effect to the merger;

     - the financial and operating effect to D&E Communications of a sale of Conestoga's wireless personal communication services business after giving effect to the merger;

     - the historical and current market price of D&E Communications' and Conestoga's common stock;

     - publicly available industry data Jefferies considered relevant to its inquiry;

     - the terms, to the extent publicly available, of telecommunications transactions that Jefferies believed to be comparable to the merger;

     - the value of certain intangible benefits that may accrue to D&E Communications as a result of the merger;

     - the financing alternatives (other than the merger) currently available to D&E Communications and its current liquidity; and

     - market prices of D&E Communications' and Conestoga's common stock.


     In addition, Jefferies took into account general economic, monetary, political and market conditions as well as its experience with similar transactions and the valuation of similar securities. The opinion is based on conditions as they existed on November 19, 2001 and can be evaluated only as of that date. These conditions are subject to rapid and unpredictable change and any such change could have an impact on the content of the opinion. The opinion does not constitute a recommendation of the merger over any alternative transactions which may be available to D&E Communications and does not address D&E Communications' underlying business decision to effect the merger.



     For purposes of rendering its opinion, Jefferies has assumed that, in all respects material to its analysis, the representations and warranties of D&E Communications and Conestoga contained in the merger agreement are true and correct, D&E Communications and Conestoga will each perform all of the covenants and agreements to be performed by each of them under the merger agreement, and all conditions to the obligations of D&E Communications to consummate the merger will be satisfied without any waiver thereof.



     Jefferies also took into account other facts in rendering its opinion based on information available at the time of the delivery of its opinion. Jefferies assumed that all of the outstanding shares of Conestoga series A preferred stock would be converted into common stock of Conestoga prior to the closing of the transaction.

However, the degree to which the preferred stock is not converted into common stock does not have a material impact on Jefferies' opinion. Jefferies assumed that the pending sale of D&E Communications' interest in PCS ONE would close prior to the consummation of the merger. Proceeds from the sale were assumed to satisfy a portion of the cash consideration in the merger. In addition, Jefferies assumed that the sale of Conestoga Wireless would yield $60 million, net of taxes in cash consistent with the letter of intent with VoiceStream and NTELOS' definitive agreement with VoiceStream for the assets. The absence or receipt of the expected proceeds from either of these wireless operation sales does not have a material effect on Jefferies' opinion.



     The following is a brief summary of the material analyses performed by Jefferies in connection with rendering its oral opinion to the D&E Communications board of directors and the Special Transactions Committee of the D&E Communications board of directors, and its written opinion letter dated November 21, 2001. The market price information used by Jefferies in its analyses was as of November 20, 2001.


     Comparable Companies Analysis. Jefferies reviewed and compared financial, operating and stock market information of Conestoga with that of other publicly traded companies in the telecommunications industry that Jefferies believed shared some similar characteristics with Conestoga. This financial data was adjusted to account for unusual events at those companies that may have skewed their results. The adjusted data reported as of September 30, 2001 was then used to compare the value of those companies to that of Conestoga. Jefferies multiplied the number of Conestoga shares outstanding by the $33.00 acquisition price, then added its total debt and subtracted its cash on hand to arrive at a total value for Conestoga as an ongoing enterprise (total enterprise value). A similar analysis was performed on each of the other companies Jefferies selected as comparable companies using their closing share prices as of November 20, 2001.


     The first comparison method Jefferies used was to calculate the relationship between each comparable company's total value and the cash flow it generated during the previous twelve months. The comparison was made by determining what number (multiple) each company's cash flow should be multiplied by to arrive at its total value. The cash flow figure used for each company did not include any earnings from interest, the payment of taxes, or any non-cash accounting losses such as depreciation or amortization. Jefferies selected the following six companies, which it determined were the most comparable to
Conestoga: Alaska Communications Systems, Inc., CT Communications, Inc., Hickory Tech Corporation, North Pittsburgh Systems, Inc., SureWest Communications, Inc. and Commonwealth Telephone Enterprises, Inc.



                     COMPARISON OF TOTAL VALUE TO CASH FLOW



                                           CONESTOGA CASH
                                             FLOWS FROM     COMPARABLE      TOTAL VALUE
                                              LAST 12         COMPANY       (CASH FLOW      EQUITY VALUE
                                              MONTHS*       MULTIPLES**   TIMES MULTIPLE)    PER SHARE
                                           --------------   -----------   ---------------   ------------
High.....................................      $27.9           18.7x          $522.9           $55.05
Median...................................      $27.9           10.1x          $282.4           $26.00
Low......................................      $27.9            6.5x          $180.3           $13.68
Conestoga Upon Acquisition...............      $27.9           12.2x          $340.3           $33.00


---------------


 *In Millions



**Range of Comparable Company's Total Value divided by Last 12 Months Cash Flow.



     Another method of comparison Jefferies used was to compare each company's total value with the number of customer phone lines (access lines) it services. By dividing each company's total value by the total number of customer phone lines each company serves, Jefferies established a value per customer phone line for each company. The following table summarizes how the companies listed above compare to Conestoga when considering the relationship of the companies' values to the number of customer phone lines in service.

               COMPARISON OF TOTAL VALUE TO CUSTOMER ACCESS LINES



                                                                              TOTAL VALUE
                                                            COMPARABLE       (ACCESS LINES
                                           CONESTOGA      COMPANY VALUE     TIMES VALUE PER   EQUITY VALUE
                                          ACCESS LINES   PER ACCESS LINE*   ACCESS LINE**)     PER SHARE
                                          ------------   ----------------   ---------------   ------------
High....................................    101,144           $6,079            $614.8           $66.14
Median..................................    101,144           $3,398            $343.7           $33.41
Low.....................................    101,144           $2,265            $229.1           $19.57
Conestoga Upon Acquisition..............    101,144           $3,365            $340.3           $33.00


---------------


 *Range of Values of Comparable Company's Total Value divided by Access Lines.



**In Millions



     Jefferies noted that the equity consideration in the merger agreement as of November 21, 2001 was $33.00 per share, assuming D&E Communications common stock was trading within $13.00 to $23.00. By using the medians of the two analyses described above, Jefferies arrived at an implied range of equity values per share of $26.00 (Cash Flow Analysis) to $33.41 (Access Line Analysis). This comparable companies analysis does not reflect an upward adjustment to account for the strategic value of owning all of the common stock of Conestoga (control premium).



     No company utilized in the comparable companies analysis is identical to Conestoga. In evaluating the comparable companies group, Jefferies made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Conestoga. These other matters include the impact of competition on the business of Conestoga and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Conestoga or in the industry or financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using comparable companies data.



     Comparable Transaction Analysis. Jefferies reviewed 11 transactions involving the change of control of rural local exchange carriers that Jefferies deemed to be comparable to the proposed acquisition of Conestoga by D&E Communications. In examining these acquisitions, Jefferies compiled publicly available information about the value paid by the acquiring entity in each transaction. These transactions included:



BUYER                                              TARGET                      CLOSING DATE
-----                                              ------                      ------------
Country Road Communications, Inc.  Saco River Telegraph and Telephone Co.   November 2, 2001
Citizens Communications, Inc.      Global Crossing Ltd. (Frontier           June 29, 2001
                                   Properties)
Telephone and Data Systems, Inc.   Chorus Communications Group, Ltd.        June 6, 2001
NTelos, Inc.                       R&B Communications                       February 13, 2001
Telephone and Data Systems, Inc.   Camden Telephone and Telegraph Co.,      November 6, 2000
                                   Inc.
TXU Communications                 Fort Bend Communications Companies,      May 31, 2000
                                   Inc.
Fairpoint Communications, Inc.     TPG Communications, Inc.                 April 3, 2000
(MJD)
Fairpoint Communications, Inc.     Peoples Mutual Telephone Company, Inc.   April 3, 2000
(MJD)
Madison River Telephone Co.        Coastal Utilities, Inc.                  March 30, 2000
Madison River Telephone Co.        Gulf Telephone Company, Inc.             September 30, 1999
Alltel Corporation                 Aliant Communications, Inc.              July 2, 1999


     Jefferies then compared the value paid in each case to the cash flow produced by the target for the twelve months before it was acquired. This resulted in a cash flow multiple for each company. As in the comparable companies analysis, the cash flow figure used for each company did not include any earnings from interest, the payment of taxes, or any noncash accounting losses such as depreciation or amortization.



                     COMPARISON OF TOTAL VALUE TO CASH FLOW



                                                                           TOTAL VALUE
                                            CONESTOGA CASH   COMPARABLE    (CASH FLOW
                                            FLOW FROM LAST   ACQUISITION      TIMES      EQUITY VALUE
                                              12 MONTHS       MULTIPLE*    MULTIPLE)**    PER SHARE
                                            --------------   -----------   -----------   ------------
High......................................      $27.9           20.3x        $565.8         $60.23
Median....................................      $27.9           11.2x        $312.0         $29.57
Low.......................................      $27.9            9.5x        $165.3         $23.94
Conestoga Upon Acquisition................      $27.9           12.2x        $340.3         $33.00


---------------


 * Range of Comparable Transaction's Total Value divided by Last 12 Months Cash Flow.



** In Millions.



     Jefferies also compared the total number of customer phone lines (access lines) of each target in the 11 comparable acquisitions with the value paid for the target in each transaction.



               COMPARISON OF TOTAL VALUE TO CUSTOMER ACCESS LINES



                                                           COMPARABLE      TOTAL VALUE
                                                          ACQUISITION     (ACCESS LINES
                                            CONESTOGA      VALUES PER    TIMES VALUE PER   EQUITY VALUE
                                           ACCESS LINES   ACCESS LINE*   ACCESS LINE)**     PER SHARE
                                           ------------   ------------   ---------------   ------------
High.....................................    101,144         $6,722          $679.9           $74.00
Median...................................    101,144         $4,312          $436.1           $44.57
Low......................................    101,144         $3,318          $335.6           $32.43
Conestoga Upon Acquisition...............    101,144         $3,365          $340.3           $33.00


---------------


 * Range of Value of Comparable Transaction's Total Value divided by Access
   Lines.



** In Millions.



     Jefferies then multiplied the median cash flow multiple by Conestoga's previous twelve months cash flow and multiplied the median customer phone line value by the number of Conestoga's customer phone lines to arrive at a range of implied total values of Conestoga. Jefferies then took the implied total values of Conestoga and subtracted total debt and added cash on hand to arrive at a range of equity values. By dividing the equity values by total number of shares of Conestoga common stock outstanding Jefferies arrived at a range of implied equity values per share of Conestoga common stock of $29.57 (Cash Flow Analysis) to $44.57 (Access Line Analysis). Jefferies noted that the equity consideration in the merger agreement as of November 21, 2001 was $33.00 per share, assuming D&E Communications common stock was trading within the collar of $13.00 to $23.00.


     Sum-of-the-Parts Analysis. Jefferies analyzed operational and financial information for each of Conestoga's substantial businesses to arrive at an equity valuation for the entire Conestoga business. The valuations for each of Conestoga's incumbent local exchange carrier, wireless, and competitive local exchange carrier/long distance business were implied from several different methodologies, depending on the type of business, primarily based on multiples from relevant preceding transactions.


     For the incumbent local exchange carrier business, Jefferies used a valuation methodology based on publicly available information on divestitures by incumbent local exchange carriers of their customer phone lines. These divestitures do not take into consideration the value of back office operations. Jefferies divided the value paid by the acquiring entity in 12 previously completed or proposed transactions that they deemed to be comparable by the number of customer phone lines divested to create a range of values per customer phone line. Jefferies then multiplied the median value per customer phone line of $3,077 by Conestoga's incumbent local exchange carrier customer phone lines to create an implied total value for Conestoga's incumbent local exchange carrier business.


     For the wireless business, Jefferies compiled publicly available information about the value paid by acquiring entities in the most recent federal communications commission wireless license auctions and in wireless company control acquisitions. For the federal communications commission wireless license auctions Jefferies analyzed the value paid for wireless licenses in 11 markets in Pennsylvania that Jefferies deemed comparable to the markets that Conestoga's wireless business operates in. Jefferies then calculated the value paid per megahertz per person covered by the license by dividing the price paid for the license by its covered population and then dividing by the number of megahertz within in the market. The transaction value per megahertz per person calculated in the federal communications commission wireless license auction comparables was multiplied by Conestoga's megahertz and covered population to arrive at an implied total value for Conestoga's wireless operations. For the wireless company control acquisitions Jefferies analyzed 11 completed or proposed transactions that it deemed comparable and divided the value paid by the acquiring entity by the target's total customers and licensed population to create two ranges of multiples. These multiples were then applied to Conestoga's wireless customers and wireless licensed population to create an implied range of total values for Conestoga's wireless operations.



     For the competitive local exchange carrier/long distance segment, Jefferies compared financial and operating information of Conestoga's competitive local exchange carrier/long distance business provided by Conestoga management with that of similar completed or proposed transactions. This was done by dividing the price paid for each company by the company's last twelve month revenues and dividing the value paid for each company by the value of the company's property, plant and equipment. Jefferies determined the median multiples of value paid to last twelve month revenue and to property, plant and equipment, which were 3.8x and 1.5x respectively. The resulting multiples were applied to Conestoga's local exchange carrier/long distance segment revenue and property, plant and equipment information to determine the total value of Conestoga's local exchange carrier/long distance business.


     Jefferies took the resulting range of values for each of Conestoga's incumbent local exchange carrier, wireless, and competitive local exchange carrier/long distance businesses and added them together to reach a range of total values for Conestoga as a whole. Jefferies then subtracted total debt and added cash to reach a range of equity values. Jefferies then divided by Conestoga's total number of shares of common stock to arrive at the range of implied equity values per share of Conestoga common stock of $35.85 to $48.63. Jefferies noted that the equity consideration in the merger agreement as of November 21, 2001 was $33.00 per share, assuming D&E Communications common stock was trading within the collar.

     Results of Jefferies' analysis are summarized as follows:



                                                                IMPLIED MARKET
                                                              VALUE OF INDIVIDUAL
                                                                  OPERATIONS
                                                              -------------------
                                                                LOW        HIGH
                                                              --------   --------
                                                                ($ IN MILLIONS,
                                                               EXCEPT PER SHARE
                                                                    VALUES)
Incumbent Local Exchange Business...........................   $260.0     $260.0
Wireless Business...........................................   $ 68.6     $120.7
Competitive Exchange Carrier Business.......................   $ 35.4     $ 89.0
                                                               ------     ------
Private Market Total Value..................................   $363.9     $469.8
Conestoga Acquisition Value.................................   $340.3     $340.3
PRIVATE MARKET EQUITY VALUE PER SHARE.......................   $35.85     $48.63
Conestoga Acquisition Value.................................   $33.00     $33.00



     Conclusion. Based on the aggregate merger consideration of approximately $273,314,910 representing $33.00 per share to be paid to Conestoga shareholders pursuant to the merger agreement and the net debt of Conestoga $67,005,651 as of the execution of the merger agreement to be assumed by D&E Communications, the merger agreement implies a total value of Conestoga of $350,320,561, taking into account the termination fee paid to NTELOS, Inc. On the basis of the analyses described above, Jefferies concluded that the merger is fair, from a financial point of view, to D&E Communications.


     Jefferies may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Jefferies' view of the actual value of D&E Communications or Conestoga.


     In performing its analyses, Jefferies made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Conestoga or D&E Communications. Any such assumptions or estimates are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as part of Jefferies' analysis of the fairness to D&E Communications, from a financial point of view, of the merger. The analyses do not purport to be appraisals or to reflect the prices at which D&E Communications common stock or Conestoga common stock might actually trade. The consideration and other terms of the merger agreement were determined through arm's-length negotiations between D&E Communications and Conestoga and were approved by the D&E Communications' board of directors. Jefferies provided advice to D&E Communications during such negotiations. However, Jefferies did not recommend any specific consideration to D&E Communications or that any specific consideration constituted the only appropriate consideration for the merger.



     Pursuant to the amended engagement letter, D&E Communications agreed to pay Jefferies a fee of $250,000 upon delivery of the fairness opinion, which will be credited toward the success fee payable to Jefferies upon consummation of the merger. The total success fee will be based on a percentage of the transaction value of the proposed merger. Including the payment for the fairness opinion, the success fee is estimated to be $3.4 million. D&E Communications also agreed to reimburse Jefferies for its expenses incurred in connection with the engagement, and to indemnify Jefferies and related parties against certain liabilities and expenses, including certain liabilities under the federal securities laws, arising out of Jefferies' engagement. D&E Communications has also retained, or agreed to retain, Jefferies to act as its financial advisor or placement agent with respect to certain future transactions, and has agreed to pay Jefferies a fee upon closing of any such transaction. In the past, Jefferies has provided financial advisory services to D&E Communications and has received or anticipates receiving aggregate fees of approximately $2.8 million upon the closings of the transactions from D&E Communications for the rendering of financial advisory services.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

D&E Communications Management

     D&E Communications maintains a long term incentive plan for the benefit of its employees. Under the plan, certain employees of D&E Communications have been granted performance restricted shares and cash incentive awards that permit the employees to receive restricted shares of common stock of D&E Communications and cash payments upon the achievement of certain performance goals. The restricted shares earned by each employee vest according to a vesting schedule determined by D&E Communications, which generally coincides with the period during which the applicable performance goal is achieved.


     The completion of the merger will constitute a change of control for purposes of D&E Communications' long term incentive plan. Upon a change of control, all outstanding performance restricted shares and outstanding cash incentive awards granted under the plan are deemed to have been earned in full and all outstanding restricted shares granted under the plan due to the achievement of performance goals become fully vested. A total of 101,630 restricted shares and approximately $796,784 in cash incentive awards granted under the plan to employees of D&E Communications are outstanding as of the date of this document. Performance restricted share awards of 8,495 shares and cash incentive awards of $66,200 granted to each of Robert M. Lauman, Thomas E. Morell, W. Garth Sprecher, Anne B. Sweigart, and G. William Ruhl, all executive officers of D&E Communications, are outstanding as of the date of this document.


Employment Agreements

     Conestoga Employment Agreements. Conestoga has employment agreements with 7 of its employees, which agreements provide for certain severance benefits in the event of a voluntary or involuntary termination of employment after a change of control of Conestoga and during the term of the applicable agreement. Because completion of the merger will constitute a change in control for purposes of those agreements, the severance benefits provided under those agreements will become payable upon the employee's termination of employment at any time following the completion of the merger and during the term of the applicable agreement. The severance benefits under each of these employment agreements, consist of the payment of annual salary, as in effect at the time of termination, for a period of three, two or one and one-half years from the termination date in periodic payments.

     If the merger is completed, the estimated severance payment that will be payable under employment agreements with executive officers of Conestoga or a subsidiary of Conestoga, upon a termination of employment based on certain assumptions and currently available information, will be: $514,920 for Donald R. Breitenstein; $405,000 for Harrison H. Clement; and $363,000 for Thomas C. Keim. In connection with their entry into new employment agreements with D&E Communications following the merger as described below, Albert H. Kramer, Stuart
L. Kirkwood and Joseph J. Laffey has each agreed to waive all rights under his existing employment agreement with Conestoga, including any right to severance payments.

     New D&E Communications Employment Agreements. Each of Messrs. Kramer, Kirkwood and Laffey intend to enter into employment agreements with D&E Communications effective on the closing of the merger. In addition to their waiver of rights and benefits under their existing Conestoga employment agreements, each of Messrs. Kramer, Kirkwood and Laffey has agreed, except with respect to his receipt of a change of control bonus as described below, to release D&E Communications and Conestoga from all claims arising out of his employment with Conestoga or otherwise.

     Under his new employment agreement with D&E Communications, Mr. Kramer would serve as Senior Vice President of D&E Communications for an initial term of two years, which term would automatically extend an additional year as of the end of each year unless either party provided 60 days' prior written notice to the other not to extend the term. Mr. Kramer would receive a base salary of $175,000 per year during the term of the agreement and would be eligible to receive a short term incentive amount based on an annual incentive target, subject to achieving various objectives based on the performance of D&E Communications and the approval of the D&E Communications board of directors or the appropriate committee thereof. Mr. Kramer would be entitled to participate in the employee benefit plans that are made available to other comparable executives of D&E Communications. Additionally, Mr. Kramer would receive an option grant for 25,000 shares under the D&E Communications' long-term stock-based incentive compensation program and would also be eligible to receive additional D&E Communications stock options, subject to D&E Communications' performance and approval of the D&E Communications compensation committee. At the end of his initial two-year employment term, Mr. Kramer would be entitled to receive a one-time retention bonus of $120,000. If Mr. Kramer's employment were terminated without cause or as a result of his death or disability or if he were to resign with good reason (as defined in the employment agreement) during the employment term, Mr. Kramer or his beneficiary would be entitled to his base salary for the remaining term and various incentive payments. Additionally, if Mr. Kramer's employment were terminated without cause or if he were to resign with good reason during the initial two-year employment term, Mr. Kramer would be entitled to continued health care for himself and his dependents for the remainder of the initial two-year employment term. If D&E Communications were to undergo a change of control during his employment term and Mr. Kramer were terminated without cause or resigned with good reason during the 12 months following the change of control or if he terminated employment for any reason within the 30 day period beginning on the one year anniversary of the change of control, he would be entitled to receive the greater of (i) his base salary and various incentive payments for the remaining term or (ii) 2 years' compensation as well as continued health care for himself and his dependents for a period of two years. The agreement also contains restrictive covenants that, during his employment and for two years after the termination of his employment, would prevent Mr. Kramer from competing with D&E Communications.



     Under their new employment agreements with D&E Communications, Messrs. Kirkwood and Laffey would each serve as a Vice President of D&E Communications for a period of two years following the merger. Messrs. Kirkwood and Laffey would each receive a base salary of $150,000 and $142,000, respectively, per year during the term of the agreement and would be eligible to receive a short term incentive amount based on an annual incentive target, subject to achieving various objectives based on the performance of D&E Communications and the approval of the board or the appropriate committee thereof. Each would also be entitled to participate in the employee benefit plans that are made available to other comparable executives of D&E Communications. Additionally, Messrs. Kirkwood and Laffey would each receive an option grant for 17,000 and 15,000 shares, respectively, under the D&E Communications' long-term stock-based incentive compensation program and would also be eligible to receive additional D&E Communications stock options, subject to D&E Communications' performance and compensation committee approval. At the end of the employment term, Messrs. Kirkwood and Laffey would each be entitled to receive a one-time retention bonus of $75,000. Before the expiration of the two-year employment term, if Messrs. Kirkwood or Laffey were terminated without cause or as a result of death or disability or if he were to resign with good reason, each of Messrs. Kirkwood and Laffey or his beneficiary would be entitled to his base salary for the remaining term, as well as various incentive payments. If D&E Communications were to undergo a change of control during the employment term and Messrs. Kirkwood or Laffey were terminated without cause or resigned with good reason during the 12 months following the change of control, or terminated employment for any reason within the 30 day period beginning on the one year anniversary of the change of control he would be entitled to receive the greater of (i) his base salary and various incentive payments for the remaining term or (ii) two year's compensation as well as continued health care for himself and his dependents for a period of two years. The agreements also contain restrictive covenants that, during their employment and for two years after the termination of their employment, would prevent Messrs. Kirkwood and Laffey from competing with D&E Communications.


     Acceleration of Vesting of Stock Options. Conestoga has issued stock options to certain officers and employees under Conestoga's stock option and equity incentive plans. Under the terms of the merger agreement, all options to acquire shares of Conestoga common stock outstanding immediately prior to the effective time of the merger, whether or not then exercisable, will be converted into options of D&E Communications common stock in amounts and at exercise prices as determined in the merger agreement. The terms of each option will otherwise remain subject to the terms of the applicable option plan and agreements as in effect immediately prior to the effective time of the merger. All stock options granted by Conestoga will, at the discretion of the optionees, become immediately vested and exercisable at the effective time of the merger. The following table sets forth for each of Messrs. Breitenstein, Clement, Keim, Laffey and

Kramer information concerning the number of options that are subject to such accelerated vesting, the date such options would vest in the absence of the merger and the exercise price of such options:

                                              SHARES
NAME                                    UNDERLYING OPTIONS    GRANT DATE    VESTING DATE    EXERCISE PRICE
----                                    ------------------    ----------    ------------    --------------
Breitenstein, Donald R. ..............         3,750            6/1/99         6/1/02           $22.34
                                               5,000            6/1/00         6/1/03           $17.48
Clement, Harrison H. .................         3,750            6/1/99         6/1/02           $22.34
                                               5,000            6/1/00         6/1/03           $17.48
Keim, Thomas C. ......................         3,750            6/1/99         6/1/02           $22.34
                                               5,000            6/1/00         6/1/03           $17.48
Kirkwood, Stuart L. ..................        40,000            6/1/00         6/1/02           $17.48
                                               5,000            6/1/00         6/1/03           $17.48
                                               5,000            6/1/01         6/1/04           $27.20
Kramer, Albert H. ....................         7,500            6/1/99         6/1/02           $22.34
                                              10,000            6/1/00         6/1/03           $17.48
Laffey, Joseph J. ....................         3,750            6/1/99         6/1/02           $22.34
                                               5,000            6/1/00         6/1/03           $17.48

     Change in Control Plan. As part of the process of its evaluation of Conestoga's strategic alternatives, the Conestoga board of directors by resolution passed in July 2001, established a bonus pool providing bonuses for various management employees in the event the process resulted in a change of control of Conestoga. The bonus pool was established in lieu of the grant of stock options in accordance with the Conestoga board of directors' regular practice and in recognition of the contributions of management in the strategic evaluation process. A total of 18 employees were granted awards in the pool aggregating $1,313,750, with the amount of individual awards based on level of responsibility and participation in the process. The pool will be allocated among certain executive officers as follows: $122,000 for Donald R. Breitenstein; $122,000 for Harrison Clement, Jr.; $242,500 for Albert H. Kramer; $122,000 for Thomas C. Keim; and $122,000 for Joseph L. Laffey. In order to receive an award, a participating employee must remain employed with Conestoga until a change of control occurs.

CONESTOGA VOTING AGREEMENTS

     The directors and certain executive officers of Conestoga have signed voting agreements to vote their shares of Conestoga common stock in favor of the merger agreement. The obligations under the voting agreements terminate automatically upon the termination of the merger agreement.


     The following directors and executive officers of Conestoga, holding 159,574 shares of Conestoga common stock, or approximately 1.9% of its shares of common stock outstanding as of March 27, 2002, are parties to voting agreements for the benefit of D&E Communications: Kenneth A. Benner, John R. Bentz, Donald
R. Breitenstein, Thomas E. Brown, Harrison H. Clement, Jr., Albert H. Kramer, Thomas C. Keim, Joseph J. Laffey, James H. Murray, Robert M. Myers, Jean M. Ruhl, John M. Sausen and Richard G. Weidner.


D&E COMMUNICATIONS VOTING AGREEMENTS

     The directors and executive officers of D&E Communications and the trustees of the D&E Communications Voting Trust have signed voting agreements to vote their shares of D&E Communications common stock in favor of the merger proposal. The obligations under the voting agreements terminate automatically upon the termination of the merger agreement.


     The following directors and executive officers of D&E Communications, and the D&E Communications Voting Trust, are parties to voting agreements, representing 2,921,189 shares or approximately 39.6% of its shares of common stock outstanding as of March 27, 2002, for the benefit of D&E Communications:
John Amos, Thomas H. Bamford, Paul W. Brubaker, Ronald E. Frisbie, Robert A. Kinsley, Robert M. Lauman, Thomas E. Morell, G. William Ruhl, Steven B. Silverman, W. Garth Sprecher, Anne B. Sweigart and D. Mark Thomas.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES


     In the opinion of Morgan, Lewis & Bockius LLP, the following are the material United States federal income tax consequences of the merger to Conestoga shareholders who hold their shares of Conestoga common stock as capital assets. This discussion is based upon provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury regulations promulgated under the Internal Revenue Code, and judicial and administrative decisions currently in effect. All of these authorities are subject to retroactive or prospective change and to possibly differing interpretations. This discussion does not address the federal income tax consequences applicable to holders of Conestoga common stock who are subject to special treatment under the Internal Revenue Code, such as foreign holders, holders who acquired their stock pursuant to the exercise of employee stock options or otherwise as compensation, holders who are dealers in securities, banks, insurance companies or tax exempt organizations, and holders who hold their shares of Conestoga common stock as part of a hedge, straddle, or other risk reduction transaction. In addition, this discussion does not address the tax consequences of the merger under applicable foreign, state or local tax laws.


     SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE MERGER, INCLUDING THE EFFECTS OF STATE, LOCAL AND FOREIGN TAX LAWS.

     Summary. The federal income tax consequences resulting from the merger will differ depending on whether the forward merger structure or the reverse merger structure is used.


     If the forward merger structure is used, it will be a condition to their obligations to effect the merger that each of D&E Communications and Conestoga receive an opinion from tax counsel, Morgan, Lewis & Bockius LLP, substantially to the effect that the merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code. The federal income tax consequences of the forward merger structure are discussed below under the heading "Tax Consequences of the Forward Merger Structure" on page 57.



     If the reverse merger structure is used, the merger will not constitute a reorganization under Section 368(a) of the Internal Revenue Code. Instead, it will be treated as a sale of Conestoga common stock fully taxable to the Conestoga shareholders as discussed below under the heading "Tax Consequences of the Reverse Merger Structure" on page 60.


     The use of the forward or reverse merger structure will not be known until the closing of the merger. As a result, Conestoga shareholders will not know the tax consequences to them of the merger at the time they vote on it.


     The forward structure will be used if, based on the closing price of D&E Communications common stock on the trading day immediately preceding the closing date, the value of the D&E Communications common stock issued to Conestoga shareholders in the merger is greater than or equal to 40% of the value of the total consideration received by Conestoga shareholders in the merger. If, based on the closing price of D&E Communications common stock on such day, the value of the D&E Communications common stock issued to Conestoga shareholders in the merger is less than 40% of the value of the total consideration received by Conestoga shareholders in the merger, the reverse merger structure will be used.


     The purpose of using the reverse merger structure is to avoid the substantial corporate level tax that would result if the merger were to be structured as a forward merger and were to fail to satisfy the requirements for a tax-free reorganization under Section 368(a) of the Internal Revenue Code. One of the requirements that must be satisfied in order for the merger to qualify as a reorganization under Section 368(a) of the Internal Revenue Code is the continuity of interest requirement.

     This requirement will be satisfied if the Conestoga shareholders exchange a substantial portion of their proprietary interests in Conestoga for proprietary interests in D&E Communications. The Internal Revenue Service takes the position for advance ruling purposes that the continuity of interest requirement is satisfied in a reorganization if the value of the acquiring corporation's stock received in the reorganization by the acquired corporation's shareholders equals or exceeds 50% of the total consideration paid for the stock of the acquired corporation in the reorganization. However, these guidelines only describe the circumstances in which the Internal Revenue Service will issue a favorable ruling in advance of the completion of a transaction. They are not a statement of the substantive law with regard to the continuity of interest requirement. The case law is less restrictive than the ruling guidelines of the Internal Revenue Service in this area and, in one early case, the Supreme Court held that the continuity requirement was satisfied where the shareholders of the acquired company received stock of the acquiring company having a value of approximately 38% of the value of the formerly outstanding stock of the acquired company. D&E Communications and Conestoga have thus been advised by tax counsel that the continuity of interest requirement will be satisfied if at least 40% of the consideration received by the Conestoga shareholders in connection with the merger is comprised of D&E Communications common stock.


     The merger agreement contains a mechanism to ensure that the forward merger structure is used only if the mix of stock and cash received by the Conestoga shareholders is such that it satisfies the 40% continuity of interest threshold. Pursuant to the merger agreement, the continuity of interest requirement will be satisfied if on the closing date, the fair market value of the D&E Communications common stock, as determined based on the closing price of D&E Communications common stock at the end of the day before the closing date, delivered in the merger is greater than or equal to 40% of the total consideration delivered in the merger. Whether this requirement will be satisfied depends on certain variables, including in particular the closing price of D&E Communications common stock at the end of the day before the closing date. Based on current information, if the price of D&E Communications common stock on that date is at least $10.68 (assuming (1) 8,242,095 shares of Conestoga common stock are outstanding, (2) 55% of Conestoga shares of common stock are to be converted into cash consideration and 45% of such shares are to be converted into D&E Communications common stock and (3) no cash in lieu of fractional shares is paid), the value of the D&E Communications common stock delivered to the Conestoga shareholders in connection with the merger will be at least 40% of the value of the total consideration delivered to Conestoga shareholders in the merger. In that case, the continuity of interest test will be satisfied and the merger will be completed through the use of the forward merger structure and will qualify as a reorganization under Section 368(a) of the Internal Revenue Code. However, if the price of D&E Communications common stock on that date declines below approximately $10.68, the value of the D&E Communications common stock delivered to the Conestoga shareholders in the merger will, based on the above assumptions, be less than 40% of the total consideration delivered to Conestoga shareholders in the merger. In this event, the continuity of interest requirement will not be satisfied and the merger will be completed through the use of the reverse merger structure and will not qualify as a reorganization under Section 368(a) of the Internal Revenue Code. Because the value of the D&E Communications common stock for purposes of the 40% test will be determined on the closing date, we will not know at the time of the shareholders' meetings whether the merger will qualify as a reorganization under
Section 368(a) of the Internal Revenue Code and, therefore, whether the forward merger structure or the reverse merger structure will be used.



     Tax Consequences of the forward merger structure. If the forward merger structure is used, a condition to the consummation of the merger will be the delivery by Morgan, Lewis & Bockius LLP of its opinion that the merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code. The federal income tax consequences to a Conestoga shareholder of a reorganization under Section 368(a) of the Internal Revenue Code will depend on whether the shareholder receives solely D&E Communications common stock, solely cash, or a combination of cash and D&E Communications common stock in the merger. The tax opinion will represent counsel's best judgment as to the tax treatment of the merger and as to the consequences of the merger to Conestoga, D&E Communications, D&E Acquisition Corp. and Conestoga shareholders, but will not be binding on the Internal Revenue Service or the courts. Additionally, the opinion will be based on certain factual representations and statements by D&E Communications, Conestoga and D&E Acquisition Corp. Any inaccuracy or change in the representations and any future actions by D&E Communications or Conestoga contrary to the representations could adversely affect the conclusions reached in the opinion and the tax discussion set forth below.

     The receipt of solely D&E Communications common stock by a Conestoga shareholder in exchange for Conestoga common stock under the forward merger structure. A Conestoga shareholder who exchanges all of the shares of Conestoga common stock owned by the shareholder for shares of D&E Communications common stock will not recognize any gain or loss upon the exchange, except for any gain or loss attributable to any cash received in lieu of a fractional share of D&E Communications common stock. The aggregate tax basis of the shares of D&E Communications common stock received by the shareholder in the exchange will be the aggregate tax basis of the shares of Conestoga common stock surrendered in the exchange. Also, the shareholder's holding period for the D&E Communications common stock received in exchange for shares of Conestoga common stock will include the period during which the shareholder held shares of Conestoga common stock that were surrendered in the exchange.

     The receipt of a combination of cash and D&E Communications common stock by a Conestoga shareholder in exchange for Conestoga common stock under the forward merger structure. A Conestoga shareholder who exchanges the shares of Conestoga common stock owned by the shareholder for a combination of cash and shares of D&E Communications common stock will not recognize any loss on the exchange. However, the shareholder will recognize gain equal to the lesser of the amount of cash received and the gain realized. The gain realized will be the excess of the sum of the fair market value of D&E Communications common stock and the amount of cash received in exchange for the shareholder's shares of Conestoga common stock that were surrendered in the exchange over the shareholder's adjusted tax basis in those shares. For this purpose, a Conestoga shareholder must calculate gain or loss separately for each identifiable block of shares of Conestoga common stock that is surrendered in the exchange, and the Conestoga shareholder may not offset a loss recognized on one block of the shares against gain recognized on another block of the shares.

     Any gain recognized by a Conestoga shareholder who receives a combination of D&E Communications common stock and cash will generally be treated as capital gain. However, if the receipt of the cash has "the effect of the distribution of a dividend" for federal income tax purposes, any gain recognized by the shareholder may be treated as ordinary dividend income. Any gain that is treated as capital gain will be long-term capital gain if the holding period for shares of Conestoga common stock that are surrendered in the exchange is greater than one year as of the date of the exchange.

     For purposes of determining whether the cash received has the effect of a distribution of a dividend for federal income tax purposes, a Conestoga shareholder is treated as if the shareholder first exchanged all of the shareholder's shares of Conestoga common stock solely for D&E Communications common stock and then D&E Communications immediately redeemed a portion of the D&E Communications common stock in exchange for the cash the shareholder actually received. This is called a "deemed redemption."

     Under this analysis, in general, if the receipt of cash by the holder in the deemed redemption results in a "substantially disproportionate" reduction in the holder's voting stock interest in D&E Communications or is "not essentially equivalent to a dividend," the receipt of the cash will not have the effect of the distribution of a dividend.

     The deemed redemption will be "substantially disproportionate," and, therefore, will not have the effect of a distribution of a dividend with respect to a Conestoga shareholder if the percentage of the outstanding D&E Communications common stock that is actually and constructively owned by the shareholder immediately after the deemed redemption is less than 80% of the percentage of the outstanding D&E Communications common stock that is considered to be actually and constructively owned by the shareholder immediately before the deemed redemption. The deemed redemption will not be "essentially equivalent to a dividend," and, therefore, will not have the effect of a distribution of a dividend with respect to a Conestoga shareholder if it results in a "meaningful reduction" in the shareholder's proportionate interest in D&E Communications. If a shareholder that is considered to have a relatively minimal stock interest in D&E Communications and no right to exercise control over corporate affairs suffers a reduction in the shareholder's proportionate interest in D&E Communications, the shareholder should be regarded as having suffered a meaningful reduction of his or her interest in D&E Communications. For example, the Internal Revenue Service has held in a published ruling that, in the case of a less than 1% shareholder who does not have management control over the corporation, any reduction in the shareholder's proportionate interest will constitute a "meaningful reduction."

     In applying this deemed redemption analysis, certain attribution rules apply in determining a Conestoga shareholder's ownership interest in D&E Communications immediately after the merger, but before the deemed redemption, and after the deemed redemption. Under those rules, a Conestoga shareholder is deemed to own stock held by certain family members, estates and trusts of which the shareholder is a beneficiary, a partnership in which the shareholder is a partner, and a corporation in which the shareholder is a direct or indirect 50% shareholder, as well as stock subject to options that are held by the shareholder or the entities. Because these constructive ownership rules are complex, each Conestoga shareholder who believes that he or she may be subject to these rules should consult his or her tax advisor.

     The aggregate tax basis of the D&E Communications common stock received by a Conestoga shareholder who exchanges his or her shares of Conestoga common stock for a combination of D&E Communications common stock and cash will be the same as the aggregate tax basis of the shares of Conestoga common stock surrendered in the exchange, decreased by the amount of cash received, and increased by the amount of gain recognized, including any portion of the gain that is treated as a dividend. The holding period of the D&E Communications common stock received will include the holding period of the shares of Conestoga common stock surrendered in exchange therefor. If a Conestoga shareholder has differing tax bases and/or holding periods with respect to the shareholder's shares of Conestoga common stock that the shareholder surrenders in the exchange, the shareholder should consult a tax advisor in order to identify the particular tax bases and/or holding periods of the particular shares of D&E Communications common stock received in the exchange.

     The receipt of cash by a Conestoga shareholder in exchange for Conestoga common stock under the forward merger structure. Currently, the state of the law is unclear as to the analysis that must be applied in determining the federal income tax consequences to a Conestoga shareholder who exchanges all of the shares of Conestoga common stock owned by the shareholder solely for cash. The shareholder may be treated as:

     - having sold his or her shares of Conestoga common stock in a taxable sale or exchange;

     - having received shares of D&E Communications common stock in the merger of Conestoga into D&E Communications and having had the shares redeemed by D&E Communications immediately after the merger; or

     - having had his or her shares of Conestoga common stock redeemed by Conestoga prior to the merger.

     However, in most circumstances, both the sales analysis and the redemption analysis will yield the same tax result to the Conestoga shareholder.

     If the sales analysis is applied, the Conestoga shareholder will recognize gain or loss, measured by the difference between the amount of cash received and the adjusted tax basis of the Conestoga common stock surrendered in exchange for the cash.

     If the redemption analysis is applied, the Conestoga shareholder will be treated as having exchanged the Conestoga stock held by the shareholder for cash, rather than having received a dividend distribution, if, after applying the attribution rules discussed above, the redemption is:

     - in complete redemption of all of the Conestoga shareholder's stock in either D&E Communications or Conestoga, as the case may be;

     - a substantially disproportionate reduction in the holder's voting stock interest in either D&E Communications or Conestoga, as the case may be; or

     - not essentially equivalent to a dividend.

     If the redemption qualifies as an exchange, a Conestoga shareholder will recognize any gain or loss realized on the exchange. If the redemption does not qualify as an exchange, the cash received by the Conestoga shareholder will be treated as a dividend distribution, and thus as ordinary income, to the extent of the current and accumulated earnings and profits of the redeeming corporation. Any excess will be treated as gain from the sale or exchange of the Conestoga stock held by the shareholder. However, under those circumstances, the Conestoga shareholder will not be permitted to recognize any loss.

     Given the unclear state of the law with respect to the exchange of Conestoga stock solely for cash, Conestoga shareholders who will receive solely cash are urged to consult their own tax advisors with regard to the receipt of cash.

     Tax consequences of the reverse merger structure. If the merger is completed through the use of the reverse merger structure, the obligations of D&E Communications and Conestoga to consummate the merger will not be conditioned upon the issuance of an opinion by tax counsel, and the merger will not constitute a reorganization under Section 368(a) of the Internal Revenue Code. Instead, it will be treated as a sale of Conestoga stock fully taxable to the Conestoga shareholders. In this case, each Conestoga shareholder will recognize gain or loss equal to the difference between:

     - the amount of cash plus the fair market value of the D&E Communications common stock received; and

     - the shareholder's adjusted tax basis in the shares of Conestoga common stock surrendered in the exchange.

     In that event Conestoga shareholders who receive only D&E Communications common stock in exchange for their Conestoga shares will need to obtain funds from other sources to satisfy their tax liability in connection with the merger. Even if the Conestoga shareholder receives a combination of cash and D&E Communications common stock, the cash received may not be sufficient to satisfy tax liabilities.


     Tax Treatment to the Entities. No gain or loss will be recognized by Conestoga, or D&E Communications as a result of the merger being structured as either a forward merger or a reverse merger.


     Cash received in lieu of fractional shares. A Conestoga shareholder who receives cash in lieu of a fractional share of D&E Communications common stock will recognize gain or loss equal to the difference between the amount of cash received and the portion of the adjusted tax basis of the shareholder's shares of Conestoga common stock that are allocable to the fractional interest. Such gain or loss will constitute capital gain or loss, and will generally be long-term capital gain or loss if the holding period for the shares was greater than one year as of the date of the exchange.

     Backup withholding. Under the Internal Revenue Code, a Conestoga shareholder may be subject, under certain circumstances, to backup withholding at a 30.5% rate with respect to the amount of consideration received pursuant to the merger unless the holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against the holder's federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

     THE ABOVE DISCUSSION MAY NOT APPLY TO CERTAIN CATEGORIES OF SHAREHOLDERS SUBJECT TO SPECIAL TREATMENT UNDER THE INTERNAL REVENUE CODE. SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF THE MERGER.

ACCOUNTING TREATMENT

     For purposes of preparing D&E Communications' consolidated financial statements, D&E Communications will establish a new accounting basis for Conestoga's assets and liabilities based upon their fair values, the merger consideration and the costs of the merger. A final determination of asset and liability values and required purchase accounting adjustments has not yet been made. D&E Communications will determine the fair value of Conestoga's assets and liabilities and will make appropriate purchase accounting adjustments upon completion of that determination. However, for purposes of disclosing pro forma information in this joint proxy statement/prospectus, D&E Communications has made a preliminary determination of the purchase
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

price allocation, based upon current estimates and assumptions, which is subject to revision upon consummation of the merger.

REGULATORY FILINGS AND APPROVALS REQUIRED TO COMPLETE THE MERGER


     The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which prevents some transactions from being completed until required information and materials are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and various waiting periods end or expire. On December 28, 2001 D&E Communications and Conestoga made all required filings to the Antitrust Division and the Federal Trade Commission. The applicable waiting period under the Hart-Scott-Rodino Act was terminated on January 9, 2002. The requirements of the Hart-Scott-Rodino Act will be satisfied if the merger is completed within one year from the termination of the waiting period.



     Under the Communications Act of 1934, as amended, the Federal Communications Commission must consent to the transfer of control to D&E Communications of Conestoga including its Federal Communications Commission licenses and authorizations prior to consummation of the merger. On March 18, 2002, the Federal Communications Commission consented to the transfer of control of Conestoga including Federal Communications Commission licenses and authorizations, subject to a 40-day reconsideration period that will expire on April 29, 2002, at which time the Federal Communications Commission approval will become final and non-appealable.



     The Pennsylvania Public Utility Commission must approve the change of control of Conestoga's telephone operations. On March 14, 2002, the Pennsylvania Public Utility Commission approved the transfer of control to D&E
Communications.



     Under the applicable cable television system franchise ordinance, the Borough of State College, Pennsylvania must consent to the transfer of control to D&E Communications of Conestoga's cable television franchise prior to consummation of the merger. On February 20, 2002, the State College Borough Council consented to the transfer of control of Conestoga's cable television franchise to D&E Communications.



     Conestoga is also requesting the approval of, or providing notice to, as may be required by law, various state agencies due to Conestoga's operations as an interexchange carrier. Other than the approval of the New York Department of Public Service, which was obtained in March, 2002, completion of the merger should not require any additional public service or utility commission regulatory approvals.


     We are not aware of any other material governmental or regulatory approval required for completion of the merger, other than compliance with the applicable corporate law of Pennsylvania.

NO CONESTOGA SHAREHOLDER DISSENTERS' RIGHTS


     The Pennsylvania Business Corporation Law of 1988, as amended in 2001, does not grant shareholders of Conestoga the right to dissent from the merger and to obtain payment of the "fair value" of their shares in the event D&E Communications and Conestoga complete the merger.


FEDERAL SECURITIES LAW CONSEQUENCES; RESALE RESTRICTIONS

     All shares of D&E Communications common stock that will be distributed to shareholders of Conestoga in the merger will be freely transferable, except for restrictions under the Securities Act of 1933, as amended, applicable to persons who are "affiliates" of Conestoga at the time of the Conestoga special meeting. The shares received by affiliates of Conestoga may be resold by them only in compliance with Rule 145 under the Securities Act. Shares of D&E Communications common stock received by Conestoga shareholders who become affiliates of D&E Communications may be sold by them only under the provisions of Rule 144 of the Securities Act or as otherwise permitted under the Securities Act. The merger agreement requires Conestoga to cause each of its affiliates to execute a written agreement to the effect that they will not sell or dispose of any of the shares of D&E Communications common stock issued to them in the merger unless the sale or disposition of such shares has been registered under the Securities Act, is in conformity with Rule 145 or is otherwise permitted under the Securities Act.

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                                        62
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                              THE MERGER AGREEMENT

     The following is a summary of the material provisions of the merger agreement, a copy of which is attached as Annex A to this document and is incorporated in this document by reference. This summary is qualified in its entirety by reference to the merger agreement. You are urged to read the entire merger agreement carefully because it, and not this document, is the legal document that governs the merger.

THE MERGER

     Structure. As a result of the merger, Conestoga will become a wholly-owned subsidiary of D&E Communications. The surviving corporation in the merger will continue its corporate existence under the laws of the Commonwealth of Pennsylvania under the name "Conestoga Enterprises, Inc."


     The merger agreement provides that the surviving corporation of the merger may change. No such change will reduce the amount or change the form of consideration to be delivered to Conestoga shareholders or materially impede or delay the completion of the merger. The change in structure may, however, result in a change in the tax consequences of the merger. See "Material Federal Income Tax Consequences" on page 56.


     Effective Time. The merger will become effective on the filing of articles of merger relating to the merger with the Pennsylvania Department of State. We expect to file the articles of merger as soon as practicable after the shareholders of Conestoga have approved the merger agreement and the shareholders of D&E Communications have approved the issuance of shares of D&E Communications common stock in connection with the merger and all of the other conditions listed in the merger agreement have been satisfied or waived. We anticipate that the effective time of the merger will occur in the second quarter of 2002.


     Merger Consideration. Under the terms and subject to the conditions of the merger agreement, each Conestoga shareholder will have the option in the merger consideration either (i) to have all of his or her Conestoga shares convert into cash, (ii) to have all of his or her Conestoga shares convert into shares of D&E Communications common stock or (iii) to have 55% of his or her Conestoga shares convert into cash and to have 45% of his or her Conestoga shares convert into D&E Communications common stock. Each Conestoga shareholder electing to receive only cash will receive $33.00 for each share of Conestoga common stock that he or she owns. Each Conestoga shareholder electing to receive only D&E Communications common stock will receive, for each share of Conestoga common stock, a number of shares of D&E Communications common stock determined by reference to an exchange ratio. Each Conestoga shareholder electing to receive the merger consideration 55% in cash and 45% in shares of D&E Communications common stock will receive, for each share of Conestoga common stock, $18.15 in cash and a number of shares of D&E Communications common stock determined by reference to an exchange ratio. See "Shareholder Elections" on page 64. In certain circumstances, a shareholder's election to receive the merger consideration may be adjusted to ensure that (i) no more than 55% of the shares of Conestoga common stock will be converted into cash, and (ii) D&E Communications will not issue more than 9,467,068 shares of its common stock in the merger. D&E Communications has structured the transaction so that each shareholder electing to receive cash will receive a minimum of 55% of his or her consideration in cash. See "Proration Adjustment" on pages 67 through 68.


PROCEDURES FOR SHAREHOLDER ELECTIONS


     All shareholder elections will be made on the election form/letter of transmittal that was mailed to Conestoga shareholders along with this document. Conestoga will use its reasonable best efforts to mail or otherwise make available an election form/letter of transmittal to all persons who become holders of record of Conestoga common stock after the date of the mailing of the election form/letter of transmittal and prior to the election deadline. To be effective, an election form/letter of transmittal must be returned, properly completed and accompanied by the stock certificate(s) as to which the election is being made, to the exchange agent no later than the date that is ten days after the effective time of the merger. Promptly after the merger closes, D&E Communications will issue a press release and send notice to Conestoga shareholders regarding the exchange ratio and the election deadline. A record holder that fails to submit an effective election form prior to the election deadline will be deemed to have made an election to receive cash for 55% of his or her Conestoga shares and D&E Communications common stock for 45% of his or her Conestoga shares.

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

A record holder who fails to properly make an election will receive a letter of transmittal after the effective time of the merger with instructions for surrendering the Conestoga stock certificates and receiving the merger consideration. In the event that any stock certificate has been lost, stolen or destroyed, upon receipt of evidence satisfactory to D&E Communications that the certificate has been lost, stolen or destroyed and, if required by D&E Communications, the posting of a bond in customary amount as indemnity against any claim that may be made against it with respect to the certificate, the exchange agent will issue in exchange for the merger consideration that would have been payable upon due surrender of Conestoga common stock represented by the certificate. If the merger is terminated prior to the effective time, stock certificates that have previously been delivered to the exchange agent will be returned to the shareholders of record.

     Elections may be revoked or amended upon written notice to the exchange agent prior to the election deadline.

SHAREHOLDER ELECTIONS

     Each Conestoga shareholder may use the election form which will be sent to each Conestoga shareholder along with this document to indicate whether their preference is to receive their merger consideration in cash or D&E Communications common stock or a combination of cash and D&E Communications common stock.

     Each Conestoga shareholder will receive for each share of Conestoga common stock:

     - 100% of the merger consideration in cash;

     - 100% of the merger consideration in shares of common stock of D&E Communications; or

     - 55% of the merger consideration in cash and 45% of the merger consideration in D&E Communications common stock.


     The calculation of the merger consideration to be paid to Conestoga shareholders will be determined as follows (subject, however, to a proration adjustment as discussed on pages 67 through 68):


     - If the merger consideration is to be paid 100% in cash, each share of Conestoga common stock will be exchanged for $33.00 in cash.

     - If the merger consideration is to be paid 100% in shares of D&E Communications common stock and the volume weighted average per share sales price of D&E Communications common stock for the 20 trading days during which trading in D&E Communications common stock occurs immediately preceding the second business day before we complete the merger:

         - is less than $13.00, then the per share value of the common stock consideration to be paid will be equal to the product of (i) 2.5385 and (ii) the fair market value of D&E Communications common stock on the closing date.

         - is greater than $23.00, then the per share value of the common stock consideration to be paid will be equal to the product of (i) 1.4348 and (ii) the fair market value of D&E Communications common stock on the closing date.

         - is between $13.00 and $23.00, then the per share value of the common stock consideration to be paid will be equal to $33.00 in shares of D&E Communications common stock (using the volume weighted average per share sales price to determine the number of shares to be issued).

     - If the merger consideration is to be paid 55% in cash and 45% in shares of D&E Communications common stock and the volume weighted average per share sales price of D&E Communications common stock for the 20 trading days, during which trading in D&E Communications common stock occurs, immediately preceding the second business day before we complete the merger:


         - is less than $13.00, the value of the cash merger consideration would be $18.15 in cash and the value of the common stock consideration would be equal to the product of (i) 2.5385 multiplied by 0.45 and
           (ii) the fair market value of D&E Communications common stock on the closing date.

         - is greater than $23.00, the value of the cash merger consideration would be $18.15 in cash and the value of the common stock consideration would be equal to the product of (i) 1.4348 multiplied by 0.45 and (ii) the fair market value of D&E Communications common stock on the closing date.


         - is between $13.00 and $23.00, then the per share value of the cash merger consideration will be $18.15 in cash and the value of the common stock consideration will be $14.85 in shares of D&E Communications common stock (using the average sales price to determine the number of shares to be issued).

MERGER CONSIDERATION ANALYSIS

     The following table illustrates the correlation among:

     - the volume weighted average per share sales price of D&E Communications common stock on which the exchange ratio is based;

     - the exchange ratio;


     - the number of shares of D&E Communications common stock to be issued as stock consideration in the merger;


     - the amount of cash consideration to be paid in the merger; and

     - the resulting respective ownership of the combined company by existing Conestoga shareholders and D&E Communications shareholders.


                                                                                                PRO FORMA         PRO FORMA
                                             AGGREGATE VALUE                     VALUE OF      OWNERSHIP OF       OWNERSHIP
                              NUMBER OF          OF D&E          AGGREGATE       AGGREGATE       COMBINED        OF COMBINED
                                 D&E         COMMUNICATIONS        CASH           MERGER         COMPANY          COMPANY BY
     D&E                    COMMUNICATIONS    SHARES ISSUED    CONSIDERATION   CONSIDERATION   BY CONESTOGA   D&E COMMUNICATIONS
COMMUNICATIONS   EXCHANGE   SHARES ISSUED        (3)(4)             (3)           (3)(5)       SHAREHOLDERS      SHAREHOLDERS
SHARE PRICE(1)    RATIO         (2)(3)        (IN MILLIONS)    (IN MILLIONS)   (IN MILLIONS)    (2)(3)(6)         (2)(3)(6)
--------------   --------   --------------   ---------------   -------------   -------------   ------------   ------------------
    $31.00        1.4348      5,321,591          $165.0           $149.6          $314.6           41.9%             58.1%
    $30.00        1.4348      5,321,591          $159.6           $149.6          $309.2           41.9%             58.1%
    $29.00        1.4348      5,321,591          $154.3           $149.6          $303.9           41.9%             58.1%
    $28.00        1.4348      5,321,591          $149.0           $149.6          $298.6           41.9%             58.1%
    $27.00        1.4348      5,321,591          $143.7           $149.6          $293.3           41.9%             58.1%
    $26.00        1.4348      5,321,591          $138.4           $149.6          $288.0           41.9%             58.1%
    $25.00        1.4348      5,321,591          $133.0           $149.6          $282.6           41.9%             58.1%
    $24.00        1.4348      5,321,591          $127.7           $149.6          $277.3           41.9%             58.1%
    $23.00        1.4348      5,321,591          $122.4           $149.6          $272.0           41.9%             58.1%
    $22.00        1.5000      5,563,414          $122.4           $149.6          $272.0           43.0%             57.0%
    $21.00        1.5714      5,828,233          $122.4           $149.6          $272.0           44.2%             55.8%
    $20.00        1.6500      6,119,756          $122.4           $149.6          $272.0           45.4%             54.6%
    $19.00        1.7368      6,441,692          $122.4           $149.6          $272.0           46.6%             53.4%
    $18.00        1.8333      6,799,605          $122.4           $149.6          $272.0           48.0%             52.0%
    $17.00        1.9412      7,199,800          $122.4           $149.6          $272.0           49.4%             50.6%
    $16.00        2.0625      7,649,694          $122.4           $149.6          $272.0           50.9%             49.1%
    $15.00        2.2000      8,159,674          $122.4           $149.6          $272.0           52.5%             47.5%
    $14.00        2.3571      8,742,349          $122.4           $149.6          $272.0           54.3%             45.7%
    $13.00        2.5385      9,415,151          $122.4           $149.6          $272.0           56.1%             43.9%
    $12.00        2.5385      9,415,151          $113.0           $149.6          $262.6           56.1%             43.9%
    $11.00        2.5385      9,415,151          $103.6           $149.6          $253.2           56.1%             43.9%
    $10.68(7)     2.5385      9,415,151          $100.6           $149.6          $250.1           56.1%             43.9%
    $10.00        2.5385      9,415,151          $ 94.2           $149.6          $243.7           56.1%             43.9%
    $ 9.00        2.5385      9,415,151          $ 84.7           $149.6          $234.3           56.1%             43.9%
    $ 8.00(8)     2.5385      9,415,151          $ 75.3           $149.6          $224.9           56.1%             43.9%
    $ 7.00        2.5385      9,415,151          $ 65.9           $149.6          $215.5           56.1%             43.9%
    $ 6.00        2.5385      9,415,151          $ 56.5           $149.6          $206.1           56.1%             43.9%
    $ 5.00        2.5385      9,415,151          $ 47.1           $149.6          $196.7           56.1%             43.9%


---------------


(1) Represents the volume weighted average per share sales price of D&E Communications common stock for the twenty trading days, during which trading in D&E Communications common stock occurs, immediately preceding the second business day before we complete the merger.



(2) Assumes that immediately before we complete the merger there are 8,242,095 shares of Conestoga common stock outstanding.


(3) Assumes that each Conestoga shareholder has elected to have 55% of his or her shares convert into cash consideration and 45% of his or her shares convert into D&E Communications common stock consideration.

(4) Determined by multiplying the aggregate number of D&E Communications common shares by the reference volume weighted average per share sales price of D&E Communications common stock.

(5) Represents the sum of the aggregate value of D&E Communications common shares issued as stock consideration and the aggregate amount of cash consideration.


(6) Assumes that immediately before we complete the merger there are 7,369,709 shares of D&E Communications common stock outstanding and does not take into account a maximum of 363,640 shares of D&E Communications common stock that will be issuable upon exercise of current Conestoga stock options to be assumed by D&E Communications in the merger or 101,630 shares of D&E Communications common underlying outstanding restricted stock awards granted under D&E Communications long term incentive plans that will be deemed to have been earned in full and fully vested upon completion of the merger.



(7) The merger will be fully taxable at below this share price, assuming (a) 8,242,095 shares of Conestoga common stock are outstanding, (b) 55% of Conestoga shares of common stock are to be converted into cash consideration and 45% of such shares are to be converted into D&E Communications common stock, and (c) no cash in lieu of fractional shares is paid.



(8)Conestoga has the right to terminate the merger agreement if the volume weighted average per share sales price of D&E Communications common stock for any 10 consecutive trading days, during which the trading in D&E Communications common stock occurs, is less than $8.00.

PRORATION ADJUSTMENT

     In certain circumstances, a Conestoga shareholder's election to receive the merger consideration either 100% in cash or 100% in shares of D&E Communications common stock may be subject to a proration adjustment.

     If the elections of Conestoga shareholders would result in the conversion of more than 55% of the outstanding Conestoga shares into cash, the number of shares of Conestoga common stock of shareholders electing to receive 100% cash to actually be converted into cash will be reduced on a pro rata basis until only 55% of Conestoga's outstanding shares are to be converted into cash. Shares of Conestoga common stock of a Conestoga shareholder who has elected to receive 100% cash that are not converted into cash in the merger as a result of such pro rata adjustment will be converted into a number of shares of D&E Communications common stock equal to the product of the number of Conestoga shares to be converted into stock consideration multiplied by the exchange ratio.

     If the elections of Conestoga shareholders would result in the issuance of more than 9,467,068 shares of D&E Communications common stock to Conestoga shareholders in the merger, the number of shares of Conestoga common stock of shareholders electing to receive 100% stock to actually be converted into shares of D&E Communications common stock will be reduced on a pro rata basis until only 9,467,068 shares of D&E Communications common stock are issued in connection with the merger. Each share of Conestoga common stock of a Conestoga shareholder who has elected to receive 100% stock that is not converted into shares of D&E Communications common stock in the merger as a result of such pro rata adjustment will be converted into $33 in cash.

     Because of these limitations on the cash and the number of shares of Conestoga common stock to be issued as merger consideration under the election and allocation procedures, holders of Conestoga common stock who elect to receive all cash or all D&E Communications common stock may not receive their requested form of merger consideration. Each shareholder electing to receive 100% cash consideration will receive $33 per share cash consideration in respect of at least 55% of such shareholder's Conestoga shares, and each shareholder electing to receive 100% D&E Communications common stock consideration will receive stock consideration (determined by reference to the exchange ratio) in respect of at least 45% of such shareholder's Conestoga shares. Conestoga shareholders electing to receive cash for 55% of their shares of Conestoga common stock and D&E Communications common stock for 45% of their shares of Conestoga common stock will receive cash and stock in accordance with their election.

     The following are examples of the effects of the proration of the merger consideration:

     - If all Conestoga shareholders elect to receive 100% cash, then 55% of each Conestoga shareholder's shares will be converted into cash consideration and 45% of each Conestoga shareholder's shares will be converted into D&E Communications common stock consideration.

     - If the holders of 60% of the total outstanding shares of Conestoga common stock elect to receive 100% cash, then each shareholder who elects to receive 100% D&E Communications common stock will receive all of his or her merger consideration in shares of D&E Communications common stock, and each Conestoga shareholder who elects to receive 100% cash will receive $33 in cash for that number of shares of Conestoga common stock equal to the product of (i) the number of Conestoga shares owned by such shareholder and (ii) a fraction, the numerator of which is an amount equal to the product of .55, the number of outstanding shares of Conestoga common stock and $33.00, minus the aggregate amount of cash consideration to be paid to Conestoga shareholders who have elected to receive a combination of cash and stock (including those who are deemed to have made such election by failing to make a proper election), and the denominator of which is the aggregate amount of cash that would have been paid to Conestoga shareholders electing to receive 100% cash consideration before taking into account any proration.

     - If the holders of 50% of the total outstanding shares of Conestoga common stock elect to receive 100% D&E Communications common stock consideration, then each shareholder who elects to receive 100% cash will receive all of his or her merger consideration in cash, and, if, based on the applicable exchange ratio and without giving effect to any proration, no more than 9,467,068 shares of D&E Communications common stock would be issuable to Conestoga shareholders electing to receive part or all of their merger consideration in stock, then each Conestoga shareholder who elects to receive 100% D&E Communications common stock will receive all of his or her merger consideration in shares of D&E Communications common stock. If, however, based on the applicable exchange ratio and without giving effect to any proration, more than 9,467,068 shares of D&E Communications common stock would be issuable to Conestoga shareholders electing to receive part or all of their merger consideration in stock, then the number of shares of Conestoga common stock of any Conestoga shareholder who elects to receive 100% D&E Communications common stock consideration to actually be converted into stock consideration will equal the product of (i) the number of Conestoga shares owned by such shareholder and (ii) a fraction, the numerator of which is an amount equal to 9,467,068 minus the aggregate number of shares of D&E Communications common stock to be issued to Conestoga shareholders who have elected to receive a combination of cash and stock (including those who are deemed to have made such election by failing to make a proper election), and the denominator of which is the aggregate number of shares of D&E Communications common stock that would have been issued to Conestoga shareholders electing to receive 100% D&E Communications common stock consideration before taking into account any proration.

EXCHANGE OF CERTIFICATES


     Shortly after the merger becomes effective, D&E Communications will deposit with StockTrans, Inc. (the exchange agent) certificates representing the shares of its common stock and the cash to be issued or paid as merger consideration. Each Conestoga shareholder can elect on the election form/letter of transmittal sent along with this document to receive cash, D&E Communications common stock or a combination of both to the extent permitted by the merger agreement. See "-- Procedures for Shareholder Elections." The election form/letter of transmittal contains instructions on how to surrender Conestoga common stock certificates to the exchange agent and receive cash, D&E Communications common stock, or a combination thereof, as the case may be. A Conestoga shareholder who does not properly submit an election form/letter of transmittal will be sent a letter of transmittal after the election deadline with instructions on how to exchange Conestoga certificates for the merger consideration. See "-- Procedures for Shareholder Elections" and "-- Shareholder Elections."



     D&E Communications will not issue any fractions of a share as merger consideration. If the stock consideration to be issued to a Conestoga shareholder is not a whole number of shares, D&E Communications will pay to such Conestoga shareholder, in lieu of any fractional interest, an amount in cash, without interest and rounded to the nearest whole cent, determined by multiplying (x) the volume weighted average sales price of D&E Communications common stock for the 20 trading days, during which trading in D&E Communications common stock occurs, immediately preceding the second business day before we complete the merger by (y) the fractional interest in a share of D&E Communications common stock.


     No dividends or other distributions declared or made after the effective time of the merger with respect to shares of D&E Communications common stock will be paid to the holder of any unsurrendered certificate with respect to shares of D&E Communications common stock issuable upon surrender of the certificates until the holder of the certificate surrenders the certificate in accordance with the provisions of the merger agreement.

     Any merger consideration deposited with the exchange agent that has remained unclaimed by Conestoga shareholders for one year after the effectiveness of the merger will be returned to D&E Communications. Thereafter, Conestoga shareholders who have not previously complied with the exchange procedures under the merger agreement may look only to the surviving corporation in the merger for payment of any merger consideration upon surrender of their certificates of Conestoga common stock.

     After the effective time of the merger, there will be no transfers on the stock transfer books of Conestoga of any shares of Conestoga common stock. If, after the effective time of the merger, certificates formerly representing shares of Conestoga common stock are presented to the exchange agent, they will be cancelled and (subject to applicable abandoned property, escheat and similar laws) exchanged for merger consideration as provided above.

     The exchange agent or D&E Communications will be entitled to deduct and withhold from the merger consideration any amounts that the exchange agent, D&E Communications or the surviving corporation, in its capacity as the surviving corporation in the merger, is required to deduct and withhold under applicable tax laws. Any amounts so withheld will be treated for purposes of the merger agreement as having been paid to the holder of the shares of Conestoga common stock in respect of which the deduction and withholding has been made.

TREATMENT OF CONESTOGA STOCK OPTIONS


     On the date the merger becomes effective, D&E Communications will assume Conestoga's 1999 Stock Option Plan and each outstanding option granted by Conestoga to purchase shares of Conestoga common stock will be assumed by D&E Communications and will become a right to purchase a number of shares of D&E Communications common stock determined by multiplying the number of Conestoga shares to which the option relates by the exchange ratio. Each option will be assumed by D&E Communications in accordance with the terms of the option plan and option agreement under which it was granted. Pursuant to action taken by Conestoga's board of directors, all options assumed by D&E Communications under the merger agreement will at the discretion of the optionees be fully exercisable. The exercise price of the options assumed by D&E Communications pursuant to the merger agreement will be equal to the exercise price of such options divided by the exchange ratio.


REPRESENTATIONS AND WARRANTIES

     The merger agreement contains customary representations and warranties by each of Conestoga and D&E Communications. Some of the most significant of these include:

     - the existence and good standing of Conestoga and D&E Communications under their respective jurisdictions of incorporation and the corporate power and authority to operate their respective businesses;

     - the capital structure of each company;

     - the power and authority of Conestoga and D&E Communications to execute and deliver the merger agreement;

     - the absence of conflicts or breaches of organizational documents and the absence of any required approval of the merger agreement or the transactions contemplated thereby by governmental or regulatory authorities;

     - the compliance of documents filed with the SEC by Conestoga since January 1, 1996, and by D&E Communications since January 1, 1998 with applicable securities laws and the accuracy of financial statements included in those documents;

     - the adequacy of insurance;

     - the compliance with or absence of liability under certain tax, labor and employee benefit matters;

     - the compliance with governmental laws and orders;

     - the compliance with environmental laws and regulations and Conestoga's absence of environmental liabilities;

     - the absence of acceleration or the absence of a change of control under any benefit plan, loan, lease, contract or other agreement;

     - the absence of any brokerage or finder's fees to be paid in connection with the merger or the transactions contemplated thereby, other than to Legg Mason Wood Walker, Incorporated by Conestoga and to Jefferies & Company, Inc. by D&E Communications;

     - the receipt of a written opinion from each party's respective financial advisor that the merger consideration is fair, from a financial point of view, to the relevant party;

     - the accuracy of information furnished by each party and the accuracy of information contained in the merger agreement or schedules thereto;

     - absence of certain transactions with affiliates;

     - the ownership of and compliance with, or absence of claims with respect to, licenses issued by the FCC;

     - the validity of title to assets and the adequate operating condition of such assets; and

     - the absence of any undisclosed liabilities or commitments.

In addition, Conestoga made additional representations to D&E Communications. The most significant of these additional representations include:

     - the inapplicability of Conestoga's rights agreement;

     - ownership of and absence of claims relating to intangible property;

     - disclosure of Conestoga's equity investments;

     - the disclosure of, and legal and binding commitment with respect to, Conestoga's material contracts;

     - the absence of state takeover statutes applicable to the transactions contemplated by the merger agreement; and

     - the ability of each of Conestoga and D&E Communications to execute a tax representation letter if the merger was effective on the date of the merger agreement.

In addition, D&E Communications made additional representations to Conestoga. The most significant of these additional representations include:

     - disclosure of D&E Communications' commitment for financing and the absence of any withdrawal or modification thereto;

     - the effectiveness of the agreement relating to the sale of D&E Communications' wireless business to affiliates of VoiceStream and the ability of D&E Communications to satisfy the conditions to closing in that agreement;

     - no present intention of D&E Communications to alter its present dividend policy with respect to its common stock;

     - no ownership of more than 20% of Conestoga securities by D&E Communications and its affiliates; and

     - the organization of the merger subsidiary and the absence of any business activities or operations by such subsidiary.

     The representations and warranties of Conestoga and D&E Communications will not survive beyond the (i) termination of the merger agreement or (ii) the effective time of the merger.

COVENANTS AND AGREEMENTS AS TO CERTAIN MATTERS

     Interim Operations of Conestoga. Subject to certain exceptions, including activities in accordance with the written consent of D&E Communications and as provided in Conestoga's capital and operating budget, Conestoga has agreed not to, and to cause its subsidiaries not to, do the following:

     - issue, sell or encumber any shares of Conestoga capital stock;

     - redeem, purchase or otherwise acquire any of Conestoga's capital stock;

     - split, combine or reclassify any Conestoga capital stock or declare any dividend, other than the declaration and payment of regular quarterly cash dividends not to exceed $0.21 per share;

     - adopt a plan of complete or partial liquidation, dissolution, merger, consolidation or other reorganization;

     - adopt any amendments to its articles of incorporation or bylaws or alter through merger, liquidation, reorganization or restructuring the corporate structure or ownership of any subsidiary other than an inactive subsidiary of Conestoga;

     - make any material divestiture or acquisition, by means of merger or consolidation, or material disposition of assets or securities, except for the pending disposition of certain of Conestoga's digital communication towers under the Asset Acquisition Agreement between Conestoga and Mountain Union Telecom, LLC dated March 15, 2001;

     - incur any indebtedness for borrowed money or guarantee any indebtedness or make any loans or capital contributions to any person;

     - authorize, announce an intention to, or enter into an agreement to do any of the foregoing;

     - increase the compensation of any director, officer or employee, except in the ordinary course of business and in accordance with past practice;

     - pay or agree to pay any pension, retirement allowance or other employee benefit;

     - enter into any new or materially amend any existing employment, severance or termination agreement with any director, officer or employee;

     - become obligated under any new pension plan, welfare plan, or any other employee benefit plan, which was not in existence on the date of the merger agreement, or amend any existing plan to materially enhance benefits under such plan;

     - make or agree to make any capital expenditures or material commitments;

     - purchase or sell or offer to purchase or sell any shares of D&E Communications common stock during the twenty trading day period ending two days prior to the effective time of the merger; or

     - take any action or fail to take any action, the result of which could reasonably be expected to result in a breach of any representation, warranty or covenant under the merger agreement.

     Interim Operations of D&E Communications. Subject to certain exceptions, including actions in accordance with the written consent of Conestoga and as provided in D&E Communications' capital and operating budget, D&E Communications has agreed not to, and to cause its subsidiaries not to do the following:

     - enter into any agreement which would result in a change in control of D&E Communications;

     - adopt a plan of complete or partial liquidation, dissolution, merger, consolidation or other reorganization;

     - adopt any amendments to its articles of incorporation or otherwise alter its capital structure;

     - enter into any transaction which would result in the acquisition by D&E Communications of another company if the company acquired would be a "significant subsidiary" of D&E Communications as defined in SEC regulations;

     - enter into any agreement relating to a transaction which would require the approval of D&E Communications shareholders under Pennsylvania corporate law or the listing standards of the Nasdaq National Market;


     - other than in the ordinary course incur any indebtedness for borrowed money or guarantee any indebtedness or make any loans or capital contributions to any person;

     - authorize, announce an intention to, or enter into an agreement to do any of the foregoing; or

     - take any action or fail to take any action, which could reasonably be expected to result in a breach of any representation, warranty or covenant under the merger agreement.

     D&E Communications has also agreed not to:

     - amend the financing letter with Co-Bank (relating to the financing of a portion of the cash for the merger consideration) in any material respect;

     - change its current dividend policy;

     - amend the agreement with affiliates of VoiceStream (relating to the sale of D&E Communications' wireless business) in any material respect; or

     - purchase or sell or offer to purchase or sell any shares of D&E Communications common stock during the twenty trading day period during which D&E Communications common stock is traded ending two days prior to the effective time of the merger.

NO SOLICITATION

     Conestoga has agreed to certain limitations on its ability to take action with respect to a competing transaction. Conestoga agreed it would not, and agreed it would not permit any subsidiary to:

     - solicit, encourage, or facilitate any inquiries relating to any proposal from any person that is not affiliated with D&E Communications to acquire ownership of 5% or more of:

      - the assets of Conestoga and its subsidiaries, taken as a whole;

      - equity securities of Conestoga pursuant to a merger or other business combination, sale of shares of stock, sale of assets or similar transaction, which is structured to permit a third party to acquire ownership of more than 5% of the assets of Conestoga and its subsidiaries, taken as a whole; or

      - any class of equity securities of Conestoga;

     - participate in any discussions or furnish any information with respect to, or take any action to knowingly facilitate the making of any proposal that constitutes, or that could lead to, a competing transaction, or waive the provisions of any "standstill" or similar agreement; or

     - enter into any agreement with respect to a competing transaction, approve or recommend or resolve to approve or recommend a competing transaction or enter into any agreement requiring it to terminate or fail to consummate the merger.

     If Conestoga receives a bona fide, unsolicited, written proposal for a superior competing transaction, Conestoga may furnish information regarding Conestoga and its subsidiaries to and participate in negotiations with a third party, if Conestoga complies with the "No Solicitation" section of the merger agreement. A competing transaction is a superior competing transaction if it meets the following criteria:


     - Conestoga's board determines in good faith (after consulting the board's independent financial advisor) that:


      - the transaction will result in terms which are more favorable from a financial point of view to Conestoga's shareholders than the merger and, after consultation with counsel, determines that failure to take that action may result in a breach of the board's fiduciary duties;

      - the transaction is reasonably capable of being consummated; and

      - the transaction is subject to a confidentiality agreement on terms no less favorable to Conestoga than the confidentiality agreements dated May 15, 2001 and October 24, 2001 with D&E Communications; and

     - Conestoga complies with the "No Solicitation" provision of the merger agreement.

     Prior to furnishing any information or participating in negotiations with a third party, Conestoga must provide written notice to D&E Communications. In addition, Conestoga must advise D&E Communications orally and in writing of the following:

     - any competing transaction or any inquiry which could reasonably lead to any competing transaction;

     - the identity of the party submitting a competing transaction or making any inquiry; and

     - the material terms and conditions of any competing transaction.

     Conestoga agrees to keep D&E Communications reasonably informed on a current basis of the status and details of any competing transaction (including amendments and proposed amendments) proposal or inquiry in a timely manner.


     Conestoga's board is permitted to withhold, withdraw or modify, in a manner adverse to D&E Communications, its recommendation to Conestoga's shareholders, if:



     - a third party submits an unsolicited competing transaction that Conestoga's board believes is reasonably likely to result in a superior competing transaction and, after consultation with counsel, determines that failure to take action may result in a breach of fiduciary duties; and


     - Conestoga delivers to D&E Communications prior written notice that it intends to take action relating to a superior competing transaction, and identifies the party making, and the terms and conditions of, the superior competing transaction.

INDEMNIFICATION AND INSURANCE

     The merger agreement provides that, from and after the effective time of the merger, D&E Communications and the surviving corporation will indemnify and hold harmless, to the fullest extent permitted under applicable law, each person who is, or has been at any time prior to the date of the merger agreement or who becomes prior to the effective time of the merger, an officer, director, employee, fiduciary or agent of Conestoga or any of its subsidiaries against all losses, claims, damages, liabilities, costs and expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, which acts and omissions occurred prior to the effective time of the merger, whether asserted or claimed prior to, at or after the effective time of the merger.

     Under the merger agreement, D&E Communications has agreed to cause the surviving corporation to maintain in effect for not less than six years Conestoga's current directors', officers' and fiduciaries insurance policies (or maintain policies with equivalent coverage) with an amount of coverage not less than the existing coverage with respect to acts or failure to act prior to the effective time of the merger. Nevertheless, D&E Communications and the surviving corporation will not be required to maintain or obtain policies providing the coverage except to the extent the coverage can be provided at less than two times the existing annual premium. If equivalent coverage cannot be obtained or can be obtained only by paying an annual premium in excess of two times the existing annual premium, D&E Communications or the surviving corporation will be required to obtain only as much coverage as can be obtained by paying an annual premium equal to two times the existing annual premium.

     In addition, D&E Communications has agreed to cause the surviving corporation to keep in effect for a period of not less than six years from the effective date of the merger all provisions in the surviving corporation's articles of incorporation and bylaws that provide for exculpation of and limitation of personal liability of directors, officers, employees, fiduciaries and agents.

EMPLOYEES

     Following the effective time of the merger, D&E Communications will cause the merger subsidiary to:

     - satisfy each of the agreements and arrangements described in the "Employees" section of the merger agreement;

     - use its commercially reasonable efforts to retain each present full-time employee of Conestoga at his or her current position with such current responsibilities (or a position for which the employee is qualified at a salary commensurate with the current position); and

     - pay compensation to each person who was employed as of the effective time of the merger and who continues to be employed after the effective time of the merger, that is at least equal to the aggregate compensation that such person was receiving from Conestoga prior to the effective time of the merger.

     Officers and employees of Conestoga who continue employment with D&E Communications or the surviving corporation after the effective time of the merger and who have employment contracts will be employed under the terms and conditions of their respective employment contracts. All other employees who continue employment with D&E Communications or the surviving corporation will be "at will" employees. Any at will employee whose employment does not continue or is terminated (other than as a result of unsatisfactory performance of their respective duties or for cause) by D&E Communications or the surviving corporation will be paid a minimum of two weeks' salary, with an additional one week's salary for each year of service, up to a maximum of 26 weeks' salary.

     Following the effective time of the merger, D&E Communications has also agreed to:

     - provide employee benefit plans, programs, arrangements and policies for the benefit of current retired employees of Conestoga and current retired nonemployee directors of Conestoga, having terms that are no less favorable than the terms of Conestoga's benefit plans; and

     - allow future retired nonemployee directors (including any spouse or surviving spouse) to participate in a health and welfare plan, provided that all expenses associated with such participation shall be the sole responsibility of such retired nonemployee director (or, as applicable, a spouse or surviving spouse).

     For a period of two years following the effective time of the merger, D&E Communications has agreed to provide employee benefit plans, programs, arrangements and policies for the benefit of employees and future retired employees (namely, employees who retire after the date of the merger agreement) of Conestoga and its subsidiaries that in the aggregate are no less favorable to the employees and future retired employees than Conestoga's benefit plans. In the case of benefit plans and programs under which benefits are paid or determined by reference to the value of Conestoga's stock, D&E Communications agrees that the benefits will be determined by reference to the value of shares of common stock of D&E Communications in an equitable manner. All service credited to each employee and retired employee by Conestoga through the effective time of the merger will be recognized by D&E Communications for purposes of eligibility and vesting (but not benefit accruals) under D&E Communications' benefit plans. D&E Communications agrees not to treat any Conestoga employee as a "new" employee or retired employee for purposes of any pre-existing condition exclusions, waiting periods, evidence of insurability requirements or similar provision under any health or other welfare plan, and agrees to use commercially reasonable efforts to make appropriate arrangements with its insurance carriers to ensure such result.

     D&E Communications also agreed to honor and assume, or cause the merger subsidiary to honor and assume, the employment agreements, executive termination agreements and individual benefit arrangements identified in the "Employees" section of the merger agreement, except to the extent that the agreements are waived by the employees prior to the effective time of the merger.


SHAREHOLDERS' MEETINGS



     Each of Conestoga and D&E Communications has agreed promptly and duly to call, give notice of, and convene and hold their respective shareholders' meetings. The Conestoga shareholders' special meeting will be held for the purpose of obtaining shareholder approval of the merger agreement. The D&E Communications shareholders' meeting will be held for the purpose of obtaining shareholder approval of the merger proposal. Each of Conestoga and D&E Communications has agreed to use its commercially reasonable efforts to solicit from its respective shareholders proxies in favor of such approvals, and will take all other action necessary or advisable to secure the vote or consent of its shareholders required by state law or the Nasdaq National Market, as applicable, to obtain such approvals.

TAX MATTERS

     D&E Communications and Conestoga will each use its reasonable good faith efforts to cause the merger to constitute a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986. If the merger constitutes a reorganization under the provisions of Section 368(a), D&E Communications will deliver to Conestoga an opinion of Morgan, Lewis & Bockius LLP, special counsel to D&E Communications, which states that:

     - for federal income tax purposes, the merger will be a reorganization within the meaning of Section 368(a);


     - none of D&E Communications, Conestoga or the surviving corporation will recognize any gain or loss upon completion of the merger;


     - a Conestoga shareholder will not recognize any gain or loss upon the exchange of his shares of Conestoga common stock solely for shares of D&E Communications common stock in the merger;

     - a Conestoga shareholder who receives cash and shares of D&E Communications common stock in exchange for shares of Conestoga stock in the merger will recognize any gain realized (including any gain treated as a dividend) up to the amount of cash received, but will not recognize any loss; and

     - a Conestoga shareholder who receives cash in lieu of fractional shares of D&E Communications common stock will recognize gain or loss with respect to the receipt of such fractional shares.

     The issuance of the tax opinion of special counsel, Morgan, Lewis & Bockius LLP, is conditioned on (i) the reasonable opinion of Morgan, Lewis & Bockius LLP (or other counsel reasonably agreed to by the parties) that the tax opinion can be given and (ii) the receipt by counsel of representation letters from each of Conestoga, D&E Communications and the surviving corporation, which will be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect, in each case in form and substance reasonably satisfactory to counsel.

     Each of Conestoga and D&E Communications agree to use their reasonable best efforts to provide such representation letters in substantially the same form as Exhibits F and G to the merger agreement.

SALE OF CONESTOGA'S WIRELESS OPERATIONS


     D&E Communications and Conestoga have agreed to cooperate and use their best efforts to enter into an agreement with an appropriate third party to sell Conestoga's wireless operations (pursuant to a sale of all or substantially all of the assets of such operations) on terms and conditions acceptable to D&E Communications and Conestoga. In addition, pursuant to the agreement with affiliates of VoiceStream providing for the sale by D&E Wireless (an indirect wholly-owned subsidiary of D&E Communications) of its interest in the PCS ONE partnership, D&E Communications is bound by certain non-competition covenants. See "Description of D&E Communications -- Recent Developments" on page 100. The provision of mobile voice wireless communications services in the Reading, Pennsylvania market, which is restricted under the VoiceStream agreement, represents approximately 37% of the population area serviced by Conestoga's wireless operations. Consequently, D&E Communications may be required to dispose of that portion of Conestoga's wireless operations shortly after the closing of the merger.


CERTAIN OTHER AGREEMENTS

     Conestoga and D&E Communications have agreed to other customary agreements in the merger agreement, including agreements related to:

     - assisting in the preparation of this joint proxy statement/prospectus and the filing of the registration statement by D&E Communications;

     - providing access to and furnishing information in accordance with the terms of confidentiality agreements between D&E Communications and Conestoga dated as of May 15, 2001 and October 24, 2001;

     - using commercially reasonable efforts to do all things necessary to complete the merger, including:

      - obtaining necessary actions from governmental entities;

      - obtaining necessary consents and approvals; and

      - defending legal actions challenging the merger.

     - consulting with each other prior to issuing a press release or public announcement relating to the merger agreement.

CONDITIONS TO THE MERGER

     Conditions to Each Party's Obligations to Complete the Merger. The obligations of Conestoga and D&E Communications to complete the merger are subject to various conditions stated in the merger agreement, including:

     - approval of the merger agreement by Conestoga's shareholders and approval of the issuance of shares of D&E Communications capital stock in connection with the merger by the D&E Communications shareholders;

     - the absence of any temporary restraining order, preliminary or permanent injunction or other order issued by any court or other legal restraint or prohibition preventing completion of the merger;


     - receipt of all required governmental and other consents and approvals, all of which, subject to the expiration on April 29, 2002 of a reconsideration period relating to the approval of the Federal Communications Commission, have been obtained;


     - effectiveness of this registration statement filed by D&E Communications and obtaining all necessary state securities and blue sky law authorizations;

     - approval for listing of the D&E Communications common stock to be issued under the merger agreement on the Nasdaq National Market; and


     - an opinion from tax counsel of D&E Communications; however, under certain circumstances this condition will not apply. See "-- Tax Matters" on page 75.


     Conditions to Conestoga's Obligations to Complete the Merger. The obligation of Conestoga to complete the merger are subject to various conditions stated in the merger agreement, including:

     - the receipt of a certificate from D&E Communications certifying the truth of representations and warranties made by D&E Communications in the merger agreement and certifying the performance by D&E Communications of its obligations under the merger agreement; and

     - the absence of a material adverse change with respect to D&E Communications since November 21, 2001.

     Conditions to D&E Communications' Obligations to Complete the Merger. The obligation of D&E Communications to complete the merger is subject to various conditions stated in the merger agreement, including:

     - the receipt of a certificate from Conestoga certifying the truth of representations and warranties made by Conestoga in the merger agreement and certifying the performance by Conestoga of its obligations under the merger agreement;


     - the redemption or conversion of all of Conestoga's preferred stock into shares of the Conestoga common stock (which was completed in the first quarter of fiscal year 2002);


     - the absence of a material adverse effect with respect to Conestoga since November 21, 2001; and

     - the increase by D&E Communications of the number of members to its board
       of directors to include [          ] as a Class A Director. [        ]
       will be appointed to the board of directors to serve until such time as his successor has been duly elected, qualified or appointed.


TERMINATION OF THE MERGER AGREEMENT

     Rights to Terminate. Before the effective time of the merger, the merger agreement may be terminated and the transactions contemplated may be abandoned:

     - by the mutual written consent of D&E Communications and Conestoga;

     - unless the failure to complete the merger is the result of the failure of the party seeking termination to fulfill any of its obligations under the merger agreement, by either D&E Communications or Conestoga if:

      - any court or other governmental authority has issued an order, decree or ruling permanently enjoining, restraining or otherwise prohibiting the merger;

      - the Conestoga shareholders fail to approve the merger agreement;

      - the D&E Communications shareholders fail to approve the issuance of shares of D&E Communications common stock to Conestoga shareholders under the merger agreement; or

      - the merger has not been completed by August 31, 2002.

     - by D&E Communications if:

      - Conestoga fails to perform any material obligation and such failure is not cured within 30 days after the receipt of notice;

      - as of the effective time of the merger, any representation or warranty of Conestoga is not true and correct (in all material respects in cases where the representation and warranty is not already qualified as to materiality); or


      - Conestoga breaches the provision of the merger agreement addressing solicitation of, and response to, competing offers or Conestoga's board withholds, withdraws or materially modifies or amends its recommendation of the merger or the merger agreement.


     - by Conestoga if:

      - D&E Communications fails to perform any material obligation and such failure is not cured within 30 days after the receipt of notice;

      - as of the effective time of the merger, any representation or warranty of D&E Communications is not true and correct (in all material respects in cases where the representation and warranty is not already qualified as to materiality);


      - the volume weighted average of the per share sales price (excluding after market trading) of D&E Communications common stock, calculated to two decimal places, for any ten days during which trading in D&E Communications common stock occurs after the date of the merger agreement is less than $8, provided Conestoga exercises its termination right within two business days after the end of the applicable ten day trading period; or



      - Conestoga's board withholds, withdraws or materially changes or amends its recommendation of the merger or the merger agreement and there is a proposal or offer for a competing transaction that constitutes a superior competing transaction; provided that Conestoga may not terminate the merger agreement until:



        - Conestoga delivers written notice to D&E Communications of the determination by the Conestoga board of directors and Conestoga gives D&E Communications ten business days and a reasonable opportunity to discuss with Conestoga the superior competing transaction and any proposed amendments to the merger agreement;


        - at the end of the ten business day period, the superior competing transaction continues to be a superior proposal and Conestoga's board of directors confirms its determination, after consultation with its counsel and its independent financial advisor, that it is a superior competing transaction; and


        - Conestoga pays D&E Communications $10 million in liquidated (and exclusive) damages.

EFFECT OF TERMINATION

     Payment of Termination Fee by Conestoga. Conestoga will pay D&E Communications $10 million in liquidated damages if:


     - D&E Communications terminates the merger agreement because Conestoga breaches the provision of the merger agreement addressing solicitation of, and response to, competing offers or Conestoga's board of directors withholds, withdraws or materially amends its recommendation to the Conestoga shareholders;



     - Conestoga terminates the merger agreement after Conestoga's board of directors withholds, withdraws or materially changes its recommendation to the Conestoga shareholders following the receipt of a proposal for superior competing transaction; or


     - Conestoga enters into a definitive agreement for, or approves or recommends, a competing transaction or agrees or resolves to do the foregoing within nine months after termination of the merger agreement, provided that the $10 million will be reduced by the amount of any expenses previously reimbursed to D&E Communications.

     Payment of Expenses by Conestoga. Conestoga will pay D&E Communications' documented expenses incurred in connection with the transactions contemplated by the merger agreement:

     - if either D&E Communications or Conestoga terminates the merger agreement as a result of the receipt by Conestoga of, prior to termination, a proposal or offer for a superior competing transaction; or


     - if Conestoga terminates the merger agreement because the volume weighted average of the per share sales price (excluding after market trading) of D&E Communications common stock during a ten day trading period during which trading in D&E Communications common stock occurs was less than $8.


     Payment of Termination Fee by D&E Communications. D&E Communications will pay Conestoga $10 million in liquidated (and exclusive) damages if the merger agreement is terminated by Conestoga (at a time when there is no other basis for any party to terminate the merger agreement) solely because:

     - D&E Communications fails to perform any material obligation and such failure is not cured within 30 days after the receipt of notice; or

     - any representation or warranty of D&E Communications is not true and correct as of the effective time of the merger and such failure is not cured within 30 days after the receipt of notice.

AMENDMENTS

     D&E Communications and Conestoga may modify or amend the merger agreement by written agreement. Following approval of the merger agreement by the shareholders of Conestoga, no amendment may be made which changes the consideration payable in the merger or adversely affects the rights of Conestoga's shareholders without their approval.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION


     The following unaudited pro forma combined condensed balance sheet as of December 31, 2001 and the unaudited pro forma combined condensed statement of operations for the year ended December 31, 2001, combine historical financial information of D&E Communications and Conestoga to give effect to the merger of D&E Communications and Conestoga. These unaudited pro forma combined condensed financial statements contain additional adjustments to give effect to certain other transactions described in more detail below.



     The unaudited pro forma combined condensed balance sheet as of December 31, 2001 has been prepared as if the merger and the other transactions had occurred on that date. The unaudited pro forma combined condensed statement of operations for the year ended December 31, 2001 assumes that the merger and the other transactions were consummated on January 1, 2001.


     These unaudited pro forma financial statements are presented for illustrative purposes only. They are not necessarily indicative of the financial position or operating results that would have occurred had the merger and the other transactions been completed on the dates assumed above, nor is the information indicative of the future financial position or operating results. Results of operations and the financial position after completion of the merger could differ significantly from those reflected in the unaudited pro forma combined condensed financial statements, which are based on past operations. Future operations will be affected by various factors, including operating performance, telecommunications industry developments and other matters.

     In accordance with pro forma financial statement requirements, the unaudited pro forma combined condensed statements of operations exclude the effects of discontinued operations, extraordinary items and cumulative effects of changes in accounting principles. You should read the financial information in this section along with D&E Communications' and Conestoga's historical consolidated financial statements and accompanying notes incorporated by reference in this joint proxy statement/prospectus.

THE MERGER


     The unaudited pro forma combined condensed balance sheet as of December 31, 2001 and the unaudited pro forma combined condensed statement of operations for the year ended December 31, 2001, have been prepared to reflect the merger under the purchase method of accounting with D&E Communications as the acquiring entity. The excess of the purchase price, including estimated fees and expenses related to the merger, over the estimated fair value of the net assets of Conestoga, is classified as goodwill in the accompanying unaudited pro forma combined condensed balance sheet. The estimated fair values and useful lives of Conestoga's assets acquired and liabilities assumed, which were utilized to calculate goodwill, are preliminary and subject to final valuation determined by an appraiser subsequent to consummation of the merger.


     The unaudited pro forma financial statements do not reflect any anticipated cost savings or other benefits that D&E Communications may realize from the elimination of duplicate corporate and administrative programs in connection with the merger or increased operating efficiency resulting from the merger.


     Consideration for this acquisition will consist of cash and the issuance of shares of D&E Communications common stock. The unaudited pro forma financial statements assume that the cash consideration to be paid by D&E Communications in the merger, as well as related transaction fees, will be funded partly with proceeds from D&E Communications' sale of its interest in its PCS ONE joint venture and partly through additional long-term debt. Pursuant to the merger agreement, no more than 55% of the number of shares of Conestoga common stock outstanding immediately before the merger may be converted into cash consideration. The unaudited pro forma combined condensed financial statements assume that 55% of the outstanding Conestoga common shares were each exchanged for cash consideration of $33 and 45% of the outstanding Conestoga common shares were exchanged for D&E Communications common stock at an exchange ratio of
1.9573 shares of D&E Communications common stock for each share of Conestoga common stock. The exchange ratio was determined assuming a price per D&E Communications common share of $16.86, which represents the closing price on March 20, 2002. The pro forma financial information includes a sensitivity analysis that shows the effect on certain pro forma financial information of various cash consideration election scenarios and a range of D&E Communications common share prices at closing.

OTHER TRANSACTIONS


     The unaudited pro forma combined condensed balance sheet as of December 31, 2001 and the unaudited pro forma combined condensed statement of operations for the year ended December 31, 2001 also reflect the following:



     - The conversion of 56,934 shares of Conestoga's series A preferred stock into Conestoga common stock and the redemption of 15,480 shares of Conestoga's series A preferred stock, all of which occurred in the first quarter of 2002.



     - The treatment of Conestoga's wireless personal communication services business after consummation of the merger as assets and liabilities of wireless operations held for sale and its related operating activities as discontinued operations as a result of the provisions in the merger agreement relating to the probable sale of such business.



     - The treatment of D&E Communications' wireless personal communication services business and its related operating activities as discontinued operations as a result of the pending sale of such business.

                            D&E COMMUNICATIONS, INC.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 2001



                                                                                           (3) & (5)        (4)
                                                                              (2)           MERGER       CONESTOGA
                                                                           CONESTOGA       PURCHASE      WIRELESS
                                                                        PREFERRED STOCK    PRICE AND    BUSINESS TO
                                                 D&E       CONESTOGA      CONVERSION       FINANCING      BE SOLD      PRO FORMA
                                              HISTORICAL   HISTORICAL     ADJUSTMENTS     ADJUSTMENTS   ADJUSTMENTS   AS ADJUSTED
                                              ----------   ----------   ---------------   -----------   -----------   -----------
                                                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Operating Revenue...........................   $76,286      $92,822          $ --           $    --      $ (7,107)     $162,001
                                               -------      -------          ----           -------      --------      --------
Operating Expenses
  Cost of revenue...........................    38,362       46,435            --                --        (7,614)       77,183
  Depreciation and amortization.............    15,296       17,528            --            (1,295)(3f)    (4,351)      32,179
                                                                                              5,000 (3g)
    Merger related costs....................        --       11,401            --           (11,401)(3i)        --           --
    Selling, general, and administrative....    23,131       18,292                             158(3h)    (3,216)       38,365
                                               -------      -------          ----           -------      --------      --------
    Total Operating Expenses................    76,789       93,656            --            (7,538)      (15,181)      147,727
                                               -------      -------          ----           -------      --------      --------
      Operating Income (Loss)...............      (503)        (834)           --             7,538         8,074        14,274
                                               -------      -------          ----           -------      --------      --------
Other Income (Expenses)
  Equity in net income (losses) of
    affiliates..............................        91          (39)           --                --            --            52
  Interest expense..........................    (2,242)      (5,431)           --            (7,440)(3d)     2,341      (13,411)
                                                                                               (415)(3d)
                                                    --           --            --               101(3e)        --            --
                                                    --           --            --              (325)(3i)        --           --
  Gain (loss) on investments................     3,036          360            --                --            --         3,396
  Other, net................................     1,546          292            --                --            (5)        1,833
                                               -------      -------          ----           -------      --------      --------
    Total Other Income (Expense)............     2,431       (4,818)           --            (8,079)        2,336        (8,130)
                                               -------      -------          ----           -------      --------      --------
      Income (loss) from continuing
        operations before income taxes, and
        dividends on utility preferred
        stock...............................     1,928       (5,652)           --              (542)       10,410         6,144
Income Taxes and Dividends on Utility
  Preferred Stock
  Income taxes..............................    (2,179)       2,821            --              (220)(3j)     3,544        3,966
  Dividends on utility preferred stock......        65           --            --                --            --            65
                                               -------      -------          ----           -------      --------      --------
    Total income taxes and dividends on
      utility preferred stock...............    (2,114)       2,821            --              (220)        3,544         4,031
                                               -------      -------          ----           -------      --------      --------
      Income (loss) from continuing
        operations..........................     4,042       (8,473)           --              (322)        6,866         2,113
                                               -------      -------          ----           -------      --------      --------
Preferred Dividends.........................        --         (405)          405                --            --            --
                                               -------      -------          ----           -------      --------      --------
Income (Loss) from Continuing Operations
  Available to Common Shareholders..........   $ 4,042      $(8,878)         $405              (322)     $  6,866      $  2,113
                                               =======      =======          ====           =======      ========      ========
Earnings (Loss) per Common Share from
  Continuing Operations
    Basic...................................   $  0.55      $ (1.12)                                                   $   0.14
                                               =======      =======                                                    ========
    Diluted.................................   $  0.55      $ (1.12)                                                   $   0.14
                                               =======      =======                                                    ========
Weighted Average Common Shares Outstanding
    Basic...................................     7,376        7,946           161              (745)                     14,738
                                               =======      =======          ====           =======                    ========
    Diluted.................................     7,376        7,946           161              (684)                     14,799
                                               =======      =======          ====           =======                    ========


   See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial
                                   Statements

                            D&E COMMUNICATIONS, INC.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

                            AS OF DECEMBER 31, 2001



                                                                                  (3) & (5)
                                                  (1) D&E                          MERGER
                                                  WIRELESS      (2) CONESTOGA     PURCHASE       (4) CONESTOGA
                                                DISCONTINUED   PREFERRED STOCK    PRICE AND        WIRELESS
                         D&E       CONESTOGA     OPERATIONS      CONVERSION       FINANCING     BUSINESS TO BE      PRO FORMA
                      HISTORICAL   HISTORICAL   ADJUSTMENTS      ADJUSTMENTS     ADJUSTMENTS   SOLD ADJUSTMENTS    AS ADJUSTED
                      ----------   ----------   ------------   ---------------   -----------   -----------------   -----------
                                                                   (IN THOUSANDS)
       ASSETS
Current Assets
  Cash and cash
    equivalents.....   $    615     $  2,153      $41,000          $(1,035)       $(35,594)(3)     $     --         $  3,231
                                                                                    (3,213)(3a)
                                                                                      (695)(3c)
  Accounts
    receivable......     10,105       11,635           --               --              --               --           21,740
  Accounts
  receivable -- affiliated
    companies.......      5,938           --           --               --              --               --            5,938
  Inventories, lower
    of cost or
    market, at
    average cost....      1,781        2,426           --               --              --             (143)           4,064
  Prepaid
    expenses........      3,817        2,970           --               --              --               --            6,787
  Other.............        494           --           --               --              --               --              494
  Assets of wireless
    operations held
    for sale........         --           --           --               --              --           28,877           28,877
                       --------     --------      -------          -------        --------         --------         --------
    Total Current
      Assets........     22,750       19,184       41,000           (1,035)        (39,502)          28,734           71,131
                       --------     --------      -------          -------        --------         --------         --------
Investments
  Investments and
    advances in
    affiliated
    companies.......      6,431           --           --               --              --               --            6,431
  Investments
  available-for-sale...     4,425        573           --               --              --               --            4,998
                       --------     --------      -------          -------        --------         --------         --------
                         10,856          573           --               --              --               --           11,429
                       --------     --------      -------          -------        --------         --------         --------
Property &
  Equipment, net....     95,145      111,014        3,000               --              --          (27,316)         181,843
                       --------     --------      -------          -------        --------         --------         --------
Other Assets
  Cost in excess of
    net assets of
    business
    acquired........      5,126       41,623           --               --         164,189(3a)           --          210,938
  Deferred income
    taxes...........        905           --           --               --              --               --              905
  Other.............      8,096        5,974           --               --          50,000(3a)       (1,418)          66,177
                                                                                     3,525(3d)
                       --------     --------      -------          -------        --------         --------         --------
                         14,127       47,597           --               --         217,714           (1,418)         278,020
                       --------     --------      -------          -------        --------         --------         --------
  Total Assets......   $142,878     $178,368      $44,000          $(1,035)       $178,212         $     --         $542,423
                       ========     ========      =======          =======        ========         ========         ========

                                                                                                                    (cont'd)


   See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial
                                   Statements

                            D&E COMMUNICATIONS, INC.

                            AS OF DECEMBER 31, 2001



                                                                                  (3) & (5)
                                                  (1) D&E                          MERGER
                                                  WIRELESS      (2) CONESTOGA     PURCHASE       (4) CONESTOGA
                                                DISCONTINUED   PREFERRED STOCK    PRICE AND    WIRELESS BUSINESS
                         D&E       CONESTOGA     OPERATIONS      CONVERSION       FINANCING       TO BE SOLD        PRO FORMA
                      HISTORICAL   HISTORICAL   ADJUSTMENTS      ADJUSTMENTS     ADJUSTMENTS      ADJUSTMENTS      AS ADJUSTED
                      ----------   ----------   ------------   ---------------   -----------   -----------------   -----------
                                                                   (IN THOUSANDS)
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
  Long-term debt
    maturing within
    one year........   $  1,809       43,615      $     --         $    --        $     --         $     --         $ 45,424
  Accounts payable
    and accrued
    liabilities.....     16,319        9,593            --              --            (470)(3c)           --          25,442
  Accrued taxes.....        352           --            --              --              --               --              352
  Accrued interest
    and dividends...        333           --            --              --              --               --              333
  Advance billings,
    customer
    deposits and
    other...........      3,668           --            --              --          (1,273)(3c)           --           2,395
                       --------     --------      --------         -------        --------         --------         --------
    Total Current
      Liabilities...     22,481       53,208            --              --          (1,743)              --           73,946
                       --------     --------      --------         -------        --------         --------         --------
Long-Term
  Obligations.......     58,124       41,168            --              --         114,000(3)            --          225,817
                                                                                     9,000 (3d)
                                                                                     3,525 (3d)
                       --------     --------      --------         -------        --------         --------         --------
Other Liabilities
Equity in net losses
  of affiliates in
  excess of
  investments and
  advances..........     10,388           --       (10,388)             --              --               --               --
  Deferred income
    taxes...........         --        6,920            --              --           4,024(3a)           --           10,944
  Other.............      6,564        9,936            --              --          (9,936)(3a)           --           6,564
                       --------     --------      --------         -------        --------         --------         --------
                         16,952       16,856       (10,388)             --          (5,912)              --           17,058
                       --------     --------      --------         -------        --------         --------         --------
Preferred Stock of
  Utility
  Subsidiary........      1,446           --            --              --              --               --            1,446
                       --------     --------      --------         -------        --------         --------         --------
Convertible /
  Redeemable
  Preferred Stock...         --        4,707            --          (4,707)             --               --               --
                       --------     --------      --------         -------        --------         --------         --------
Commitments
Shareholders' Equity
  Common stock......      1,219        8,081            --             161          (8,242)(3b)           --           2,396
                                                                                     1,161 (3b)
                                                                                        16 (3c)
  Additional paid-in
    capital.........     39,956       49,123            --           3,511         (52,634)(3b)           --         164,911
                                                                                   123,234 (3b)
                                                                                     1,721 (3c)
  Unrealized gain on
    investments.....     (2,833)          --            --              --              --               --           (2,833)
  Retained
    earnings........     10,637        5,225        54,388              --          (5,225)(3b)           --          64,336
                                                                                      (689)(3c)
  Treasury stock at
    cost............     (5,104)          --            --              --              --               --           (5,104)
                       --------     --------      --------         -------        --------         --------         --------
                         43,875       62,429        54,388           3,672          59,342               --          223,706
                       --------     --------      --------         -------        --------         --------         --------
  Total Liabilities
    and
    Shareholders'
    Equity..........   $142,878     $178,368      $ 44,000         $(1,035)       $178,212         $     --         $542,423
                       ========     ========      ========         =======        ========         ========         ========


   See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial
                                   Statements

                            D&E COMMUNICATIONS, INC.

      NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
          (DOLLAR AMOUNTS ARE IN THOUSANDS, EXCEPT PER-SHARE AMOUNTS)

(1) - D&E WIRELESS DISCONTINUED OPERATIONS


     On October 17, 2001, D&E Wireless, Inc., a wholly-owned subsidiary of D&E Communications, and affiliates of VoiceStream Wireless Corporation ("VoiceStream") entered into a definitive agreement (the "Agreement") to sell D&E Communications' 50% joint venture interest in D&E/Omnipoint Wireless Joint Venture, L.P., which conducts a wireless telecommunications business as "PCS ONE" ("PCS ONE").



     In December 2001, management of D&E Communications determined that it was probable that existing contingencies to consummate the sale will be resolved. As such, D&E Communications' financial statements as of and for the year ended December 31, 2001 present the operations of D&E Communications' wireless segment as discontinued operations in accordance with APB 30. The sale is expected to close in the second quarter of 2002, and D&E estimates that it will receive approximately $75,000 in cash.



     The pro forma combined condensed balance sheet includes adjustments to eliminate D&E Communications' wireless assets and liabilities to be sold, including the related equity in losses of PCS ONE in excess of investments and advances of $10,388; recognize $41,000 of estimated cash proceeds on the sale, net of estimated taxes of $34,000; recognize $3,000 for the estimated value of equipment to be received from PCS ONE; and recognize in retained earnings $54,388 of estimated gain on sale, net of estimated taxes of $34,000.



     The pro forma combined condensed statements of operations do not include any recognition of the gain expected on disposition.


(2) - CONESTOGA PREFERRED STOCK CONVERSION


     On December 28, 2001, Conestoga's board of directors voted to redeem all of Conestoga's outstanding shares of its series A preferred stock. The redemption terms of the preferred stock required Conestoga to pay $66.30 plus accrued dividends for each preferred share redeemed. A notice of redemption was sent to all preferred shareholders on January 7, 2002 informing them that the redemption would take place on February 6, 2002 unless they exercised their right to convert their preferred shares to Conestoga common stock. Under the conversion terms of the preferred stock, preferred shareholders could, during the notice period, elect to convert each preferred share into 2.832 shares of Conestoga common stock at the conversion price of $22.95 per share rather than have their preferred shares redeemed by Conestoga. Of the 72,414 preferred shares outstanding on December 31, 2001, 56,934 shares have been converted into 161,227 shares of Conestoga common stock. The remaining 15,480 preferred shares were redeemed for $1,035.


(3) - MERGER TRANSACTION


     Conestoga shareholders may elect to receive their merger consideration in stock, cash or a combination of 45% stock and 55% cash, provided that no more than 55% of the Conestoga common shares will be converted into cash in the merger and that no more than 9,467,068 shares of D&E Communications common stock will be issued in the merger. For purposes of preparing the pro forma financial data, D&E Communications has assumed that Conestoga shareholders would elect to receive the maximum cash consideration available. For purposes of calculating the number of D&E Communications shares to be issued in the merger, D&E Communications has utilized $16.86 per share, which represents the closing price on March 20, 2002. The actual number of shares to be issued and cash consideration to be provided in the merger will be based on elections made by each shareholder and the volume weighted average per share sales price for the twenty trading days, during which trading in D&E Communications common stock occurs, immediately preceding the date that is two business days prior to the effective date of the merger. See Note (5) for a sensitivity analysis assuming a range of cash consideration elections and D&E Communications common stock prices at closing.

                            D&E COMMUNICATIONS, INC.

           NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL
                           STATEMENTS -- (CONTINUED)


     Under the merger agreement, based on the assumed closing price of $16.86 per share and 8,080,868 shares of Conestoga common stock outstanding at December 31, 2001 (8,242,095 after the assumed preferred stock conversion discussed in Note 2), Conestoga shareholders would receive consideration of $33.00 per share of Conestoga stock. Total consideration is expected to be approximately $271,989 as follows:



Cash payments to Conestoga shareholders:
  Financed through additional debt..........................  $114,000
  Funded through cash including proceeds from PCS ONE.......    35,594
                                                              --------
55% -- Total cash payments to Conestoga shareholders........   149,594
45% -- Stock payment to Conestoga shareholders (7,259,496
  shares)...................................................   122,395
                                                              --------
Fair value of cash & stock merger consideration.............  $271,989
                                                              ========


(3a) - The following represents the adjustments for the excess of the estimated purchase price over the estimated fair value of the net identifiable assets acquired.


            Fair value of the merger consideration......................  $271,989
            Fair value of Conestoga stock options.......................     2,000
            Less: Conestoga net assets at December 31, 2001 (after
                  conversion of Conestoga preferred shares).............   (66,101)
                  Conestoga deferred gain on wireless tower
                  sale-leaseback transaction not assumed by D&E, net of
                  $4,024 deferred taxes.................................    (5,912)
            Add:  Employment contract settlement and consummation
                  bonuses...............................................     3,213
                  Transaction expenses..................................     9,000
                                                                          --------
            Estimated excess purchase price.............................  $214,189
                                                                          --------
            Allocation:
              Intangible assets (average 10 year life)..................    50,000
              Goodwill..................................................   164,189
                                                                          --------
                 Total allocation.......................................  $214,189
                                                                          ========


        The Conestoga stock options outstanding at the effective date of the merger will become fully vested. All option holders will receive fully vested D&E Communications options based on the exchange ratio in effect at the close of the transaction.


        The employment contract settlement payments and consummation bonuses are change of control benefits provided to certain Conestoga employees under their employment agreements and are to be paid at consummation of the merger. Payments have been reflected as a reduction in cash.



        Transaction expenses include investment banker fees of $6,600, and legal, accounting, registration and other fees of $2,400. The pro forma balance sheet assumes that the transaction expenses will be financed with additional long-term debt.



        D&E Communications has preliminarily allocated the excess of the estimated purchase price over the estimated fair value of the net identifiable assets acquired. The final allocation of the excess purchase price over net identifiable assets will be determined by D&E Communications based on reports of independent appraisers and other information subsequent to consummation of the merger. The final allocation will include, if applicable, recognition of adjustments to the amounts noted above, recognition of any further adjustments to tangible assets and liabilities to state them at their fair

                            D&E COMMUNICATIONS, INC.

           NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL
                           STATEMENTS -- (CONTINUED)

        values, and recognition of any additional identifiable intangible assets at their fair values. The residual effect of such adjustments will be recorded as goodwill. These pro forma statements provide for the accounting treatment of the merger and related transactions to be in accordance with SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets".

(3b) - The net adjustment to common equity resulting from the issuance of new D&E Communications common equity and the elimination of historical Conestoga equity as follows:


       D&E Communications stock to be issued.....................   $122,395
       Fair value of stock options...............................      2,000
       Less: Conestoga shareholders' equity (after conversion of
          Conestoga preferred shares)............................    (66,101)
                                                                    --------
                                                                    $ 58,294
                                                                    ========



(3c) - D&E Communications has an existing long-term incentive plan arrangement that provides for accelerated vesting of performance restricted stock and cash incentive awards granted under the plan upon consummation of the merger. Under the plan agreement and grant documents, at consummation of the merger, 103,079 restricted shares of D&E Communications' common stock with a value of $1,737 will come fully vested and cash incentive awards of $695 will be paid. Through December 31, 2001, $1,273 of expense associated with the plan had been accrued. The pro forma balance sheet includes adjustments to recognize the impact of the acceleration including a charge to retained earnings of $689, net of tax of $470, for the incremental expense to be recognized.



(3d) - It is assumed that the majority of the purchase price associated with the cash payments to Conestoga shareholders will be financed with additional long-term debt ($114,000). Additionally, it is assumed that the transaction fees of $9,000 will be funded with additional long-term debt.



       In the fourth quarter of 2001, D&E Communications obtained an additional commitment from a bank to provide an 8 1/2-year variable-rate senior secured term loan for $100,000 (5.88% interest rate assumed for pro forma statements). In connection with the commitment, D&E Communications will incur debt issuance costs of $3,525 when the debt agreement is finalized, which will be amortized over the 8 1/2-year life of the debt.



       The unaudited pro forma combined condensed statement of operations for the year ended December 31, 2001 includes adjustments for the interest expense related to the additional $126,525 of long-term debt of $7,440 and additional interest expense of $415 for the amortization of the $3,525 of debt issuance costs.



       A 0.125% increase or decrease in the assumed interest rate applicable to the incremental long term debt associated with the merger transaction would change the pro forma interest expense and income before taxes by $158 and pro forma income from continuing operations by $94 for the year ended December 31, 2001.



(3e) - On November 1, 2001, D&E Communications refinanced $51,008 of long-term debt with new variable-rate long-term debt (3.50% interest rate assumed for pro forma statement). In connection with the refinancing, D&E Communications incurred debt issuance costs of $2,546, which are being amortized over 8 1/2 years and paid early extinguishment penalty fees of $3,540 which were financed with additional debt. We have included a pro forma adjustment to reflect the beneficial terms of the new refinanced debt versus the actual interest recognized for the first 10 months of the year.

                            D&E COMMUNICATIONS, INC.

           NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL
                           STATEMENTS -- (CONTINUED)


(3f) - Goodwill amortization of $1,295 associated with Conestoga acquisitions consummated in prior periods has been eliminated. These pro forma statements provide for the accounting treatment of the merger and related transactions to be in accordance with SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets," and therefore goodwill related to this merger has not been amortized. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001. SFAS No. 142 provides that goodwill and intangible assets with indefinite lives will not be amortized, but rather will be tested for impairment on an annual basis. Since the company is not able to adopt SFAS No. 142 until January 1, 2002, the D&E Communications historical financial information is not adjusted for the impact of the new accounting rules. The company is in the process of evaluating the impact SFAS No. 142 to determine what the impact will be on their financial statements; however, annual goodwill amortization expense of approximately $1,440 will cease as of January 1, 2002 as a result of adopting SFAS No. 142.



(3g) - Additional amortization expense of $5,000 has been recognized as a result of an estimated allocation of the purchase price to intangible assets other than goodwill.



(3h) - Additional compensation has been recognized for $315 of retention compensation attributable to certain Conestoga employees that is scheduled to be earned and paid during the 24 month period following the merger date.



(3i) - An adjustment has been made to the pro forma statement of operations for the year ended December 31, 2001 to eliminate third party expenses included in Conestoga's historical financial statements which are directly related to the merger and which are not of a continuing nature. The majority of these costs are a $10,000 termination fee that Conestoga paid to NTELOS, Inc. in December 2001 for terminating its merger agreement with NTELOS in order to enter into the merger agreement with D&E Communications. Conestoga financed its $10,000 termination fee with NTELOS, Inc. through its variable rate line of credit facility (2.97% interest rate at December 31, 2001).



       D&E Communications intends to refinance the $10,000 note payable with long-term debt (3.50% interest rate assumed for pro forma statement). We have included a pro forma adjustment to reflect the higher interest rate on long-term debt for a full year.



(3j) - Pro forma adjustments have been made for the estimated income tax effects of the adjustments discussed in (2) above assuming an effective income tax rate of 40.5%.



(3k) - Weighted average common shares outstanding, used to calculate earnings
       (loss) per common share from continuing operations for the year ended December 31, 2001 have been adjusted to recognize the pro forma effects of the merger as follows (shares in thousands):



                                                                   12/31/01
                                                               ----------------
                                                               BASIC    DILUTED
                                                               ------   -------
Eliminate:
  Conestoga historical shares outstanding...................   (7,946)  (7,946)
  Conestoga shares from conversion of series A preferred
     stock..................................................     (161)    (161)
Add:
  D&E shares issued in merger(3)............................    7,259    7,259
  D&E shares issued in incentive plan(3c)...................      103      103
  Conestoga common stock equivalents upon exchange..........                61
                                                               ------   ------
Net adjustment..............................................     (745)    (684)
                                                               ======   ======

                            D&E COMMUNICATIONS, INC.

           NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL
                           STATEMENTS -- (CONTINUED)

(4) - CONESTOGA WIRELESS BUSINESS TO BE SOLD


     We believe that it is probable that we will sell the Conestoga wireless business after consummation of the merger. As such, the pro forma combined condensed balance sheet includes adjustments to reclassify Conestoga's wireless assets to be sold as assets of wireless operations held for sale. Accordingly, the unaudited pro forma combined condensed statement of operations for the year ended December 31, 2001 includes adjustments to reclassify the results of Conestoga's wireless operations as discontinued operations.


(5) - SENSITIVITY ANALYSIS


     The following schedule provides a sensitivity analysis that demonstrates the effect on average shares outstanding, income from continuing operations available to common shareholders and basic earnings from continuing operations per share of changes to the assumed 20 day per share volume weighted average value of D&E Communications stock utilized to determine the exchange ratio in the merger coupled with the results of individual Conestoga shareholder merger consideration elections:



                   NO CASH CONSIDERATION ELECTED         25% CASH CONSIDERATION ELECTED
                -----------------------------------   ------------------------------------
ASSUMED VALUE                   INCOME                                 INCOME
   OF D&E        AVERAGE    FROM CONTINUING            AVERAGE     FROM CONTINUING
    STOCK        SHARES       OPERATIONS       EPS      SHARES       OPERATIONS       EPS
-------------   ---------   ---------------   -----   ----------   ---------------   -----
   For the year ended December 31, 2001
   $13.00       16,946,079      2,088,000      0.12   16,946,079      2,088,000      $0.12
    16.00       16,946,079      3,174,000      0.19   16,946,079      3,174,000       0.19
    18.00       16,946,079      3,897,000      0.23   16,946,079      3,897,000       0.23
    20.00       16,946,079      4,621,000      0.27   16,946,079      4,621,000       0.27
    23.00       16,946,079      5,707,000      0.34   16,348,079      5,232,000       0.32



                  45% CASH CONSIDERATION ELECTED         55% CASH CONSIDERATION ELECTED
                -----------------------------------   ------------------------------------
ASSUMED VALUE                   INCOME                                 INCOME
   OF D&E        AVERAGE    FROM CONTINUING            AVERAGE     FROM CONTINUING
    STOCK        SHARES       OPERATIONS       EPS      SHARES       OPERATIONS       EPS
-------------   ---------   ---------------   -----   ----------   ---------------   -----
   For the year ended December 31, 2001
   $13.00       16,946,000      2,088,000      0.12   16,894,000      2,113,000      $0.13
    16.00       16,829,000      3,102,000      0.18   15,129,000      2,113,000       0.14
    18.00       15,790,000      3,153,000      0.20   14,279,000      2,113,000       0.15
    20.00       14,959,000      3,153,000      0.21   13,599,000      2,113,000       0.16
    23.00       13,983,000      3,153,000      0.23   12,801,000      2,113,000       0.17

                     MARKET PRICES AND DIVIDEND INFORMATION

     D&E Communications common stock and Conestoga common stock trade on the Nasdaq National Market under the symbols "DECC" and "CENI," respectively.


     The following table lists trading information for Conestoga common stock and D&E Communications common stock on the Nasdaq National Market on April 26,
2001, July 23/24, 2001, November 21, 2001 and           , 2002. April 26, 2001
was the last full trading day prior to Conestoga's announcement that it was exploring and evaluating strategic alternatives. July 23, 2001 and July 24, 2001 were the last full days of trading of D&E Communications and Conestoga, respectively, before the public announcement of the signing of the merger agreement between NTELOS, Inc. and Conestoga. November 21, 2001 was the last full trading day before the public announcement of the signing of the merger
agreement.           , 2002 was the last full trading day prior to the printing of this joint proxy statement/prospectus.


                                               D&E COMMUNICATIONS             CONESTOGA
                                            ------------------------   ------------------------
                                             HIGH     LOW     CLOSE     HIGH     LOW     CLOSE
                                            ------   ------   ------   ------   ------   ------
April 26, 2001............................  $18.25   $17.10   $17.10   $21.39   $20.11   $20.25
November 21, 2001.........................  $20.40   $20.05   $20.05   $24.50   $24.26   $24.35
July 23/24, 2001(1).......................  $18.75   $18.75   $18.75   $32.00   $31.60   $31.75
          , 2002..........................

---------------

(1) No shares of D&E Communications common stock were traded on July 24, 2001.

     The table below lists the high and low quarterly sales prices for the common stock of D&E Communications and the common stock of Conestoga as reported in published financial sources for each fiscal quarter during the last two years.


                                                         D&E COMMUNICATIONS        CONESTOGA
                                                         -------------------   -----------------
                                                           HIGH       LOW       HIGH       LOW
                                                         --------   --------   -------   -------
FISCAL YEAR 2001
  Fourth Quarter.......................................   $23.79     $15.83     $32.30    $22.07
  Third Quarter........................................   $26.00     $18.23     $38.75    $18.85
  Second Quarter.......................................   $20.00     $17.10     $30.19    $14.50
  First Quarter........................................   $22.00     $16.63     $17.63    $13.38
FISCAL YEAR 2000
  Fourth Quarter.......................................   $27.94     $20.50     $19.63    $15.50
  Third Quarter........................................   $27.25     $18.00     $21.00    $17.63
  Second Quarter.......................................   $20.69     $14.00     $22.00    $16.00
  First Quarter........................................   $25.00     $16.38     $25.00    $16.50



     During the two most recent fiscal years, cash dividends on D&E Communications common stock have been declared quarterly in the annual amount per share of $0.50 in 2001 and $0.45 in 2000. Dividends are paid by D&E Communications as and when declared by D&E Communications' board of directors and in accordance with restrictions set forth in covenants contained in D&E Communications' debt agreements.



     Payments of Conestoga common stock dividends are within the discretion of the Conestoga board of directors and depend, among other factors, on earnings, capital requirements, and the operating and financial condition of Conestoga. During the years 2000 and 2001, the total cash dividend paid each year by Conestoga was $0.84 per share. Dividends were paid quarterly during these years. Under the most restrictive covenants of Conestoga's debt agreements, as of December 31, 2001, Conestoga is not permitted to make any further dividend distributions until Conestoga generates approximately $14 million of consolidated net income as defined in the debt agreements. Conestoga received a temporary waiver of this covenant permitting Conestoga to pay a dividend in the first quarter of 2002. The temporary waiver expires June 30, 2002 or earlier under certain circumstances. The temporary waiver does not authorize dividends in the second quarter of 2002 and thereafter.



     During the second quarter of 1996 Conestoga issued series A preferred stock. Cumulative dividends of $3.42 per share per annum are paid semi-annually on the series A preferred stock. During 1999 and 2000, Conestoga paid annual cash dividends of $3.42 per share on the series A preferred stock. As a consequence of a notice of redemption of its series A preferred stock issued by Conestoga on January 7, 2002, as further described on page 84, in 2002 the holders of 56,934 shares of such series A preferred stock elected to convert such shares into shares of Conestoga common stock and the remaining 15,480 shares of series A preferred stock were redeemed by Conestoga for cash.


     As of           , 2002, the record number of D&E Communications
shareholders was approximately                and the record number of
Conestoga's shareholders was approximately                .

     Following the merger, D&E Communications' common stock will continue to be listed on Nasdaq National Market, and there will be no further market for Conestoga common stock.

                       COMPARISON OF SHAREHOLDERS' RIGHTS

     The rights of Conestoga shareholders are governed by Pennsylvania law, including the Pennsylvania Business Corporation Law, and Conestoga's Restated Articles of Incorporation and By-Laws. The rights of D&E Communications shareholders are governed by Pennsylvania law, including the Pennsylvania Business Corporation Law, and D&E Communications' Amended and Restated Articles of Incorporation and By-Laws.

     Upon consummation of the merger, Conestoga shareholders who elect to receive D&E Communications common stock as part of their merger consideration will become D&E Communications shareholders. Consequently, after the merger, the rights of such shareholders will be governed by the Amended and Restated Articles of Incorporation and By-laws of D&E Communications and Pennsylvania law. Because both Conestoga and D&E Communications are Pennsylvania corporations, the differences in the rights of Conestoga and D&E Communications shareholders will generally consist of differences found in the companies' respective articles of incorporation and bylaws.

     A comparison of the major differences between the rights of Conestoga and D&E Communications shareholders follows. This summary is not intended to be a complete statement of all of such differences or a complete description of the specific provisions referred to, and is qualified in its entirety by reference to the Pennsylvania law and the respective articles of incorporation and bylaws of Conestoga and D&E Communications.

AUTHORIZED CAPITAL


     Conestoga. Conestoga is authorized to issue 200,000,000 shares of common stock, par value $1.00 per share, and 900,000 shares of series A convertible preferred stock, par value $65.00 per share.


     D&E Communications. D&E Communications is authorized to issue 30,000,000 shares of common stock, par value $0.16 per share, and 20,000,000 shares of preferred stock, no par value.

ANNUAL MEETINGS OF SHAREHOLDERS

     Conestoga. Conestoga's By-laws provide that there shall be an annual meeting held on or before May 31st of each year.

     D&E Communications. D&E Communications' By-laws provide that there shall be an annual meeting held on a date and at a time set by the D&E Communications board of directors.

SPECIAL MEETINGS OF SHAREHOLDERS

     Conestoga. Special meetings of the Conestoga shareholders can be called by Conestoga's president, the Conestoga board of directors or the holders of not less than 20% of the shares outstanding and entitled to vote.

     D&E Communications. Special meetings of the D&E Communications shareholders can be called by D&E Communications' president or a majority of the D&E Communications board of directors.

CUMULATIVE VOTING

     Conestoga. Conestoga's By-laws prohibit cumulative voting in the election of directors.

     D&E Communications. D&E Communications' shareholders are entitled to cumulative voting in the election of directors.

ADVANCE NOTICE OF NOMINATION OF DIRECTORS

     Conestoga. Any shareholder who desires to become a Conestoga director must give notice to Conestoga's secretary at least 45 days prior to the shareholders meeting at which directors will be elected.


     D&E Communications. A shareholder must provide written notice of a nomination to the D&E Communications secretary at least 120 days in advance of the shareholders' meeting at which directors will be elected. If less than 120 days' notice or prior public disclosure of the date of such meeting is given, the shareholder must provide written notice not later than the tenth day following the date on which such notice of the date of the meeting of shareholders was mailed or such public disclosure was made, whichever occurs first.

NUMBER OF DIRECTORS

     Conestoga. The number of Conestoga directors shall be between nine and eleven, as determined by the Conestoga board of directors from time to time.

     D&E Communications. The number of D&E Communications directors shall be between five and twelve, as determined by the D&E Communications board of directors from time to time, plus such number of additional directors as the holders of any class or series of stock having a preference over the D&E Communications common stock shall have the right from time to time to elect.

DIRECTOR QUALIFICATIONS

     Conestoga.  Each Conestoga director must be a Conestoga shareholder.

     D&E Communications. Except under certain circumstances described in D&E Communications' Amended and Restated Articles of Incorporation, a person who is a competitor or potential competitor of D&E Communications, or any employee, affiliate or associate of a competitor of D&E Communications, is not eligible to serve as a D&E Communications director. D&E Communications directors need not be D&E Communications shareholders.

REMOVAL OF DIRECTORS

     Conestoga. Under Pennsylvania corporation law, unless otherwise provided in a bylaw adopted by the shareholders, any director or the entire board of directors of a corporation may be removed, with or without cause, if the removal is approved by the affirmative vote of a majority of the votes cast, with certain exceptions in the case of classified boards. As Conestoga's By-laws do not address removal of directors from office, such action is governed by Pennsylvania corporation law.

     D&E Communications. Any D&E Communications director or the entire board may be removed from office, but only for cause, by the affirmative vote of the holders of at least 80% of the shares outstanding and the affirmative vote of at least a majority of the shares outstanding that are not owned by an Interested Shareholder.

     An "Interested Shareholder" is any person, with the exception of certain persons named in D&E Communications' Amended and Restated Articles of Incorporation, that:

     - is the beneficial owner, directly or indirectly, of more than 10% of D&E Communications outstanding shares;

     - is an affiliate of D&E Communications and at any time within the prior two-year period was the beneficial owner, directly or indirectly, of more than 10% of D&E Communications outstanding shares;

     - is an assignee of or has otherwise succeeded to the beneficial ownership of any of D&E Communications outstanding shares that were at any time within the prior two-year period beneficially owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering; or

     - is an affiliate or associate of such Interested Shareholder or a member of a group acting in concert with such Interested Shareholder.

ANTI-TAKEOVER PROVISIONS

     Conestoga. The Pennsylvania corporate law contains provisions applicable to publicly held Pennsylvania corporations that may be deemed to have an anti-takeover effect. Conestoga has opted out of all but three of these provisions.

     Under Pennsylvania corporate law, which applies to Conestoga, directors of a corporation are not required to regard the interests of its shareholders as being dominant or controlling in considering the best interests of the corporation. The directors may consider, to the extent they deem appropriate, such factors as:

     - the effects of any action upon any group affected by the action, including shareholders, employees, suppliers, customers and creditors of the corporation and upon communities in which offices or other establishments of the corporation are located;

     - the short-term and long-term interests of the corporation, including benefits that may accrue to the corporation from its long-term plans and the possibility that these interests may be best served by the continued independence of the corporation;

     - the resources, intent and conduct of any person seeking to acquire control of the corporation; and

     - all other pertinent factors.

     The Pennsylvania corporate law provisions also provide directors with broad discretion with respect to actions that may be taken in response to acquisitions or proposed acquisitions of corporate control.

     Pennsylvania corporate law, which applies to Conestoga, provides for a five-year moratorium on certain business combinations, such as mergers and stock acquisitions, with a registered corporation by an interested shareholder after the date such person first becomes an interested shareholder unless either the stock purchase through which the interested shareholder became an interested shareholder receives the prior approval of a corporation's board of directors or such business combination transaction received the prior approval of a corporation's board of directors or the approval of the corporation's shareholders. For this purpose, "interested shareholder" generally means a person who individually or with or through any of its affiliates or associates owns stock with 20% or more of the combined vote or shares entitled to elect directors or who held such amount in the last five years and is still an affiliate.

     Pennsylvania corporate law, which applies to Conestoga, also provides that when a person or group of persons acting together holds 20% of the shares entitled to vote in the election of directors, any other holder of voting shares of the registered corporation who objects can, within a reasonable time after the control person or group of persons acquires the 20% stake, require the control group to purchase his or her shares at a fair value. Fair value is defined as not less than the highest price per share paid by the control person at any time during the 90-day period ending on the date of the control transaction plus any value, including any value paid or payable for the acquisition of control, that may not be reflected in such price.

     D&E Communications. While the first and second anti-takeover provisions described above as applicable to Conestoga also apply to D&E Communications, D&E Communications has opted out of the third provision described above.

     Pennsylvania corporate law, which applies to D&E Communications, generally requires disgorgement, by any person or group who or which has acquired or publicly disclosed an intent to acquire 20% or more of a corporation's voting power, of any profit realized from the sale of any shares acquired within specified time periods of such acquisition or disclosure if the shares are sold within eighteen months thereafter.

     In addition to any affirmative vote required by law, D&E Communications' Amended and Restated Articles of Incorporation provides for special votes for certain business combinations with Interested Shareholders. Certain enumerated business combination transactions with Interested Shareholders require the affirmative vote of at least 80% of the shares outstanding and the affirmative vote of at least a majority of the shares outstanding that are not owned by an Interested Shareholder. Such special vote shall not be required if the business combination has been approved by a majority of the Disinterested Directors or certain price and procedural requirements set forth in D&E Communications' Amended and Restated Articles of Incorporation have been met.

     "Disinterested Director" means a D&E Communications director who is not an Interested Shareholder or an affiliate, associate or representative of an Interested Shareholder and either:

     - was a D&E Communications director immediately prior to the time the Interested Shareholder involved in the business combination transaction in question became an Interested Shareholder; or

     - is a successor to a Disinterested Director and is recommended or elected to succeed a Disinterested Director by a majority of the then Disinterested Directors.

AMENDMENT OF BYLAWS

     Conestoga. Conestoga's By-laws may be amended at any annual or special meeting of the shareholders by the affirmative vote of a majority of the votes cast at such meeting. No amendment may be voted on by the shareholders unless it shall have been previously submitted to and approved by the Conestoga board of directors, and notice of such amendment was given to each shareholder entitled to vote at the meeting ten days prior to the meeting.

     D&E Communications. The D&E Communications board of directors, by a vote including a majority of the Disinterested Directors then in office, may amend the D&E Communications' bylaws with respect to those matters that are not by statute reserved exclusively for the shareholders. Shareholders may amend the bylaws by the affirmative vote of at least 80% of the shares outstanding and the affirmative vote of at least a majority of the shares outstanding that are not owned by an Interested Shareholder. The shareholders may amend the bylaws with the affirmative vote of a majority of the votes cast at a meeting if the amendment was recommended and submitted to the shareholders for their consideration by the affirmative vote of a majority of the Disinterested Directors, and at the time of such recommendation, the Disinterested Directors constitute at least a majority of the full D&E Communications board of directors.

AMENDMENT OF ARTICLES

     Conestoga. Under Pennsylvania law, an amendment to the articles of incorporation requires the approval of the board of directors and, except in limited cases where a greater vote may be required, the affirmative vote of a majority of the votes cast by all shareholders entitled to vote on the matter and the affirmative vote of a majority of the votes cast by all shareholders within each class or series of shares if such class or series is entitled to vote on the matter as a class. Pennsylvania law also provides that shareholders of a registered corporation, such as Conestoga, are not entitled to propose amendments to the articles of incorporation. Conestoga's Restated Articles of Incorporation may be amended, altered or repealed as provided by Pennsylvania law.

     D&E Communications. D&E Communications' Amended and Restated Articles of Incorporation provide that in addition to any affirmative vote required by law, any amendment to Article 7 (Board of Directors), Article 8 (Votes Required for Certain Business Combinations), Article 9 (Definitions; Interpretations; Amendments), Article 10 (Statutory Antitakeover Provisions) and Article 11 (Indemnification and Personal Liability) shall require the affirmative votes of at least 90% of the shares outstanding and the affirmative vote of at least a majority of the shares outstanding that are not owned by an Interested Shareholder. The additional vote required for amendments to Articles 7-11 will not be required if the amendment is recommended by the affirmative vote of a majority of the Disinterested Directors and at the time of such recommendation, the Disinterested Directors constitute at least a majority of the full D&E Communications board of directors.

     Conestoga Shareholders' Rights Plan. On February 29, 2000, Conestoga's board of directors adopted a Rights Agreement that provides Conestoga's shareholders with certain stock-related rights in the event of a hostile takeover but which may have the effect of discouraging such a takeover.

     Pursuant to the Conestoga Rights Agreement, each share of Conestoga common stock evidences the right of the holder of such share to purchase a share of Conestoga common stock at a purchase price of $180.00 (subject to certain adjustments). Until certain events occur, the rights are evidenced by the existing common stock certificates, and are not separately tradable. Rights certificates will be issued if a person or group of persons acquires, has the right to acquire or makes a tender offer that would result in the person or group having beneficial ownership of 15% or more of the outstanding shares of Conestoga common stock. If such a triggering event occurs, separate certificates evidencing the rights will be issued. However, the rights are not exercisable until a triggering event occurs, and the rights will expire at the close of business on March 1, 2010 unless earlier redeemed by Conestoga as described below.


     After a triggering event occurs, if Conestoga is the subject of certain types of takeover attempts, each holder of a right will be entitled to receive, upon exercise, Conestoga common stock (or, in certain circumstances, cash, property or other securities of Conestoga) having a value equal to two times the exercise price of the right. In addition, if Conestoga were to complete certain types of takeover events following a triggering event, the Conestoga Rights Agreement provides that each holder of a right will be entitled to receive, upon exercise of the right, common stock or other consideration of the acquiring company having a value equal to two times the exercise price of the right. The board of directors of Conestoga is authorized to redeem the rights prior to their becoming exercisable at a price of $0.01 per right, subject to adjustment. Once redeemed, the rights will terminate.

                         PAGE INTENTIONALLY LEFT BLANK

                            DESCRIPTION OF CONESTOGA

     Conestoga is a Pennsylvania corporation and a holding company, owning all of the shares of several subsidiaries engaged in various aspects of the telecommunication business. These subsidiaries are: Conestoga Telephone and Telegraph Company; Buffalo Valley Telephone Company; Conestoga Mobile Systems, Inc.; Conestoga Wireless Company; Infocore Inc.; and CEI Networks, Inc., each of which is described below. Conestoga's subsidiary, Conestoga Telephone, owns a 10.951% interest in PenTeleData Limited Partnership I.

     Conestoga Telephone and Buffalo Valley are incumbent local exchange carriers that furnish communications services, mainly local and toll telephone service, in their respective service areas. Conestoga Telephone serves an area of approximately 300 square miles that includes portions of Berks, Chester, Lancaster, and Montgomery counties in Pennsylvania. Buffalo Valley serves an area of approximately 275 square miles in Union and Northumberland counties in Pennsylvania. Both Companies' services are distributed through their telephone exchanges and systems of overhead and underground wire and cables. Conestoga Telephone's and Buffalo Valley's entire telephone systems are digitally equipped. The population of Conestoga Telephone's service area is estimated to be 123,550, with an average annual growth rate of .7%. The population of Buffalo Valley's service area is estimated to be 37,150, with an average annual growth rate of .4%.

     Conestoga Telephone was incorporated on August 20, 1902 and the original Buffalo Valley was incorporated on September 13, 1904. Conestoga acquired Buffalo Valley on May 31, 1996. Both are incorporated in the Commonwealth of Pennsylvania. They are subject to the jurisdiction of the Pennsylvania Public Utility Commission, which franchised and established their geographical service areas. Within their areas, at the present time, they are not in competition with any other company in providing local exchange telephone service. They are subject to the jurisdiction of the Federal Communications Commission with respect to interstate services.

     Conestoga acquired Infocore on April 30, 1997. Infocore is a diversified telecommunications service company founded in 1981, that designs, installs and maintains telephone systems and resells local exchange and toll services.


     Conestoga Wireless was formed on March 17, 1995 as a limited liability company, owned 60% by Conestoga and 40% by Infocore. The limited liability company was merged into a corporation by the same name on January 1, 1998, and Conestoga now owns 100% of the outstanding shares of Conestoga Wireless, the surviving corporation. Conestoga Wireless began providing digital wireless telecommunication, called personal communications services, in Eastern and Central Pennsylvania in May 1998, pursuant to Federal Communications Commission personal communications services licenses. During the second quarter of 2001, Conestoga closed on a transaction involving the sale by various subsidiaries of telecommunication towers to Mountain Union Telecom LLC, headquartered in Alexandria, Virginia, for approximately $21 million. By the end of 2001 the sale of seventy-one towers had been completed with four remaining as holdout sites in accordance with the agreement with Mountain Union Telecom, LLC. D&E Communications and Conestoga have agreed to pursue a sale of Conestoga's wireless operations and, due to pre-existing commitments, the combined company may be required shortly after the merger to dispose of that portion of Conestoga's wireless operations conducted in the Reading, Pennsylvania market. See "The Merger Agreement -- Sale of Conestoga's Wireless Operations" on page 75 and "Description of D&E Communications" on pages 99 through 100.


     Northern Communications, Inc. was organized in March 1981 as a nonregulated commercial enterprise operated for the resale of long distance service. During 1997, Northern Communications' name was changed to Conestoga Communications, Inc. and it began operations as a full-service interexchange carrier. During 1998, Conestoga Communications began operations as a competitive local exchange carrier, operating in adjacent Bell of Pennsylvania territories. Effective December 31, 2000, Conestoga Communications was merged into TeleBeam and the name of the surviving corporation was changed to CEI Networks, Inc.

     Conestoga acquired TeleBeam on January 31, 2000. The transaction was accounted for as a pooling of interests, which accordingly required restatement of the financial statements. All financial information presented for current and prior periods includes the results of TeleBeam. TeleBeam Inc. was founded in 1992, as a Pennsylvania corporation, and is headquartered in State College, Pennsylvania. As of December 31, 2000, Telebeam's name was changed to CEI Networks, Inc. CEI Networks has developed a broadband fiber network to provide multiple communications services to customers in central Pennsylvania as a bundled package through one service delivery venue. CEI Networks provides a variety of individual and bundled services to its customers, including long distance voice services, Internet access and high-speed data transport, video and other enhanced communications services to business and multi-dwelling-unit residential customers.

                       DESCRIPTION OF D&E COMMUNICATIONS


     D&E Communications is an integrated communications provider that provides communications services and equipment to customers in south-central Pennsylvania and in certain parts of Eastern Europe. D&E Communications provides both local and long distance services including enhanced calling features, high-speed data services and Internet access services. In addition, D&E Communications offers systems integration and repair services and sells and installs communications equipment such as telephone systems and data communications products. D&E Communications' business can generally be categorized into the following five segments:


     - incumbent local exchange carrier;

     - competitive local exchange carrier;

     - systems integration;

     - internet services; and

     - wireless services.


     A brief description of each of D&E Communications' business segments follows:



     Incumbent Local Exchange Carrier. Through Denver and Ephrata Telephone & Telegraph Company, its wholly owned subsidiary, D&E Communications furnishes telephone services through approximately 62,000 access lines to an estimated population of over 100,000 throughout Berks, Lancaster and Lebanon Counties in Pennsylvania. The telephone services furnished include local and long distance network services, custom calling features, directory publication and billing and collection services.



     Competitive Local Exchange Carrier. Through D&E Systems, Inc. (which does business as D&E Communications), its wholly owned subsidiary, D&E Communications provides telecommunications services in markets adjacent to those traditionally served by D&E Communications as an incumbent local exchange carrier.



     Systems Integration. Through D&E Networks, Inc., its wholly owned subsidiary, D&E Communications provides computer networking services and operate a retail store that specializes in the sale of communications equipment such as telephones and accessories. D&E Communications also sells, install and maintain telecommunications equipment primarily to and for business customers in central and eastern Pennsylvania.



     Internet Services. Through D&E Jazzd, D&E Communications operates as an Internet service provider in offering internet access and web page hosting services.



     Through D&E Wireless, Inc., an indirect wholly-owned subsidiary, D&E Communications designs, constructs and provides personal communications services
(PCS). D&E Wireless derives a substantial part of its revenues from providing support services to D&E/Omnipoint Wireless Joint Venture, L.P. (which does business as PCS ONE), a joint venture with affiliates of VoiceStream Wireless Corporation in which D&E Communications holds a 50% interest, in the four Pennsylvania markets of Lancaster, Harrisburg, York-Hanover and Reading. In October 2001, D&E Communications entered into an agreement to sell its interest in PCS ONE to affiliates of VoiceStream. Pursuant to non-competition covenants in the VoiceStream agreement, for three years following the sale of its interest in PCS ONE, D&E Communications may be restricted from providing mobile voice wireless communications services in the Pennsylvania markets of York-Hanover, Harrisburg, Lancaster or Reading. In addition, if within such three-year period D&E Communications acquires a business that is engaged in the provision of such services in these markets, such as Conestoga, it may be required to divest its interest in such business or otherwise cease providing such services. On October 17, 2001, D&E Wireless, Inc., a wholly-owned subsidiary of D&E Communications, and affiliates of VoiceStream Wireless Corporation entered into a definitive agreement to sell D&E Wireless, Inc.'s 50% joint venture interest in D&E/Omnipoint Wireless Joint Venture, L.P. (which does business as PCS ONE) to VoiceStream for approximately $117 million. The sale is subject to regulatory and other customary closing conditions. D&E Communications expects the transaction to close in April 2002.

     Through D&E Investments, Inc., its wholly owned subsidiary, D&E Communications provides support services to Pilicka Telephonia S.A., a telecommunications company that provides telephone service in a region of Poland through a system using fixed wireless and wireline technologies. D&E Communications currently holds a 33% indirect interest in Pilicka Telephonia.



     D&E Communications is a Pennsylvania corporation with principal executive offices located at 124 East Main Street, Ephrata, Pennsylvania 17522. D&E Communications' telephone number is (717) 733-4101. D&E Communications' common stock is traded through the facilities of the Nasdaq National Market under the symbol "DECC."



     For additional information regarding our business, please see our Annual Report on Form 10-K and other filings with the SEC, which are incorporated herein by reference. See "Where You Can Find More Information."

                  ELECTION OF DIRECTORS OF D&E COMMUNICATIONS



     D&E Communications' shareholders are being asked to vote on the election of directors.



     D&E Communications' articles of incorporation provide for a maximum of twelve directors to be elected to the D&E Communications board of directors. D&E Communications' board of directors currently consists of eleven members divided into three classes that are classified with respect to the year in which their term expires. Each class of directors holds office for a term of three years (or until their successors are duly elected and qualified). One of the three classes is elected each year to succeed the directors whose terms are expiring. The terms of the directors in Class A expire this year. The directors in Classes B and C are serving terms expiring at the annual meeting of the shareholders in 2003 and 2004, respectively. The D&E Communications board of directors has nominated for re-election to Class A three directors whose terms expire this year, namely John Amos, G. William Ruhl and W. Garth Sprecher. If elected, their terms will expire in the year 2005 (or when their successors are duly elected and qualified).



     All shares of D&E Communications common stock represented by properly executed proxies received prior to or at the annual meeting and not revoked will be voted in accordance with the instructions indicated in the proxies. If no instructions are indicated on a properly executed and timely returned proxy, the persons named in the proxy will vote the shares "FOR" election of the three nominees of the board of directors and will exercise cumulative voting, if necessary, to secure their election. Each individual nominated for election as a director has agreed to serve if elected. However, in the event of the refusal or inability of any of the nominees for director to serve, and if no instructions are indicated on a properly executed and timely returned proxy, the persons named in the proxy will vote the shares "FOR" election of any person(s) that are nominated by the board of directors and will exercise cumulative voting, if necessary, to secure their election.



     Directors are elected by a plurality of votes cast. D&E Communications' shareholders may vote their shares for all of the nominees for director or may cumulate their votes and give to one or distribute among two or more nominees a number of votes equal to the number of directors to be elected multiplied by the number of shares of D&E Communications common stock that the shareholder owns.



     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE CLASS A NOMINEES.



     Set forth below is certain information with respect to each nominee for director serving in Class A and the directors currently serving in Classes B and C.



Nominees for Class A Directors For Terms to Expire in 2005



     JOHN AMOS, age 70, has been in the commercial fruit and produce-growing business for more than 46 years, serving as President of Hi-Lo Farms, Inc. since 1979 and as senior partner of Amos Farms since 1980. He became a member of the board of directors of D&E Communications in 1990. Mr. Amos is a member of the audit committee of the D&E Communications board of directors.



     G. WILLIAM RUHL, age 62, has been Chief Executive Officer of D&E Communications since October 2001, and has served as Chief Executive Officer of D&E Telephone Company, D&E Communications' RLEC subsidiary, since 1996. From 1991 to October 2001, Mr. Ruhl served as Senior Vice President of D&E Communications. Prior to joining D&E Communications in 1991, Mr. Ruhl was employed by Bell of Pennsylvania. Mr. Ruhl is a registered Professional Engineer and a member of the Institute of Electrical and Electronics Engineers, Inc. He served as Chairman of the board of directors of Monor Telephone Company from 1994 until its sale in 1999. He serves on the board of directors of the United States Telecom Association (USTA) and was appointed to the President's National Security Telecommunications Advisory Committee, representing the USTA. Mr. Ruhl serves on the board of directors of the Technology Council of Central Pennsylvania and serves on the board of directors of Alliance for Telecommunications Industry Solutions. He is also President of the board of directors of the Central Pennsylvania Symphony. He became a director of D&E Communications in 1993. Mr. Ruhl is a member of the executive committee of the D&E Communications board of directors.

     W. GARTH SPRECHER, age 50, has served as Vice President and Secretary of D&E Communications since 1996, and has held the position of Chief Executive Officer of D&E Networks, Inc., D&E Communications' Systems Integration subsidiary, since 2000. Mr. Sprecher has held various positions with D&E Communications since 1984. Mr. Sprecher is a member of the board of directors of Sterling Financial Corp and the Bank of Lancaster County and serves on both the executive and compensation committees of those companies. Mr. Sprecher is a member of the board of directors of WITF, Inc., is Vice-Chairman of the Lancaster County Convention Center Authority and is President of the Pennsylvania Dutch Council of the Boy Scouts of America. He is also past President of the Board of Directors of the Mid-Atlantic Chapter of the American Society of Corporate Secretaries. He became a director of D&E Communications in 1993. Mr. Sprecher is a member of the executive committee of the D&E Communications board of directors.



Class B Directors Whose Terms Expire In 2003



     THOMAS H. BAMFORD, age 62, is a principal in the Franklin Consulting Group, a company providing organizational development, strategic planning and fund raising counsel to colleges, universities and other human services groups. He was Director of Community Relations at the Lancaster Health Alliance from 1995 until 1999 when he elected to pursue his work with the Franklin Consulting Group on a full time basis. Prior to 1995, Mr. Bamford was employed by CoreStates Bank. Currently, Mr. Bamford is a director of the United Way of Lancaster County, The Lancaster Campaign and the Lancaster YMCA Foundation. He is Vice Chairman of the Louise von Hess Foundation for Medical Education, past President of the Rotary Club of Lancaster and a member of the Marketing and Communications Council of the Lancaster Chamber of Commerce and Industry. He became a director of D&E Communications in 1997. Mr. Bamford is a member of the compensation committee and Chairman of the strategic planning review committee of the D&E Communications board of directors.



     RONALD E. FRISBIE, age 79, retired from D&E Communications in 1992 where he served as a Vice President from 1971 until 1992, and Secretary, Treasurer and Assistant to the President from 1985 until 1992. Mr. Frisbie has been a director of D&E Communications since 1983. Mr. Frisbie is a member of the audit committee and the strategic planning review committee of the D&E Communications board of directors.



     ROBERT M. LAUMAN, age 76, has served as Vice Chairman and Senior Executive Vice President of D&E Communications since October 2001. Prior to 2001, Mr. Lauman served as Executive Vice President and Chief Operating Officer of D&E Communications. Mr. Lauman joined D&E Communications in 1983. He was employed by Bell of Pennsylvania from 1946 to 1983, when he retired as Vice
President -- Engineering. Mr. Lauman is a registered Professional Engineer, a member of the Pennsylvania Society of Professional Engineers and a member of the Institute of Electrical and Electronics Engineers, Inc. Currently, he is a trustee of Lancaster Theological Seminary and serves on the board of trustees for the Pennsylvania Academy of Music. He has been a director of D&E Communications since 1983. Mr. Lauman is a member of the executive committee, the compensation committee and the strategic planning and review committee of the D&E Communications board of directors.



     D. MARK THOMAS, age 54, has been a managing partner in the law firm of Thomas, Thomas, Armstrong & Niesen, Harrisburg, Pennsylvania, since its formation in 1991. From 1977 to 1990, he was a partner in the law firm of Thomas & Thomas. Mr. Thomas' law practice is concentrated primarily in public utility and telecommunications law. Mr. Thomas became a director of D&E Communications in 1997 and currently is a member of the audit committee of the D&E Communications board of directors.



Class C Directors Whose Terms Expire In 2004



     PAUL W. BRUBAKER, age 58, is the Executive Vice President, Corporate Secretary and a director of the Ephrata National Bank, where he has been employed since 1961. He is a member of the American Institute of Banking, and serves as a director and the Treasurer of Pleasant View Retirement Community, Manheim. He serves as Chairman of the board of directors of the Atlantic Northeast District, Church of the Brethren. Mr. Brubaker is a member of the executive committee of the Pennsylvania Bankers Association, Group S. He has been a director of D&E Communications since 1990 and currently serves as Chairman of the audit committee of the D&E Communications board of directors.

     ROBERT A. KINSLEY, age 61, is Chairman and Chief Executive Officer of Kinsley Construction, a company he founded in York, Pennsylvania in 1963 that specializes in heavy, general and design-build construction. Mr. Kinsley is also managing partner of Kinsley Equities, which is a regional real estate developer of industrial and commercial properties. He is also a director of Mercantile -- Safe Deposit & Trust Company, Baltimore, Maryland and Ruscilli Construction Company of Columbus, Ohio. Mr. Kinsley is Chairman of the board of directors of I. B. Abel, an electrical construction firm in south central Pennsylvania. He serves numerous community and professional organizations and is currently a member of South George Street Community Partnership and York Foundation Board of Directors. He is a trustee of York College of Pennsylvania and Chairman of Gettysburg National Battlefield Museum Foundation. He has been a director of D&E Communications since 1998. Mr. Kinsley is a member of the compensation committee and the strategic planning review committee of the D&E Communications board of directors.



     STEVEN B. SILVERMAN, age 69, has been counsel to Cohen, Seglias, Pallas, Greenhall & Furman, P.C., since January 1, 2002 when the law firms of Rothenberg Silverman & Furman PC and Cohen, Seglias, Pallas, Greenhall merged. He was a senior partner in the law firm of Rothenberg, Silverman, and Furman PC, Elkins Park, Pennsylvania from 1995 until the time of the merger, and prior to 1995, he was a senior partner in the law firm of Rothenberg and Silverman. Mr. Silverman serves as an adjunct professor of labor law at Pennsylvania State University Dickinson School of Law in Carlisle, Pennsylvania. He has been a director of D&E Communications since 1991. Mr. Silverman is Chairman of the compensation committee of the D&E Communications board of directors.



     ANNE B. SWEIGART, age 87, has served as President and Chairman of the board of directors of D&E Communications since July 1985 and served as Chief Executive Officer of D&E Communications from 1985 until October of 2001. She became a director of D&E Communications in 1952. Her employment at D&E Communications began in 1936, twenty-five years after her father founded D&E Communications. From that time until today, she has always been involved in the management affairs of D&E Communications. She serves on numerous community boards and is currently a trustee of Rider University, a trustee of Elizabethtown College, an honorary trustee of Lebanon Valley College and a trustee of Linden Hall School for Girls. Mrs. Sweigart is also a director of the Pennsylvania Telephone Association and serves on the board of directors of LutherCare. Mrs. Sweigart is a member of the strategic planning and review committee, and serves as Chairman of the executive committee of the D&E Communications board of directors.



COMMITTEES AND MEETINGS



     The D&E Communications board of directors has an audit committee and a compensation committee, as well as an executive committee and a strategic planning and review committee. The D&E Communications board of directors does not have a nominating committee. During 2001, the D&E Communications board of directors held ten regularly scheduled meetings and two special meetings. Each incumbent director attended in excess of 75% of the aggregate meetings of the board of directors and the committees on which he or she served.



     The audit committee, consisting of Paul W. Brubaker (Chairman), John Amos, Ronald E. Frisbie and D. Mark Thomas, is responsible for recommending to the D&E Communications board of directors the firm of independent public accountants responsible to audit D&E Communications' financial statements. The audit committee also reviews with the independent public accountants the results of their audit work. The audit committee held four meetings during 2001. See
"-- Report of the Audit Committee of the D&E Communications Board of Directors" on page 110 for further information about the functions of the audit committee.



     The compensation committee, consisting of Steven B. Silverman (Chairman), Thomas H. Bamford, Robert A. Kinsley and Robert M. Lauman, reviews and makes recommendations to the board of directors regarding D&E Communications' compensation practices. The compensation committee held three meetings during 2001. See "-- Report of the Compensation Committee of the D&E Communications Board of Directors" on page 108 for further information about the functions of the compensation committee.

COMPENSATION OF DIRECTORS



     Each non-employee director of D&E Communications was paid a retainer of $9,818 plus $250 for each committee meeting of the board of directors, not held in conjunction with a board of directors' meeting, that each non-employee director attended in 2001. Committee chairpersons receive additional annual compensation of $500 for their service. The retainer in 2001 was paid, at the option of each director, one half in 260 shares of D&E Communications common stock or the equivalent cash value, which was $4,909. The remaining amount of the retainer was paid in equal quarterly cash payments.



REQUIREMENTS FOR ADVANCE NOTIFICATION OF NOMINATIONS



     Section 7.6 of the Amended and Restated Articles of Incorporation of D&E Communications provides that no person may be nominated for election as a director by a shareholder at a meeting of shareholders unless written notice of such shareholder's intent to make such nomination has been given to the Secretary of D&E Communications as follows:



     - 120 days in advance of the shareholders' meeting at which the election is to be held; or



     - in the event that less than 120 days' notice of the date of the shareholders' meeting is given, not later than the tenth day following the first to occur of the date that notice of the shareholders' meeting is mailed or public disclosure is made.



     Each such notice shall set forth, or be accompanied by:



     - the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated;



     - a representation that the shareholder is a holder of record of stock of D&E Communications entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;



     - a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder;



     - such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated, or intended to be nominated, by the board of directors; and



     - the consent of each nominee to serve as a director of D&E Communications if so elected.



     If a shareholder's notice is determined by the D&E Communications board of directors to be deficient, D&E Communications must notify the shareholder of the deficiency within ten days of its receipt of the notice. The shareholder is then permitted to cure the deficiency within ten days.



SECURITY OWNERSHIP OF OFFICERS, DIRECTORS AND PRINCIPAL SHAREHOLDERS



     The table below sets forth the ownership of D&E Communications common stock held, as of the March 5, 2002, by each of (i) D&E Communications' directors,
(ii) D&E Communications' executive officers, (iii) each person believed by D&E Communications to own beneficially more than 5% of D&E Communications' outstanding common stock and (iv) all directors and executive officers as a group. As of March 27, 2002, there were 7,369,709 shares of D&E Communications common stock outstanding.



                                                              NATURE AND AMOUNT
                                                                OF BENEFICIAL        PERCENT OF
NAME OF BENEFICIAL OWNER                                          OWNERSHIP            CLASS
------------------------                                      -----------------   ----------------
The D&E Communications, Inc. Voting Trust(1)................      2,846,324            38.65%
P.O. Box 458
Ephrata, PA 17522

                                                              NATURE AND AMOUNT
                                                                OF BENEFICIAL        PERCENT OF
NAME OF BENEFICIAL OWNER                                          OWNERSHIP            CLASS
------------------------                                      -----------------   ----------------
Southwestern Investments, Inc...............................      1,300,000            17.61%
High Ridge Park
Stamford, CT 06905
The Ephrata National Bank,..................................        975,100            13.23%
Trustee of the William and
Jemima Brossman Charitable Foundation(2)
P.O. Box 457
Ephrata, PA 17522
Anne B. Sweigart (1,3,6,7)..................................        401,399             5.45%
c/o D&E Communications, Inc.
124 East Main Street
Ephrata, PA 17522
John Amos(1,8)..............................................         63,150                *
Thomas H. Bamford...........................................          1,760                *
Paul W. Brubaker(3,10)......................................          3,375                *
Ronald E. Frisbie(1,3,5)....................................         30,610                *
Robert A. Kinsley(7)........................................          1,095                *
Robert M. Lauman(1,3,4,6,7).................................         66,320                *
Thomas E. Morell(4,6,7).....................................          6,955                *
G. William Ruhl(3,4,6,7)....................................         10,710                *
Steven B. Silverman(7)......................................          1,410                *
W. Garth Sprecher(1,3,4,6,7)................................        104,031             1.41%
D. Mark Thomas(9)...........................................          3,637                *
All Directors and Executive Officers as a                           694,452             9.43%
  group(1,3,4,5,6,7,8,9,10).................................


---------------


*Less than 1 percent.



 (1)Certain D&E Communications shareholders are parties to a Voting Trust Agreement, dated as of November 19, 1992, pursuant to which the voting trustees named therein have the right to exercise sole voting power on all matters submitted to D&E Communications shareholders for a vote. The trustees do not have investment power with respect to the shares in the voting trust held by other shareholders. Investment power with respect to those shares is retained by holders of the shares. The voting trust expires November 18, 2002. The trustees of the voting trust are Anne B. Sweigart, John Amos, Ronald E. Frisbie, Robert M. Lauman and W. Garth Sprecher, each of whom is a director of D&E Communications. The shares represented by the voting trust are voted in accordance with resolutions adopted by a majority of the voting trustees at a meeting at which a quorum of the voting trustees is present. Each of the voting trustees disclaims beneficial ownership of the shares held by the voting trust, other than with respect to shares held by each individual trustee as a participant in the voting trust.



 (2)The Charitable Foundation is a member of the voting trust. Therefore, the number of shares held by the Charitable Foundation is also included in the number of shares held by the voting trust. The Ephrata National Bank, as trustee of the Charitable Foundation, exercises sole investment power and no voting power with respect to the shares held by the Charitable Foundation.



 (3)Includes shares owned in their individual capacities, but held by the voting trust as follows: 3,375 for Mr. Brubaker, 30,310 for Mr. Frisbie, 50,280 for Mr. Lauman, 3,372 for Mr. Ruhl, 101,223 for Mr. Sprecher, 392,053 for Mrs. Sweigart, and 580,613 for all directors and officers as a group.



 (4)Includes shares held in the D&E Communications Employee Stock Ownership Plan as follows: 1,784 for Mr. Lauman, 2,148 for Mr. Morell, 2,356 for Mr. Ruhl, 1,891 for Mr. Sprecher, and 8,179 for all directors and officers as a group. All fractional shares are rounded to the nearest whole share.

 (5)Excludes 20,400 shares owned by Mr. Frisbie's wife, with respect to which Mr. Frisbie disclaims beneficial ownership.



 (6)Includes shares held in the D&E Communications Employee Stock Purchase Plan as follows: 3,387 for Mr. Lauman, 2,652 for Mr. Morell, 4,318 for Mr. Ruhl, 881 for Mr. Sprecher, 4,796 for Mrs. Sweigart and 16,034 for all directors and officers as a group.



 (7)Includes shares held in the D&E Communications Dividend Reinvestment Plan as follows: 95 for Mr. Kinsley, 10,520 for Mr. Lauman, 87 for Mr. Morell, 293 for Mr. Ruhl, 71 for Mr. Silverman, 23 for Mr. Sprecher, 4,148 for Mrs. Sweigart and 15,236 for all directors and officers as a group.



 (8)Includes shares held in the John Amos Living Trust, of which Mr. Amos is trustee. Excludes 65,709 shares owned by the Mary P. Amos Living Trust, of which Mr. Amos' wife is trustee, and as to which Mr. Amos disclaims beneficial ownership.



 (9)Includes 300 shares held as custodian for Emily Thomas and 600 shares held as custodian for David Thomas as to which Mr. Thomas does not disclaim beneficial ownership.



(10)Excludes 1,025 shares owned by Mr. Brubaker's wife, with respect to which Mr. Brubaker disclaims beneficial ownership.



EXECUTIVE COMPENSATION OF D&E COMMUNICATIONS



     The following table sets forth the compensation received for the last three fiscal years by those persons who served as the Chief Executive Officer and the other four most highly compensated executive officers of D&E Communications during the last completed fiscal year.



                                                                        LONG-TERM
                                                                       COMPENSATION
                                                 ANNUAL COMPENSATION   ------------
                                                 -------------------    RESTRICTED     ALL OTHER
NAME AND PRINCIPAL                                            BONUS    STOCK AWARD    COMPENSATION
POSITION                                  YEAR   SALARY($)   ($)(A)       ($)(B)         ($)(C)
------------------                        ----   ---------   -------   ------------   ------------
Anne B. Sweigart........................  2001   $240,846    $61,279     $125,300       $189,391
Chairman and President(D)                 2000    223,539     95,394      106,400        186,925
                                          1999    204,384     91,582       80,500        183,098

Robert M. Lauman........................  2001   $208,576    $53,151     $125,300       $ 64,740
Vice Chairman and Senior Executive        2000    192,038     82,157      106,400         60,445
Vice President                            1999    173,577     77,974       80,500         59,736

G. William Ruhl.........................  2001   $148,922    $38,143     $125,300       $ 18,765
Chief Executive Officer(D)                2000    134,692     97,074      106,400         17,660
                                          1999    119,385     55,602       80,500         19,854

Thomas E. Morell........................  2001   $141,539    $36,267     $125,300       $ 10,007
Vice President, Chief Financial Officer   2000    126,538     94,631      106,400          8,452
and Treasurer                             1999    111,538     49,679       80,500          6,183

W. Garth Sprecher.......................  2001   $135,385    $35,017     $125,300       $ 12,133
Vice President and Secretary              2000    116,307     40,325      106,400         10,138
                                          1999     97,077     44,817       80,500         12,379


---------------


(A)Bonuses are established pursuant to D&E Communications' Officer Incentive Plan and are subject to performance targets set by the compensation committee of the board of directors. In 2000, Messrs. Ruhl and Morell were each also awarded a bonus of D&E Communications shares worth $40,000 as of the date the shares were issued in connection with the sale of MTT, a foreign affiliate of D&E Communications.



(B)Includes, for fiscal 2001, awards of 4,000 shares of restricted stock and cash awards of $35,800 to each named executive officer, none of which were vested at the end of 2001. The market value of the restricted stock is based on a price per share of $22.375, which was the closing price of D&E Communications common stock on December 27, 2000, the last day before the date of grant that trading in

   D&E Communications common stock occurred. As of December 31, 2001, the shares of restricted stock granted to each named executive officer had a fair market value of $72,000. Upon completion of the merger with Conestoga, which is considered a change of control for purposes of the long term incentive plan, all shares of restricted stock will become immediately vested. If they remain executive officers at December 31, 2002 and 2003 respectively, the payout value of these awards to Mrs. Sweigart, and Messrs. Lauman, Ruhl, Morell, and Sprecher would be: (a) none, if the earnings per share targets are not met; or (b) the current market value of 100% of the shares granted, plus an additional 40% cash award, which is included in the amount above, and accrued dividends reinvested during the award's performance periods. The total awards will be 100% vested upon completion of the performance period to which each grant relates.



(C)The amounts shown in this column are for the following items in the years 2001, 2000, and 1999, respectively:



     (i) Anne B. Sweigart: $19,258, $19,182, and $19,199 for split dollar life insurance; $6,800, $5,610, and $3,200 for the 401(k) company match; $163,133, $162,133, and $156,249 for pension benefits (over age
         70 1/2); $0, $0, and $4,450 for director fees;



     (ii) Robert M. Lauman: $14,800, $14,957, and $15,120 for the split dollar life insurance; $6,800, $5,610, and $3,200 for the 401(k) company match; $43,140, $39,878, and $36,716 for pension benefits (over age 70 1/2); $0, $0, and $4,700 for director fees;



     (iii)G. William Ruhl: $11,767, $11,766, and $11,767 for the split dollar life insurance; $198, $297, and $549 for term life insurance; $6,800, $5,597, and $3,088 for the 401(k) company match; $0, $0, and $4,450 for director fees;



     (iv) Thomas E. Morell: $3,177, $3,187, and $3,192 for the split dollar life insurance; $30, $41, and $60 for term life insurance; $6,800, $5,224, and $2,931 for the 401(k) company match;



     (v) W. Garth Sprecher: $5,264, $5,278, and $5,295 for the split dollar life insurance; $69, $68, and $132 for term life insurance; $6,800, $4,792, and $2,502 for the 401(k) company match; $0, $0, and $4,450 for director fees.



(D)Mrs. Sweigart served as Chief Executive Officer from 1985 to October 2001. In October 2001, Mr. Ruhl was appointed Chief Executive Officer.



PENSION PLAN TABLE



     D&E Communications' pension plan is a noncontributory defined benefit plan computed on an actuarial basis covering all eligible employees. With respect to employees hired before January 1, 2000, the plan provides benefits based on years of service and the employee's compensation at the average of the highest three years of the ten years immediately prior to retirement. Accrued benefits are vested after five years of service. Normal retirement age is 65, but an employee who has attained the age of 55 and has at least 25 years of service (the Rule of Eighty) may retire without any actuarial reduction of his benefit. Benefit amounts are not subject to any deduction for Social Security or other amounts. For employees hired on or after January 1, 2000, benefits are based on years of service and career average pay. Benefits for these employees hired after January 1, 2000 who retire under the Rule of Eighty before age 65 are subject to a proportional reduction.



     The following table illustrates the maximum annual benefit payable upon retirement pursuant to D&E Communications' pension plan for employees with specified average final compensation and years of service, assuming normal retirement age and payment as a single life annuity. The Internal Revenue Service annual plan compensation limit is $170,000.



                                                              YEARS OF SERVICE
AVERAGE FINAL                                  -----------------------------------------------
COMPENSATION                                     15        20        25        30        35
-------------                                  -------   -------   -------   -------   -------
$100,000.....................................  $24,000   $32,000   $40,000   $48,000   $56,000
 120,000.....................................   28,800    38,400    48,000    57,600    67,200
 140,000.....................................   33,600    44,800    56,000    67,200    78,400
 160,000.....................................   38,400    51,200    64,000    76,800    89,600
 170,000.....................................   40,800    54,400    68,000    81,600    95,200
 180,000.....................................   40,800    54,400    68,000    81,600    95,200
 200,000.....................................   40,800    54,400    68,000    81,600    95,200
 300,000.....................................   40,800    54,400    68,000    81,600    95,200
 400,000.....................................   40,800    54,400    68,000    81,600    95,200
 500,000.....................................   40,800    54,400    68,000    81,600    95,200



     Compensation included in the pension plan base consists of the base salary and bonus shown in the salary and bonus columns of the Summary Compensation Table (excluding the bonuses paid to Messrs. Ruhl and Morell in connection with the sale of MTT, a foreign affiliate of D&E Communications). The years of service for purposes of the pension plan, as of December 31, 2001, were: Mrs. Sweigart 65 years, Mr. Lauman 18 years, Mr. Ruhl 10 years, Mr. Morell 17 years and Mr. Sprecher 17 years.



COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION



     During the year ended December 31, 2001, Messrs. Silverman (Chairman), Bamford, Kinsley and Lauman served on the compensation committee of the D&E Communications board of directors. Mr. Lauman is an executive officer of D&E Communications. Mr. Silverman is counsel to the law firm of Cohen, Seglias, Pallas, Greenhall & Furman, P.C., which serves as counsel to D&E Communications.



     THE FOLLOWING REPORTS OF THE D&E COMMUNICATIONS COMPENSATION COMMITTEE AND AUDIT COMMITTEE, TOGETHER WITH THE PERFORMANCE GRAPH ON PAGE 114, SHALL NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS JOINT PROXY STATEMENT/PROSPECTUS INTO ANY FILING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, EXCEPT TO THE EXTENT THAT D&E COMMUNICATIONS SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.



REPORT OF THE COMPENSATION COMMITTEE OF THE D&E COMMUNICATIONS BOARD OF
DIRECTORS



     D&E Communications' executive compensation program is administered by the compensation committee of the D&E Communications board of directors comprised of directors Steven B. Silverman (Chairman), Thomas H. Bamford, Robert A. Kinsley, and Robert M. Lauman. D&E Communications' executive compensation policies are intended to provide incentives for achieving annual and long-term goals and to reward superior corporate and individual performance. During fiscal 2001, compensation of D&E Communications' executive officers, including the Chief Executive Officer, consisted of salary, bonus and long-term stock and cash incentive awards.



     Base Salaries. In establishing the base salaries of D&E Communications' executive officers for fiscal 2001, including the Chief Executive Officer, Mrs. Sweigart, the compensation committee considers a number of factors including (i) salary ranges for comparable positions at other companies; (ii) the historical financial performance of D&E Communications (including such indicators as gross revenues, operating income, net income, earnings per share and earnings before interest, taxes, depreciation and amortization (EBITDA); (iii) the level of responsibility of the employee; and (iv) the level of inflation for the period. Compensation decisions are not based upon any precise formula and no factor is accorded any greater weight than other factors. However, based on these factors, the compensation committee adjusted and set fiscal 2001 salary levels which it believed to be reasonable and appropriate for the 2001 fiscal year.



     During 1997, a compensation consultant retained by the compensation committee developed recommended salary ranges for D&E Communications' executive officers based on a comparison of salaries paid at comparable companies for positions with equivalent levels of responsibility. In addition, on an annual basis, the compensation committee reviews publicly available compensation surveys in determining the compensation levels of its executive officers. There is, however, no relation between the companies used for compensation purposes and the companies in the NASDAQ Telecommunications Index (Nasdaq Telecom) used in the Stock Performance Graph below. Using these surveys, and based on the compensation committee's evaluation of the factors listed above, the base salary of Mrs. Sweigart, the Chief Executive Officer until October 2001, was increased by 7.9% for 2001 from 2000. Mr. Ruhl was appointed Chief Executive Officer in October 2001. Mr. Ruhl received no salary adjustments upon his appointment as Chief Executive Officer. Instead, his salary was adjusted in March of 2002 during D&E Communications' traditional salary review period. The Committee also used the factors listed above to determine Mr. Ruhl's base salary which was set at $225,000.



     Annual Incentive Compensation. D&E Communications provides an annual incentive opportunity to its executive officers pursuant to the D&E Communications' Officer Incentive Plan, which has been approved by the D&E Communications board of directors and is administered by the compensation committee. Under the Plan, the compensation committee establishes performance targets for EBITDA for the year on a tiered basis providing for larger bonuses (based on a percentage of base salary) in relation to the level of meeting or exceeding the target. Targets for 2001 were set during the first quarter of 2001. The compensation committee also has the authority to grant bonuses where the amounts are based on the compensation committee's subjective judgment with respect to past performance. In 2001, the minimum performance goals established by the compensation committee at the beginning of the year were not achieved, but discretionary bonuses were paid to each of the executive officers, including the Chief Executive Officer, at two thirds of the base target level as a result of the individual performance of the executive officers and due to declining economic conditions that the compensation committee determined were out of the control of the executive officers.



     Long-Term Incentive Compensation. D&E Communications provides long-term incentive opportunities to its executive officers pursuant to the 1999 Long-Term Incentive Plan, which was approved by the shareholders at D&E Communications' 1999 annual meeting. Under the Plan, the compensation committee generally grants performance restricted shares and cash incentive compensation on an annual basis that vest three years from the date of grant based on the achievement of a target level of earnings per share. In determining the number of performance restricted shares and the amount of incentive cash compensation to be awarded to executive officers, including the Chief Executive Officer, in fiscal year 2001, the compensation committee considered its historical grants under the Plan and the total compensation package of the executive officers relative to comparable companies in the telecommunications industry.



     The compensation committee has not formally considered or adopted a policy with regard to qualifying bonus awards for tax deductibility under Internal Revenue Code Section 162(m), which generally limits the corporate tax deduction for compensation paid to certain named executive officers to $1 million per year. The compensation committee has not yet seen any need to address this issue, since current cash compensation of D&E Communications' executives is well below the level at which this new tax limitation would apply and D&E Communications' long term incentive compensation is not subject to the limitation.



                                          Respectfully Submitted,



                                          The Compensation Committee


                                          Steven B. Silverman (Chairman)


                                          Thomas H. Bamford


                                          Robert M. Kinsley


                                          Robert M. Lauman

REPORT OF THE AUDIT COMMITTEE OF THE D&E COMMUNICATIONS BOARD OF DIRECTORS



     The D&E Communications board of directors has adopted a written charter setting forth the responsibilities and duties of the Audit Committee. The Audit Committee's primary responsibilities and duties are to:



          (1) Oversee that management has maintained the reliability and integrity of the accounting policies and financial reporting and disclosure practices of D&E Communications;



          (2) Oversee that management has established and maintained processes to assure that an adequate system of internal controls is functioning within D&E Communications; and



          (3) Oversee that management has established and maintained processes to assure compliance by D&E Communications with all applicable laws, regulations and corporate policy.



     The Audit Committee met four times during 2001 to carry out is responsibilities. The Committee meets with management and its independent accountants at least quarterly to review and discuss the adequacy of D&E Communications' internal controls and the objectivity of its financial reporting. We also recommend to the D&E Communications board of directors the appointment of the independent accountants and review periodically their performance and independence from management. The Directors who serve on the committee are all "Independent" for purposes of the NASDAQ listing standards.



     Management has primary responsibility for D&E Communications' financial statements and the overall reporting process, including D&E Communications' system of internal controls. The independent accountants audit the annual financial statements prepared by management, express an opinion as to whether those financial statements fairly present the financial condition, results of operations and cash flows of D&E Communications in conformity with generally accepted accounting principles and discuss with us any issues they believe should be raised with us.



     As part of its oversight of D&E Communications' financial statements, we reviewed and discussed D&E Communications' audited financial statements contained in the 2001 Annual Report on Form 10-K with D&E Communications management and PricewaterhouseCoopers LLP, D&E Communications' independent accountants. Management has represented to us that the financial statements were prepared in accordance with generally accepted accounting principles and reviewed significant accounting issues with us. We have received from and discussed with PricewaterhouseCoopers LLP the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). These items relate to that firm's independence from D&E Communications. We also discussed with PricewaterhouseCoopers any matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).



     Based on these reviews and discussions, we recommended to the D&E Communications board of directors that D&E Communications' audited financial statements be included in D&E Communications' Annual Report on Form 10-K for the fiscal year ended December 31, 2001, for filing with the Securities and Exchange Commission.



                                          Respectfully Submitted,



                                          The Audit Committee


                                          Paul W. Brubaker (Chairman)


                                          John Amos


                                          Ronald E. Frisbie


                                          D. Mark Thomas



CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS



     Steven B. Silverman, a director of D&E Communications, is counsel to in the law firm of Cohen, Seglias, Pallas, Greenhall & Furman, P.C., which serves as counsel to D&E Communications.

     D. Mark Thomas, a director of D&E Communications, is a partner in the law firm of Thomas, Thomas, Armstrong & Niesen, which serves as counsel to D&E Communications.



     Mrs. Anne B. Sweigart, Chairman of the board of directors and President of D&E Communications, is the aunt of W. Garth Sprecher, Vice President and Secretary of D&E Communications.

                         PAGE INTENTIONALLY LEFT BLANK

           RATIFICATION OF D&E COMMUNICATIONS INDEPENDENT ACCOUNTANTS



     The D&E Communications board of directors, upon recommendation of its audit committee, has appointed PricewaterhouseCoopers LLP as D&E Communications' independent accountants for 2002. The recommendation is being submitted to D&E Communications' shareholders for approval, which requires the affirmative vote of a majority of the votes cast by shareholders at the meeting. A representative of PricewaterhouseCoopers LLP, is expected to be present at the annual meeting and will be available to respond to appropriate questions and to make a statement, if he or she desires to do so.



     If no instructions are indicated on a properly executed and timely returned proxy, the persons named in the proxy will vote the shares "FOR" the ratification of the board of directors' selection of PricewaterhouseCoopers LLP as D&E Communications' independent accountants for 2002.



     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE BOARD OF DIRECTORS' SELECTION OF INDEPENDENT ACCOUNTANTS.



AUDIT FEES



     The aggregate fees charged by PricewaterhouseCoopers LLP for the audit of the D&E Communications' 2001 annual financial statements and the review of D&E Communications' quarterly financial statements included in its quarterly reports on Form 10-Q during 2001 were $171,600.



FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES



     There were no fees billed for the professional services rendered by PricewaterhouseCoopers LLP during fiscal year 2001 relating to financial information systems design and implementation.



ALL OTHER FEES



     The aggregate fees billed for all other services rendered by PricewaterhouseCoopers LLP during fiscal year 2001, other than the services referred to above under the captions "Audit Fees" and "Financial Information Systems Design and Implementation Fees," were $380,976, and such other fees were primarily related to tax assistance, assistance in the preparation of registration statements and audits of employee benefit plans.



     After consideration the provision of services encompassed within the above disclosures about fees (under the captions "Financial Information Systems Design and Implementation Fees" and "All Other Fees"), the audit committee of the D&E Communications board of directors has determined that the provision of such services is compatible with maintaining PricewaterhouseCoopers LLP's independence.



     Based on the reviews and discussions referred to above, the audit committee recommended to D&E Communications' board of directors that D&E Communications' audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed with the Securities and Exchange Commission.

PERFORMANCE GRAPH



     The following is a graphical comparison of five-year cumulative total return on shares of D&E Communications common stock with the Nasdaq U.S. and Foreign Index and the Nasdaq Telecommunications Index. The comparison assumes $100 invested in each of D&E Communications common stock and the other indices on December 31, 1996, and that all dividends were reinvested. The stock price performance shown below is not necessarily indicative of future price performance.


                              [PERFORMANCE GRAPH]


--------------------------------------------------------------------------------
                        1996      1997      1998      1999      2000      2001
--------------------------------------------------------------------------------
 Nasdaq U.S. &
  Foreign              $100.00   $122.07   $169.07   $315.18   $198.69   $149.94
 Nasdaq Telecom        $100.00   $145.97   $241.58   $431.01   $183.57   $122.90
 D&E Communications    $100.00   $77.20    $61.68    $83.43    $102.56   $ 84.03



SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE



     Section 16(a) of the Securities Exchange Act of 1934 requires D&E Communications' officers and directors and beneficial owners of more than ten percent of D&E Communications' common stock to file reports of ownership of D&E Communications' securities and changes in ownership with the Securities and Exchange Commission. Based on its review of Section 16(a) filings, D&E Communications believes that all filings required to be made during 2001 were made on a timely basis.

                                 LEGAL MATTERS


     The legality of D&E Communications' common stock to be issued in connection with the merger will be passed upon by Morgan, Lewis & Bockius LLP. Certain legal matters will be passed upon for Conestoga by Barley, Snyder, Senft & Cohen LLC. Morgan, Lewis & Bockius LLP, counsel for D&E Communications, will deliver opinions to D&E Communications and Conestoga concerning various federal income tax consequences of the merger. See "The Merger -- Material Federal Income Tax Consequences" on pages 56 through 60.


                                    EXPERTS

CONESTOGA


     The consolidated financial statements of Conestoga appearing in Conestoga's Annual Report (Form 10-K) for the year ended December 31, 2001 have been audited by Beard Miller Company LLP, independent accountants, as stated in their report included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


D&E COMMUNICATIONS


     The consolidated financial statements of D&E Communications, Inc., and its subsidiaries incorporated in this joint proxy statement/prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2001, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                   SUBMISSION OF FUTURE SHAREHOLDER PROPOSALS

CONESTOGA

     As a result of the merger, Conestoga does not currently expect to hold a 2002 annual meeting of shareholders because Conestoga will have become a wholly owned subsidiary of D&E Communications in the merger. If unexpectedly, however, the annual meeting is held, Conestoga shareholders may propose matters to be presented at the 2002 annual meeting of shareholders and may also nominate persons to be directors of Conestoga. Any shareholder proposal intended for inclusion in the proxy materials for the 2002 annual meeting of shareholders
must be received by Conestoga no later than                , addressed to the
Secretary of Conestoga at the address on the front cover of this joint proxy statement/prospectus. Shareholders submitting proposals are urged to submit their proposals by certified mail, return receipt requested.

     Shareholder proposals to be included in the proxy statement for the 2002 annual meeting as well as proposed shareholder nominations for the election of directors at the 2002 annual meeting must each comply with advance notice procedures set forth in the rules and regulations of the SEC and the requirements set forth in Conestoga's By-laws, respectively, in order to be brought properly before that meeting. See "Comparison of Shareholders
Rights -- Advance Notice of Nominations of Directors." In general, written notice of a director nomination must be delivered to the Secretary of Conestoga not less than 15 days prior to the annual meeting of shareholders.

     In addition to the timing requirements, the advance notice provisions of Conestoga's By-laws contain informational content requirements that also must be met. A copy of the By-law provisions governing these timing procedures and content requirements may be obtained by writing to the Secretary of Conestoga.

     Unless shareholder proposals meet the requirements set forth above, the persons named in the proxies solicited on behalf of the Conestoga board of directors will have discretionary authority to vote on and may vote against any such shareholder proposal.

D&E COMMUNICATIONS

     Shareholder proposals that are intended to be presented at D&E Communications' 2002 annual meeting of shareholders must be received on or prior
to                to be eligible for inclusion in D&E Communications' proxy
statement and form of proxy to be used in connection with the 2002 annual meeting. These proposals must also meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in D&E Communications' proxy statement for its 2002 annual meeting of shareholders.

                      WHERE YOU CAN FIND MORE INFORMATION

CONESTOGA


     Conestoga files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. D&E Communications has filed with the Securities and Exchange Commission a Registration Statement on Form S-4 (333-76488) under the Securities Act, with respect to the D&E Communications common stock to be issued in the merger. This joint proxy statement/prospectus is part of that registration statement and constitutes a prospectus of D&E Communications.


     This joint proxy statement/prospectus does not contain all of the information discussed in the registration statement or the exhibits to the registration statement, parts of which have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information, you should refer to the registration statement, copies of which may be obtained from the Securities and Exchange Commission as set forth below.

     The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this joint proxy statement/prospectus and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information.


     Conestoga incorporates by reference the documents listed below. Some of these filings have been amended by later filings, which also are listed. Conestoga may be required by the Securities and Exchange Commission to file other documents under Section 13(a), 13(c), 24 or 15(d) of the Securities Exchange Act of 1934 between the time this joint proxy statement/prospectus is mailed and the date the shareholders' meetings are held. These other documents will be deemed incorporated by reference in this joint proxy statement/prospectus and to be a part of it from the date they are filed with the Securities and Exchange Commission. Any statements contained in this joint proxy statement/prospectus concerning the provisions of any document filed with the Securities and Exchange Commission are not necessarily complete, and, in each instance, you should refer to the document in its entirety for complete information.



     You should rely only on the information incorporated by reference or
provided in this joint proxy statement/prospectus, dated           , 2002. You
should not assume that the information in this joint proxy statement/prospectus is accurate as of any date other than that date.


     Conestoga also incorporates by reference additional documents that may be filed with the Securities and Exchange Commission between the date this joint proxy statement/prospectus is filed with the Securities and Exchange Commission and the completion of the merger or the termination of the merger agreement. These include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.


Annual Report on Form 10-K                               Fiscal year ended December 31, 2001



     Securities and Exchange Commission filings are available to the public over the Internet at the Securities and Exchange Commission's web site at http://www.sec.gov. You may also read and copy any documents that are filed at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C.; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain filed documents from commercial document retrieval services (some of which also provide on-line delivery). You may also inspect such reports, proxy statements and other information concerning Conestoga at the offices of the Nasdaq National Market, 9801 Washingtonian Boulevard, Gaithersburg, Maryland, 20878.

     Documents incorporated by reference are available from the companies without charge by first class mail or equally prompt means within one business day of receipt of your request, excluding exhibits unless the exhibit has been specifically incorporated by reference into the information that this joint proxy statement/prospectus incorporates. If you want to receive a copy of any document incorporated by reference, please request it in writing or by telephone from the appropriate company at the following address:

     Conestoga Enterprises, Inc.
     202 East First Street
     Birdsboro, Pennsylvania 19508
     Attn: Albert H. Kramer
     Telephone: (610) 582-6201

     IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM CONESTOGA, PLEASE DO SO BY
               TO RECEIVE THEM BEFORE THE SPECIAL MEETING.


     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH DECIDING YOUR VOTE UPON THE APPROVAL OF THE MERGER. CONESTOGA HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM WHAT IS CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS. THIS JOINT PROXY STATEMENT/PROSPECTUS IS DATED
          , 2002. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND NEITHER THE MAILING OF THIS JOINT PROXY STATEMENT/PROSPECTUS TO SHAREHOLDERS NOR THE ISSUANCE OF D&E COMMUNICATIONS COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.


D&E COMMUNICATIONS


     D&E Communications files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. D&E Communications has filed with the Securities and Exchange Commission a Registration Statement on Form S-4 (333-76488) under the Securities Act, with respect to the D&E Communications common stock to be issued in the merger. This joint proxy statement/prospectus is part of that registration statement and constitutes a prospectus of D&E Communications.


     This joint proxy statement/prospectus does not contain all of the information discussed in the registration statement or the exhibits to the registration statement, parts of which have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information, you should refer to the registration statement, copies of which may be obtained from the Securities and Exchange Commission as set forth below.

     The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this joint proxy statement/prospectus and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information.


     D&E Communications incorporates by reference the documents listed below. Some of these filings have been amended by later filings, which also are listed. D&E Communications may be required by the Securities and Exchange Commission to file other documents under Section 13(a), 13(c), 24 or 15(d) of the Securities Exchange Act of 1934 between the time this joint proxy statement/prospectus is mailed and the date the shareholders' meetings are held. These other documents will be deemed incorporated by reference in this joint proxy statement/prospectus and to be a part of it from the date they are filed with the Securities and Exchange Commission. Any statements contained in this joint proxy statement/prospectus concerning the provisions of any document filed with the Securities and Exchange Commission are not necessarily complete, and, in each instance, you should refer to the document in its entirety for complete information.


     You should rely only on the information incorporated by reference or
provided in this joint proxy statement/prospectus, dated          , 2002. You
should not assume that the information in this joint proxy statement/prospectus is accurate as of any date other than that date.


     D&E Communications also incorporates by reference additional documents that may be filed with the Securities and Exchange Commission between the date this joint proxy statement/prospectus is filed with the Securities and Exchange Commission and the completion of the merger or the termination of the merger agreement. These include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.


Annual Report on Form 10-K                      Fiscal year ended December 31, 2001
Registration Statement on Form 8-B              May 14, 1996



     Securities and Exchange Commission filings are available to the public over the Internet at the Securities and Exchange Commission's web site at http://www.sec.gov. You may also read and copy any documents that are filed at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C.; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain filed documents from commercial document retrieval services (some of which also provide on-line delivery). You may also inspect such reports, proxy statements and other information concerning D&E Communications at the offices of the Nasdaq National Market, 9801 Washingtonian Boulevard, Gaithersburg, Maryland, 20878.


     Documents incorporated by reference are available from the companies without charge by first class mail or equally prompt means within one business day of receipt of your request, excluding exhibits unless the exhibit has been specifically incorporated by reference into the information that this joint proxy statement/prospectus incorporates. If you want to receive a copy of any document incorporated by reference, please request it in writing or by telephone from the appropriate company at the following address:

     D&E Communications, Inc.
     124 East Main Street
     P.O. Box 458
     Ephrata, Pennsylvania 17522-0458
     Attention: W. Garth Sprecher
     (717) 733-4101


     IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM D&E COMMUNICATIONS, PLEASE DO
SO BY                TO RECEIVE THEM BEFORE THE ANNUAL MEETING.



     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH DECIDING YOUR VOTE UPON THE APPROVAL OF THE MERGER PROPOSAL. D&E COMMUNICATIONS HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM WHAT IS CONTAINED IN THIS JOINT PROXY
STATEMENT/PROSPECTUS. THIS JOINT PROXY STATEMENT/PROSPECTUS IS DATED          ,
2002. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND NEITHER THE MAILING OF THIS JOINT PROXY STATEMENT/PROSPECTUS TO SHAREHOLDERS NOR THE ISSUANCE OF D&E COMMUNICATIONS COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                                                                         Annex A

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                            D&E COMMUNICATIONS, INC.
                             D&E ACQUISITION CORP.
                                      AND
                          CONESTOGA ENTERPRISES, INC.

                                JANUARY 9, 2002


ARTICLE I -- THE MERGER; EFFECTIVE TIME; CLOSING......................    A-1
    1.1   The Merger..................................................    A-1
    1.2   Effective Time..............................................    A-2
    1.3   Effects of the Merger.......................................    A-2
    1.4   Closing.....................................................    A-2
ARTICLE II -- SURVIVING CORPORATION...................................    A-2
    2.1   Articles of Incorporation...................................    A-2
    2.2   Bylaws......................................................    A-2
    2.3   Directors...................................................    A-3
    2.4   Officers....................................................    A-3
ARTICLE III -- MERGER CONSIDERATION; CONVERSION OR CANCELLATION OF
              COMPANY IN THE MERGER...................................    A-3
    3.1   Merger Consideration; Conversion or Cancellation of Company
          Shares in the Merger........................................    A-3
    3.2   Standard Allocation; Election Procedure.....................    A-4
    3.3   Conversion of Outstanding Shares Into Parent Stock
          Consideration and Cash Consideration; Proration.............    A-6
    3.4   Conversion of Newco Shares..................................    A-8
    3.5   Exchange of Certificates....................................    A-8
    3.6   Intentionally Deleted.......................................    A-9
    3.7   Intentionally Deleted.......................................    A-9
    3.8   Missing Certificates........................................    A-9
    3.9   No Further Rights or Transfers; Cancellation of Treasury
          Shares......................................................    A-9
    3.10  Stock Options...............................................    A-9
    3.11  Certain Company Actions.....................................   A-10
    3.12  Withholding.................................................   A-10
ARTICLE IV -- REPRESENTATIONS AND WARRANTIES OF THE COMPANY...........   A-10
    4.1   Corporate Organization and Qualification....................   A-10
    4.2   Capitalization..............................................   A-10
    4.3   Authority Relative to This Agreement........................   A-11
    4.4   Consents and Approvals; No Violation........................   A-11
    4.5   SEC Reports; Financial Statements...........................   A-12
    4.6   Absence of Certain Changes or Events........................   A-12
    4.7   Litigation..................................................   A-13
    4.8   Insurance...................................................   A-13
    4.9   Taxes.......................................................   A-13
    4.10  Employee Benefit Plans; Labor Matters.......................   A-14
    4.11  Environmental Laws and Regulations..........................   A-16
    4.12  Intangible Property.........................................   A-18
    4.13  Compliance with Laws and Orders.............................   A-18
    4.14  Rights Agreement............................................   A-18
    4.15  Certain Agreements..........................................   A-18
    4.16  Brokers and Finders.........................................   A-18
    4.17  Opinion of Financial Advisor................................   A-18
    4.18  Accuracy of Information Furnished...........................   A-19
    4.19  Equity Investments..........................................   A-19
    4.20  No Default..................................................   A-19
    4.21  Material Contracts..........................................   A-19


    4.22  State Takeover Statutes; Anti-Takeover Provisions...........   A-20
    4.23  Transactions With Affiliates................................   A-20
    4.24  Licenses....................................................   A-20
    4.25  Information Supplied........................................   A-20
    4.26  Title to and Condition of Assets............................   A-21
    4.27  Undisclosed Liabilities and Commitments.....................   A-21
    4.28  Tax Representation Letter...................................   A-21
ARTICLE V -- REPRESENTATIONS AND WARRANTIES OF PARENT AND NEWCO.......   A-21
    5.1   Corporate Organization and Qualification....................   A-21
    5.2   Capitalization..............................................   A-21
    5.3   Authority Relative to This Agreement........................   A-22
    5.4   Consents and Approvals; No Violation........................   A-22
    5.5   SEC Reports; Financial Statements...........................   A-23
    5.6   Absence of Certain Changes or Events........................   A-23
    5.7   Litigation..................................................   A-24
    5.8   Insurance...................................................   A-24
    5.9   Taxes.......................................................   A-24
    5.10  Employee Benefit Plans; Labor Matters.......................   A-24
    5.11  Environmental Laws and Regulations..........................   A-26
    5.12  Compliance with Laws and Orders.............................   A-26
    5.13  Intentionally Deleted.......................................   A-26
    5.14  Certain Agreements..........................................   A-26
    5.15  Brokers and Finders.........................................   A-26
    5.16  Opinion of Financial Advisor................................   A-26
    5.17  Accuracy of Information Furnished...........................   A-27
    5.18  No Default..................................................   A-27
    5.19  Transactions With Affiliates................................   A-27
    5.20  Licenses....................................................   A-27
    5.21  Information Supplied........................................   A-27
    5.22  Title to and Condition of Assets............................   A-28
    5.23  Undisclosed Liabilities and Commitments.....................   A-28
    5.24  Financing; VoiceStream Wireless Agreement; Dividend
          Policy......................................................   A-28
    5.25  Share Ownership.............................................   A-28
    5.26  Interim Operations of Newco.................................   A-28
    5.27  Tax Representation Letter...................................   A-28
ARTICLE VI -- ADDITIONAL COVENANTS AND AGREEMENTS.....................   A-28
    6.1   Conduct of Business of the Company..........................   A-28
    6.2   Conduct of Business of Parent...............................   A-30
    6.3   No Solicitation of Transactions.............................   A-31
    6.4   Reasonable Efforts..........................................   A-32
    6.5   Access to Information.......................................   A-32
    6.6   Publicity...................................................   A-33
    6.7   Indemnification of Directors and Officers...................   A-33
    6.8   Employees...................................................   A-34
    6.9   Registration Statement; Joint Proxy Statement...............   A-35
    6.10  Shareholders' Approvals.....................................   A-36


    6.11  Tax Matters.................................................   A-36
    6.12  Sale of the Company's Wireless Operations...................   A-37
ARTICLE VII -- CONDITIONS TO CONSUMMATION OF THE MERGER...............   A-37
    7.1   Conditions to Each Party's Obligations to Effect the
          Merger......................................................   A-37
    7.2   Conditions to the Company's Obligations to Effect the
          Merger......................................................   A-37
    7.3   Conditions to Parent's and Newco's Obligations to Effect the
          Merger......................................................   A-38
ARTICLE VIII -- TERMINATION; AMENDMENT; WAIVER........................   A-38
    8.1   Termination by Mutual Consent...............................   A-38
    8.2   Termination by Either Parent or the Company.................   A-38
    8.3   Termination by Parent.......................................   A-39
    8.4   Termination by the Company..................................   A-39
    8.5   Effect of Termination.......................................   A-39
    8.6   Extension; Waiver...........................................   A-40
ARTICLE IX -- MISCELLANEOUS AND GENERAL...............................   A-40
    9.1   Payment of Expenses.........................................   A-40
    9.2   Survival of Representations and Warranties; Survival of
          Confidentiality.............................................   A-40
    9.3   Modification or Amendment...................................   A-41
    9.4   Waiver of Conditions........................................   A-41
    9.5   Counterparts................................................   A-41
    9.6   Governing Law...............................................   A-41
    9.7   Notices.....................................................   A-41
    9.8   Entire Agreement; Assignment................................   A-42
    9.9   Parties in Interest.........................................   A-42
    9.10  Certain Definitions.........................................   A-42
    9.11  Obligation of Parent........................................   A-45
    9.12  Validity....................................................   A-45
    9.13  Captions....................................................   A-46

                                   SCHEDULES


Schedule 4.2                                  Capitalization
Schedule 4.4(a)(iii)                          Consents and Approvals
Schedule 4.6                                  Changes
Schedule 4.7                                  Litigation
Schedule 4.9                                  Taxes
Schedule 4.10                                 Employee Benefit Plans
Schedule 4.11                                 Company Environmental Matters
Schedule 4.12                                 Company Intangible Property
Schedule 4.15                                 Certain Company Agreements
Schedule 4.19                                 Company Equity Investments
Schedule 4.20                                 Company Defaults
Schedule 4.21                                 Company Contracts
Schedule 4.23                                 Company Affiliate Transactions
Schedule 4.24                                 Company Licenses
Schedule 4.26                                 Company Title to Assets
Schedule 4.27                                 Company Liabilities
Schedule 5.2                                  Parent Capitalization
Schedule 5.4(a)(iii)                          Parent Consents and Approvals
Schedule 5.6                                  Parent Changes
Schedule 5.7                                  Parent Litigation
Schedule 5.9                                  Parent Taxes
Schedule 5.10                                 Parent Employee Benefit Plans
Schedule 5.11                                 Parent Environmental Matters
Schedule 5.14                                 Certain Parent Agreements
Schedule 5.18                                 Parent Defaults
Schedule 5.19                                 Parent Affiliate Transactions
Schedule 5.22                                 Parent Title to Assets
Schedule 5.23                                 Parent Liabilities
Schedule 6.1                                  Company Conduct of Business
Schedule 6.1(k)                               Employment Severance and Termination Agreements
Schedule 6.2                                  Parent Conduct of Business
Schedule 6.8(c)                               Employment and Other Agreements
Exhibit A                                     Form of Voting Agreement
Exhibit B                                     Wireless 8-K
Exhibit C                                     Form of Co-Bank Commitment Letter
Exhibit D                                     Form of Affiliate Letter
Exhibit E                                     Form of Tax Opinion
Exhibit F                                     Form of Company Tax Representation Letter
Exhibit G                                     Form of Parent Tax Representation Letter

                         PAGE INTENTIONALLY LEFT BLANK

               AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

     AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this "AGREEMENT"), dated as of January 9, 2002, by and among D&E COMMUNICATIONS, INC., a Pennsylvania corporation ("PARENT"), D&E ACQUISITION CORP., a Pennsylvania corporation and wholly owned subsidiary of Parent ("NEWCO"), and CONESTOGA ENTERPRISES, INC., a Pennsylvania corporation (the "COMPANY").

                                    RECITALS

     WHEREAS, Parent, Newco and the Company have entered into an Agreement and Plan of Merger dated as of November 21, 2001 (the "ORIGINAL AGREEMENT");

     WHEREAS, Parent, Newco and the Company desire to amend and restate in its entirety the Original Agreement in accordance with the terms contained herein;

     WHEREAS, the Board of Directors of the Company (the "BOARD OF DIRECTORS") has, subject to the conditions of this Agreement, determined that the Merger (as defined in Section 1.1 below) is in the best interests of the shareholders of the Company and approved and adopted this Agreement and the transactions contemplated hereby in accordance with the Pennsylvania Business Corporation Law of 1988, as amended (the "PBCL");

     WHEREAS, Parent, Newco and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger;

     WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE");

     WHEREAS, the Company and Parent have each obtained voting agreements in the form of Exhibit A attached hereto, from the directors, executive officers and shareholders listed on Exhibit A, who have agreed to vote shares of voting capital stock owned by them in the Company and Parent, respectively, in favor of this Agreement, the Merger and, to the extent required, all transactions incident thereto (collectively, the "VOTING AGREEMENTS");

     WHEREAS, Parent has entered into an agreement dated as of October 17, 2001 as amended (the "VOICESTREAM WIRELESS AGREEMENT") with VoiceStream Communications, Inc. ("VOICESTREAM") providing for the sale of certain wireless partnership interests of Parent to VoiceStream. The VoiceStream Wireless Agreement is described in a Current Report on Form 8-K (the "WIRELESS 8-K") filed with the Securities and Exchange Commission (the "SEC") dated October 17, 2001; and

     WHEREAS, Parent has received a commitment letter dated October 15, 2001 from Co-Bank in the form of Exhibit C (the "CO-BANK COMMITMENT LETTER") to assist it in funding the Cash Consideration portion of the Merger Consideration (as such terms are defined in Section 3.1 herein).

     NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, and intending to be legally bound, Parent, Newco and the Company hereby agree as follows:

                                  ARTICLE I --

                      THE MERGER; EFFECTIVE TIME; CLOSING

     1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2 below), the Company and Newco shall, in accordance with the PBCL, consummate a merger (the "MERGER") in which the Company shall be merged with and into Newco and the separate corporate existence of the Company shall thereupon cease. In lieu of the Company being merged with and into Newco, if all of the conditions set forth in Article VII (excluding the condition set forth in Section 7.1(h) and any conditions that, by their terms, cannot be satisfied until the Closing Date (as hereinafter defined)) have been satisfied or waived, and if, based on a reasonable good faith determination, the combination of (a) the trading price of Parent Common Stock (as defined in Section 5.2 below) immediately prior to the Effective Time (by taking into account the Reorganization Assumption (as defined in Section 6.11 below)), (b) the aggregate amount of Cash Consideration (plus the aggregate amount of cash paid in lieu of issuing fractional shares of Parent Stock pursuant to Section 3.1(e) hereof) received by holders of Company Shares (as defined in Section 3.1 below) in the Merger and (c) the aggregate amount paid to holders of the Company's Preferred Stock in connection with any redemption by the Company of such shares (the "REDEMPTION AMOUNT") could result in an amount exceeding 60% of the combination of (i) the Redemption Amount and
(ii) the total fair market value of the aggregate consideration payable and deliverable to the holders of Company Stock as a result of the Merger (such circumstance described above being referred to herein as a "REVERSE MERGER CIRCUMSTANCE"), then the "Merger" shall automatically be a merger of Newco with and into the Company at the Effective Time, in which case, as a consequence of the Merger, the separate corporate existence of Newco shall thereupon cease. The corporation surviving the Merger shall be governed by the laws of the Commonwealth of Pennsylvania and is sometimes hereinafter referred to as the "SURVIVING CORPORATION." In accordance with Section 1929 of the PBCL, all of the rights, privileges, powers, immunities, purposes and franchises of Newco and the Company shall vest in the Surviving Corporation and all of the debts, liabilities, obligations and duties of Newco and the Company shall become the debts, liabilities, obligations and duties of the Surviving Corporation. The parties acknowledge and agree that in the event of a Reverse Merger Circumstance, the Merger is not intended to qualify as a reorganization under
Section 368(a) of the Code.

     1.2 Effective Time. As soon as practicable after the satisfaction or waiver of the conditions set forth in Article VII hereof, the appropriate parties hereto shall execute in the manner required by the PBCL and file with the Pennsylvania Department of State articles of merger relating to the Merger, and the parties shall take such other and further actions as may be required by Law (as defined in Section 4.13 below) to make the Merger effective. The time the Merger becomes effective in accordance with applicable Law is hereinafter referred to as the "EFFECTIVE TIME."

     1.3 Effects of the Merger.  The Merger shall have the effects set forth in
Section 1929 of the PBCL.

     1.4 Closing.  The closing of the Merger (the "CLOSING") shall take place
(a) at the offices of Barley, Snyder, Senft & Cohen, LLC, 501 Washington Street, Reading, Pennsylvania 19603, at 10:00 a.m. on the first business day following the date on which the last of the conditions set forth in Article VII hereof shall be fulfilled or waived in accordance with this Agreement or (b) at such other place, time and date as Parent and the Company may agree.

                                 ARTICLE II --

                             SURVIVING CORPORATION

     2.1 Articles of Incorporation. In the absence of a Reverse Merger Circumstance, from and after the Effective Time, the Articles of Incorporation of Newco as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with the PBCL; provided, however, that Article I of such Articles of Incorporation shall be amended to read in its entirety as follows: "The name of this Corporation is "Conestoga Enterprises, Inc." In the event of a Reverse Merger Circumstance, the Articles of Incorporation of the Company shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by the PBCL.

     2.2 Bylaws. From and after the Effective Time, the By-Laws of Newco in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with the PBCL, provided that in the event of a Reverse Merger Circumstance, the By-Laws of the Company in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with PBCL.

     2.3 Directors. The directors of Newco at the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and Bylaws.

     2.4 Officers. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and Bylaws.

                                 ARTICLE III --

   MERGER CONSIDERATION; CONVERSION OR CANCELLATION OF COMPANY IN THE MERGER

     3.1 Merger Consideration; Conversion or Cancellation of Company Shares in the Merger.

     (a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Newco, the Company, the Surviving Corporation or the holders of any outstanding shares of capital stock of the Company (together with any associated Company Rights (as defined below), the "COMPANY SHARES") or capital stock of Newco:

          (i) Each Company Share, together with any associated right to purchase one common share (a "COMPANY RIGHT"), issued pursuant to the Rights Agreement, dated as of March 1, 2000, by and between the Company and First Union National Bank, as Rights Agent (the "COMPANY RIGHTS AGREEMENT"), issued and outstanding immediately prior to the Effective Time (other than (A) Company Shares owned by Parent, Newco or any direct or indirect wholly owned subsidiary of Parent (collectively, "PARENT COMPANIES") and (B) Company Shares owned by any of the Company's direct or indirect wholly owned subsidiaries or held in the treasury of the Company ("TREASURY SHARES")) shall, by virtue of the Merger, be cancelled and extinguished and converted into the right to receive, the Parent Stock Consideration, Cash Consideration, without any interest thereon, or the combination of Parent Stock Consideration and Cash Consideration, without any interest thereon, as specified in Section 3.3 hereof (the "MERGER CONSIDERATION").

          (ii) For purposes hereof, the following terms have the following respective meanings:

             "CASH CONSIDERATION" means a per Company Share amount in cash equal to $33.00.

             "CASH CONSIDERATION CAP" means the product of (i) the Maximum Cash Percentage, (ii) the number of Outstanding Shares and (iii) $33.00.

             "CEILING MARKET PRICE" means $23.00.

             "CLOSING MARKET PRICE" shall be the volume weighted average of the per share sales prices (excluding after-market trading) for Parent Stock, calculated to two decimal places, for the twenty (20) trading days, during which trading in Parent Stock occurs, immediately preceding the date which is two (2) business days before the Effective Time, as reported on the National Market System of the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), the foregoing period of twenty (20) trading days being hereinafter sometimes referred to as the "PRICE DETERMINATION PERIOD" (For example, if March 31, 2002 were to be the Effective Date and Parent Stock trades on each trading day during the Price Determination Period, then the Price Determination Period would be February 28, March 1, 4, 5, 6, 7, 8, 11, 12, 13, 14, 15,
        18, 19, 20, 21, 22, 25, 26 and 27, 2002).

             "CONVERSION RATIO" means (calculated to the nearest 0.0001):

     (b) 2.5385 if the Closing Market Price is less than the Floor Market Price;

     (c) the quotient determined by dividing $33.00 (the numerator) by the Closing Market Price (the denominator), if the Closing Market Price is equal to or greater than the Floor Market Price and equal to or less than the Ceiling Market Price; or

     (d) 1.4348, if the Closing Market Price is greater than the Ceiling Market Price.

             "FIXED PRICE PARENT STOCK RANGE" means the range of Closing Market Prices from and including the Floor Market Price to the Ceiling Market Price.

             "FLOOR MARKET PRICE" means $13.00.

             "OUTSTANDING SHARES" means the aggregate number of Company Shares outstanding immediately prior to the Effective Time, but excluding Company Shares to be cancelled pursuant to Section 3.1(g), which number will not be greater than the number of shares of Company Common Stock (as defined in Section 4.2 below) outstanding on November 21, 2001 (except for shares issuable upon exercise of stock options or on conversion of Company Preferred Stock (as defined in Section 4.2 below) outstanding on November 21, 2001).

             "PARENT STOCK" means the common stock, par value $0.16 per share, of Parent.

             "PARENT STOCK CONSIDERATION" means a per Company Share number of shares of Parent Stock equal to one share multiplied by the Conversion Ratio. In the event that between November 21, 2001 and the Effective Time, the issued and outstanding shares of Parent Stock shall have been affected or changed into a different number of shares or a different class of shares as a result of a stock split, reverse stock split, stock dividend, spin-off, extraordinary dividend, recapitalization, reclassification, subdivision, combination of shares or other similar transaction, or there shall have been a record date declared for any such matter, the Parent Stock Consideration shall be proportionately adjusted.

             "PARENT STOCK CONSIDERATION CAP" equals 9,467,068 shares of Parent Stock.

     (e) No certificates or scrip representing fractional shares of Parent Stock shall be issued in respect of Company Shares that are to be converted in the Merger into Parent Stock, no dividend or distribution with respect to shares shall be payable on or with respect to any fractional share and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. In lieu of any such fractional share of Parent Stock, Parent shall pay to each former shareholder of the Company who otherwise would be entitled to receive a fractional share of Parent Stock in respect of Company Shares that are to be converted in the Merger into Parent Stock an amount in cash (without interest) rounded to the nearest whole cent, determined by multiplying (i) the Closing Market Price by (ii) the fractional interest in a share of Parent Stock to which such holder would otherwise be entitled.

     (f) Each share of Parent Stock outstanding immediately prior to the Merger shall remain issued and outstanding.

     (g) Any shares of Company Stock owned by the Parent Companies and Treasury Shares shall be cancelled and retired at the Effective Time and shall cease to exist and no Parent Stock or other consideration shall be delivered in exchange therefor.

     (h) On or after the Effective Time, holders of certificates representing Company Shares (the "CERTIFICATES") immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, except the right to receive the Merger Consideration for each Company Share held by them.

     3.2 Election Procedure.

     (a) Each holder of Company Shares (other than holders of Company Shares to be cancelled as set forth in Section 3.1(g)) shall have the right to submit a request specifying that all of such holder's Company Shares shall be converted into the Parent Stock Consideration, into the Cash Consideration or into a combination of Cash Consideration and Parent Stock Consideration, without interest in the Merger in accordance with the following procedure:

          (i) Each holder of Company Stock may specify in a request made in accordance with the provisions of this Section 3.2 (herein called an "ELECTION") to:

             (A) convert each Company Share owned by such holder into the right to receive the Parent Stock Consideration in the Merger (a "STOCK ELECTION");

             (B) convert each Company Share owned by such holder into the right to receive the Cash Consideration in the Merger (a "CASH ELECTION"); or

             (C) convert all of the Company Shares owned by such holder into the right to receive the Merger Consideration in the ratio of fifty-five percent (55%) in the form of Cash Consideration and forty-five percent (45%) in the form of Parent Stock Consideration (a "CASH/STOCK ELECTION").

          (ii)

             (A) On a per Company Share basis within the Fixed Price Parent Stock Range, the value of the Merger Consideration on the Closing Date based on a Stock Election (assuming no proration thereof under Section 3.3) would be $33.00 in Parent Stock Consideration (using the Closing Market Price).

             (B) On a per Company Share basis within the Fixed Price Parent Stock Range, the value of the Merger Consideration on the Closing Date based on a Cash Election (assuming no proration thereof under Section 3.3) would be $33.00 in Cash Consideration.

             (C) On a per Company Share basis, within the Fixed Price Parent Stock Range, the value of the Merger Consideration on the Closing Date based on a Cash/Stock Election would be $18.15 in Cash Consideration and $14.85 in Parent Stock Consideration (using the Closing Market Price).

          (iii) A Form of Election (as defined in 3.2(b) below) shall be included with each copy of the Joint Proxy Statement (as defined in Section 6.9) mailed to shareholders of the Company in connection with the meeting of shareholders called to consider the approval of this Agreement. The Company shall use its reasonable best efforts to mail or otherwise make available the Form of Election to all persons who become record holders of Company Shares subsequent to the date of such mailing and prior to the Election Deadline (as defined in Section 3.2(d) below).

     (b) Parent shall prepare a form (the "FORM OF ELECTION"), which shall be in form and substance reasonably acceptable to the Company, pursuant to which each holder of Company Shares as of the Effective Time may make an Election and which shall be mailed to the Company's shareholders in accordance with Section 3.2(a) so as to permit the Company's shareholders to exercise their right to make an Election prior to the Election Deadline.

     (c) Holders of record of Company Shares who hold such shares as nominees, trustees, or in other representative capacities may submit multiple Forms of Election, provided that such representative certifies that each Form of Election covers all Shares held by such representative for a particular beneficial owner.

     (d) Reasonably promptly following the initial filing of the Joint Proxy Statement (as defined in Section 6.9 below) with the SEC, as contemplated in
Section 6.9 hereof, Parent shall appoint a bank or trust company reasonably acceptable to the Company as the person to receive Forms of Election and to act as exchange agent under this Agreement, which bank shall be acceptable to the Company (the "EXCHANGE AGENT"). Any Company shareholder's Election shall have been made properly only if the Exchange Agent shall have received, by the Election Deadline, a Form of Election properly completed and signed and accompanied by certificates for the Company Shares to which such Form of Election relates (or by an appropriate guarantee of delivery of such certificates, as set forth in such Form of Election, from a member of any registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States provided such certificates are in fact delivered to the

Exchange Agent by the time required in such guarantee of delivery). Failure to deliver Company Shares covered by such a guarantee of delivery within the time set forth on such guarantee shall be deemed to invalidate any otherwise properly made Election. As used herein, "ELECTION DEADLINE" means 5:00 p.m. Eastern Standard Time, on the tenth day after the Effective Time. In the event this Agreement shall have been terminated prior to the Effective Time, the Exchange Agent shall immediately return any Forms of Election and Certificates for Company Shares to the appropriate Company shareholders. Promptly after the Effective Time, Parent shall use reasonable best efforts to cause the Exchange Agent to mail to each holder of record as of the Effective Time a notice containing the conversion ratio.

     (e) Any Company shareholder may at any time prior to the Election Deadline change his Election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a revised Form of Election properly completed and signed.

     (f) Any Company shareholder may, at any time prior to the Election Deadline, revoke his Election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his certificates for Parent Stock, or of the guarantee of delivery of such certificates, previously deposited with the Exchange Agent. All Elections shall be revoked automatically if the Exchange Agent is notified in writing by Parent or the Company that this Agreement has been terminated. Any Company shareholder who shall have deposited certificates for Company Shares with the Exchange Agent shall have the right to withdraw such certificates by written notice received by the Exchange Agent prior to the Election Deadline and thereby revoke his Election as of the Election Deadline if the Merger shall not have been consummated prior thereto.

     (g) Parent shall have the right to make rules, not inconsistent with the terms of this Agreement, governing the validity of the Forms of Election, the manner and extent to which Elections are to be taken into account in making the determinations prescribed by Section 3.3, the issuance and delivery of certificates for Parent Stock into which Company Shares are converted in the Merger and the payment of cash for Company Shares converted into the right to receive the Cash Consideration in the Merger.

     3.3 Conversion of Outstanding Shares Into Parent Stock Consideration and Cash Consideration; Proration. The manner in which each Company Share (except Company Shares to be cancelled as set forth in Section 3.1(g)) shall be converted in the Merger into Parent Stock Consideration, Cash Consideration or a combination of Parent Stock Consideration and Cash Consideration shall be as set forth in this Section 3.3.

     (a) As is more fully set forth below, the aggregate number of Company Shares to be converted into the right to receive Cash Consideration in the Merger pursuant to this Agreement shall not exceed the product of (i) the number of Outstanding Shares and (ii) the Maximum Cash Percentage. "MAXIMUM CASH PERCENTAGE" shall mean fifty-five percent (55%). Each of the terms of this
Article 3 (specifically including the proration provisions set forth in Sections 3.3(d) and 3.3(f)) shall be interpreted in a manner to ensure that in no event shall either (A) the aggregate amount of the Cash Consideration received by the holders of Company Shares in the Merger exceed the Cash Consideration Cap, or
(B) the aggregate number of shares of Parent Stock received by the holders of Company Shares in the Merger exceed the Parent Stock Consideration Cap.

     (b) Subject to the provisions of Sections 3.3(d)-(g) below, in the event the Closing Market Price is less than the Floor Market Price, the Merger Consideration shall be calculated as follows:

          (i) On a per Company Share basis, the value of the Cash Consideration on the Closing Date based on the Cash/Stock Election, would be $18.15 and the value of the Parent Stock Consideration would be equal to the product of (A) the Conversion Ratio, (B) .45 and (C) the fair market value of the Parent Stock on the Closing Date.

          (ii) On a per Company Share basis, the value of the Parent Stock Consideration, based on a Stock Election (assuming no proration thereof under this Section 3.3), would be the product of (A) the Conversion Ratio and (B) the fair market value of the Parent Stock on the Closing Date; and

          (iii) On a per Company Share basis, the value of the Cash Consideration, based on a Cash Election (assuming no proration thereof under this Section 3.3), would be $33.00 in Cash Consideration.

     (c) If, based solely on the Stock Elections and Cash/Stock Elections (including those deemed to have been made pursuant to Section 3.3(g), the aggregate number of shares of Parent Stock that would otherwise be issued as Parent Stock Consideration would be equal to or less than the Parent Stock Consideration Cap, then each Company Share that the holder has elected to have converted into Parent Stock Consideration pursuant to a Stock Election or a Cash/Stock Election shall be converted into Parent Stock Consideration.

     (d) If, based solely on the Stock Elections and Cash/Stock Elections (including those deemed to have been made pursuant to Section 3.3(g)), the aggregate number of shares of Parent Stock that would otherwise be issued as Parent Stock Consideration would exceed the Parent Stock Consideration Cap, then the Company Shares for which conversion into Parent Stock Consideration has been requested pursuant to Stock Elections shall be converted into the right to receive Parent Stock Consideration and Cash Consideration as follows:

          (i) the number of Company Shares of each holder to be converted into the right to receive Parent Stock Consideration shall equal the product of
     (A) the number of Company Shares owned by such holder and (B) a fraction, the numerator of which will be an amount equal to the Parent Stock Consideration Cap MINUS the aggregate number of shares of Parent Stock to be issued to holders of Company Shares who have made (including those deemed to have done so pursuant to Section 3.3(g)) Cash/Stock Elections, and the denominator of which will be the Unadjusted Stock Election Number. "UNADJUSTED STOCK ELECTION NUMBER" shall mean the aggregate number of shares of Parent Stock that would be issued in the Merger in respect of Company Shares for which the holders thereof made Stock Elections, without taking into account the application of the proration provisions of this
     Section 3.3(d).

          (ii) Each Company Share covered by a Stock Election and not converted into the right to receive Parent Stock Consideration pursuant to clause (i) above shall be converted in the Merger into Cash Consideration.

     (e) If Cash Elections and Cash/Stock Elections request the conversion into Cash Consideration of a number of Company Shares less than the number constituting the Maximum Cash Percentage, each Company Share for which conversion into Cash Consideration has been requested shall be converted into the right to receive Cash Consideration.

     (f) If Cash Elections and Cash/Stock Elections (including those deemed to have been made pursuant to Section 3.3(g) below) request the conversion into Cash Consideration of a number of Company Shares that exceed the product of the Outstanding Shares multiplied by the Maximum Cash Percentage, the Company Shares for which conversion into Cash Consideration have been requested pursuant to a Cash Election shall be converted into the right to receive Cash Consideration and Parent Stock Consideration in the following manner:

          (i) The number of Company Shares of each holder to be converted into the right to receive Cash Consideration shall equal the product of (A) the number of Company Shares owned by such holder and (B) a fraction, the numerator of which will be an amount equal to the Cash Consideration Cap MINUS the aggregate amount of Cash Consideration to be paid to holders of Company Shares who have made (including those deemed to have done so pursuant to Section 3.3(g)) Cash/Stock Elections, and the denominator of which will be the Unadjusted Cash Election Amount. "UNADJUSTED CASH ELECTION AMOUNT" shall mean the aggregate amount of Cash Consideration paid in the Merger in respect of Company Shares for which the holders thereof made Cash Elections, without taking into account the application of the proration provisions of this Section 3.3(f).

          (ii) Each Company Share covered by a Cash Election and not converted into the right to receive Cash Consideration pursuant to clause (i) above shall be converted in the Merger into Parent Stock Consideration.

     (g) Each Non-Electing Company Share shall be converted in the Merger into Parent Stock Consideration and the Cash Consideration as if the holder thereof had made a Cash/Stock Election. "NON-ELECTING COMPANY SHARE" shall mean any Outstanding Share for which an Election is not in effect at the Election Deadline. If Parent shall determine that any Election is not properly made with respect to any Company Shares, such Election shall be deemed to be not in effect, and the Company Shares covered by such Election shall, for purposes hereof, be deemed to be Non-Electing Company Shares. Parent and the Exchange Agent shall have no obligation to notify any person of any defect in any Form of Election submitted to the Exchange Agent.

     (h) Subject to Section 3.3(a), the Exchange Agent shall make all computations contemplated by this Section 3.3 and all such computations shall be conclusive and binding on the holders of Company Shares absent manifest error.

     3.4 Conversion of Newco Shares. Each share of common stock, par value $.01, of Newco ("NEWCO COMMON STOCK") issued and outstanding immediately prior to the Effective Time shall be converted into one duly issued, validly authorized, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

     3.5 Exchange of Certificates.

     (a) As soon as practicable after the Effective Time, Parent shall deposit with the Exchange Agent, pursuant to an agreement in form and substance reasonably acceptable to Parent and the Company, an amount of cash and certificates representing the shares of Parent Stock required to effect the conversion of Company Shares into Parent Stock and cash in accordance with
Section 3.3.

     (b) As soon as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record as of the Effective Time of one or more Certificates in respect of which such holder failed to return a properly completed Form of Election in accordance with Section 3.2(d), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent), and (ii) instructions for effecting the surrender of the Certificates and receiving the Merger Consideration to which such holder shall be entitled pursuant to Section 3.1.

     (c) Upon surrender of a certificate for Company Shares for cancellation to the Exchange Agent, together with a proper Form of Election in accordance with
Section 3.2(d) or a duly executed letter of transmittal in accordance with
Section 3.5(b), as applicable, the holder of such certificate for Company Shares shall be entitled to receive in exchange therefor a certificate representing the number of shares of Parent Stock into which the Company Shares previously represented by such certificate are converted in accordance with Section 3.1, the cash to which such holder is entitled in accordance with Section 3.1, and/or the cash in lieu of fractional shares which such holder has the right to receive pursuant to Section 3.1(e) (such shares of Parent Stock and cash are collectively the "AGGREGATE CONSIDERATION"). Any cash to be received under this
Section 3.5(c) shall be in the form of a bank check. In the event that the Aggregate Consideration is to be delivered to any person in whose name the Certificate surrendered in exchange therefor is registered in the transfer records of the Company, the Aggregate Consideration may be delivered to a transferee if the certificate for the Company Shares is presented to the Exchange Agent, accompanied by all documents reasonably required to evidence and effect such transfer and by evidence reasonably satisfactory to the Exchange Agent that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by Section 3.2(d) or Section 3.5(b), each Certificate (other than a Certificate representing Company Shares to be canceled in accordance with
Section 3.1(g)) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Aggregate Consideration contemplated by this Section 3.1(c). No interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article III.

     (d) No dividends or distributions that have been declared, if any, will be paid to persons entitled to receive certificates for shares of Parent Stock until such persons surrender their Certificates at which time all such dividends and distributions shall be paid. In no event shall the persons entitled to receive such dividends be entitled to receive interest on such dividends. If any certificate for such Parent Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer taxes or other taxes required by reason of issuance in a name other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of Company Shares for any Parent Stock or dividends thereon delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     3.6 Intentionally Deleted.

     3.7 Intentionally Deleted.

     3.8 Missing Certificates.

     (a) If any holder of Company Shares convertible into the right to receive the Merger Consideration is unable to deliver the Certificate which represents such shares, the Exchange Agent shall deliver to such holder the Merger Consideration to which the holder is entitled for such shares upon presentation of the following:

          (i) evidence to the reasonable satisfaction of Parent that any such Certificate has been lost, wrongfully taken or destroyed;

          (ii) such security or indemnity as may be reasonably requested by the Parent to indemnify and hold harmless Parent and the Exchange Agent; and

          (iii) evidence satisfactory to Parent that such person is the owner of the shares theretofore represented by each Certificate claimed to be lost, wrongfully taken or destroyed and that the holder is the person who would be entitled to present such Certificate for payment pursuant to this Agreement.

     (b) Parent shall receive any remaining Cash Consideration and Parent Stock Consideration on deposit with the Exchange Agent on the date which is one year after the Effective Date and any shareholder of the Company who has not surrendered his Certificate(s) to the Exchange Agent prior to such time shall be entitled to receive the Merger Consideration without interest upon the surrender of such Certificate(s) to Parent, subject to applicable escheat or abandoned property laws.

     3.9 No Further Rights or Transfers; Cancellation of Treasury
Shares. Except for the surrender of the certificate(s) representing the Company Shares in exchange for the right to receive the Merger Consideration with respect to each Share at and after the Effective Time, each holder of Company Shares shall cease to have any rights as a shareholder of the Company, and no transfer of Company Shares shall thereafter be made on the stock transfer books of the Surviving Corporation. Each Share held in the Company's treasury immediately prior to the Effective Time shall, by virtue of the Merger, be canceled and retired and cease to exist without any conversion thereof.

     3.10 Stock Options. At the Effective Time, each option or other right to purchase shares of Company Common Stock pursuant to stock options (a "COMPANY OPTION"), whether granted by the Company under the 1999 Stock Option Plan (the "COMPANY OPTION PLAN") or any other plan or agreement, which is outstanding at the Effective Time, whether or not exercisable, shall be assumed by Parent and become rights with respect to Parent Stock ("PARENT OPTIONS"), the Company Option Plan or any such other plan or agreement which is outstanding at the Effective Time shall be assumed by Parent, and Parent shall assume each Option, in accordance with the terms of the Option Plan and stock option agreement by which it is evidenced, except that from and after the Effective Time, (i) Parent and its Compensation Committee shall be substituted for the Company and the Committee of the Company's Board of Directors (including, if applicable, the entire Board of Directors of the Company) administering such Option Plan, (ii) each Option assumed by Parent may be exercised solely for shares of Parent Stock, (iii) the number of shares of Parent Stock subject to such Option shall be equal to the number of Company Shares subject to such Option immediately prior to the Effective Time multiplied by the Conversion Ratio, (iv) the per share exercise price under each such Option shall be adjusted by dividing the per share exercise price under each such Option by the Conversion Ratio and rounding up any fraction of a cent to the nearest cent and (v) all Parent Options resulting from the assumption of the Company Option Plan pursuant to this
Section 3.10 shall be fully exercisable to the extent set forth in the applicable Company Option or Company Option Plan or as stipulated by the Company's Board of Directors pursuant to the applicable Company Option Plan. Notwithstanding the provisions of clause (iii) of the preceding sentence, Parent shall not be obligated to assume option obligations with respect to any fraction of a share of Parent Stock upon exercise of a Parent Option and any fraction of a share of Parent Stock that otherwise would be subject to a Parent Option shall represent the right to receive a cash payment upon exercise of such Parent Option equal to the product of such fraction and the difference between the market value of one share of Parent Stock at the time of exercise and the per share exercise price of such Option. Each of the Company and Parent agrees to take all necessary steps to effectuate the foregoing provisions of this Section 3.10, including using its reasonable efforts to obtain from each holder of an Option any consent or contract that may be deemed necessary or advisable in order to effect the transactions contemplated by this Section 3.10.

     3.11 Certain Company Actions. Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Company Shares (including derivative securities with respect to Company Shares) resulting from the transactions contemplated by Article III of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the No-Action Letter dated January 12, 1999 issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

     3.12 Withholding. The Exchange Agent or Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Shares such amounts as the Exchange Agent, Parent or the Surviving Corporation, as the case may be, is required to deduct and withhold with respect to such payment under the Code or any provisions of state, local or foreign tax law. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Shares in respect of which such deduction and withholding was made.

                                 ARTICLE IV --

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Parent and Newco as of November 21, 2001 and as of the Effective Time that:

     4.1 Corporate Organization and Qualification. Each of the Company and its Significant Subsidiaries (as defined in Section 9.10 below) is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated or the business conducted by it require such qualification, except where failure to so qualify or be in good standing would not have a Company Material Adverse Effect (as defined in Section 9.10 below) or materially adversely affect the consummation of the transactions contemplated hereby. Each of the Company and its subsidiaries has all requisite power and authority (corporate or otherwise) to own its properties and to carry on its business as it is now being conducted except where failure to have such power and authority would not have a Company Material Adverse Effect. The Company has heretofore made available to Parent complete and correct copies of its Amended and Restated Articles of Incorporation and Bylaws, each as amended.

     4.2 Capitalization. The authorized capital stock of the Company consists of 200,000,000 Company Shares of common stock, par value $1.00 per share (the "COMPANY COMMON STOCK"), of which, as of November 21, 2001, 8,077,413 shares were issued and outstanding, and 900,000 Company Shares of Convertible/Redeemable Preferred Stock, par value $65.00 per share (the "COMPANY PREFERRED STOCK"), of which, as of November 21, 2001, 74,243 shares were issued and outstanding. All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable, except as otherwise provided in Section 1524(c) of the PBCL. As of November 21, 2001, 143,250 shares of the Company Common Stock were reserved for issuance upon exercise of outstanding awards pursuant to the Option Plan and 8,077,413 shares of the Company Common Stock were reserved for issuance pursuant to the Rights Agreement. Except as set forth on Schedule 4.2, all outstanding shares of capital stock of the Company's subsidiaries are owned by the Company or a direct or indirect wholly owned subsidiary of the Company, free and clear of all liens, charges, encumbrances, claims and options of any nature. Except as set forth above and on Schedule 4.2 and except for the Company Rights, there are not, as of the date hereof, any outstanding or authorized options, warrants, calls, rights (including preemptive rights), commitments or any other agreements of any character to which the Company or any of its subsidiaries is a party, or by which they may be bound, requiring it to issue, transfer, sell, purchase, redeem or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of the Company or any of its subsidiaries. Except for the Voting Agreements, there are not as of the date hereof and there will not be at the Effective Time of the Merger any registration rights agreements, shareholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any Company Shares. There are no restrictions on the Company with respect to voting the stock of any of its subsidiaries.

     4.3 Authority Relative to This Agreement.

     (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of the Merger and this Agreement by holders of the Company Shares in accordance with the PBCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Newco, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

     (b) The Board of Directors has duly and validly approved and taken all corporate action required to be taken by the Board of Directors for the consummation of the transactions contemplated herein, including but not limited to all actions required to prevent the Company Rights from distributing or becoming exercisable pursuant to the Rights Agreement as a result of such transactions.

     4.4 Consents and Approvals; No Violation.

     (a) Neither the execution and delivery of this Agreement nor the consummation by the Company of the transactions contemplated hereby will:

          (i) conflict with or result in any breach of any provision of the respective Amended and Restated Articles of Incorporation or Bylaws, each as amended, of the Company or any of its subsidiaries;

          (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (A) in connection with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), (B) pursuant to the applicable requirements of the Exchange Act, (C) the filing of the articles of merger pursuant to the PBCL and appropriate documents with the relevant authorities of other states in which the Company or any of its subsidiaries is authorized to do business, (D) such filings and consents as may be required by the Federal Communications Commission (the "FCC") or the rules and regulations promulgated by the FCC (the "FCC RULES") and the Pennsylvania Public Utilities Commission (the "PPUC") or the rules and regulations promulgated by the PPUC (the "PPUC RULES"), (E) as may be required by any applicable state securities or "blue sky" laws or state takeover laws, (F) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, (G) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not individually or in the aggregate have a Company Material Adverse Effect or materially adversely affect the consummation of the transactions contemplated hereby, or (H) such filings, consents, approvals, orders, registrations and declarations as may be required as a result of the status or identity of Parent and/or Newco;

          (iii) except as set forth in Schedule 4.4(a)(iii), result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or lien or other charge or encumbrance) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which the Company or any of its subsidiaries or any of their assets may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or lien or other charge or encumbrance) as to which requisite waivers or consents have been obtained, or which individually or in the aggregate would not have a Company Material Adverse Effect; or

          (iv) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this Section 4.4 are duly and timely obtained or made and, with respect to the Merger, the approval of the Merger and this Agreement by the Company's shareholders has been obtained, violate any material order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its subsidiaries or to any of their respective assets.

     (b) The affirmative vote of a majority of the votes cast by holders of the outstanding Company Shares in favor of the approval and adoption of this Agreement at a meeting at which a quorum is present (the "COMPANY SHAREHOLDER APPROVAL") is the only vote of the holders of any class or series of the Company's or its subsidiaries' securities necessary to approve this Agreement, the Merger and the other transactions contemplated hereby.

     4.5 SEC Reports; Financial Statements.

     (a) The Company has filed all forms, reports and documents required to be filed by it with the SEC since January 1, 1996, pursuant to the federal securities laws and the SEC's rules and regulations thereunder, all of which, as of their respective dates, complied in all material respects with all applicable requirements of the Exchange Act (collectively, the "COMPANY SEC REPORTS"). None of the Company SEC Reports, including, without limitation, any financial statements or schedules included therein, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b) The consolidated balance sheets and the related consolidated statements of income and cash flows (including the related notes thereto) of the Company included in the Company SEC Reports, as of their respective dates, complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a basis consistent with prior periods (except as otherwise noted therein), and present fairly, in all material respects, the consolidated financial position of the Company and its consolidated subsidiaries as of their respective dates, and the consolidated results of their operations and their cash flows for the periods presented therein (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

     4.6 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports, as set forth in Schedule 4.6 to this Agreement or as contemplated by this Agreement, since December 31, 2000, there has not been (i) any Company Material Adverse Effect with respect to the Company and its subsidiaries; (ii) any declaration, setting aside or payment of any dividend (whether in cash, stock or property) with respect to any Company Shares; (iii)
(A) any granting by the Company or any of its subsidiaries to any officer of the Company or any of its subsidiaries of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements described in Schedule 6.8(c), (B) any granting by the Company or any of its subsidiaries to any such officer of any increase in severance or termination pay, except as was required under employment, severance or termination agreements listed in Schedule 6.8(c), true copies of which have been provided to Parent, or (C) any entry by the Company or any of its subsidiaries into any employment, severance or termination agreement with any such officer;
(iv) any amendment of any material term of any outstanding equity security of the Company or any subsidiary; (v) any repurchase, redemption or other acquisition by the Company or any subsidiary of any outstanding shares of capital stock or other equity securities of, or other ownership interests in, the Company or any subsidiary, except as contemplated by Company Benefit Plans (as defined in Section 4.10 below); (vi) any material damage, destruction or other property loss, whether or not covered by insurance; or (vii) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or business, except insofar as may have been required by a change in GAAP.

     4.7 Litigation. Schedule 4.7 accurately discloses in all material respects as of November 21, 2001 all actions, claims, suits, proceedings and governmental investigations pending or, to the knowledge of the Company, threatened, which
(i) are required to be disclosed therein by the Exchange Act or (ii) individually or in the aggregate are reasonably likely to have a Company Material Adverse Effect.

     4.8 Insurance. The Company maintains insurance coverage reasonably adequate for the operation of the business of the Company and each of its subsidiaries, and the transactions contemplated hereby will not materially adversely affect such coverage.

     4.9 Taxes.

     (a) Except as set forth on Schedule 4.9:

          (i) the Company and its subsidiaries are members of the affiliated group, within the meaning of Section 1504(a) of the Code, of which the Company is the common parent; such affiliated group files a consolidated federal income Tax Return (as defined below); and neither the Company, any of its subsidiaries, any of its former subsidiaries, nor any entity to whose liabilities the Company or any of its subsidiaries or any of its former subsidiaries has succeeded, has ever filed a consolidated federal income Tax Return with (or been included in a consolidated return of) a different affiliated group;

          (ii) each of the Company, its subsidiaries and its former subsidiaries has filed or caused to be filed all Tax Returns required to have been filed by or for it, and all information set forth in such Tax Returns is correct and complete in all material respects;

          (iii) each of the Company, its subsidiaries and its former subsidiaries has paid all Taxes due and payable by it;

          (iv) there are no unpaid Taxes due and payable by the Company, its subsidiaries or its former subsidiaries or by any other person that are or could become a lien on any asset of the Company, or otherwise materially adversely affect the business, properties or financial condition of the Company, any of its subsidiaries or any of its former subsidiaries;

          (v) each of the Company, its subsidiaries and its former subsidiaries is in material compliance with, and the records of each of them contain all information and documents (including, without limitation, properly completed IRS Forms W-9) necessary to comply with, all applicable Tax information reporting and Tax withholding requirements;

          (vi) each of the Company, its subsidiaries and its former subsidiaries has collected or withheld all amounts required to be collected or withheld by it for any Taxes, and all such amounts have been paid to the appropriate governmental agencies or set aside in appropriate accounts for future payment when due;

          (vii) the balance sheets and financial statements included in the Company SEC Reports fully and properly reflect, as of their dates, the liabilities of the Company and its subsidiaries and (insofar as the Company or any of its subsidiaries may be liable therefor) the former subsidiaries for all Taxes for all periods ending on or before such dates, and the books and records of the Company and its subsidiaries fully and properly reflect all liabilities for Taxes for all periods after December 31, 2000;

          (viii) none of the Company or its subsidiaries has granted (nor is any of them subject to) any waiver currently in effect of the period of limitations for the assessment of Tax, no unpaid Tax deficiency has been asserted against or with respect to any of the Company or its subsidiaries or (insofar as the Company or any of its subsidiaries may be liable therefor) the former subsidiaries by any taxing authority, and there is no pending examination, administrative or judicial proceeding, or deficiency or refund litigation, with respect to any Taxes of the Company or any of its subsidiaries or (insofar as the Company or any of its subsidiaries may be liable therefor) any of the former subsidiaries;

          (ix) none of the Company or its subsidiaries has made or entered into, or holds any asset subject to, a consent filed pursuant to Section 341(f) of the Code and the regulations thereunder or a "safe harbor lease" subject to former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended before the Tax Reform Act of 1984, and the regulations thereunder;

          (x) none of the Company or its subsidiaries is required to include in income any amount from an adjustment pursuant to Section 481 of the Code or the regulations thereunder or any similar provision of state law;

          (xi) none of the Company or its subsidiaries is a party to, or obligated under, any agreement or other arrangement providing for the payment of any amount that would be an "excess parachute payment" under
     Section 280G of the Code;

          (xii) there are no excess loss accounts or deferred intercompany gains with respect to any member of the affiliated group of which the Company is the common parent or any subgroup thereof;

          (xiii) neither the Company, any of its subsidiaries nor any of its former subsidiaries has distributed to its stockholders or security holders stock or securities of a controlled corporation in a transaction to which
     Section 355(a) of the Code applies; and

          (xiv) none of the Company or its subsidiaries is, or has been at any time within the last five years, a "United States real property holding corporation" for purposes of Section 897 of the Code.

     (b) Schedule 4.9 sets forth all Tax elections, consents and agreements made by or affecting any of the Company and its subsidiaries that will be in effect after the Closing Date, all material types of Taxes paid and Tax Returns filed by or on behalf of the Company and its subsidiaries, and all examinations, administrative or judicial proceedings, and litigation with respect to any Taxes of the Company, any of its subsidiaries or any of its former subsidiaries.

     (c) As used herein, "TAX" or "TAXES" shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, estimated, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental entity, domestic or foreign. As used herein, "TAX RETURN" shall mean any return, report, statement or information required to be filed with any governmental entity with respect to Taxes.

     4.10 Employee Benefit Plans; Labor Matters.

     (a) Schedule 4.10 contains a true and complete list of (A) all employee welfare benefit and employee pension benefit plans as defined in Sections 3(1) and 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including, but not limited to, plans that provide retirement income or result in a deferral of income by employees for periods extending to termination of employment or beyond, and plans that provide medical, surgical, or hospital care benefits or benefits in the event of sickness, accident, disability, death or unemployment and (B) all other material employee benefit agreements or arrangements, including without limitation deferred compensation plans, incentive plans, bonus plans or arrangements, stock option plans, stock purchase plans, stock award plans, golden parachute agreements, severance pay plans, dependent care plans, cafeteria plans, employee assistance programs, scholarship programs, employee discount programs, employment contracts, retention incentive agreements, noncompetition agreements, consulting agreements, confidentiality agreements, vacation policies, and other similar plans, agreements and arrangements that were in effect as of November 21, 2001, or were approved before that date but are not yet effective, for the benefit of any director, officer, employee or former employee (or any of their beneficiaries) of the Company or any of its subsidiaries (collectively, a "COMPANY BENEFICIARY"), or with respect to which the Company or any of its subsidiaries may have any liability ("COMPANY BENEFIT PLANS").

     (b) With respect to each Company Benefit Plan, the Company has heretofore delivered to Parent, as applicable, complete and correct copies of each of the following documents which the Company has prepared or has been required to prepare:

          (i) the Company Benefit Plans and any amendments thereto (or if a Company Benefit Plan is not a written agreement, a description thereof);

          (ii) the three most recent annual Form 5500 reports filed with the Internal Revenue Service (the "IRS");

          (iii) the most recent statement filed with the Department of Labor (the "DOL") pursuant to 29 U.S.C. sec. 2520.104-23;

          (iv) the three most recent annual Form 990 and 1041 reports filed with the IRS;

          (v) the three most recent actuarial reports;

          (vi) the three most recent reports prepared in accordance with Statement of Financial Accounting Standards No. 106;

          (vii) the most recent summary plan description and summaries of material modifications thereto;

          (viii) the trust agreement, group annuity contract or other funding agreement that provides for the funding of the Company Benefit Plan;

          (ix) the most recent financial statement;

          (x) the most recent determination letter received from the IRS; and

          (xi) any agreement pursuant to which the Company or any of its subsidiaries is obligated to indemnify any person.

     (c) All contributions and other payments required to have been made by the Company or any entity (whether or not incorporated) that is treated as a single employer with the Company under Section 414 of the Code (a "COMPANY ERISA AFFILIATE") with respect to any Company Benefit Plan (or to any person pursuant to the terms thereof) have been or will be timely made and all such amounts properly accrued through the date of the Company SEC Reports have been reflected therein.

     (d) The terms of all Company Benefit Plans that are intended to be "qualified" within the meaning of Section 401(a) of the Code have been determined by the IRS to be so qualified or the applicable remedial periods will not have ended prior to the Effective Time of the Merger. Except as disclosed in
Schedule 4.10, no event or condition exists or has occurred that could cause the IRS to disqualify any Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code. Except as disclosed in Schedule 4.10, with respect to each Company Benefit Plan, the Company and each Company ERISA Affiliate are in compliance in all material respects with, and each Company Benefit Plan and related source of benefit payment is and has been operated in compliance with, its terms, all applicable laws, rules and regulations governing such plan or source, including, without limitation, ERISA, the Code and applicable local law. To the knowledge of the Company, except as set forth in
Schedule 4.10, no Company Benefit Plan is subject to any ongoing audit, investigation, or other administrative proceeding of the IRS, the DOL, or any other federal, state, or local governmental entity or is scheduled to be subject to such an audit investigation or proceeding.

     (e) With respect to each Company Benefit Plan, to the knowledge of the Company, there exists no condition or set of circumstances that could subject the Company or any Company ERISA Affiliate to any liability arising under the Code, ERISA or any other applicable law (including, without limitation, any liability to or under any such plan or under any indemnity agreement to which the Company or any Company ERISA Affiliate is a party), which liability, excluding liability for benefit claims and funding obligations, each payable in the ordinary course, could reasonably be expected to have a Material Adverse Effect on the

Company. No claim, action or litigation has been made, commenced or, to the knowledge of the Company, threatened, by or against any Company Benefit Plan or the Company or any of its subsidiaries with respect to any Company Benefit Plan (other than for benefits in the ordinary course) that could reasonably be expected to have a Material Adverse Effect on the Company.

     (f) Except as disclosed in Schedule 4.10, no Company Benefit Plan that is a "welfare benefit plan" (within the meaning of Section 3(1) of ERISA) provides benefits for any retired or former employees (other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or other applicable state or local law that specifically mandates continued health coverage).

     (g) Except as disclosed in Schedule 4.10, the consummation or announcement of any transaction contemplated by this Agreement will not (either alone or in conjunction with another event, including termination of employment) result in
(i) any payment (whether of severance pay or otherwise) becoming due from the Company or any of its subsidiaries to any Company Beneficiary or to the trustee under any "rabbi trust" or similar arrangement, or (ii) any benefit under any Company Benefit Plan being established or increased, or becoming accelerated, vested or payable.

     (h) Except as described on Schedule 4.10, neither the Company nor any entity that was at any time during the six-year period ending on November 21, 2001 a Company ERISA Affiliate has ever maintained, had an obligation to contribute to, contributed to, or had any liability with respect to any plan that (A) is or was a pension plan (as defined in Section 3(2) of ERISA) that is or was subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA or (B) that is or was a multiemployer plan (as defined in Section 414(f) of the Code or Sections 3(37) or 4001(a)(31) of ERISA). With respect to each Company Benefit Plan subject to Section 412 of the Code or Section 302 of ERISA,
(i) each such Company Benefit Plan uses a funding method permissible under the Code and ERISA and the actuarial assumptions used in connection therewith are reasonable individually and in the aggregate, (ii) no such Company Benefit Plan has incurred an accumulated funding deficiency, whether or not waived, and (iii) except as otherwise disclosed on Schedule 4.10, as of the Effective Time, the fair market value of the assets of each such Company Benefit Plan will exceed or equal the "projected benefit obligation" (as defined in Statement of Financial Accounting Standard No. 87) and the "amount of unfunded benefit liabilities" as defined in Section 4001(a)(18) of ERISA is zero. With respect to each Company Benefit Plan that is or was subject to Title IV of ERISA, no such Company Benefit Plan has been terminated, no filing of a notice of intent to terminate such Company Benefit Plan has been made, and the PBGC has not initiated any proceeding to terminate any such Company Benefit Plan. To the knowledge of the Company, no event has occurred and there exists no condition or set of circumstances which presents a material risk that any Company Benefit Plan has or is likely to experience a partial termination. No assets of the Company or any of its subsidiaries are subject to any lien under Section 302 of ERISA or
Section 412 of the Code.

     (i) Except as otherwise provided in an applicable collective bargaining agreement, each Company Benefit Plan may be terminated or modified by the Company or Parent without material liability to the Company, Parent or any ERISA Affiliate of either.

     4.11 Environmental Laws and Regulations. When used in this Section 4.11 and Section 5.11:

     (a) "ENVIRONMENTAL LAWS" shall mean any and all federal, state or local laws, rules, orders, regulations, statutes, common law, ordinances, codes, decrees or requirements of any Governmental Authority regulating, relating to or imposing liability or standards of conduct concerning any Regulated Materials, environmental protection, or human health protection involving Regulated Materials as in effect as of the Effective Time of the Merger or at any time in the past;

     (b) "GOVERNMENTAL AUTHORITY" shall mean any federal, state, or local governmental body, department, agency or subdivision responsible for the due administration and/or enforcement of any Environmental Law.

     (c) "PERMITS" shall mean all governmental approvals, authorizations, registrations, permits and licenses, including those related to environmental quality and the emission, discharge, storage, handling, treatment, use, generation or transportation of Regulated Materials required by Environmental Laws or otherwise required for the Company to conduct its business.

     (d) "REGULATED MATERIALS" shall mean any pollutant, contaminant, hazardous material, hazardous waste, infectious medical waste, hazardous or toxic substance defined or regulated as such in or under any Environmental Law, including, without limitation, petroleum, crude oil or fractions thereof, petroleum products, waste or used oil, natural or synthetic gas, materials exhibiting the characteristics of ignitability, corrosivity, reactivity or extraction procedure toxicity, as such terms are defined in connection with hazardous materials or hazardous wastes or hazardous or toxic substances in any Environmental Law; and

     (e) "RELEASE" shall have the same meaning as provided in the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, sec. 101(22), 42 U.S.C. sec. 9601(22).

          (i) Except as set forth in Schedule 4.11, the Company is now in compliance in all material respects with all Environmental Laws, and has been in compliance with Environmental Laws. The conduct of the businesses of the Company or Parent, as applicable, does not violate or conflict with in any material respect any Environmental Laws.

          (ii) Except as set forth in Schedule 4.11, the Company has obtained all necessary Permits. The Permits are in full force and effect, and are being complied with in all material respects. The Permits are transferable and will remain in effect or will be replaced, renewed or transferred as appropriate immediately following the Closing. No other governmental authorizations are necessary for the day to day operations of the Company.

          (iii) Except as set forth in Schedule 4.11, (A) the Company has not received any formal complaint or notice from any Governmental Entity or any other person alleging any past or present violation of any Environmental Law in connection with the operation of its business that is currently unresolved, (B) as of the date hereof, to the knowledge of the Company, there is no investigative proceeding against the Company by any governmental authority in connection with the past or present operation of its business, and (C) there are no claims under any Environmental Law against the Company.

          (iv) Except as set forth in Schedule 4.11, the Company has not been subject to any administrative or judicial enforcement action pursuant to any Environmental Law either now or at any time during the past three years in connection with its business or the Company.

          (v) Except as set forth in Schedule 4.11, the Company is not subject to any remedial obligation or other response action under a currently issued and applicable administrative order, decree, or agreement pursuant to any Environmental Law.

          (vi) Except as set forth in Schedule 4.11, (A) no real property currently or formerly owned, leased, operated or used by the Company (including real property used for off-site disposal of any Regulated Material) is listed on any federal list of Superfund or National Priorities List sites or similar governmental lists, (B) to the Company's knowledge, there exist no circumstances that could result in any such property being listed on any federal list of Superfund or National Priorities List sites or similar governmental lists regarding waste sites at which there has been a Release or threatened Release of Regulated Materials, and (C) to the Company's knowledge, none of its real property has been used at any time by any person as a hazardous waste treatment, storage or disposal site.

          (vii) Except as set forth in Schedule 4.11, there are no (A) underground storage tanks (as defined under the Resource Conservation and Recovery Act or any equivalent Environmental Law), or (B) capacitors, transformers or other equipment or fixtures containing polychlorinated biphenyls ("PCBS") (other than light fixtures which contain PCBs), located in, at, under or on the real property owned or leased by the Company.

          (viii) Except as set forth in Schedule 4.11, there are no facts, actions, activities, circumstances, conditions, occurrences, events, liabilities, or incidents, including any Release, threatened Release, generation, use, treatment, storage, disposal, arranging for disposal, transportation, or the presence of Regulated Materials, that are likely to
     (A) result in any environmental liability, (B) prevent or interfere with the operation of the Company's business as it is currently being conducted, in compliance with all applicable Environmental Laws, (C) materially affect the assets, business or financial conditions of the

     Company, or (D) adversely impact or affect the use of any real property owned, operated, or leased by the Company.

          (ix) As of the Effective Time, the Company will have addressed those matters identified as items 2 and 3 of Schedule 4.11 in the manner contemplated therein.

     4.12 Intangible Property. The Company or a subsidiary of the Company is the owner of, or a licensee under a valid license for, all items of intangible property which are material to the business of the Company and its subsidiaries as currently conducted, taken as a whole, including, without limitation, trade names, unregistered trademarks and service marks, brand names, patents and copyrights. As of November 21, 2001, except as disclosed on Schedule 4.12, there were no claims pending or, to the Company's knowledge, threatened, that the Company or any subsidiary was in violation of any such intangible property rights of any third party which were reasonably likely to have a Company Material Adverse Effect.

     4.13 Compliance with Laws and Orders. Except with respect to the matters described in Sections 4.9, 4.10 and 4.11, neither the Company nor any subsidiary is in violation of or in default under any law, statute, rule or regulation having the effect of law of the United States or any state, county, city or other political subdivision thereof or of any government or regulatory authority ("LAWS") or writ, judgment, decree, injunction or similar order of any governmental or regulatory authority, in each case, whether preliminary or final (an "ORDER"), applicable to the Company or any Subsidiary or any of their respective assets and properties the effect of which, individually, or in the aggregate with other such violations and defaults, could reasonably be expected to have a Company Material Adverse Effect.

     4.14 Rights Agreement. Assuming the accuracy of Parent's and Newco's representations in Section 5.25 of this Agreement, neither the execution nor the delivery of this Agreement will result in a "DISTRIBUTION DATE" (as defined in the Company Rights Agreement). The Company has irrevocably taken all actions necessary to make the Company Rights inapplicable to the Merger and the transactions contemplated hereby.

     4.15 Certain Agreements. Except as set forth in Schedule 4.15, neither the Company nor any of its subsidiaries is a party to any oral or written agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Except as described in Schedule
4.15 or except for any such as would not result in a Company Material Adverse Effect, the transactions contemplated by this Agreement will not constitute a "change of control" under, require the consent from or the giving of notice to any third party pursuant to, or accelerate the vesting or repurchase rights under, the terms, conditions or provisions of any loan or Commitment Letter, note, bond, mortgage, indenture, license, or any material lease, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound. Except as set forth in Schedule 4.15, there are no amounts payable by the Company or its subsidiaries to any officers of the Company or its subsidiaries (in their capacity as officers) as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination.

     4.16 Brokers and Finders. Except for the fees and expenses payable to Legg Mason Wood Walker, Incorporated, which fees and expenses are reflected in its agreement with the Company, a true and correct copy of which has been furnished to Parent, the Company has not employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or other fee or commission in connection with this Agreement or the transactions contemplated hereby.

     4.17 Opinion of Financial Advisor. The Company has received the opinion of Legg Mason Wood Walker, Incorporated, dated as of November 19, 2001, to the effect that, as of such date, the Merger Consideration to be received by the shareholders of the Company pursuant to the Merger is fair to such shareholders from a financial point of view.

     4.18 Accuracy of Information Furnished. No representation, statement, or information made or furnished by the Company to Parent or any of Parent's representatives, including those contained in this Agreement and the various Schedules attached hereto and the other information and statements referred to herein and previously furnished by the Company, contains or shall contain any untrue statement of a material fact or omits or shall omit any material fact necessary to make the information contained therein not misleading. The Company has provided Parent with true, accurate and complete copies of all documents listed or described in the various Schedules attached hereto.

     4.19 Equity Investments. Except as set forth in Schedule 4.19, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any Person. Schedule 4.19 contains a complete and accurate list of the Company's direct and indirect subsidiaries.

     4.20 No Default. Except as set forth in Schedule 4.20, neither the Company nor any of its subsidiaries is in material breach, default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (i) its Articles of Incorporation or Bylaws (or similar governing documents), or (ii) any Law applicable to Company or its subsidiaries or any of their respective properties or assets.

     4.21 Material Contracts. Schedule 4.21 lists all written or oral contracts, agreements, leases, instruments or legally binding contractual commitments ("CONTRACTS") that are of a type described below (collectively, the "COMPANY MATERIAL CONTRACTS"):

          (a) any Contract with a customer of the Company or its subsidiaries or with any entity that purchases goods or services from the Company or its subsidiaries for consideration paid to the Company or its subsidiaries of $100,000 or more in any fiscal year;

          (b) any Contract for capital expenditures or the acquisition or construction of fixed assets in excess of $100,000;

          (c) any Contract for the purchase or lease of goods or services (including without limitation, equipment, materials, software, hardware, supplies, merchandise, parts or other property, assets or services), requiring aggregate future payments in excess of $100,000, other than standard inventory purchase orders executed in the ordinary course of business;

          (d) any Contract relating to the borrowing of money or guaranty of indebtedness;

          (e) any collective bargaining or other arrangement with any labor union;

          (f) any Contract granting a first refusal, first offer or similar preferential right to purchase or acquire any of the Company's capital stock or assets;

          (g) any Contract limiting, restricting or prohibiting the Company from conducting business anywhere in the United States or elsewhere in the world or any Contract limiting the freedom of the Company to engage in any line of business or to compete with any other Person;

          (h) any joint venture or partnership Contract;

          (i) any Contracts requiring future payments of $100,000 or more; and

          (j) any written employment Contract, severance agreement or other similar binding agreement or policy with any employee.

The Company has delivered to Parent a true and complete copy of each written Company Material Contract (and a written description of each oral Company Material Contract), including all amendments or other modifications thereto. Except as set forth in Schedule 4.21, each Company Material Contract is a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject only to bankruptcy, reorganization, receivership or other laws affecting creditors' rights generally and general principles of equity (whether applied in an action at law or in equity). Except as set forth in Schedule 4.21, the Company is in compliance with all obligations required to be performed by it under the Company Material Contracts, and the Company is not and, to the knowledge of the Company, no other party to a Company Material Contract is, in breach or default thereunder in any material respect. Immediately upon the effectiveness of the Original Agreement, the Company's August 20, 2001 agreement to sell its wireless operations to VoiceStream automatically terminated (without the payment of any fee or any other consideration), and the Company has no further obligation to VoiceStream or any other person in connection with the transactions contemplated by such terminated agreement.

     4.22 State Takeover Statutes; Anti-Takeover Provisions. The Company has taken all actions with respect to any anti-takeover provisions of the Company's Bylaws or Articles of Incorporation or applicable provisions of the PBCL necessary to enter into and consummate the Merger on the terms set forth in this Agreement.

     4.23 Transactions With Affiliates. Except as set forth in Schedule 4.23, or as contemplated by this Agreement, since December 31, 2000, the Company has not, in the ordinary course of business or otherwise, purchased, leased or otherwise acquired any material property or assets or obtained any material services from, or sold, leased or otherwise disposed of any material property or assets or provided any material services to (except with respect to remuneration for services rendered as a director, officer or employee of the Company in the ordinary course), (i) any employee of the Company, (ii) any shareholder of the Company, (iii) any person, firm or corporation that directly or indirectly controls, is controlled by or is under common control with the Company, or (iv) any member of the immediate family of any of the foregoing persons (collectively, "COMPANY AFFILIATES"). Except as set forth in Schedule 4.23, (a) the Company's Material Contracts do not include any obligation or commitment between the Company and any Company Affiliate, (b) the assets of the Company do not include any receivable or other obligation or commitment from a Company Affiliate to the Company and (c) the liabilities reflected on the Company SEC Reports do not include any obligation or commitment to any Company Affiliate.

     4.24 Licenses. All licenses issued by the FCC and any applicable state agencies (the "LICENSES") required for the operation of the business of the Company and its subsidiaries are set forth in Schedule 4.24 and are in full force and effect and there are no pending modifications, amendments or revocation proceedings which would materially adversely affect the operations of the Company. All material fees due and payable to governmental authorities pursuant to the rules governing the Licenses have been paid and no event has occurred with respect to the Licenses held by the Company which, with the giving of notice or the lapse of time or both, would constitute grounds for revocation thereof. The Company is in compliance in all material respects with the terms of the Licenses, as applicable, and there is no condition, event or occurrence existing, nor is there any proceeding being conducted of which the Company has received notice, nor, to the Company's knowledge, is there any proceeding threatened, by any governmental entity, including the PPUC or the FCC, which would cause the termination, suspension, cancellation or nonrenewal of any of the Licenses, or the imposition of any penalty or fine by any regulatory authority.

     4.25 Information Supplied. None of the information supplied or to be supplied by the Company for inclusion in (i) the Registration Statement (as defined in Section 6.9) will, at the time the Registration Statement is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act of 1933, as amended (the "SECURITIES ACT") contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Joint Proxy Statement will, at the date the Joint Proxy Statement is first mailed to the Company's and Parent's shareholders and at the time of the Company Shareholders Meeting (as defined in Section 6.10 below) and Parent's Shareholders Meeting (as defined in Section 6.10 below), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement, as it relates to the Company Shareholders Meeting, will comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent for inclusion or incorporation by reference therein.

     4.26 Title to and Condition of Assets.

     (a) Each of the Company and its subsidiaries has good title to, or valid leasehold interests in, all its material properties and assets, except for minor defects in title, easements, restrictive covenants and similar encumbrances or impediments that, in the aggregate do not and will not materially interfere with its ability to conduct its business as currently conducted. Except as set forth in Schedule 4.26, all such assets and properties, other than assets and properties in which the Company or any of the subsidiaries has leasehold interests, are free and clear of all liens, pledges, security interests, charges, claims, rights of third parties and other encumbrances of any kind or nature ("LIENS"), and except for minor Liens, that, in the aggregate, do not and will not materially interfere with the ability of the Company or any of its subsidiaries to conduct business as currently conducted or as reasonably expected to be conducted.

     (b) Each of the Company and each of its subsidiaries has complied in all material respects with the terms of all leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. Each of the Company and each of its subsidiaries enjoys peaceful and undisturbed possession under all such leases.

     (c) Except as set forth in Schedule 4.26, to the knowledge of the Company, the buildings and premises of the Company and each of its subsidiaries that are used in its business are in adequate operating condition and in a state of adequate maintenance and repair, normal wear and tear excepted, are adequate for the purpose for which they are currently being used, and have access to adequate utility services necessary for the conduct of the business. All items of operating equipment of the Company and its subsidiaries are in adequate operating condition and in a state of reasonable maintenance and repair, ordinary wear and tear excepted.

     4.27 Undisclosed Liabilities and Commitments.  Except as set forth in
Schedule 4.27, at the date of the most recent Company SEC Report, neither the Company nor any of its subsidiaries had, and since such date neither the Company nor any of such subsidiaries has incurred (except in the ordinary course of business consistent with past practice), any liabilities, commitments or obligations of any nature (whether accrued, absolute, contingent or otherwise), required by GAAP to be set forth on a financial statement or in the notes thereto or which, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect.

     4.28 Tax Representation Letter. If the Merger were to become effective as of the date hereof, the Company could execute a Tax Representation Letter substantially in the form of Exhibit F.

                                  ARTICLE V --

               REPRESENTATIONS AND WARRANTIES OF PARENT AND NEWCO

     Each of Parent and Newco represent and warrant jointly and severally to the Company as of November 21, 2001 and as of the Effective Time that:

     5.1 Corporate Organization and Qualification. Each of Parent and its Significant Subsidiaries and Newco is an entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization, as applicable, and is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where the failure to so qualify or be in such good standing would not have a Parent Material Adverse Effect or adversely affect the consummation of the transactions contemplated hereby. Each of Parent and its Significant Subsidiaries has all requisite power and authority (corporate or otherwise) to own its properties and to carry on its business as it is now being conducted except where failure to have such power and authority would not have a Parent Material Adverse Effect or materially adversely affect the consummation of the transactions contemplated hereby. Parent and Newco have heretofore made available to the Company complete and correct copies of their respective Articles of Incorporation and Bylaws, each as amended.

     5.2 Capitalization. The authorized capital stock of Parent consists of (a) 30,000,000 Shares of common stock, par value $0.16 per share (the "PARENT COMMON STOCK"), of which, as of November 21, 2001,

7,350,838 shares were issued and outstanding. All of the outstanding shares of capital stock of Parent have been duly authorized and validly issued and are fully paid and nonassessable. As of June 30, 2001, 525,000 shares of Parent Common Stock were reserved for issuance under Parent's 1999 Long Term Incentive Plan, 256,064 shares of Parent Common Stock were reserved for issuance under Parent's Employee Stock Purchase Plan, 284,454 shares of Parent Common Stock were reserved for issuance under Parent's 2000 Employee Stock Purchase Plan, 175,713 shares of Parent Common Stock were reserved for issuance under Parent's Dividend Reinvestment and Stock Purchase Plan and 13,960 shares of Parent Common Stock were reserved for issuance under Parent's Stock Compensation Plan for Non-Employee Directors. Except as set forth on Schedule 5.2, all outstanding shares of capital stock of Parent's subsidiaries are owned by Parent or a direct or indirect wholly owned subsidiary of Parent, free and clear of all liens, charges, encumbrances, claims and options of any nature. Except as set forth above and on Schedule 5.2, there are not, as of the date hereof, any outstanding or authorized options, warrants, calls, rights (including preemptive rights), commitments or any other agreements of any character to which Parent or any of its subsidiaries is a party, or by which they may be bound, requiring it to issue, transfer, sell, purchase, redeem or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of Parent or any of its subsidiaries. Except for the Voting Agreements and as set forth on Schedule 5.2, there are not as of the date hereof and there will not be at the Effective Time of the Merger any registration rights agreements, shareholder agreements, voting trusts or other agreements or understandings to which Parent is a party or by which it is bound relating to the voting of any shares of Parent capital stock. There are no restrictions on Parent with respect to voting the stock of any of its subsidiaries. The shares of Parent Common Stock to be issued to shareholders of the Company will be duly authorized, validly issued, fully paid and nonassessable.

     5.3 Authority Relative to This Agreement. Each of Parent and Newco has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by Parent and Newco of the transactions contemplated hereby have been duly and validly authorized by the respective Boards of Directors of Parent and Newco and by Parent as sole shareholder of Newco, and no other corporate proceedings on the part of Parent and Newco are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Newco and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of each of Parent and Newco, enforceable against each of them in accordance with its terms, except that such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

     5.4 Consents and Approvals; No Violation.

     (a) Neither the execution and delivery of this Agreement by Parent or Newco nor the consummation by Parent and Newco of the transactions contemplated hereby will:

          (i) conflict with or result in any breach of any provision of the Articles of Incorporation or the Bylaws, as amended, respectively, of Parent or Newco;

          (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (A) in connection with the applicable requirements of the HSR Act,
     (B) pursuant to the applicable requirements of the Exchange Act, (C) the filing of the articles of merger pursuant to the PBCL and appropriate documents with the relevant authorities of other states in which Parent is authorized to do business, (D) such filings and consents as may be required by the FCC or the FCC Rules and the PPUC or the PPUC Rules, (E) as may be required by any applicable state securities or "blue sky" laws or state takeover laws, (F) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, (G) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not individually or in the aggregate have a Parent Material Adverse Effect or materially adversely affect the consummation of the transactions contemplated hereby or (H) such filings, consents, approvals, orders, registrations and declarations as may be required as a result of the status or identity of the Company;

          (iii) except as set forth in Schedule 5.4(a)(iii), result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or lien or other charge or encumbrance) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which Parent or any of its Significant Subsidiaries may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or lien or other charge or encumbrance) as to which requisite waivers or consents have been obtained or which individually or in the aggregate would not have a Parent Material Adverse Effect; or

          (iv) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this Section 5.4 are duly and timely obtained or made, and, with respect to this Agreement, the approval by Parent's Shareholders has been obtained, violate any material order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its subsidiaries or to any of their respective assets.

     (b) The affirmative vote of a majority of the voting power of the outstanding shares of Parent's voting capital stock in favor of the issuance of shares of Parent capital stock in connection with the Merger ("PARENT SHAREHOLDER APPROVAL") is the only vote of the holders of any class or series of Parent's or its subsidiaries' securities necessary to approve this Agreement and the transactions contemplated hereby.

     5.5 SEC Reports; Financial Statements.

     (a) Parent has filed all forms, reports and documents required to be filed by it with the SEC since January 1, 1998 pursuant to the federal securities laws and the SEC rules and regulations thereunder, all of which as of their respective dates complied in all material respects with all applicable requirements of the Exchange Act (collectively, the "PARENT SEC REPORTS"). None of the Parent SEC Reports, including, without limitation, any financial statements or schedules included therein, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b) The consolidated balance sheets and the related consolidated statements of operations, shareholders' equity and cash flows (including the related notes thereto) of Parent included in the Parent SEC Reports, as of their respective dates, complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods (except as otherwise noted therein), and present fairly, in all material respects, the consolidated financial position of Parent and its consolidated subsidiaries as of their respective dates, and the consolidated results of their operations and their cash flows for the periods presented therein (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

     5.6 Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Reports, as set forth in Schedule 5.6 to this Agreement or as contemplated by this Agreement, since December 31, 2000, there has not been (i) any Parent Material Adverse Effect with respect to Parent and its subsidiaries;
(ii) any declaration, setting aside or payment of any dividend (whether in cash, stock or property) with respect to any Parent Stock; (iii) any amendment of any material term of any outstanding equity security of Parent or any subsidiary;
(iv) any repurchase, redemption or other acquisition by Parent or any subsidiary of any outstanding shares of capital stock or other equity securities of, or other ownership interests in, Parent or any subsidiary, except as contemplated by Parent Benefit Plans (as defined in Section 5.10 herein); (v) any material damage, destruction or other property loss, whether or not covered by insurance; or (vi) any change in accounting methods, principles or practices by Parent materially affecting its assets, liabilities or business, except insofar as may have been required by a change in GAAP.

     5.7 Litigation. Schedule 5.7 accurately discloses in all material respects as of November 21, 2001 all actions, claims, suits, proceedings and governmental investigations pending or, to the knowledge of Parent or Newco, threatened, which (i) are required to be disclosed therein by the Exchange Act or (ii) individually or in the aggregate are reasonably likely to have a Company Material Adverse Effect.

     5.8 Insurance. Parent maintains insurance coverage reasonably adequate for the operation of the business of Parent and each of its subsidiaries, and the transactions contemplated hereby will not materially adversely affect such coverage.

     5.9 Taxes.  Except as set forth on Schedule 5.9:

          (a) both Parent and Newco, their subsidiaries and their former subsidiaries have filed or caused to be filed all Tax Returns required to have been filed by or for them, and all information set forth in such Tax Returns is correct and complete in all material respects;

          (b) both Parent and Newco, their subsidiaries and their former subsidiaries have paid all Taxes due and payable by each;

          (c) the balance sheets and financial statements included in the Parent SEC Reports fully and properly reflect, as of their dates, the liabilities of Parent and Newco and their subsidiaries and (insofar as Parent or Newco or any of their subsidiaries may be liable therefor) the former subsidiaries for all Taxes for all periods ending on or before such dates, and the books and records of Parent and Newco and their subsidiaries fully and properly reflect all liabilities for Taxes for all periods after December 31, 2000;

          (d) none of Parent or Newco or their subsidiaries have granted (nor is any of them subject to) any waiver currently in effect of the period of limitations for the assessment of Tax, no unpaid Tax deficiency has been asserted against or with respect to any of Parent or Newco or their subsidiaries or (insofar as Parent and Newco or any of their subsidiaries may be liable therefor) the former subsidiaries by any taxing authority, and there is no pending examination, administrative or judicial proceeding, or deficiency or refund litigation, with respect to any Taxes of Parent and Newco or any of their subsidiaries or (insofar as Parent and Newco or any of their subsidiaries may be liable therefor) any of the former subsidiaries.

     5.10 Employee Benefit Plans; Labor Matters.

     (a) Schedule 5.10 contains a true and complete list of (i) all employee welfare benefit and employee pension benefit plans as defined in Sections 3(1) and 3(2) of ERISA, including, but not limited to, plans that provide retirement income or result in a deferral of income by employees for periods extending to termination of employment or beyond, and plans that provide medical, surgical, or hospital care benefits or benefits in the event of sickness, accident, disability, death or unemployment and (ii) all other material employee benefit agreements or arrangements, including without limitation deferred compensation plans, incentive plans, bonus plans or arrangements, stock option plans, stock purchase plans, stock award plans, golden parachute agreements, severance pay plans, dependent care plans, cafeteria plans, employee assistance programs, scholarship programs, employee discount programs, employment contracts, retention incentive agreements, noncompetition agreements, consulting agreements, confidentiality agreements, vacation policies, and other similar plans, agreements and arrangements that were in effect as of November 21, 2001, or were approved before that date but are not yet effective, for the benefit of any director, officer, employee or former employee (or any of their beneficiaries) of Parent or Newco or any of their subsidiaries (collectively, a "PARENT BENEFICIARY"), or with respect to which Parent or Newco or any of their subsidiaries may have any liability ("PARENT BENEFIT PLANS").

     (b) With respect to each Parent Benefit Plan, Parent has heretofore delivered to the Company, as applicable, complete and correct copies of each of the following documents which Parent has prepared or has been required to prepare:

          (i) the Parent Benefit Plans and any amendments thereto (or if a Parent Benefit Plan is not a written agreement, a description thereof);

          (ii) the three most recent annual Form 5500 reports filed with the IRS;

          (iii) the most recent statement filed with the DOL pursuant to 29 U.S.C. sec. 2520.104-23;

          (iv) the three most recent annual Form 990 and 1041 reports filed with the IRS;

          (v) the three most recent actuarial reports;

          (vi) the three most recent reports prepared in accordance with Statement of Financial Accounting Standards No. 106;

          (vii) the most recent summary plan description and summaries of material modifications thereto;

          (viii) the trust agreement, group annuity contract or other funding agreement that provides for the funding of the Parent Benefit Plan;

          (ix) the most recent financial statement;

          (x) the most recent determination letter received from the IRS; and

          (xi) any agreement pursuant to which Parent or any of its subsidiaries is obligated to indemnify any person.

     (c) All contributions and other payments required to have been made by Parent or Newco or any entity (whether or not incorporated) that is treated as a single employer with Parent or Newco under Section 414 of the Code (a "PARENT ERISA AFFILIATE") with respect to any Parent Benefit Plan (or to any person pursuant to the terms thereof) have been or will be timely made and all such amounts properly accrued through the date of the Parent SEC Reports have been reflected therein.

     (d) The terms of all Parent Benefit Plans that are intended to be "qualified" within the meaning of Section 401(a) of the Code have been determined by the IRS to be so qualified or the applicable remedial periods will not have ended prior to the Effective Time of the Merger. Except as disclosed in
Schedule 5.10, no event or condition exists or has occurred that could cause the IRS to disqualify any Parent Benefit Plan that is intended to be qualified under
Section 401(a) of the Code. Except as disclosed in Schedule 5.10, with respect to each Parent Benefit Plan, Parent and Newco and each Parent ERISA Affiliate are in compliance in all material respects with, and each Parent Benefit Plan and related source of benefit payment is and has been operated in compliance with, its terms, all applicable laws, rules and regulations governing such plan or source, including, without limitation, ERISA, the Code and applicable local law. To the knowledge of Parent or Newco, except as set forth in Schedule 5.10, no Parent Benefit Plan is subject to any ongoing audit, investigation, or other administrative proceeding of the IRS, the DOL, or any other federal, state, or local governmental entity or is scheduled to be subject to such an audit investigation or proceeding.

     (e) With respect to each Parent Benefit Plan, to the knowledge of Parent and Newco, there exists no condition or set of circumstances that could subject Parent or Newco or any Parent ERISA Affiliate to any liability arising under the Code, ERISA or any other applicable law (including, without limitation, any liability to or under any such plan or under any indemnity agreement to which Parent or Newco or any Parent ERISA Affiliate is a party), which liability, excluding liability for benefit claims and funding obligations, each payable in the ordinary course, could reasonably be expected to have a Material Adverse Effect on Parent or Newco. No claim, action or litigation has been made, commenced or, to the knowledge of Parent or Newco, threatened, by or against any Parent Benefit Plan or Parent or Newco or any of its subsidiaries with respect to any Parent Benefit Plan (other than for benefits in the ordinary course) that could reasonably be expected to have a Material Adverse Effect on Parent or Newco.

     (f) Except as disclosed in Schedule 5.10, no Parent Benefit Plan that is a "welfare benefit plan" (within the meaning of Section 3(1) of ERISA) provides benefits for any retired or former employees (other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or other applicable state or local law that specifically mandates continued health coverage).

     (g) Except as disclosed in Schedule 5.10, the consummation or announcement of any transaction contemplated by this Agreement will not (either alone or in conjunction with another event, including termination of employment) result in
(i) any payment (whether of severance pay or otherwise) becoming due from Parent or Newco or any of their subsidiaries to any Parent Beneficiary or to the trustee under any "rabbi trust" or similar arrangement, or (ii) any benefit under any Parent Benefit Plan being established or increased, or becoming accelerated, vested or payable.

     (h) Except as disclosed in Schedule 5.10, neither Parent nor Newco nor any entity that was at any time during the six-year period ending on November 21, 2001 a Parent ERISA Affiliate has ever maintained, had an obligation to contribute to, contributed to, or had any liability with respect to any plan that (i) is or was a pension plan (as defined in Section 3(2) of ERISA) that is or was subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA or (ii) that is or was a multiemployer plan (as defined in Sections 414(f) of the Code or 3(37) or 4001(a)(31) of ERISA).

     5.11 Environmental Laws and Regulations. Except as set forth in Schedule 5.11, Parent and Newco are in compliance in all material respects with all Environmental Laws. The conduct of the businesses of Parent and Newco do not violate or conflict with, in any material respect, any Environmental Laws.

     5.12 Compliance with Laws and Orders. Except with respect to the matters described in Sections 5.9, 5.10 and 5.11, neither Parent nor Newco nor any subsidiary is in violation of or in default under any Law or Order, applicable to Parent or Newco or any subsidiary or any of their respective assets and properties the effect of which, individually or in the aggregate with other such violations and defaults could not reasonably be expected to have a Parent Material Adverse Effect.

     5.13 Intentionally Deleted

     5.14 Certain Agreements. Except as set forth in Schedule 5.14, neither Parent nor Newco nor any of their subsidiaries are a party to any oral or written agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Except as described in Schedule 5.14 or except for any such as would not result in a Parent Material Adverse Effect, the transactions contemplated by this Agreement will not constitute a "change of control" under, require the consent from or the giving of notice to any third party pursuant to, or accelerate the vesting or repurchase rights under, the terms, conditions or provisions of any loan or Commitment Letter, note, bond, mortgage, indenture, license, or any material lease, contract, agreement or other instrument or obligation to which Parent or Newco or any of their subsidiaries is a party or by which any of them or any of their properties or assets may be bound. Except as set forth in Schedule 5.14, there are no amounts payable by Parent or Newco or their subsidiaries to any officers of Parent or Newco or their subsidiaries (in their capacity as officers) as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination.

     5.15 Brokers and Finders. Except for the fees and expenses payable to Jefferies & Company, Inc. which fees and expenses are reflected in its agreement with Parent, a true and correct copy of which has been furnished to the Company, Parent has not employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or other fee or commission in connection with this Agreement or the transactions contemplated hereby.

     5.16 Opinion of Financial Advisor. Parent has received the opinion of Jefferies & Company, Inc., dated as of November 21, 2001, to the effect that, as of such date, the Merger Consideration is fair to Parent from a financial point of view.

     5.17 Accuracy of Information Furnished. No representation, statement, or information made or furnished by the Company to Parent or any of Parent's representatives, including those contained in this Agreement and the various Schedules attached hereto and the other information and statements referred to herein and previously furnished by the Company, contains or shall contain any untrue statement of a material fact or omits or shall omit any material fact necessary to make the information contained therein not misleading. Parent has provided the Company with true, accurate and complete copies of all documents listed or described in the various Schedules attached hereto.

     5.18 No Default. Except as set forth in Schedule 5.18, neither Parent nor any of its subsidiaries is in material breach, default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (a) its Articles of Incorporation or Bylaws (or similar governing documents),
(b) any Law applicable to Parent or its subsidiaries or any of their respective properties or assets or (c) any material contract.

     5.19 Transactions With Affiliates. Except as set forth in Schedule 5.19, or as contemplated by this Agreement, since December 31, 2000, Parent has not, in the ordinary course of business or otherwise, purchased, leased or otherwise acquired any material property or assets or obtained any material services from, or sold, leased or otherwise disposed of any material property or assets or provided any material services to (except with respect to remuneration for services rendered as a director, officer or employee of Parent in the ordinary course), (a) any employee of Parent, (b) any shareholder of Parent, (c) any Person, firm or corporation that directly or indirectly controls, is controlled by or is under common control with Parent, or (d) any member of the immediate family of any of the foregoing persons (collectively, "PARENT AFFILIATES"). Except as set forth in Schedule 5.19, (i) Parent's Material Contracts do not include any obligation or commitment between Parent and any Parent Affiliate,
(ii) the assets of Parent do not include any receivable or other obligation or commitment from a Parent Affiliate to Parent and (iii) the liabilities reflected on Parent SEC Reports do not include any obligation or commitment to any Parent Affiliate.

     5.20 Licenses. All Licenses required for the operation of the business of Parent and its subsidiaries are in full force and effect and there are no pending modifications, amendments or revocation proceedings which would materially adversely affect the operations of Parent. All material fees due and payable to governmental authorities pursuant to the rules governing the Licenses have been paid and no event has occurred with respect to the Licenses held by Parent which, with the giving of notice or the lapse of time or both, would constitute grounds for revocation thereof. Parent is in compliance in all material respects with the terms of the Licenses, as applicable, and there is no condition, event or occurrence existing, nor is there any proceeding being conducted of which Parent has received notice, nor, to Parent's knowledge, is there any proceeding threatened, by any governmental entity, including the PPUC or the FCC, which would cause the termination, suspension, cancellation or nonrenewal of any of the Licenses, or the imposition of any penalty or fine by any regulatory authority.

     5.21 Information Supplied. None of the information supplied or to be supplied by Parent for inclusion in (a) the Registration Statement will, at the time the Registration Statement is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (b) the Joint Proxy Statement will, at the date the Joint Proxy Statement is first mailed to the Company's and Parent's shareholders and at the time of the Company Shareholders Meeting and Parent's Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement, as it relates to the Parent Shareholders Meeting, will comply as to form in all material respects with the applicable requirements of the Exchange Act, and the rules and regulations thereunder, except that no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.

     5.22 Title to and Condition of Assets.

     (a) Each of Parent and its subsidiaries has good title to, or valid leasehold interests in, all its material properties and assets, except for minor defects in title, easements, restrictive covenants and similar encumbrances or impediments that, in the aggregate, do not and will not materially interfere with its ability to conduct its business as currently conducted. Except as set forth in Schedule 5.22, all such assets and properties, other than assets and properties in which Parent or any of the subsidiaries has leasehold interests, are free and clear of all Liens, and except for minor Liens, that, in the aggregate, do not and will not materially interfere with the ability of Parent or any of its subsidiaries to conduct business as currently conducted or as reasonably expected to be conducted.

     (b) Each of Parent and each of its subsidiaries has complied in all material respects with the terms of all leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. Each of Parent and each of its subsidiaries enjoys peaceful and undisturbed possession under all such leases.

     (c) Except as set forth in Schedule 5.22, to the knowledge of Parent, the buildings and premises of Parent and each of its subsidiaries that are used in its business are in adequate operating condition and in a state of adequate maintenance and repair, normal wear and tear excepted, and are adequate for the purpose for which they are currently being used, have access to adequate utility services necessary for the conduct of the business. All items of operating equipment of Parent and its subsidiaries are in adequate operating condition and in a state of reasonable maintenance and repair, ordinary wear and tear excepted.

     5.23 Undisclosed Liabilities and Commitments.  Except as set forth in
Schedule 5.23, at the date of the most recent Parent SEC Report, neither Parent nor any of its subsidiaries had, and since such date neither Parent nor any of such subsidiaries has incurred (except in the ordinary course of business consistent with past practice), any liabilities, commitments or obligations of any nature (whether accrued, absolute, contingent or otherwise), required by GAAP to be set forth on a financial statement or in the notes thereto or which, individually or in the aggregate, could reasonably be expected to have a Parent Material Adverse Effect.

     5.24 Financing; VoiceStream Wireless Agreement; Dividend Policy.

     (a) Parent has provided to the Company a copy of the binding Co-Bank Commitment Letter in the form of Exhibit B attached hereto, including all exhibits, schedules or amendments thereto. The Co-Bank Commitment Letter is effective and has not been withdrawn or modified. To the knowledge of Parent, the conditions set forth in the Co-Bank Commitment Letter (including commitment fees) will be able to be satisfied prior to the Effective Time and Parent or Newco will have available at the Effective Time all funds necessary to consummate the Merger, the Agreement and the other transactions contemplated hereby. Parent shall keep the Company reasonably informed of the status of its financing for the Merger in a timely manner.

     (b) The VoiceStream Wireless Agreement is effective and has not been modified or terminated. To the knowledge of Parent, the conditions to closing set forth in the VoiceStream Wireless Agreement will be able to be satisfied prior to the Effective Time. Parent shall keep the Company reasonably informed with respect to the status of the VoiceStream Wireless Agreement in a timely manner.

     (c) Parent has no present intention to alter its present dividend policy with respect to the Parent Stock.

     5.25 Share Ownership. Neither Parent, Newco nor any of their affiliates beneficially owns, directly or indirectly, more than twenty percent (20%) of the Company Shares.

     5.26 Interim Operations of Newco. Newco was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

     5.27 Tax Representation Letter. If the Merger were to become effective as of the date hereof, Parent could execute a Tax Representation Letter substantially in the form of Exhibit G.

                                 ARTICLE VI --

                      ADDITIONAL COVENANTS AND AGREEMENTS

     6.1 Conduct of Business of the Company. The Company agrees that during the period from November 21, 2001 to the Effective Time (unless Parent shall otherwise agree in writing and except as otherwise contemplated by this Agreement), the Company will, and will cause each of its subsidiaries to, conduct its operations according to its ordinary and usual course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organizations, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise permitted in this Agreement, as set forth in Schedule 6.1 or as set forth in the Company's 2001 operating and capital budget as submitted in writing to Parent prior to the date hereof (or as otherwise set forth with respect to such budget in Schedule 6.1) (and, if applicable, the Company's 2002 operating and capital budget as approved by Parent, in its reasonable discretion) prior to the Effective Time, neither the Company nor any of its subsidiaries will, without the prior written consent of Parent:

          (a) except for shares to be issued or delivered pursuant to the Company Option Plan with respect to options or commitments outstanding on November 21, 2001, issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (i) any additional shares of capital stock of any class (including the Company Shares), or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock, or (ii) any other securities in respect of, in lieu of, or in substitution for, Company Shares outstanding on the date hereof;

          (b) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding Company Shares; provided, however, that the Company may in its discretion redeem the outstanding Company Rights at any time;

          (c) split, combine, subdivide or reclassify any Company Shares or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any Company Shares or otherwise make any payments to shareholders in their capacity as such, other than the declaration and payment of regular quarterly cash dividends not in excess of $0.21 per share per quarter and except for dividends by a wholly owned subsidiary of the Company to the Company;

          (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries not constituting an inactive subsidiary (other than the Merger);

          (e) adopt any amendments to its Articles of Incorporation or Bylaws or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any subsidiary not constituting an inactive subsidiary of the Company;

          (f) except in accordance with the Asset Acquisition Agreement among the Company (and certain of its affiliates) and Mountain Union Telecom, LLC dated March 15, 2001 (as in effect on the date hereof, with any modifications, amendments or waivers as Parent may agree in writing), make any material divestiture or acquisition, by means of merger, consolidation or otherwise, or material disposition, of assets or securities;

          (g) other than as set forth in the Company's 2002 capital and operating budget, incur any indebtedness for borrowed money or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any wholly owned subsidiary of the Company;

          (h) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing;

          (i) grant any increases in the compensation of any of its directors, officers or employees, except in the ordinary course of business and in accordance with past practice;

          (j) pay or agree to pay any pension, retirement allowance or other employee benefit not required or contemplated by any of the existing benefit, severance, termination, pension or employment plans, agreements or arrangements as in effect on the date hereof;

          (k) except as set forth on Schedule 6.1(k), enter into any new or materially amend any existing employment or severance or termination agreement with any director, officer or employee;

          (l) except as may be required to comply with applicable law, become obligated under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, severance plan, benefit arrangement, or similar plan or arrangement, which was not in existence on the date hereof, or amend any such plan or arrangement in existence on the date hereof if such amendment would have the effect of materially enhancing any benefits thereunder;

          (m) make or agree to make any capital expenditures or material commitments;

          (n) neither the Company nor any executive officer or director of the Company or any Subsidiary nor any shareholder of the Company who may be deemed to be an "affiliate" (as that term is defined for purposes of Rules 145 and 405 promulgated by the SEC under the Securities Act) of the Company shall purchase or sell or submit a bid to purchase or an offer to sell directly or indirectly any shares of Parent Common Stock or any options rights or other securities convertible into shares of Parent Common Stock during the Price Determination Period; or

          (o) take any action or fail to take any action which could reasonably be expected to result in a breach of any representation, warranty or covenant hereunder.

     6.2 Conduct of Business of Parent.

     (a) Parent agrees that during the period from November 21, 2001 to the Effective Time (unless the Company shall otherwise agree in writing and except as otherwise contemplated by this Agreement), Parent will, and will cause each of its Subsidiaries to conduct its operations according to its ordinary and usual course of business consistent with past practice. Without limiting the generality of the foregoing, and except as otherwise permitted in this Agreement, as set forth in Schedule 6.2 or as set forth in Parent's 2001 operating budget as submitted in writing to the Company prior to the date hereof (and, if applicable, Parent's 2002 operating and capital budget), prior to the Effective Time, neither Parent nor any of its Subsidiaries will, without the prior written consent of the Company:

          (i) (A) enter into an agreement to effect, or effecting, a change of control with respect to Parent, (B) alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or organization of Parent or any Subsidiary, (C) adopt any amendments to its Articles of Incorporation or Bylaws which would alter the terms of the Parent Common Stock, (D) enter into any transaction, or series of transactions, whereby Parent, directly or indirectly, acquires another company (whether through merger, purchase of stock, acquisition of all or substantially all of the assets of another company or otherwise) if the company being acquired would qualify as a Significant Subsidiary; or (E) enter into any agreement relating to a transaction which would require the approval of its shareholders under the PBCL or the listing standards of Nasdaq;

          (ii) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Parent or of its Subsidiaries (other than with respect to the Merger);

          (iii) adopt any amendments to its Articles of Incorporation or otherwise alter its capital structure;

          (iv) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investments in, any other person, other than to Parent or any wholly owned subsidiary of Parent;

          (v) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; or

          (vi) take any action or fail to take any action which could reasonably be expected to result in a breach of any representation, warranty or covenant hereunder.

     (b) In addition, during the period from November 21, 2001 until the Effective Time:

          (i) Parent shall not amend the Co-Bank Commitment Letter or the VoiceStream Wireless Agreement in any material respect and shall use its best efforts to do or cause to be done all things necessary or appropriate on its part in order to fulfill the conditions precedent set forth in the Co-Bank Commitment Letter and the VoiceStream Wireless Agreement and to consummate the transactions contemplated by the Co-Bank Commitment Letter and the VoiceStream Wireless Agreement;

          (ii) Parent shall maintain its current dividend policy; and

          (iii) Neither Parent nor any Subsidiary, nor any executive officer or director of Parent or any Subsidiary, nor any shareholder of Parent who may be deemed to be an "affiliate" (as that term is defined for purposes of Rules 145 and 405 promulgated by the SEC under the Securities Act) of Parent shall purchase or sell on Nasdaq, or submit a bid to purchase or an offer to sell on Nasdaq, directly or indirectly, any shares of Parent Common Stock or any options, rights or other securities convertible into shares of Parent Common Stock during the Price Determination Period.

     6.3 No Solicitation of Transactions.

     (a) The Company agrees that, as of November 21, 2001, it has, and has caused each officer, director or employee of, or any investment banker, attorney or other advisor or representative of the Company or any subsidiary (the "COMPANY REPRESENTATIVES"), to immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Third Party (as defined below) conducted heretofore with respect to any Competing Transaction (as defined below). The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any Company Representatives to
(i) solicit or initiate, encourage, or facilitate, directly or indirectly, any inquiries relating to, or the submission of, any proposal or offer, whether in writing or otherwise, from any person other than Parent, Newco or any affiliates thereof (a "THIRD PARTY") to acquire beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of all or more than 5% of the assets of the Company and its subsidiaries, taken as a whole, or 5% or more of any class of equity securities of the Company pursuant to a merger, consolidation or other business combination, sale of shares of stock, sale of assets, tender offer, exchange offer or similar transaction or series of related transactions, which is structured to permit such Third Party to acquire beneficial ownership of more than 5% of the assets of the Company and its Subsidiaries, taken as a whole, or 5% or more of any class of equity securities of the Company (a "COMPETING TRANSACTION"); (ii) participate in any discussions or negotiations regarding, or furnish to any person any information or data with respect to or access to the properties of, or take any other action to knowingly facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction; or waive the provisions of any "standstill" or similar agreement; or (iii) enter into any agreement with respect to any Competing Transaction, approve or recommend or resolve to approve or recommend any Competing Transaction or enter into any agreement requiring it to abandon, terminate or fail to consummate the Merger and the other transactions contemplated by this Agreement.

     Notwithstanding the foregoing sentence, if the Company receives a bona fide, unsolicited, written proposal or offer for a Competing Transaction by a Third Party, which the Board of Directors determines in good faith (after consulting the Board of Directors' independent financial advisor) (A) will result in terms which are more favorable from a financial point of view to the holders of Company Shares than the Merger and the other transactions contemplated by this Agreement and, after consultation with counsel, determines that failure to take such action may result in a breach of its fiduciary duties under applicable laws; and (B) is reasonably capable of being consummated (provided that the Company, including the Board of Directors, and any of its advisors shall be permitted to contact such Third Party and its advisors solely for the purpose of clarifying the proposal and any material contingencies and the capability of consummation) and (C) is subject to a confidentiality agreement with such Third Party on terms no less favorable to the Company, in all material respects, than the confidentiality agreement with Parent (each if amended or restated a "SUPERIOR COMPETING TRANSACTION"), then the Company may, in response to an unsolicited request therefor and subject to compliance with
Section 6.2(b), furnish information with respect to the Company and its subsidiaries to and participate in discussions and negotiations directly or through its representatives with, such Third Party, provided that the Company shall have delivered to Parent prior written notice that it intends to take such action.

     The Board of Directors of the Company shall be permitted to withhold, withdraw or modify in a manner adverse to Parent, its recommendation to the holders of the Company Shares, but only if (i) such Third Party submits an unsolicited Competing Transaction that the Board of Directors believes, in its good faith judgment, is reasonably likely to result in a Superior Competing Transaction and after consultation with counsel, determines that failure to take such action may result in a breach of fiduciary duties under applicable law and
(ii) the Company shall have delivered to Parent prior written notice that it intends to take such action, including therein the identity of such Third Party and the terms and conditions of such Superior Competing Transaction. The Company, its officers, directors, advisors, and representatives shall immediately cease all activities, discussions and negotiations, if any, with any person conducted prior to the date hereof. Nothing contained in this Agreement shall prevent the Board of Directors from complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act.

     (b) The Company shall promptly advise Parent orally and in writing of (i) any Competing Transaction or any inquiry with respect to or which could reasonably be expected to lead to any Competing Transaction received by any officer or director of the Company or, to the knowledge of the Company, any financial advisor, attorney or other advisor or representative of the Company;
(ii) the identity of the Third Party submitting such Competing Transactions or making such inquiry; and (iii) the material terms and conditions of such Competing Transaction. The Company will keep Parent reasonably informed on a current basis of the status and details of any such Competing Transaction (including amendments and proposed amendments) proposal or inquiry in a timely manner.

     6.4 Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable efforts to obtain all necessary or appropriate waivers, consents and approvals, to effect all necessary registrations, filings and submissions (including, but not limited to, (a) the Registration Statement (which shall be filed as soon as reasonably practicable after the date of this Agreement), filings under the HSR Act and any other submissions requested by the PPUC, FCC, Federal Trade Commission or Department of Justice and (b) such filings, consents, approvals, orders, registrations and declarations as may be required under the laws of any foreign country in which the Company or any of its subsidiaries conducts any business or owns any assets) and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible), subject, however, to the requisite votes of the shareholders of any or all of the Company, Newco and Parent. Notwithstanding the foregoing, the Company shall not be obligated to use its reasonable efforts or take any action pursuant to this Section 6.4 if in the good faith opinion of the Board of Directors in accordance with Section 6.3(a) after consultation with its counsel such actions might be inconsistent with its fiduciary duties to the Company's shareholders under applicable law.

     6.5 Access to Information. Upon reasonable notice, each party shall (and shall cause each of its subsidiaries to) afford to officers, employees, counsel, accountants and other authorized representatives of such party ("REPRESENTATIVES"), in order to evaluate the transactions contemplated by this Agreement, reasonable access, during normal business hours and upon reasonable notice throughout the period prior to the Effective Time, to its properties, books and records and, during such period, shall (and shall cause each of its subsidiaries to) furnish or make available reasonably promptly to such Representatives all information concerning its business, properties and personnel as may reasonably be requested. Each party agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.5 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. The confidentiality agreements, dated May 15, 2001 and October 24, 2001, respectively (the "CONFIDENTIALITY AGREEMENTS"), by and between the Company and Parent shall apply with respect to information furnished by each party, its subsidiaries and its Representatives to the other hereunder.

     6.6 Publicity. The parties will consult with each other and will mutually agree upon any press releases or public announcements pertaining to the Merger and shall not issue any such press releases or make any such public announcements prior to such consultation and agreement, except as may be required by applicable law or by obligations pursuant to any agreement with any national securities exchange or automated quotation system, in which case the party proposing to issue such press release or make such public announcement shall consult in good faith with the other party before issuing any such press releases or making any such public announcements.

     6.7 Indemnification of Directors and Officers.

     (a) In the event of any threatened or actual claim, action, suit, demand, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, demand, proceeding or investigation in which any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer, employee, fiduciary or agent of the Company or any subsidiary of the Company (the "INDEMNIFIED PARTIES") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer, employee, fiduciary or agent of the Company or any subsidiary of the Company, or is or was serving at the request of the Company or any subsidiary of the Company as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise or (ii) the negotiation, execution or performance of this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their commercially reasonable efforts to defend against and respond thereto. It is understood and agreed that the Company shall indemnify and hold harmless, and after the Effective Time, Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, indemnify and hold harmless, as and to the full extent permitted by applicable Law, each Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys' fees and expenses), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, demand, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, demand, proceeding or investigation (whether asserted or arising before or after the Effective Time), (A) the Company, and after the Effective Time, Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, promptly pay expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the full extent permitted by law, subject to the provision by such Indemnified Party of an undertaking to reimburse the amounts so advanced in the event of a final non-appealable determination by a court of competent jurisdiction that such Indemnified Party is not entitled to such amounts, (B) the Indemnified Parties may retain one counsel satisfactory to them (except in case of a conflict of interest among two or more Indemnified Parties, in which case more than one counsel may be retained), and the Company, and after the Effective Time, Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, pay all reasonable fees and expenses of such counsel for the Indemnified Parties within 30 days after statements therefor are received and (C) the Company and the Surviving Corporation will, and Parent will cause the Surviving Corporation to, use their commercially reasonable efforts to assist in the defense of any such matter; provided that neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); and provided further, that the Surviving Corporation shall have no obligation hereunder to any Indemnified Party when and if, but only to the extent that, a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim indemnification under this Section 6.7, upon learning of any such claim, action, suit, demand, proceeding or investigation, shall notify the Company and, after the Effective Time, the Surviving Corporation, thereof, provided, that the failure to so notify shall not affect the obligations of the Company and the Surviving Corporation except to the extent such failure to notify materially prejudices such party.

     (b) Parent and Newco agree that all rights to indemnification existing in favor of, and all exculpations and limitations of the personal liability of, the directors, officers, employees and agents of the Company and the subsidiaries of the Company in the Articles of Incorporation and Bylaws of the Company as in effect as of the date hereof with respect to matters occurring at or prior to the Effective Time, including the Merger, shall continue in full force and effect for a period of not less than six years from the Effective Time; provided, however, that all rights to indemnification in respect of any claims (each, a "CLAIM") asserted or made within such period shall continue until the disposition of such Claim. For a period of six years after the Effective

Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, cause to be maintained in effect the existing directors' and officers' liability insurance and fiduciary insurance policies with an amount of coverage not less than 100% of the amount of existing coverage, or policies that are no less favorable to the Indemnified Parties, and with an amount of coverage not less than 100% of the amount of existing coverage, than the policies which are currently maintained by the Company, with respect to claims arising from facts or events which occurred at or before the Effective Time, so long as such policies are available for an annual premium which is no more than 200% of the current annual premium for the existing policies; provided that if such policies are not available for an annual premium of no more than 200% of the current annual premium, then policies in an amount and scope as great as can be obtained for an annual premium of 200% of the current annual premium shall be obtained.

     (c) This Section 6.7 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and shall be binding on all successors and assigns of Parent, the Company and the Surviving Corporation. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 6.7.

     (d) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys a majority of its properties and assets to any person or entity, then, and in each such case, proper provision shall be made so that the successors, assigns and transferees of the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 6.7.

     (e) To the extent permitted by law, all rights of indemnification for the benefit of any Indemnified Party shall be mandatory rather than permissive.

     6.8 Employees.

     (a) Following the Effective Time, (i) Parent shall cause the Surviving Corporation and its successors: (A) to satisfy each of the agreements and arrangements (the "EMPLOYMENT OBLIGATIONS") described in subsection (c) below with respect to the employees (the "CONTRACT EMPLOYEES") subject to such agreements and arrangements, (B) use its commercially reasonable efforts to retain each present full-time employee of the Company at such employee's current position with such current responsibilities (or, if offered to, and accepted by, an employee, a position for which the employee is qualified with the Surviving Corporation or Parent at a salary commensurate with the position), (C) pay compensation to each person who was employed as of the Effective Time and who continues to be employed by the Surviving Corporation or Parent on and after the Effective Time, that is at least equal to the aggregate compensation that such person was receiving from the Company prior to the Effective Time (unless there is a material change in the duties and responsibilities of such employee), (ii) in the event that Parent continues or causes the Surviving Corporation to continue to employ officers or employees of the Company as of the Effective Time, the Surviving Corporation or Parent or their successors shall employ such persons on the Effective Time who are not Contract Employees as "at will" employees, (iii) officers and employees of the Company who continue employment with the Surviving Corporation or Parent or their successors after the Effective Time and who are Contract Employees will be employed pursuant to the terms and conditions of their respective Employment Obligations, and (iv) in the event the Surviving Corporation or Parent or their successors do not employ, or terminate the employment (other than as a result of unsatisfactory performance of their respective duties or for cause) of any officers or employees of the Company as of the Effective Time who are not Contract Employees, Parent shall or shall cause the Surviving Corporation or their successors to pay the following severance benefits to such employees: a minimum of 2 weeks' salary, with an additional one week for each year of service, with a maximum of 26 weeks' salary.

     (b) Following the Effective Time, Parent agrees (i) to provide employee benefit plans, programs, arrangements and policies for the benefit of current retired employees and current retired non-employee directors (each as of the date hereof) of the Company and its subsidiaries that in the aggregate are no less favorable to such retired employees and retired non-employee directors than the Company Plans and (ii) to allow future retired non-employee directors (including any spouse or surviving spouse thereof) to participate in an applicable health and welfare plan, provided that all expenses associated with such participation shall be the sole responsibility of such retired non-employee directors (or, as applicable, a spouse or surviving spouse thereof). For a period of two (2) years following the Effective Time, Parent agrees to provide employee benefit plans, programs, arrangements and policies for the benefit of employees and future retired employees (i.e., employees who retire after the date hereof) of the Company and its subsidiaries that in the aggregate are no less favorable to such employees and future retired employees than the Company Plans. In the case of benefit plans and programs under which benefits are paid or determined by reference to the value of Company Shares, Parent agrees that such benefits shall be paid or determined by reference to the value of shares of common stock of Parent in an equitable manner. All service credited to each employee and retired employee by the Company through the Effective Time shall be recognized by Parent for purposes of eligibility and vesting (but not benefit accruals) under the Parent Benefit Plans. Without limiting the foregoing, Parent shall not treat any Company employee as a "new" employee or retired employee for purposes of any pre-existing condition exclusions, waiting periods, evidence of insurability requirements or similar provision under any health or other welfare plan, and will use commercially reasonable efforts to make appropriate arrangements with its insurance carrier(s), to the extent applicable, to ensure such result.

     (c) Parent and the Surviving Corporation hereby agree to honor (without modification) and assume the employment agreements, executive termination agreements and individual benefit arrangements listed on Schedule 6.8(c) (except to the extent that such agreements have been waived prior to the Effective
Time), all as in effect at the Effective Time.

     6.9 Registration Statement; Joint Proxy Statement.

     (a) As promptly as practicable after the execution of this Agreement, (i) Parent and the Company shall prepare and file with the SEC a Joint Proxy Statement (the "JOINT PROXY STATEMENT"), and (ii) Parent shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the "REGISTRATION STATEMENT") in which the Joint Proxy Statement shall be included as a prospectus in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued to the shareholders of the Company pursuant to the Merger. Parent and the Company shall each use all commercially reasonable efforts to cause the Registration Statement to become effective as promptly as practicable, and, prior to the effective date of the Registration Statement, Parent shall take all or any action required under any applicable federal or state securities laws in connection with the issuance of shares of Parent Common Stock pursuant to the Merger. In connection with the preparation of the Registration Statement and Joint Proxy Statement, the Company shall furnish all information concerning the Company as Parent may reasonably request, and Parent shall furnish all information concerning Parent as the Company may reasonably request. As promptly as practicable after the Registration Statement shall have become effective, each of Parent and the Company shall mail the Joint Proxy Statement to its respective shareholders.

     (b) Subject to Section 6.3, the Joint Proxy Statement shall include the unanimous recommendation of the Board of Directors of the Company to the shareholders of the Company in favor of Company Shareholder Approval; notwithstanding anything to the contrary in this Agreement, the Board of Directors of the Company may withhold, withdraw, modify or amend its recommendation if in the good faith opinion of the Board of Directors, arrived at in accordance with the provisions of Section 6.3(a), after consultation with counsel, such recommendation might be inconsistent with its fiduciary duties to the Company's shareholders under applicable law; and any such withholding, withdrawal, modification or amendment shall not constitute a breach of this Agreement.

     (c) The Joint Proxy Statement shall include the unanimous recommendation of the Board of Directors of Parent to the shareholders of Parent in favor of Parent Shareholder Approval.

     (d) Except as may be required by law, no amendment or supplement to the Joint Proxy Statement or the Registration Statement will be made by Parent or the Company without the approval of the other party, which will not be unreasonably withheld or delayed. Parent and the Company each will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, any request by the SEC for amendment of the Joint Proxy Statement or the Registration Statement or comments thereon or requests for additional information by the SEC.

     (e) Parent shall promptly prepare and submit to the Nasdaq a listing application covering the shares of Parent Common Stock issuable in the Merger, and shall use commercially reasonable efforts to obtain, prior to the Effective Time of the Merger, approval for the listing of such Parent Common Stock, subject to official notice of issuance, and the Company shall cooperate with Parent with respect to such listing.

     6.10 Shareholders' Approvals.

     (a) The Company, acting through its Board of Directors, shall, in accordance with the provisions of this Agreement, the PBCL, any other applicable law and its Articles of Incorporation and Bylaws, promptly and duly call, give notice of, and convene and hold as soon as practicable following the date upon which the Registration Statement becomes effective the meeting of the Company's shareholders (the "COMPANY SHAREHOLDERS MEETING") for the purpose of obtaining the Company Shareholder Approval.

     (b) Parent, acting through its Board of Directors, shall, in accordance with the provisions of this Agreement, the PBCL, any other applicable law and its Articles of Incorporation and Bylaws, promptly and duly call, give notice of, and convene and hold as soon as practicable following the date upon which the Registration Statement becomes effective the meeting of Parent's shareholders (the "PARENT SHAREHOLDERS MEETING," together with any Company Shareholders Meeting, the "SHAREHOLDERS MEETINGS") for the purpose of obtaining the Parent Shareholder Approval.

     (c) Parent and the Company shall use commercially reasonable efforts to solicit from their respective shareholders proxies in favor of such approvals, and shall take all other action necessary or advisable to secure the vote or consent of shareholders required by the PBCL or the Nasdaq, as applicable, to obtain such approvals, in accordance with the provisions of this Agreement unless, in the good faith opinion of the Company's Board of Directors, arrived at in accordance with the provisions of Section 6.3(a), after consultation with its counsel, obtaining such approvals might be inconsistent with its fiduciary duties to the Company's shareholders under applicable law.

     6.11 Tax Matters. The parties acknowledge their respective desire to structure the Merger to constitute a reorganization within the meaning of
Section 368(a) of the Code. Parent and the Company will use their reasonable good faith efforts to achieve such tax treatment. If based upon the Reorganization Assumption, the fair market value (determined as of the Effective
Time) of the Stock Consideration provided in the Merger would be at least 40% of the fair market value of the total consideration received by the holders of the Company Shares pursuant to the Merger, Parent shall (subject to the satisfaction of the conditions to the issuance of the Tax Opinion (defined below) in the immediately following sentence) deliver to the Company an opinion of Morgan, Lewis & Bockius LLP, special counsel to Parent, (or such other tax counsel reasonably agreed to by the parties) in the form attached hereto as Exhibit "E" (the "TAX OPINION") to the effect that, for federal income tax purposes: (a) the Merger will be a reorganization within the meaning of Section 368(a) of the Code; (b) neither the Company, Parent nor Newco will recognize any gain or loss upon consummation of the Merger; (c) a Company shareholder will not recognize any gain or loss upon the exchange of Company Shares solely for shares of Parent Stock in the Merger; (d) a Company shareholder who receives cash and shares of Parent Stock in exchange for Company Shares in the Merger will recognize any gain realized (including any gain treated as a dividend) up to the amount of cash received, but will not recognize any loss; and (e) a Company shareholder who receives cash in lieu of a fractional share of Parent Stock would recognize gain or loss with respect to the receipt of such cash. The issuance of the Tax Opinion shall be conditioned on (i) the reasonable opinion of such tax counsel (or other tax counsel reasonably agreed to by the parties) that the Tax Opinion can be given and (ii) the receipt by such tax counsel of representation letters from each of the Company, Parent, and Newco, in each case, in form and substance reasonably satisfactory to Morgan, Lewis & Bockius LLP. The specific provisions of each such representation letter shall be in form and substance reasonably satisfactory to such tax counsel, and each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect. Each of the Company and Parent covenant and agree to use reasonable best efforts to provide such representation letters in substantially the same form as Exhibit F and G. For purposes of this Agreement the term

"REORGANIZATION ASSUMPTION" shall mean the following assumption: the fair market value of Parent Common Stock as of the Effective Time is equal to the closing price of Parent Common Stock on Nasdaq at the end of the trading day immediately preceding the Effective Time of the Merger.

     6.12 Sale of the Company's Wireless Operations. Parent and the Company shall cooperate and use their best efforts to enter into an agreement with an appropriate third party to sell the Company's wireless operations (pursuant to a sale of all or substantially all of the assets of such operations) on terms and conditions acceptable to Parent and the Company, the consummation of such sale being contingent upon the consummation of the Merger.

                                 ARTICLE VII --

                    CONDITIONS TO CONSUMMATION OF THE MERGER

     7.1 Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) There shall not be in effect any statute, rule, regulation, executive order, decree, ruling or injunction or other order of a court or governmental or regulatory agency of competent jurisdiction directing that the transactions contemplated herein not be consummated; provided, however, that prior to invoking this condition each party shall use all commercially reasonable efforts to have any such decree, ruling, injunction or order vacated.

          (b) All governmental consents, orders and approvals legally required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and be in effect at the Effective Time, and the waiting periods under the HSR Act shall have expired or been terminated.

          (c) Company Shareholder Approval shall have been obtained.

          (d) Parent Shareholder Approval shall have been obtained in accordance with applicable law, the Nasdaq and Parent's Articles of Incorporation.

          (e) The shares of Parent Common Stock issuable in connection with the Merger shall have been approved for trading on the Nasdaq, subject to official notice of issuance.

          (f) The Registration Statement shall have become effective under the Securities Act, and all post-effective amendments shall have been declared effective or shall have been withdrawn; and no stop order suspending the effectiveness thereof shall have been issued and no proceedings for that purpose shall have been initiated or, to the knowledge of the parties, threatened by the SEC.

          (g) There shall have been obtained any and all material permits, approvals and consents of securities or "blue sky" authorities of any jurisdiction that are necessary so that the consummation of the Merger and the transactions contemplated thereby will be in compliance with applicable laws, the failure to comply with which would have a Parent Material Adverse Effect.

          (h) In the absence of a Reverse Merger Circumstance, the Company and Parent shall have received the Tax Opinion.

     7.2 Conditions to the Company's Obligations to Effect the Merger. The obligations of the Company to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following additional conditions:

          (a) The representations and warranties of Parent and Newco contained in this Agreement shall be true and correct (in all material respects, in the case of representations and warranties not already qualified as to materiality by their terms) at and as of the Effective Time as though made on and as of such date (except (i) for changes specifically permitted by this Agreement and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), and the Company shall have received a certificate of the President or a Vice President of Parent to the foregoing effect.

          (b) Parent and Newco shall have performed and complied with in all material respects their obligations under this Agreement to be performed or complied with on or prior to the Effective Time, and the Company shall have received a certificate of the President or a Vice President of Parent to the foregoing effect.

          (c) There shall have been no Parent Material Adverse Effect since November 21, 2001.

          (d) Parent shall have increased the number of its Board of Directors to include John R. Bentz as a Class A Director. Such person so appointed shall serve until such time as his successor has been duly elected, qualified, or appointed. Parent's Board of Directors shall nominate Mr. Bentz for reelection in 2002 as a Class A Director, and support his reelection at Parent's 2002 annual meeting of shareholders.

     7.3 Conditions to Parent's and Newco's Obligations to Effect the
Merger. The obligations of Parent and Newco to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following additional conditions:

          (a) The representations and warranties of the Company contained in this Agreement shall be true and correct (in all material respects, in the case of representations and warranties not already qualified as to materiality by their terms) at and as of the Effective Time as though made on and as of such date (except (i) for changes specifically permitted by this Agreement and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), and Parent shall have received a certificate of the President or a Vice President of the Company to the foregoing effect.

          (b) The Company shall have performed and complied with in all material respects its obligations under this Agreement to be performed or complied with on or prior to the Effective Time, and Parent shall have received a certificate of the President or a Vice President of the Company to the foregoing effect.

          (c) No Distribution Date (as defined in the Company Rights Agreement) shall have occurred.

          (d) All of the Company's Preferred Stock shall have been redeemed or converted into shares of the Company's Common Stock in accordance with the provisions of Sections 5, 7 and 11 of such Preferred Stock, and on terms and conditions reasonably satisfactory to Parent.

          (e) The Company shall have delivered to Parent agreements in the form of Exhibit D ("COMPANY AFFILIATE AGREEMENTS") executed by each person who could reasonably be deemed to be an "affiliate" of the Company (as that term is used in Rule 145 of the Securities Act).

          (f) There shall have been no Company Material Adverse Effect since November 21, 2001.

                                ARTICLE VIII --

                         TERMINATION; AMENDMENT; WAIVER

     8.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by the mutual written consent of Parent and the Company.

     8.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned by Parent or the Company if (a) any court of competent jurisdiction in the United States or some other governmental body or regulatory authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable, (b) the Company Shareholder Approval shall not have been received at the Company Shareholders Meeting duly called and held, (c) the Parent Shareholder Approval shall not have been received at the Parent Shareholder Meeting duly called and held, or (d) the Effective Time shall not have occurred on or before August 31, 2002, unless otherwise extended in accordance with the terms of this Agreement (the "TERMINATION DATE"); provided that the right to terminate this Agreement pursuant to this
Section 8.2(iii) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement results in such failure to close.

     8.3 Termination by Parent. This Agreement may be terminated by Parent prior to the Effective Time, if (a) the Company shall have failed to perform in any material respect any of its material obligations under this Agreement to be performed at or prior to such date of termination, which failure is not cured, or is incapable of being cured, within 30 days after the receipt by the Company of written notice of such failure, (b) any representation or warranty of the Company contained in this Agreement shall not be true and correct as of the Effective Time (in all material respects in the case of representations and warranties not already qualified as to materiality by their terms and except for changes permitted by this Agreement and those representations which address matters only as of a particular date shall remain true and correct as of such date and except, in any case, such failures to be true and correct which are not reasonably likely to have a Company Material Adverse Effect); provided that such failure is not cured, or is incapable of being cured, within 30 days after the receipt by the Company of written notice of such failure or (c) the Company breaches the provisions of Section 6.3 or the Board of Directors of the Company withholds, withdraws or materially modifies or amends its recommendation of this Agreement or the Merger.

     8.4 Termination by the Company. This Agreement may be terminated by the Company and the Merger may be abandoned through a resolution adopted by its Board of Directors at any time prior to the Effective Time if (a) Newco or Parent shall have failed in any material respect any of their material obligations under this Agreement to be performed at or prior to such date of termination, which failure to perform is not cured, or is incapable of being cured, within 30 days after the receipt by Parent of written notice of such failure; (b) any representation or warranty of Newco or Parent contained in this Agreement shall not be true and correct as of the Effective Time (in all material respects, in the case of representations and warranties not already qualified as to materiality by their terms and except for changes permitted by this Agreement and those representations which address matters only as of a particular date shall remain true and correct as of such date and except, in any case, such failures to be true and correct which are not reasonably likely to have a Parent Material Adverse Effect); provided that such failure to be true and correct is not cured, or is incapable of being cured, within 30 days after receipt by Parent of written notice of such failure; (c) the volume weighted average of the per share sales price (excluding after-market trading) for Parent Stock, calculated to two decimal places, for any consecutive ten (10) days during which trading in Parent Stock occurs after November 21, 2001 is less than $8.00, provided the Company exercises such termination right within two (2) business days after the end of the applicable ten trading day period; or (d) the Board of Directors of the Company withholds, withdraws or materially modifies or changes its recommendation of this Agreement or the Merger if there exists at such time a proposal or offer for a Competing Transaction that constitutes a Superior Competing Transaction; provided that the Company may not terminate this Agreement pursuant to this Section 8.4(d) unless and until (i) ten (10) business days have elapsed following delivery to Parent of written notice of such determination by the Board of Directors and during such ten (10) business day period the Company has given Parent reasonable opportunity to discuss with the Company the Superior Competing Transaction and any proposed amendments to this Agreement; (ii) at the of end such ten (10) business day period the Superior Competing Transaction continues to be such (taking into consideration any modifications to the terms hereof proposed by Parent) and the Board of Directors confirms its determination, after consultation with its counsel and its independent financial advisor, that it is a Superior Competing Transaction, and
(iii) it shall be a condition to termination pursuant to this Section 8.4(d) that the Company shall have made the payment to Parent required by Section 8.5(b).

     8.5 Effect of Termination.

     (a) In the event of the termination and abandonment of this Agreement pursuant to Article VIII, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or shareholders, other than the provisions of this Section
8.5 and the provisions of Sections 9.1 and 9.2 and the last two sentences of
Section 6.3. Nothing contained in this Section 8.5 (except for Section 8.5(c)) shall relieve any party from liability for any willful breach of any covenant or other agreement contained in this Agreement.

     (b) In the event of termination of this Agreement without consummation of the transactions contemplated hereby:

          (i) (A) by Parent pursuant to Section 8.3(c) or

              (B) by the Company pursuant to Section 8.4(d), then the Company shall make payment to Parent by wire transfer of immediately available funds of a fee in the amount equal to $10,000,000 (the "TERMINATION FEE"), such amount to constitute liquidated (and exclusive) damages, in the case of clause (i)(A) above, within two business days following such termination, or, in the case of clause (i)(B) above, concurrently with such termination;

          (ii) by either Parent or the Company pursuant to Section 8.2(b) if prior to such termination the Company receives a proposal or offer for a Superior Competing Transaction, then the Company shall make payment to Parent by wire transfer of immediately available funds in an amount equal to Parent's documented expenses incurred in connection with the transactions contemplated by this Agreement ("PARENT'S EXPENSES") within five business days following receipt of such documentation; and further, if, within nine months after the termination of this Agreement pursuant to this Section 8.5(b)(ii) the Company enters into a definitive agreement in respect of, or approves or recommends any Competing Transaction or agrees or resolves to do the foregoing, then the Company shall make payment to Parent by wire transfer of immediately available funds in an amount equal to the Termination Fee less Parent's Expenses not later than the earliest of the date of such definitive agreement, approval, recommendation, agreement or resolution; or

          (iii) by the Company pursuant to Section 8.4(c), then the Company shall make payment to Parent by wire transfer of immediately available funds in an amount equal to Parent's Expenses within five (5) business days following receipt of appropriate documentation.

     (c) Notwithstanding anything herein to the contrary, in the event of any termination of this Agreement by the Company solely under clause (a) or (b) of
Section 8.4 (at a time when there is no other basis for any party to terminate), then Parent shall pay the Company $10,000,000 within two business days following such termination, by wire transfer of immediately available funds, such amount to constitute liquidated (and exclusive) damages for the breach or breaches giving rise to such termination.

     8.6 Extension; Waiver. At any time prior to the Effective Time, each of Parent, Newco and the Company may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto or (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of either party hereto to any such extension or waiver shall be valid only if set forth in any instrument in writing signed on behalf of such party. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                 ARTICLE IX --

                           MISCELLANEOUS AND GENERAL

     9.1 Payment of Expenses. Whether or not the Merger shall be consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby, provided that the Surviving Corporation shall pay, with funds of the Company and not with funds provided by any of Parent Companies, any and all property or transfer taxes imposed on the Surviving Corporation.

     9.2 Survival of Representations and Warranties; Survival of Confidentiality. The representations and warranties made herein shall not survive beyond the earlier of (a) termination of this Agreement or (b) the Effective Time. This Section 9.2 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time. The Confidentiality Agreements shall survive any termination of this Agreement, and the provisions of such Confidentiality Agreements shall apply to all information and material delivered by any party hereunder.

     9.3 Modification or Amendment. Subject to the applicable provisions of the PBCL, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that after approval of this Agreement by the shareholders of the Company, no amendment shall be made which changes the consideration payable in the Merger or adversely affects the rights of the Company's shareholders hereunder without the approval of such shareholders.

     9.4 Waiver of Conditions. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

     9.5 Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

     9.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the principles of conflicts of law thereof.

     9.7 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other parties shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile transmission (with a confirming copy sent by overnight courier), as follows:

        (a) If to the Company, to

          Conestoga Enterprises, Inc.
          202 East First Street
          Birdsboro, PA 19508
          Attention: Albert H. Kramer, President
          (610) 582-5604 (telephone)
          (610) 582-6338 (telecopier)

          with copies to:

          Barley, Snyder, Senft & Cohen, LLC
          501 Washington Street
          Reading, PA 19603
          Attention: John S. Hibschman, Esquire
          (610) 376-6651 (telephone)
          (610) 376-5243 (telecopier)

          and

          Barley, Snyder, Senft & Cohen, LLC
          126 East King Street
          Lancaster, PA 17602
          Attention: Paul G. Mattaini, Esquire
          (717) 299-1519 (telephone)
          (717) 291-4660 (telecopier)

        (b) If to Parent or Newco, to

            Attention: Anne B. Sweigart, Chairman & President
           D&E Communications, Inc.
           124 East Main Street
           P.O. Box 458
           Ephrata, PA 17522
           (717) 733-4101 (telephone)
           (717) 733-7461 (telecopier)

           with copies to:

           Attention: G. William Ruhl, Chief Executive Officer
           D&E Communications, Inc.
           124 East Main Street
           P.O. Box 458
           Ephrata, PA 17522
           (717) 733-4101 (telephone)
           (717) 733-7461 (telecopier)

           and

           Attention: Timothy Maxwell, Esquire
           Morgan, Lewis & Bockius LLP
           1701 Market Street
           Philadelphia, PA 19103
           (215) 963-5000 (telephone)
           (215) 963-5299 (telecopier)

or to such other persons or addresses as may be designated in writing by the party to receive such notice.

     9.8 Entire Agreement; Assignment. This Agreement (including the documents and the instruments referred to herein) and the Confidentiality Agreements (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof, and (b) shall not be assigned by operation of law or otherwise.

     9.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, other than the right to receive the consideration payable in the Merger pursuant to Article III hereof following the Effective Time, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided, however, that the provisions of Section 6.6 shall inure to the benefit of and be enforceable by the Indemnified Parties.

     9.10 Certain Definitions.

     (a) As used herein:

          (i) "COMPANY MATERIAL ADVERSE EFFECT" shall mean any adverse change in the financial condition, business, assets or results of operations of the Company or any of its subsidiaries which is material to the Company or any of its Significant Subsidiaries, taken as a whole, excluding any changes or effects (A) resulting from general changes in economic, market, regulatory or political conditions or changes in conditions generally applicable to the industries in which the Company and its subsidiaries are involved, (B) resulting from the execution of this Agreement or the transactions contemplated hereby, or (C) identified in the Company's 2000 or 2001 operating and capital budget, as amended, and other forecasted financial information, in each case in the form furnished to Parent in writing prior to the date hereof.

          (ii) "PARENT MATERIAL ADVERSE EFFECT" shall mean any adverse change in the financial condition, business, assets or results of operations of Parent or any of its Significant Subsidiaries which is material to Parent and its subsidiaries, taken as a whole, excluding any changes or effects
     (A) resulting from general changes in economic, market, regulatory or political conditions or changes in conditions generally applicable to the industries in which Parent and its subsidiaries are involved, (B) resulting from the execution of this Agreement or the transactions contemplated hereby, or (C) identified in Parent's 2000 or 2001 operating and capital budget, as amended, and other forecasted financial information, in each case in the form furnished to the Company in writing prior to the date hereof.

          (iii) "SIGNIFICANT SUBSIDIARY" shall have the meaning ascribed to it under Rule 1-02 of Regulation S-X of the SEC.

          (iv) "SUBSIDIARY" shall mean, when used with reference to any entity, any corporation a majority of the outstanding voting securities of which are owned directly or indirectly by such former entity.

     (b) The following capitalized terms defined elsewhere in this Agreement are defined in the sections indicated below.

TERM                                                            SECTION
----                                                            -------
Aggregate Consideration.....................................           3.5
Agreement...................................................  Introduction
Board of Directors..........................................      Recitals
Cash Consideration..........................................           3.1
Cash Consideration Cap......................................           3.1
Cash Election...............................................           3.2
Cash/Stock Election.........................................           3.2
Ceiling Market Price........................................           3.1
Certificates................................................           3.1
Claim.......................................................           6.7
Closing.....................................................           1.4
Closing Market Price........................................           3.1
Co-Bank Commitment Letter...................................      Recitals
Code........................................................      Recitals
Company.....................................................  Introduction
Company Affiliate Agreements................................           7.3
Company Affiliates..........................................          4.23
Company Beneficiary.........................................          4.10
Company Benefit Plans.......................................          4.10
Company Common Stock........................................           4.2
Company ERISA Affiliate.....................................          4.10
Company Material Adverse Effect.............................          9.10
Company Material Contracts..................................          4.21
Company Option..............................................          3.10
Company Option Plan.........................................          3.10
Company Preferred Stock.....................................           4.2
Company Representatives.....................................           6.3
Company Right...............................................           3.1
Company Rights Agreement....................................           3.1
Company SEC Reports.........................................           4.5
Company Shareholder Approval................................           4.4
Company Shareholders Meeting................................          6.10
Company Shares..............................................           3.1

TERM                                                            SECTION
----                                                            -------
Competing Transaction.......................................           6.3
Confidentiality Agreements..................................           6.5
Contract Employees..........................................           6.8
Contracts...................................................          4.21
Conversion Ratio............................................           3.1
Distribution Date...........................................          4.14
DOL.........................................................          4.10
Effective Time..............................................           1.2
Election....................................................           3.2
Election Deadline...........................................           3.2
Employment Obligations......................................           6.8
Environmental Laws..........................................          4.11
ERISA.......................................................          4.10
Exchange Act................................................          3.11
Exchange Agent..............................................           3.2
FCC.........................................................           4.4
FCC Rules...................................................           4.4
Fixed Price Parent Stock Range..............................           3.1
Floor Market Price..........................................           3.1
Form of Election............................................           3.2
GAAP........................................................           4.5
Governmental Authority......................................          4.11
HSR Act.....................................................           4.4
Indemnified Parties.........................................           6.7
IRS.........................................................          4.10
Joint Proxy Statement.......................................           6.9
Laws........................................................          4.13
Licenses....................................................          4.24
Liens.......................................................          4.26
Maximum Cash Percentage.....................................           3.3
Merger......................................................           1.1
Merger Consideration........................................           3.1
Nasdaq......................................................           3.1
Newco.......................................................  Introduction
Newco Common Stock..........................................           3.4
Non-Electing Company Share..................................           3.3
Order.......................................................          4.13
Outstanding Shares..........................................           3.1
Parent......................................................  Introduction
Parent Affiliates...........................................          5.19
Parent Beneficiary..........................................          5.10
Parent Benefit Plans........................................          5.10
Parent Common Stock.........................................           5.2
Parent Companies............................................           3.1
Parent ERISA Affiliate......................................          5.10
Parent Material Adverse Effect..............................          9.10
Parent Options..............................................          3.10
Parent SEC Reports..........................................           5.5

TERM                                                            SECTION
----                                                            -------
Parent's Expenses...........................................           8.5
Parent Shareholder Approval.................................           5.4
Parent Shareholders Meeting.................................          6.10
Parent Stock................................................           3.1
Parent Stock Consideration..................................           3.1
Parent Stock Consideration Cap..............................           3.1
PBCL........................................................      Recitals
PCBs........................................................          4.11
Permits.....................................................          4.11
PPUC........................................................           4.4
PPUC Rules..................................................           4.4
Price Determination Period..................................           3.1
Redemption Amount...........................................           1.1
Registration Statement......................................           6.9
Regulated Materials.........................................          4.11
Release.....................................................          4.11
Reorganization Assumption...................................          6.11
Representatives.............................................           6.5
Reverse Merger Circumstance.................................           1.1
SEC.........................................................      Recitals
Securities Act..............................................          4.25
Shareholders Meetings.......................................          6.10
Stock Election..............................................           3.2
Subsidiary..................................................          9.10
Significant Subsidiary......................................          9.10
Superior Competing Transaction..............................           6.3
Surviving Corporation.......................................           1.1
Tax Opinion.................................................          6.11
Tax Return..................................................           4.9
Tax, Taxes..................................................           4.9
Termination Date............................................           8.2
Termination Fee.............................................           8.5
Third Party.................................................           6.3
Treasury Shares.............................................           3.1
Unadjusted Cash Election Amount.............................         3.3(f)
Unadjusted Stock Election Number............................         3.3(d)
VoiceStream.................................................      Recitals
VoiceStream Wireless Agreement..............................      Recitals
Voting Agreements...........................................      Recitals
Wireless 8-K................................................      Recitals

     9.11 Obligation of Parent. Whenever this Agreement requires Newco to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Newco to take such action and a guarantee of the performance thereof.

     9.12 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

     9.13 Captions. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

                                          CONESTOGA ENTERPRISES, INC.

                                          By:     /s/ ALBERT H. KRAMER
                                            ------------------------------------
                                            Name:  Albert H. Kramer
                                            Title:   President

                                          and

                                          By:       /s/ JOHN R. BENTZ
                                            ------------------------------------
                                            Name:  John R. Bentz
                                            Title:   Chairman

                                          D&E COMMUNICATIONS, INC.

                                          By:     /s/ ANNE B. SWEIGART
                                            ------------------------------------
                                            Name:  Anne B. Sweigart
                                            Title:   Chairman & President

                                          D&E ACQUISITION CORP.

                                          By:      /s/ G. WILLIAM RUHL
                                            ------------------------------------
                                            Name:  G. William Ruhl
                                            Title:   President

                         PAGE INTENTIONALLY LEFT BLANK

                                                                         Annex B

[LEGG MASON LETTERHEAD]

November 19, 2001

Board of Directors
Conestoga Enterprises, Inc.
202 East First Street
Birdsboro, PA 19508

Attention:  John R. Bentz
          Chairman of the Board

     We have been advised that Conestoga Enterprises, Inc. ("Conestoga" or the "Company") is considering entering into an Agreement and Plan of Merger (the "Agreement") with D&E Communications, Inc. ("D&E") and D&E Acquisition Corp. ("Merger Sub"), pursuant to which the Company will be merged (the "Merger") with and into Merger Sub and each outstanding share of common stock, par value $1.00 per share, of the Company (each a "Share") will be converted into the right to receive, at the option of the holder thereof (i) the number of shares of common stock, par value $.16 per share, of D&E ("D&E Stock") equal to the Conversion Ratio (as defined in the Agreement), provided, however, that the Conversion Ratio will not exceed 2.5385 nor be less than 1.4348 (the "Stock Consideration") or (ii) $33 in cash (the "Cash Consideration"), subject to certain procedures and limitations contained in the Agreement, as to which procedures and limitations we are expressing no opinion, including that the aggregate number of Shares to be converted into the right to receive the Cash Consideration shall not exceed 55 percent of the aggregate number of Shares outstanding. The combination of Stock Consideration and Cash Consideration to be paid by D&E pursuant to the Agreement is referred to as the "Merger Consideration."

     You have requested our opinion, as investment bankers, as to whether the Merger Consideration is fair to the holders of Shares, from a financial point of view.

     For purposes of rendering this opinion, we have, among other things:

     (i) reviewed and analyzed the November 16, 2001 draft copy of the Agreement presented to the Board of Directors of Conestoga (the "Board");

     (ii) reviewed and analyzed the audited consolidated financial statements of Conestoga contained in its Form 10-K for the fiscal year ended December 31, 2000 and the unaudited consolidated financial statements of Conestoga contained in its Form 10-Q for the quarter ended September 30, 2001;

     (iii) reviewed and analyzed the audited consolidated financial statements of D&E contained in its Form 10-K for the fiscal year ended December 31, 2000 and unaudited consolidated financial statements of D&E contained in its Form 10-Q for the quarter ended September 30, 2001;

     (iv) reviewed the reported prices and trading activity of the publicly-traded securities of Conestoga and D&E;

     (v) reviewed and analyzed certain other publicly available information concerning Conestoga and D&E;

     (vi) reviewed certain non-publicly available information concerning Conestoga and D&E furnished to us by the senior managements of Conestoga and D&E;

     (vii) held meetings and discussions with members of senior management of Conestoga and D&E regarding their assessments of the strategic rationales for, and the potential benefits of, the Merger and the operations, financial condition and future prospects of their respective companies;

     (viii) analyzed certain publicly available information concerning the terms of selected merger and acquisition transactions that we considered relevant to our inquiry;

Board of Directors
Conestoga Enterprises, Inc.
November 19, 2001
Page  2

     (ix) reviewed and analyzed certain publicly available financial and stock market data relating to selected public companies that we deemed relevant to our inquiry; and

     (x) conducted such other financial studies, analyses and investigations and considered such other information as we deemed necessary or appropriate for purposes of our opinion.

     In connection with our review, we have assumed and relied upon the accuracy and completeness of all financial and other information supplied to us by Conestoga and D&E or publicly available, and we assume no responsibility for the independent verification of such information. We have further relied upon the assurances of management of Conestoga and D&E that they are unaware of any facts that would make such information incomplete or misleading. We also have relied upon the respective managements of Conestoga and D&E as to the reasonableness and achievability of any financial projections (and the assumptions and bases therein) furnished to us by Conestoga and D&E and we have assumed that any such projected financial information has been reasonably prepared on bases reflecting the best currently available estimates and judgments of management as to the future operating performance of Conestoga and D&E. We have further assumed that the Merger will qualify as a tax-free reorganization for U.S. federal income tax purposes.

     We have not been requested to make, and have not made, an independent appraisal or evaluation of the assets, properties or liabilities of Conestoga. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies and assets may actually be sold. Because such estimates are inherently subject to uncertainty, Legg Mason assumes no responsibility for their accuracy. Further, this opinion is based upon prevailing market conditions and other circumstances and conditions existing and disclosed to us on the date hereof. It is understood that subsequent developments may affect the conclusions reached in this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

     We have assumed that in connection with the receipt of all the necessary regulatory and other approvals for the Merger, no restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the Merger. In addition, we have assumed that the definitive Agreement will not differ materially from the draft we reviewed. We have also assumed that the Merger will be consummated substantially on the terms and conditions described in the Agreement, without any waiver of material terms or conditions by the Company. We are not expressing any opinion herein as to the prices or volume at which D&E Stock will trade following the announcement or consummation of the Merger.

     In the past, Legg Mason has provided investment banking services to Conestoga and received customary fees for our services. In the ordinary course of our business, we make a market in the equity securities of Conestoga and may at any time hold a long or short position in such securities.

     We have acted as financial advisor to the Board and will receive a fee for our services, a substantial portion of which is dependent upon the consummation of the Merger. In addition, Conestoga has agreed to indemnify us for certain liabilities arising out of our engagement. It is understood that this letter is for the information of, and directed to, the Board in its evaluation of the Merger and the opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote on the Merger or the form of consideration any shareholder should request to receive in such Merger. In addition, this letter does not constitute a recommendation of the Merger over any other alternative transaction which may be available to the Company and does not address the underlying business decision of the Board to proceed with or effect the Merger. This letter is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purpose, without the prior written consent of Legg Mason; provided that this opinion may be included in its entirety in any filing made by the Company with the Securities and Exchange Commission with respect to the Merger.

Board of Directors
Conestoga Enterprises, Inc.
November 19, 2001
Page  3

     Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration is fair to the holders of Shares, from a financial point of view.

Very truly yours,

/s/ LEGG MASON WALKER WOOD, INCORPORATED

                         PAGE INTENTIONALLY LEFT BLANK

                                                                         Annex C

[JEFFERIES LETTERHEAD]

                               November 21, 2001

The Board of Directors
The Special Transaction Committee of the Board of Directors
D&E COMMUNICATIONS, INC.
Brossman Business Complex
124 East Main Street
P.O. Box 458
Ephrata, PA 17522

Attention:  Mrs. Anne B. Sweigart
          Chairman & President

Mrs. Sweigart and Gentlemen:

     This letter confirms the oral opinion we delivered to the Board of Directors on November 19, 2001 and confirmed to the Special Transaction Committee of the Board of Directors on November 21, 2001.

     You have advised us that D&E Communications, Inc. ("D&E" or the "Company") and its wholly-owned subsidiary, D&E Acquisition Corp., propose to enter into an Agreement and Plan of Merger (the "Merger Agreement") with Conestoga Enterprises, Inc. ("Conestoga" or the "Target") providing for the acquisition by D&E of Conestoga in a cash election merger transaction (the "Transaction"). You have requested Jefferies & Company, Inc.'s ("Jefferies") Opinion (the "Opinion") as to whether the Transaction is fair, from a financial point of view, to the Company.

     In conducting our review and analysis and in arriving at the Opinion, we have, with the Company's permission, assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial and other information provided to us by the Company. Furthermore, all budgets with respect to the Target's operations contained herein have been provided to Jefferies by the management of the Target. The estimates and budgets may or may not be achieved and differences between anticipated results and those actually achieved may be material. With respect to the above noted historical financial information, the management of the Company and Target have advised us that such information has been reasonably prepared and reflects such management's best currently available estimates and judgments, and you have instructed us to rely on such information in rendering the Opinion. We have not conducted a physical inspection of any of the properties or facilities of the Company or Target, nor have we made or considered any independent evaluations or appraisals of any of such properties or facilities. This Opinion is expressly conditioned upon such information (whether written or oral) being complete, accurate and fair in all respects. With respect to the financial models and budgets provided to and examined by us, we note that projecting future results of any company is inherently subject to uncertainty. You have informed us, however, and we have assumed, that such models and budgets were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the respective managements of the Company and the Target as to the performance of each of them. Although such models and budgets did not form the principal basis for our opinion, but rather constituted one of many items that we employed, changes to such models and budgets could affect the opinion rendered herein.

     Accordingly, Jefferies' analyses must be considered as a whole. Considering any portion of such analyses or the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusions expressed herein. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof. This Opinion may not be disclosed publicly in any manner without our prior written approval. In furnishing this Opinion, we do not admit that we are experts within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

THE BOARD OF DIRECTORS
D&E COMMUNICATIONS, INC.
November 21, 2001
Page  2

     In conducting our analysis and rendering the Opinion as expressed herein, we have considered such financial and other factors as we have deemed appropriate under the circumstances, including: (i) the terms of the Transaction as set forth in the Merger Agreement and the other agreements describing the Transaction; (ii) the historical and current financial condition and results of operations of the Company and the Target, including certain public filings of the Company and Target; (iii) certain non-public financial and non-financial information prepared by the Company and Target provided to us for our analysis;
(iv) published information regarding the financial performance and operating characteristics of a selected group of companies that we deemed comparable to the Target; (v) the business prospects of the Company considering its current capital structure and after giving effect to the Transaction; (vi) the historical and current market price of the Company's and Target's common stock;
(vii) publicly available industry data we considered relevant to our inquiry;
(viii) the terms, to the extent publicly available, of telecommunications transactions that we believe to be comparable to the Transaction; (ix) the value of certain intangible benefits that may accrue to the Company as a result of the Transaction; (x) the financing alternatives (other than the Transaction) currently available to the Company and its current liquidity; (xi) market prices of the Company's and Target's Common Stock and (xii) such other factors as we deemed relevant to the Opinion. In addition, we have taken into account general economic, monetary, political and market conditions as well as our experience with similar transactions and the valuation of similar securities. The Opinion is based on the aforementioned conditions as they exist currently and on November 19 and can be evaluated as of the dates thereof. Existing conditions are subject to rapid and unpredictable change and any such change could impact the Opinion. Our Opinion does not constitute a recommendation of the Transaction over any alternative transactions which may be available to the Company and does not address the Company's underlying business decision to effect the Transaction.

     For purposes of rendering this Opinion and based on your direction and with your consent, Jefferies has assumed that, in all respects material to its analysis, the representations and warranties of the Company and the Target contained in the Merger Agreement are true and correct, the Company and the Target will each perform all of the covenants and agreements to be performed by each of them under the Merger Agreement, and all conditions to the obligations of the Company to consummate the Transaction will be satisfied without any waiver thereof.

     Jefferies will receive (i) a fee of $250,000 payable upon delivery of this Opinion and (ii) a cash fee at the closing of the Transaction. In the ordinary course of Jefferies' business, it actively trades the securities of the Company and the Target for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. In addition to rendering investment banking services to the Company in connection with the Transaction, Jefferies has in the past rendered and continues to render investment banking services to the Company, and has received and will receive customary fees from the Company in connection with such services.

     Based upon and subject to the foregoing, this confirms we are of the Opinion, as investment bankers, that, as of November 19, 2001 and the date hereof, the Transaction is fair, from a financial point of view, to the Company.

THE BOARD OF DIRECTORS
D&E COMMUNICATIONS, INC.
November 21, 2001
Page  3


     This letter is for the information of the Board of Directors of the Company and its Special Transaction Committee. This letter does not constitute a recommendation to any holder of the Company's Common Stock. The Opinion may not be quoted or referred to, in whole or in part, in any public filing or in any written document, or used for any other purpose, without our prior consent.


                                          Very truly yours,

                                          /s/ JEFFERIES & COMPANY, INC.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Subchapter D of Chapter 17 of the Pennsylvania Business Corporation Law of 1988, as amended (the "PBCL") provides in general that a corporation may indemnify any person, including its directors, officers and employees, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (including actions by or in the right of the corporation) by reason of the fact that he or she is or was a representative of or serving at the request of the corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action or proceeding if he or she is determined by the board of directors, or in certain circumstances by independent legal counsel to the shareholders, to have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reason to believe his conduct was unlawful. In the case of actions by or in the right of the corporation, indemnification is not permitted in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation except to the extent a court determines that the person is fairly and reasonably entitled to indemnification. In any case, to the extent that the person has been successful on the merits or otherwise in defense of any claim, issue or matter, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith. Subchapter D of Chapter 17 of the PBCL also provides that the indemnification permitted or required thereby is not exclusive of any other rights to which a person seeking indemnification may be entitled.

     As permitted by the PBCL, D&E Communications' Amended and Restated Articles of Incorporation (the "Articles") provide that D&E Communications shall indemnify and hold harmless to the full extent not prohibited by law, as the same exists or may hereafter be amended, interpreted or implemented (but, in the case of any amendment, only to the extent that such amendment permits D&E Communications to provide broader indemnification rights than D&E Communications is permitted to provide prior to such amendment), each person who was or is made a party or is threatened to be made a party to or is otherwise involved in (as a witness or otherwise) any threatened, pending or completed claim, action, suit, or proceeding, whether civil, criminal, administrative, investigative or other and whether or not by or in the right of the corporation or otherwise (hereinafter, a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the heir, executor, or administrator, is or was a director or officer of D&E Communications or is or was serving at the request of D&E Communications as a director, officer, employee, fiduciary, trustee or other representative of another corporation or of a partnership, joint venture, trust or other enterprise (including without limitation service with respect to employee benefit plans), or where the basis of such proceeding is any alleged action or failure to take any action by any of the foregoing persons while acting in an official capacity as a director or officer of D&E Communications or in any other capacity on behalf of D&E Communications while such person is or was serving as a director or officer of D&E Communications, against all expenses, liability and loss, including but not limited to attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement, whether with or without court approval, actually incurred or paid by such person in connection therewith. Such indemnification includes the right to be paid by D&E Communications the expenses incurred in defending any such proceeding (or part thereof) or in enforcing his or her indemnification rights under the Articles in advance of the final disposition thereof promptly after receipt by D&E Communications of a request therefor stating in reasonable detail the expenses incurred, subject to certain conditions to the extent required by law. Persons who are not directors or officers of D&E Communications may be similarly indemnified in respect of service to D&E Communications, or to another such entity at the request of D&E Communications, to the extent the board of directors designates. Under the PBCL, indemnification pursuant to this provision of the Articles is not permitted in any case in which the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. There may be other circumstances where indemnification may not be permitted as a matter of public policy.

     The Articles also provide that to the fullest extent that the laws of the Commonwealth of Pennsylvania, as now in effect or as hereafter amended, permit elimination or limitation of the liability of directors, no director of D&E Communications shall be personally liable for monetary damages as such for any action taken, or any failure to take any action, as a director. Under Section 1713 of the PBCL, the personal liability of a director may not be eliminated or limited if: (1) the director has breached or failed to perform the duties of his office under Subchapter B of Chapter 17 of the PBCL (relating to the fiduciary duties of directors); and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. Furthermore, this limitation on the personal liability of directors of D&E Communications does not apply to:
(1) the responsibility or liability of a director pursuant to any criminal statute; or (2) the liability of a director for the payment of taxes pursuant to local, state or federal law.

     The Articles also provide that D&E Communications may purchase and maintain insurance on behalf of any person who is or was a director, officer or representative of D&E Communications, or is or was serving at the request of D&E Communications as a representative of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person or incurred by such person in any such capacity, or arising out of his or her status as such, whether or not D&E Communications has the power to indemnify such person against such liability under the laws of this or any other state. D&E Communications may create a fund, of any nature, which may, but need not, be under the control of a trustee, or otherwise secure or insure in any manner its indemnification obligations arising under the Articles or otherwise. D&E Communications and its subsidiaries also carry insurance for their officers and directors against certain liabilities which they might incur as directors or officers of D&E Communications or of any other organization which they serve at D&E Communications' request, including certain liabilities under the Securities Act of 1933, as amended (the "Securities Act").

     Insofar as indemnification by D&E Communications for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of D&E Communications pursuant to the foregoing provisions, D&E Communications has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits.


EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
2.1       Amended and Restated Agreement and Plan of Merger, by and
          among D&E Communications, Inc., D&E Acquisition Corp. and
          Conestoga Enterprises, Inc., dated as of January 9, 2002.(1)
5.1*      Opinion of Morgan, Lewis & Bockius LLP as to the validity of securities being registered.
8.1       Opinion of Morgan, Lewis & Bockius LLP as to the United
          States federal income tax consequences of the merger.
23.1      Consent of PricewaterhouseCoopers LLP
23.2      Consent of PricewaterhouseCoopers SpA
23.3      Consent of Beard Miller Company LLP
23.4      Consent of Legg Mason Wood Walker, Incorporated
23.5      Consent of Jefferies & Company, Inc.
23.6      Consent of Morgan, Lewis & Bockius LLP (included in its
          opinions filed as Exhibit 8.1 and Exhibit 5.1).
24.1      Power of Attorney (included on the signature page of this
          Registration Statement).
99.1      Form of Proxy for Annual Meeting of Shareholders of D&E
          Communications, Inc.
99.2      Form of Participants' Direction for participants in the
          Denver and Ephrata Telephone and Telegraph Company Employee
          Stock Ownership Plan.
99.3      Form of Proxy for Special Meeting of Shareholders of
          Conestoga Enterprises, Inc.
99.4      Election Form/Letter of Transmittal.

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
99.5      Opinion of Legg Mason Wood Walker, Incorporated.(2)
99.6      Opinion of Jefferies & Company, Inc.(3)


---------------

 *  To be filed by amendment.

(1) Included as Annex A to the accompanying Joint Proxy Statement/Prospectus which is part of this registration statement on Form S-4 and previously filed as Exhibit 2.1 to D&E Communications' Current Report on Form 8-K filed with the Commission on January 9, 2002.

(2) Included as Annex B to the accompanying Joint Proxy Statement/Prospectus which is part of this registration statement on Form S-4.

(3) Included as Annex C to the accompanying Joint Proxy Statement/Prospectus which is part of this registration statement on Form S-4.

(b) Financial Statement Schedules.

     All schedules are omitted because they are not applicable or because the required information is contained in the financial statements, including the notes thereto, included in reports filed with the Securities and Exchange Commission and incorporated by reference into this registration statement.

ITEM 22.  UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if a post-effective amendment to the registration statement is filed on Form S-8, and the information thereafter required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (6) That every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed after the effective date of the registration statement through the date of responding to the request.

     (8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Ephrata, Commonwealth of Pennsylvania on March 27, 2002.


                                          D&E COMMUNICATIONS, INC.

                                          By:     /s/ ANNE B. SWEIGART
                                            ------------------------------------
                                                      Anne B. Sweigart
                                                   Chairman and President

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below in so signing also makes, constitutes and appoints G. William Ruhl and Thomas E. Morell, and each of them acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments and post-effective amendments to this registration statement, and including any registration statement for the same offering that is to be effective upon filing, pursuant to Rule 462(b) under the Securities Act of 1933, with all exhibits thereto and other documents in connection therewith and to file any and all of the same, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                        SIGNATURE                                 CAPACITY                     DATE
                        ---------                                 --------                     ----
                   /s/ ANNE B. SWEIGART               Chairman, President and Director    March 27, 2002
        ------------------------------------------
                     Anne B. Sweigart

                            *                         Vice Chairman, Senior Executive     March 27, 2002
        ------------------------------------------      Vice President and Director
                     Robert M. Lauman

                            *                        Chief Executive Officer (Principal   March 27, 2002
        ------------------------------------------    Executive Officer) and Director
                     G. William Ruhl

                   /s/ THOMAS E. MORELL               Vice President, Chief Financial     March 27, 2002
        ------------------------------------------    Officer and Treasurer (Principal
                     Thomas E. Morell                 Financial Officer and Principal
                                                            Accounting Officer)

                            *                          Vice President, Secretary and      March 27, 2002
        ------------------------------------------                Director
                    W. Garth Sprecher

                            *                                     Director                March 27, 2002
        ------------------------------------------
                      D. Mark Thomas

                        SIGNATURE                                 CAPACITY                     DATE
                        ---------                                 --------                     ----

                            *                                     Director                March 27, 2002
        ------------------------------------------
                     Paul W. Brubaker

                            *                                     Director                March 27, 2002
        ------------------------------------------
                    Ronald E. Frisbie

                            *                                     Director                March 27, 2002
        ------------------------------------------
                        John Amos

                            *                                     Director                March 27, 2002
        ------------------------------------------
                    Thomas H. Bamford

                  /s/ ROBERT A. KINSLEY                           Director                March 27, 2002
        ------------------------------------------
                    Robert A. Kinsley

                            *                                     Director                March 27, 2002
        ------------------------------------------
                   Steven B. Silverman



*By Thomas E. Morell as attorney-in-fact.